As filed with the Securities and Exchange Commission on November 21, 2001
                                                    Registration No. ___________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      -------------------------------------

                         FIRSTFED AMERICA BANCORP, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                             6035                         04-3331237

(State or Other Jurisdiction of     (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)       Classification Code Number)        Identification Number)


                                ONE FIRSTFED PARK
                          Swansea, Massachusetts 02777
                                 (508) 679-8181

               (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

                                Robert F. Stoico
                 Chairman, President and Chief Executive Officer
                                ONE FIRSTFED PARK
                          Swansea, Massachusetts 02777
                                 (508) 679-8181

            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

             ------------------------------------------------------

                                   Copies to:

Lawrence M.F. Spaccasi, Esq.                       Eric R. Fischer, Esq.
Muldoon Murphy & Faucette LLP                      Goodwin Procter LLP
5101 Wisconsin Avenue, N.W.                        Exchange Place
Washington, D.C. 20016                             Boston, Massachusetts 02109
(202) 362-0840                                     (617) 570-1000

                   ------------------------------------------

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effectiveness of this Registration Statement and the satisfaction or waiver of all other conditions to the Merger described in the Joint Proxy Statement-Prospectus.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                -------------------------------------------------

                         Calculation of Registration Fee

------------------------------------------------------------------------------------------------------------------
                                                         Proposed             Proposed
                                                         Maximum              Maximum
Title of Each                       Amount               Offering             Aggregate              Amount of
Class of Securities To Be           To Be                 Price               Offering             Registration
Registered                       Registered(1)         Per Share(2)           Price (2)               Fee (2)
------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $0.01 per                   2,390,882                N/A               $28,961,561              $7,241
share ("Common Stock")
----------------------------- ------------------- -------------------- ---------------------- --------------------


(1) Represents the estimated maximum number of shares of Common Stock issuable by FIRSTFED AMERICA BANCORP, INC. ("FIRSTFED") upon the consummation of the merger with People's Bancshares, Inc. and computed based on the estimated maximum number of shares (3,508,366), including shares issuable upon the exercise of outstanding stock options, that may be exchanged for the securities being registered. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions. This number also includes 394,691 additional shares of Common Stock available to be issued to ensure tax-free treatment of the merger transaction or in the event certain adjustments called for in the merger agreement are required before the effective time of the merger.

(2) Pursuant to Rule 457(f)(1), the registration fee for the FIRSTFED common stock is based on the market value of People's Bancshares, Inc. common stock, par value $0.10 per share, on November 14, 2001 ($20.355). Pursuant to Rule 457(f)(3), the cash portion of the merger consideration to be paid by FIRSTFED in connection with the transaction has been deducted from the value of the securities to be received by FIRSTFED in the transaction.

                 ----------------------------------------------


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                 FIRSTFED AMERICA LOGO PEOPLE'S BANCSHARES LOGO

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The boards of directors of FIRSTFED AMERICA BANCORP, INC. and People's Bancshares, Inc. have agreed to a merger of our companies. In the merger, each share of People's common stock will be converted into either $22.00 in cash or
1.2644 shares of FIRSTFED common stock (plus cash instead of any fractional shares). The value of the FIRSTFED common stock will be evaluated during a 20-day measurement period shortly before the closing of the merger. If during this period the average closing price of the FIRSTFED stock declines below $13.92 (causing the value of 1.2644 shares of FIRSTFED stock to be less than $17.60), and the market value of FIRSTFED common stock underperforms the "SNL New England Thrift Index" by more than 15% between September 28, 2001 and the end of the measurement period, People's has the right to terminate the merger. FIRSTFED would have the right to cancel the termination by increasing the number of shares of FIRSTFED stock it is to exchange to a specified level. If the average closing price of FIRSTFED common stock during the measurement period increases to $20.88 or more, the value of the shares of FIRSTFED common stock to be exchanged for each share of People's common stock will be limited to $26.40. FIRSTFED common stock is listed on the American Stock Exchange under the symbol FAB. On _____, 2001, the closing price of FIRSTFED common stock was $_____.

         People's stockholders will be able to elect whether to receive cash and/or FIRSTFED common stock for their shares of People's common stock. Elections will be limited by the requirement that 45% of the shares of People's common stock be exchanged for FIRSTFED common stock. Therefore, the allocation of cash and FIRSTFED common stock that a People's stockholder will receive will depend on the elections of other People's stockholders. The merger will be a tax-free transaction for FIRSTFED stockholders. The federal income tax consequences of the merger to People's stockholders will depend on whether they receive cash or stock in exchange for their shares of People's common stock.

         We cannot complete the merger unless we obtain the necessary government approvals and unless the stockholders of both companies approve the merger agreement. Each of us will hold a meeting of our stockholders to consider and vote on this merger proposal. Whether or not you plan to attend your company's meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the merger and the transactions contemplated by the merger agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote against the merger.

         The places, dates and times of the stockholders meetings are as follows:

         For FIRSTFED stockholders:          For People's stockholders:
         [______]                            Stoneforge Tavern & Publick House
         ______, Rhode Island                90 Paramount Drive
         ______, 2002                        Raynham, Massachusetts
         _.m, local time                     ______, 2002
                                             __.m., local time

         This document contains a more complete description of the stockholders meetings, the terms of the merger and the procedures for electing to receive stock or cash. We urge you to review this entire document carefully. You may also obtain information about FIRSTFED and People's from documents each company has filed with the Securities and Exchange Commission.

         We enthusiastically support the merger and recommend that you vote in favor of the merger.

         Robert F. Stoico                 Richard S. Straczynski
         Chairman, President and Chief    President and Chief Executive Officer
         Executive Officer                People's Bancshares, Inc.
         FIRSTFED AMERICA BANCORP, INC.

--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement - prospectus or determined if this joint proxy statement - prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, the Bank Insurance Fund or any other governmental agency.

--------------------------------------------------------------------------------

              Joint Proxy Statement - Prospectus dated ______, 200_
            and first mailed to stockholders on or about ______, 200_

         This document incorporates important business and financial information about FIRSTFED and People's from documents filed with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the SEC's public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. Reports and other information relating to FIRSTFED are also available at the offices of the American Stock Exchange. Reports and other information relating to People's are also available at the offices of the National Association of Securities Dealers. See "Where You Can Find More Information" on page __.

         You also may request copies of these documents from FIRSTFED and People's. FIRSTFED and People's will provide you with copies of these documents, without charge, upon written or oral request to:

                         FIRSTFED AMERICA BANCORP, INC.
                                ONE FIRSTFED PARK
                          Swansea, Massachusetts 02777
      Attention: Philip G. Campbell, Vice President, Director of Marketing
                            Telephone: (508) 235-1361


                            People's Bancshares, Inc.
                               545 Pleasant Street
                        New Bedford, Massachusetts 02740
                           Attention: Mary Ann Wilson
                            Telephone: (508) 991-2601

         In order to receive timely delivery of the documents in advance of our special meetings of stockholders, you should make your requests no later than ______, 200_.

                         FIRSTFED AMERICA BANCORP, INC.
                                ONE FIRSTFED PARK
                          Swansea, Massachusetts 02777
                                 (508) 235-1361

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         A special meeting of stockholders of FIRSTFED AMERICA BANCORP, INC. will be held at ____________, _________, Rhode Island on _____, _____, 2002, at
_____ _.m., local time, for the following purposes:

         1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of October 1, 2001, by and between FIRSTFED AMERICA BANCORP, INC. and People's Bancshares, Inc., pursuant to which People's will merge with and into FIRSTFED, all on and subject to the terms and conditions contained therein; and

         2. To transact any other business as may properly come before the meeting or any adjournment or postponement.

         Only stockholders of record at the close of business on _____, 200_ will be entitled to notice of and to vote at the meeting and at any adjournment or postponement.

                                        By Order of the Board of Directors



                                        Cecilia R. Viveiros
                                        Corporate Secretary

Swansea, Massachusetts
______, 200___

         FIRSTFED's board of directors unanimously recommends that you vote "FOR" the proposal to approve and adopt the merger agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

                            People's Bancshares, Inc.
                               545 Pleasant Street
                        New Bedford, Massachusetts 02740
                                 (508) 991-2601

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

         Notice is hereby given that a special meeting of stockholders of People's Bancshares, Inc. will be held at Stoneforge Tavern & Publick House, 90 Paramount Drive, Raynham, Massachusetts, at ______, local time, on _______, 200_, for the following purposes:

         1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of October 1, 2001, by and between FIRSTFED AMERICA BANCORP, INC., a Delaware corporation, and People's Bancshares, Inc., a Massachusetts corporation. In the merger, People's will merge with and into FIRSTFED, with FIRSTFED being the surviving corporation, and each outstanding share of People's common stock will be converted into the right to receive, at the election of its holder, either (i) $22.00 in cash or (ii)
              1.2644 shares of FIRSTFED common stock. The merger consideration to be received by holders of People's common stock is subject to adjustment under certain circumstances described in the joint proxy statement - prospectus and in the merger agreement.

         2. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

         Pursuant to People's by-laws, the board of directors has fixed the close of business on _________, 200_ as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

         We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of a majority of the shares of People's common stock outstanding and entitled to vote at the special meeting. This joint proxy statement - prospectus describes the proposed merger and the actions to be taken in connection with the merger. Please give this information your careful attention.

         The People's board of directors recommends that stockholders vote "FOR" the adoption of the merger agreement.

         Please do not send any stock certificates at this time.

         If People's stockholders approve the merger agreement at the special meeting and the merger occurs, any stockholder (1) who files with People's before the vote on the merger agreement written objection to the merger agreement stating that he or she intends to demand payment for his or her shares of People's common stock if the merger occurs and (2) whose shares of People's common stock are not voted in favor of the merger agreement, has the right to demand in writing from FIRSTFED, within 20 days after FIRSTFED mails a written notice that the merger has occurred, payment for his or her shares and an appraisal of the shares' value. FIRSTFED and any such stockholder will, in those cases, have the rights and duties and will be required to follow the procedures set forth in sections 88 to 98, inclusive, of Chapter 156B of the Massachusetts Business Corporation Law, a copy of which is attached as Appendix E to this joint proxy statement - prospectus.

                                             By Order of the Board of Directors


                                             Terrence A. Gomes
                                             Clerk

New Bedford, Massachusetts
_______, 200__

                                Table of Contents

QUESTIONS AND ANSWERS ABOUT THE MERGER .........................................     1

Summary ........................................................................     4

Comparative Per Share Data .....................................................    16

Selected Historical Financial Information ......................................    17
   Selected Historical Financial Information for FIRSTFED ......................    18
   Selected Historical Financial Information for People's ......................    20

Summary Selected Pro Forma Combined Data .......................................    22

Market Price and Dividend Information ..........................................    24

Special Meeting of FIRSTFED Stockholders .......................................    25
   General .....................................................................    25
   Purpose of the Meeting ......................................................    25
   Record Date for Voting at the Meeting .......................................    25
   Quorum and Stockholder Vote Required ........................................    25
   Voting of Proxies ...........................................................    25
   How to Revoke a Proxy .......................................................    26
   Solicitation of Proxies .....................................................    26
   Participants in First Federal Savings Bank's ESOP or 401(k) Plan ............    27
   Shares Held by FIRSTFED Officers and Directors and by People's ..............    27
   Recommendation of FIRSTFED's Board of Directors .............................    28

Special Meeting of People's Stockholders .......................................    28
   General .....................................................................    28
   Purpose of the Meeting ......................................................    28
   Record Date for Voting at the Meeting .......................................    28
   Quorum and Stockholder Vote Required ........................................    28
   Voting of Proxies ...........................................................    29
   How to Revoke a Proxy .......................................................    30
   Solicitation of Proxies .....................................................    30
   Shares Held by People's Officers and Directors and by FIRSTFED ..............    30
   Recommendation of People's Board of Directors ...............................    31

Ownership of FIRSTFED Common Stock .............................................    32

Ownership of People's Common Stock .............................................    36

The Merger .....................................................................    38
   About the Parties to the Merger .............................................    38
   Other Information ...........................................................    39
   Form of the Merger ..........................................................    41
   Conversion of People's Common Stock .........................................    41
   Cash or Stock Election ......................................................    42
   Election Procedures; Surrender of Stock Certificates ........................    43
   Treatment of People's Stock Options .........................................    44
   Tax Consequences for People's Stockholders ..................................    45
   Background of the Merger ....................................................    47
   Recommendation of the FIRSTFED Board; FIRSTFED's Reasons for the Merger .....    53
   Recommendation of the People's Board; People's Reasons for the Merger .......    55
   Opinion of FIRSTFED's Financial Advisor .....................................    58
   Opinion of People's Financial Advisor .......................................    61
   Dissenters' Rights ..........................................................    67
   Interests of Our Directors and Officers in the Merger that Differ From Your
    Interests ..................................................................    68
   Regulatory Approvals Needed to Complete the Merger ..........................    69
   Accounting Treatment of the Merger ..........................................    71
   Resale of FIRSTFED Common Stock .............................................    71

The Merger Agreement ...........................................................    72
   Terms of the Merger .........................................................    72
   When Will the Merger be Completed ...........................................    72
   Conditions to Completing the Merger .........................................    72
   Conduct of Business Before the Merger .......................................    74
   Covenants of People's and FIRSTFED in the Merger Agreement ..................    77

   Representations and Warranties Made by FIRSTFED and People's in the
   Merger Agreement ............................................................    80
   Terminating the Merger Agreement ............................................    80
   Stock Option Agreement ......................................................    81
   Expenses ....................................................................    84
   Changing the Terms of the Merger Agreement ..................................    84

Management and Operations Following the Merger .................................    85
   Board of Directors ..........................................................    85
   Management ..................................................................    85
   Operations ..................................................................    85

Pro Forma Financial Information ................................................    86

A Warning about Forward-looking Statements .....................................    94

Description of FIRSTFED Common Stock ...........................................    95
   General .....................................................................    95
   Common Stock ................................................................    95
   Preferred Stock .............................................................    95

Comparison of Rights of Stockholders ...........................................    96
   Authorized Stock ............................................................    96
   Voting Rights ...............................................................    96
   Required Vote for Authorization of Certain Actions ..........................    97
   Dividends ...................................................................    98
   Appraisal Rights ............................................................    98
   Stockholders' Meetings ......................................................    99
   Action by Stockholders Without a Meeting ....................................   100
   Board of Directors ..........................................................   100
   Limitation of Personal Liability of Directors ...............................   101
   Amendment of the Bylaws .....................................................   102
   Amendment of the Certificate of Incorporation/Articles of Organization ......   103

Selected Provisions in the Certificate of Incorporation and Bylaws of
   FIRSTFED ....................................................................   104
   Business Combinations with Interested Stockholders ..........................   104
   Limitation on Voting Rights .................................................   105
   Board of Directors ..........................................................   105
   Special Meetings of Stockholders ............................................   105
   Advance Notice Provisions for Stockholder Nominations and Proposals .........   105
   Preferred Stock .............................................................   106
   Amendment of Certificate of Incorporation ...................................   106

Legal Matters ..................................................................   107

Experts ........................................................................   107

Where You Can Find More Information ............................................   107

Stockholder Proposals ..........................................................   109
   FIRSTFED ....................................................................   109
   People's ....................................................................   109

People's Management's Discussion and Analysis ..................................   110

Index to Financial Statements ..................................................   F-1

APPENDIX A    Agreement and Plan of Merger

APPENDIX B    Stock Option Agreement

APPENDIX C    Fairness Opinion of Keefe, Bruyette & Woods, Inc.

APPENDIX D    Fairness Opinion of Fox-Pitt, Kelton Inc.

APPENDIX E    Sections 85 through 98 of the Massachusetts Business Corporation
              Law

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Why is People's merging with FIRSTFED?

Our companies are proposing to merge because we believe that the merger will benefit our stockholders, customers and employees. We believe the merger will create a stronger financial services company that will be better positioned to compete in the financial services industry in Massachusetts through expanded operations and market coverage. In addition, the value of the cash and FIRSTFED common stock to be issued in the merger in exchange for the People's common stock represents a premium over the market and book value of People's common stock. To review the background and reasons for the merger in greater detail, see pages __ through __.

What am I being asked to vote on and how does my board recommend that I vote?

You are being asked to vote FOR adoption of the Agreement and Plan of Merger dated as of October 1, 2001 providing for the merger of People's with and into FIRSTFED. FIRSTFED's board of directors has determined that the proposed merger is advisable and in the best interests of FIRSTFED's stockholders, has approved the merger agreement and recommends that its stockholders vote for the adoption of the merger agreement. The People's board of directors has determined that the proposed merger is advisable and in the best interests of People's stockholders, has approved the merger agreement and, with the exception of Vincent Smyth who takes no position on the matter, recommends that its stockholders vote FOR adoption of the merger agreement.

What vote is required to adopt the merger agreement?

Adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of FIRSTFED common stock and the affirmative vote of a majority of the outstanding shares of People's common stock.

What will I receive in the merger?

Under the merger agreement, if you are a stockholder of People's, you will receive either cash, FIRSTFED common stock, or a combination of cash and FIRSTFED common stock, depending upon what you elect, in exchange for shares of People's common stock you own. At your election, each share of People's common stock you own will be exchanged for either: (1) $22.00 in cash, without interest or (2) 1.2644 shares of FIRSTFED common stock. The amount of stock you receive may be subject to the possible adjustments as described on page ___. You will be able to elect to receive either cash, FIRSTFED common stock, or a combination of both in exchange for your shares of People's common stock. Elections will be limited by the requirement that 45% of the total number of outstanding shares of People's common stock be exchanged for FIRSTFED common stock. Therefore, the form of consideration you receive will depend in part on the elections of other People's stockholders.

FIRSTFED will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of FIRSTFED common stock that you would otherwise be entitled to receive.

If you are a stockholder of FIRSTFED, each of your shares of FIRSTFED common stock will remain outstanding and unchanged in the merger; you do not need to surrender your stock certificates or exchange them for new ones.

How do I elect to receive cash, stock or a combination of both for my People's stock?

A green form for making an election will be sent to you separately. For your election to be effective, you must return your properly completed election form, along with your People's stock certificates or an appropriate guarantee of delivery, to Registrar and Transfer Company, the exchange agent, on or before 5:00 p.m., Eastern time, on __________________, 2002. Do not send your election form together with your proxy card. Instead, use the separate green envelope specifically provided for the green election form and your stock certificates. If you do not make a timely election you will be allocated FIRSTFED common stock and/or cash depending on the elections made by other stockholders.

How do I exchange my People's stock certificates?

If you make an election, you must return your People's stock certificates or an appropriate guarantee of delivery with your election form. Shortly after the merger, the exchange agent will allocate cash and FIRSTFED common stock among People's stockholders, consistent with their elections and the allocation and proration procedures in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your People's stock certificates from the exchange agent after the merger is completed. IN ANY EVENT, YOU SHOULD NOT FORWARD YOUR PEOPLE'S STOCK CERTIFICATES WITH YOUR PROXY CARD.

What do I do with my FIRSTFED stock certificates?

Nothing. Current holders of FIRSTFED stock will not have to exchange their certificates as a result of the merger.

What will my dividends be after the merger?

You will receive any dividends that are declared and paid after the merger by FIRSTFED's board of directors with respect to FIRSTFED common stock. FIRSTFED's current quarterly dividend rate is $0.14 per share. FIRSTFED has paid quarterly dividends on FIRSTFED common stock without interruption since 1998. All dividends of FIRSTFED common stock are declared at the discretion of the FIRSTFED board of directors.

May I sell the shares of FIRSTFED common stock that I will receive in the merger?

Generally, yes. Shares of FIRSTFED common stock that you receive in the merger will be freely transferable, unless you are an "affiliate" of People's under applicable federal securities laws. Affiliates include directors, certain executive officers and may include holders of 10% or more of People's common stock. Generally, all shares of FIRSTFED common stock received by People's affiliates (including shares they beneficially own through others) may not be sold by them, except in compliance with the Securities Act of 1933, as amended. For more detail regarding this subject, see page __.

When is the merger expected to be completed?

We expect to complete the merger as soon as practicable after receiving FIRSTFED and People's stockholder approvals as well as all required regulatory approvals. We currently expect that all stockholder and regulatory approvals will be received during the first calendar quarter of 2002.

What are the tax consequences of the merger to me?

If you exchange your People's shares solely for FIRSTFED common stock, you should not recognize gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your People's shares solely for cash, you should recognize capital gain or loss on the exchange. If you exchange your People's shares for a combination of FIRSTFED common stock and cash, you should recognize capital gain, but not loss, on the exchange to the extent of the lesser of cash received or gain realized in the exchange. THIS TAX TREATMENT MAY NOT APPLY TO ALL PEOPLE'S STOCKHOLDERS. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

If you are a FIRSTFED stockholder, you should not recognize gain or loss with respect to your shares of FIRSTFED common stock solely as a result of the merger.

What should I do now?

After you have read this document, please indicate on your proxy card how you want to vote. Sign and mail the proxy card in the enclosed postage prepaid envelope as soon as possible, so that your shares will be represented at the special meeting. Instead of returning a proxy card, FIRSTFED stockholders may vote their shares by telephone by calling a special toll-free telephone number. Telephone voting instructions and the toll-free telephone number for FIRSTFED stockholders are set forth on the enclosed proxy card.

If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?

No. Your broker will not be able to vote your shares of FIRSTFED common stock or People's common stock unless you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of voting against adoption of the merger agreement. Please check the voting form used by your broker to see if it offers telephone or internet voting.

Who can help answer my questions?

If you want additional copies of this document, or if you want to ask any questions about the merger, you should contact:

     Philip G. Campbell                        or     Mary Ann Wilson
     Vice President, Director of Marketing            People's Bancshares, Inc.
     FIRSTFED AMERICA BANCORP, INC.                   545 Pleasant Street
     ONE FIRSTFED PARK                                New Bedford, Massachusetts 02740
     Swansea, Massachusetts 02777                     Telephone:(508) 991-2601
     Telephone:(508) 235-1361

                                     SUMMARY

     This brief summary highlights selected information from the joint proxy statement - prospectus. This summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents that accompany this document or to which this document refers you in order to fully understand the merger. See "Where You Can Find More Information."

                                  THE COMPANIES

FIRSTFED AMERICA BANCORP, INC.       FIRSTFED is the savings and loan holding
ONE FIRSTFED PARK                    company for First Federal Savings Bank of
Swansea, Massachusetts 02777         America, a federally chartered
(508) 679-8181                       savings association. First Federal operates
                                     [16] banking offices in the municipalities of Swansea, Fall River, Attleboro, New
                                     Bedford, Seekonk, Somerset and Taunton,
                                     Massachusetts, and [Middletown], Pawtucket,
                                     Providence, East Providence, Warwick and
                                     Cranston, Rhode Island, and five loan
                                     origination centers in Yarmouth, Auburn,
                                     Agawam and Burlington, Massachusetts and
                                     East Greenwich, Rhode Island. At September
                                     30, 2001, FIRSTFED had total assets of $1.7 billion, deposits of $758.8 million and stockholders' equity of $119.7 million.

People's Bancshares, Inc.            People's is the bank holding company for
545 Pleasant Street                  People's Savings Bank of Brockton, a
New Bedford, Massachusetts 02740     Massachusetts savings bank. People's
(508) 991-2601                       Savings Bank of Brockton operates 12
                                     banking offices in southeastern
                                     Massachusetts and 10 loan production
                                     offices through its subsidiary People's
                                     Mortgage Corporation in Massachusetts,
                                     Connecticut, Maryland, Rhode Island and
                                     Virginia. At September 30, 2001, People's had total assets of $928.5 million, deposits of $576.2 million, and stockholders' equity of $38.0 million.

                   THE FIRSTFED SPECIAL STOCKHOLDERS' MEETING

General (page __)                  FIRSTFED's special meeting will be held at
                                   _____________________, on _________________,
                                   200_ at _____, local time.


Purpose of the Meeting             At the special meeting, FIRSTFED stockholders
(page __)                          will be
                                   asked to approve the merger agreement with People's and to transact any other business that may properly come before the meeting.

Record Date for Voting             You can vote at the meeting of FIRSTFED
(page __)                          stockholders if you owned FIRSTFED common
                                   stock at the close of business on
                                   __________________. You will be able to cast one vote for each share of FIRSTFED common stock you owned at that time. As of ______________, there were _____________
                                   shares of FIRSTFED common stock outstanding.

Quorum and Stockholder Vote        In order to approve the merger agreement, the
Required (page __)                 holders of a majority of the outstanding
                                   shares of FIRSTFED common stock entitled to vote must vote in its favor. You can vote your shares by attending the meeting and voting in person or by completing and mailing the enclosed proxy card.

                   THE PEOPLE'S SPECIAL STOCKHOLDERS' MEETING

General (page __)                  People's special meeting will be held at
                                   Stoneforge Tavern & Publick House, 90
                                   Paramount Drive, Raynham, Massachusetts on
                                   ______________, 200_ at ____, local time.

Purpose of the Meeting             At the special meeting, People's stockholders
(page __)                          will be asked to approve the merger agreement
                                   with FIRSTFED and to transact any other
                                   business that may properly come before the meeting.

Record Date for Voting             You can vote at the special meeting of
(page __)                          People's stockholders if you owned People's
                                   common stock at the close of business on ___________________. You will be able to cast one vote for each share of People's common stock you owned at that time. As of _________________, there were _____________
                                   shares of People's common stock outstanding.

Quorum and Stockholder Vote        In order to approve the merger agreement, the
Required (page __)                 holders of a majority of the outstanding
                                   shares of People's common stock entitled to vote must vote in its favor. You can vote your shares by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card.

                                   THE MERGER

     We have attached the merger agreement to this document as Appendix A. We encourage you to read the entire merger agreement. It is the legal document that governs the merger.

Overview of the Transaction        We propose a business combination in which
(page __)                          People's will merge with FIRSTFED. FIRSTFED
                                   will be the surviving corporation in the merger. Immediately after the merger,
                                   People's Savings Bank of Brockton will be merged into First Federal, with First Federal being the surviving institution.

Each Share of People's Common      FIRSTFED stockholders. As a FIRSTFED
Stock Will Be Exchanged for        stockholder, each of your shares of FIRSTFED
Either 1.2644 Shares of FIRSTFED   common stock will remain outstanding and
Common Stock or $22.00 in Cash     unchanged in the merger. You do not need to
(page __)                          surrender your stock certificates or exchange
                                   them for new ones.

                                   People's stockholders. As a People's
                                   stockholder, upon the closing of the merger,
                                   each of your shares of People's common stock
                                   will automatically be converted into the
                                   right to receive either 1.2644 shares of
                                   FIRSTFED common stock or $22.00 in cash. You
                                   may elect either of these options, and if you desire you may elect to exchange some of your People's common stock for cash and some of your People's common stock for shares of FIRSTFED common stock. The value of the FIRSTFED common stock will be evaluated during a 20-day measurement period shortly before the closing of the merger. If during this period (1) the average closing price of the FIRSTFED stock declines below $13.92 (causing the value of 1.2644 shares of FIRSTFED stock to be less than $17.60), and
                                                                           ---
                                   (2) FIRSTFED's common stock underperforms the "SNL New England Thrift Index" by more than 15% between September 28, 2001 and the end of the measurement period, then People's has the right to terminate the merger. FIRSTFED would have the right to cancel the termination by increasing the number of shares of FIRSTFED stock it is to exchange such that (a) the market value of that number of shares is equal to $17.60 or, if less, (b) the value of that number of shares would not have underperformed the decline in the Index. If the average closing price of FIRSTFED common stock during the 20-day measurement period increases to $20.88 or more, the number of
                                   ---------
                                   shares of FIRSTFED stock to be exchanged will be automatically decreased such that the value of the shares of FIRSTFED common stock to be exchanged for each share of People's common stock is equal to $26.40.

                                   On __________________, FIRSTFED common stock closed at $______ per share on the American Stock Exchange. Additionally, the value of the SNL New England Thrift Index was 727.0 at September 28, 2001 and is currently _____________. If this were the average closing price of FIRSTFED common stock during the measurement period, and if we were comparing the performance of FIRSTFED common stock to the performance of the Index as of that date, People's right to terminate the merger agreement [would/would not] have arisen.

                                   The amount of cash and/or stock that you receive may differ from the amounts that you elect due to the allocation and proration procedures in the merger agreement. The merger agreement generally provides that 45% of the People's common stock will be converted into FIRSTFED common stock and 55% of the People's common stock will be converted into cash. Because the tax consequences of receiving cash will differ from the tax consequences of receiving stock, you should carefully read the tax information beginning on page __.

Comparative Market Prices and      FIRSTFED common stock is listed on the
Share Information (page __)        American Stock Exchange under the symbol
                                   "FAB." People's common stock is quoted on the Nasdaq National Market under the symbol
                                   "PBKB."

                                   The following table shows the closing price per share of FIRSTFED common stock, the closing price per share of People's common stock and the equivalent per share price for People's common stock giving effect to the merger on (1) September 28, 2001, which is the last business day preceding the public announcement of the proposed merger and (2) _____, 2002, which is _____ trading days before the mailing of this document. The equivalent per share price of People's common stock was computed by multiplying the price of FIRSTFED common stock by the exchange ratio that would be used if the average closing price of FIRSTFED common stock during the measurement period used to calculate the exchange ratio were equal to the closing price of FIRSTFED common stock on the date indicated.

                                                            FIRSTFED   People's  Equivalent Price
                                                             Common     Common     Per Share of
                                                             Stock       Stock    People's Stock
                                                            --------   --------  ----------------
                                   September 28, 2001....    $17.40     $13.73        $22.00
                                   _______, 2002.........    $          $             $_____

How to Elect to Receive Cash or    A green form for making an election will be
Stock and Exchange Your People's   sent to you separately. The election form
Stock Certificates                 allows you to elect to receive cash, stock,
(page __)                          or a combination of cash and stock.


                                   For your election to be effective, you must
                                   return your properly completed green election form, along with your People's stock certificates or an appropriate guarantee of delivery, to Registrar and Transfer Company on or before 5:00 p.m., Eastern time, on __________________, 2002. Registrar and
                                   Transfer Company will act as exchange agent
                                   in the merger and in that role will process
                                   the exchange of People's stock certificates
                                   for either cash or FIRSTFED common stock.
                                   Shortly after the merger, the exchange agent
                                   will allocate cash and stock among People's
                                   stockholders, consistent with their elections and the allocation and proration procedures set forth in the merger agreement. If you do not submit an election form, you will receive instructions on where to surrender your People's stock certificates from the exchange agent after the merger is completed. IN ANY EVENT, YOU SHOULD NOT FORWARD YOUR ELECTION
                                                     ---
                                   FORM OR YOUR PEOPLE'S STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                   If you have a preference for receiving either FIRSTFED stock or cash for your People's stock, you should complete and return the enclosed election form. If you do not make an election you will be allocated FIRSTFED common stock or cash depending on the elections made by other stockholders. Please remember, however, that even if you do make an election, you might not receive the amount of cash and/or stock that you elect.

                                   We are not recommending whether you should elect to receive cash or stock in the merger. You must make your own decision with respect to your election.

Tax Consequences of the Merger     FIRSTFED stockholders.  As your shares of
(page __)                          FIRSTFED common stock will remain unchanged,
                                   the merger will not cause you to recognize any gain or loss for U.S. federal income tax purposes.

                                   People's stockholders. Your federal income tax treatment will depend primarily on whether you exchange your People's common stock solely for FIRSTFED common stock, solely for cash or for a combination of FIRSTFED stock and cash. If you exchange your People's shares solely for FIRSTFED common stock, you should not recognize gain or loss except with respect to the cash you receive instead of a fractional share. If you exchange your People's shares solely for cash, you should recognize capital gain or loss on the exchange to the extent of the lesser of cash received or gain realized in the exchange. If you exchange your People's shares for a combination of FIRSTFED common stock and cash, you should recognize capital gain, but not any loss, on the exchange. The actual federal income tax consequences to you of electing to receive cash or FIRSTFED common stock or a combination of both will not be ascertainable at the time you make your election because we will not know at that time if, or to what extent, the allocation and proration procedures will apply.

                                   THIS TAX TREATMENT MAY NOT APPLY TO ALL
                                   PEOPLE'S STOCKHOLDERS. DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO YOU CAN BE COMPLICATED. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR FOR A FULL UNDERSTANDING OF THE MERGER'S TAX CONSEQUENCES THAT ARE PARTICULAR TO YOU.

                                   We will not be obligated to complete the merger unless we each receive a legal opinion from our respective legal counsel, dated the closing date, that the merger will be treated as a transaction of a type that is generally tax-free to FIRSTFED and People's for U.S. federal income tax purposes. In that case, the U.S. federal income tax treatment of the merger will be as we have described it above. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

We Recommend that Stockholders     FIRSTFED stockholders. FIRSTFED's board of
Approve the Merger                 directors believes that the merger is fair to
                                   you and in your best interests, and
                                   unanimously recommends that you vote "FOR" the proposal to approve the merger agreement.

                                   For a discussion of the circumstances
                                   surrounding the merger and the factors
                                   considered by FIRSTFED's board of directors
                                   in approving the merger agreement, see page
                                   __.

                                   People's stockholders. People's board of directors believes that the merger is fair to you and in your best interests, and, with the exception of Vincent Smyth who takes no position on the matter, recommends that you vote "FOR" the proposal to approve the merger agreement.

                                   For a discussion of the circumstances
                                   surrounding the merger and the factors
                                   considered by People's board of directors in approving the merger agreement, see page __.

Our Financial Advisors Believe     FIRSTFED stockholders.  Keefe, Bruyette &
the Merger Consideration Is Fair   Woods, Inc. has delivered to FIRSTFED's board
to Stockholders                    of directors its opinion that, as of the date
(pages __ and __)                  of this document, the merger consideration is
                                   fair to the holders of FIRSTFED common stock from a financial point of view. A copy of this opinion is provided as Appendix C to this document. You should read it completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Keefe Bruyette in providing this opinion. FIRSTFED has agreed to pay
                                   Keefe Bruyette $364,000, plus its expenses up to $7,500, for its services in connection with the merger.

                                   People's stockholders. Fox-Pitt, Kelton Inc.
                                   has delivered to People's board of directors its opinion that, as of the date of this document, the merger consideration is fair to the holders of People's common stock from a financial point of view. A copy of this opinion is provided as Appendix D to this document. You should read it completely to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review made by Fox-Pitt, Kelton in providing this opinion. People's has agreed to pay Fox-Pitt, Kelton its expenses plus a fee equal to 1% of the aggregate consideration paid to People's stockholders for its services in connection with the merger.

Only People's Stockholders Have    FIRSTFED stockholders.  FIRSTFED stockholders
Appraisal Rights in                will not have appraisal rights as a result of
(page __)                          the merger.

                                   People's stockholders. Massachusetts law provides you with dissenters' appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment in cash based on that valuation. To exercise your dissenters' rights you must (1) deliver an objection to the merger agreement and assert your intent to demand payment for your shares to People's at or before the special meeting of People's stockholders (but in any event before the vote is taken at the special meeting); (2) not vote in favor of the merger; and (3) deliver a written demand to FIRSTFED for payment for your shares of People's stock and an appraisal of the value of those shares. Notices to People's should be addressed to People's Bancshares, Inc.
                                   Attention: President and sent to People's at 545 Pleasant Street, New Bedford, Massachusetts

                                   02740. Notices to FIRSTFED should be
                                   addressed to FIRSTFED's Corporate Secretary and sent to FIRSTFED at ONE FIRSTFED PARK, Swansea, Massachusetts 02777. YOUR FAILURE TO FOLLOW EXACTLY THE PROCEDURES SPECIFIED UNDER MASSACHUSETTS LAW WILL RESULT IN THE LOSS OF YOUR DISSENTERS' RIGHTS. If you exercise your dissenters' rights, you could receive less or more than the value of the merger consideration. A copy of the dissenters' rights provisions of Massachusetts law is provided as Appendix E to this document.

Interests of People's Directors    Some of People's directors and officers have
and Officers in the Merger  That   interests in the merger that are different
Differ From Your Interests         from, or are in addition to, their interests
(page __)                          as stockholders in our companies. The members
                                   of our boards of directors knew about these additional interests, and considered them, when they approved the merger. These include:

                                   . the payout of cash benefits under existing employment agreements and arrangements as a result of completion of the merger;

                                   . the vesting of People's stock options as a result of completion of the merger;

                                   .  provisions in the merger agreement
                                      relating to indemnification of directors and officers and insurance for directors and officers of People's for events occurring before the merger; and

                                   .  the appointment of one director of
                                      People's to the board of directors of
                                      FIRSTFED and First Federal.


Regulatory Approvals Needed to     We cannot complete the merger unless it is
Complete the Merger                first approved by the Office of Thrift
(page __)                          Supervision and the Massachusetts Board of
                                   Bank Incorporation. First Federal is also required to provide the FDIC with a notice of the potential acquisition of People's
                                   Savings' subsidiaries. We will also need either the approval of, or a waiver of the requirement to obtain the approval of, the Federal Reserve Board, and People's must provide 60 days' prior written notice of the bank merger to the Massachusetts
                                   Commissioner of Banks and the Massachusetts
                                   Depositors Insurance Fund. FIRSTFED has filed the required applications with the Office of Thrift Supervision and the Massachusetts
                                   Board of Bank Incorporation and has filed a waiver request with the Federal Reserve
                                   Board, and the requisite notice has been furnished to the FDIC. People's has furnished the requisite notice to the Massachusetts
                                   Commissioner of Banks and the Massachusetts
                                   Depositors Insurance Fund. As of the date of this document, we have not received the approval of the Office of Thrift Supervision or the Massachusetts Board of Bank
                                   Incorporation or a waiver from the Federal
                                   Reserve Board. While we do not know of any reason why we would not be able to obtain these approvals and the waiver in a timely manner, we cannot be certain when or if we will receive them.

Management and Operations After    The present management of FIRSTFED will
the Merger (page __)               continue to manage the combined company. The
                                   board of directors of FIRSTFED after the merger will be composed of its current members and one current director of People's.

                              THE MERGER AGREEMENT

Conditions to Completing the            The completion of the merger depends on
Merger (page  __)                       a number of conditions being met. These
                                        conditions include:

                                        1.  approval of the merger agreement by
                                            both FIRSTFED's stockholders and
                                            People's stockholders;

                                        2.  approval of the merger by regulatory
                                            authorities (and such approvals may
                                            not contain any conditions or
                                            requirements that would adversely
                                            impact FIRSTFED as described in this
                                            document);

                                        3.  receipt of tax opinions that the
                                            merger qualifies as a tax-free
                                            reorganization;

                                        4.  the listing on the American Stock
                                            Exchange of sufficient additional
                                            shares of FIRSTFED common stock to
                                            be exchanged for People's stock in
                                            the merger and to be issued upon the
                                            exercise of People's stock options
                                            following the completion of the
                                            merger;

                                        5.  a requirement that People's shall
                                            not sustain a material adverse
                                            effect on its business, financial
                                            condition or results of operations
                                            (as defined and qualified by the
                                            merger agreement) at any time after
                                            October 1, 2001; and

                                        6.  the aggregate fair market value of
                                            People's trust preferred securities,
                                            subordinated debt securities,
                                            corporate debt securities and zero
                                            coupon debt instruments shall not
                                            have declined by more than 7% from
                                            their aggregate value on August 31,
                                            2001 when compared to their
                                            aggregate value within 10 business
                                            days before the merger is completed.

                                        Where the law permits, we could decide
                                        to complete the merger even though one
                                        or more of these conditions has not been met. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Terminating the Merger Agreement        We can agree at any time not to complete
(page __)                               the merger, even if the stockholders of
                                        both our companies have approved it.
                                        Also, either of us can decide, without
                                        the consent of the other, to terminate
                                        the merger agreement if:

                                        1.  the stockholders of either company
                                            do not approve the merger;

                                        2.  a required regulatory approval is
                                            denied or a governmental authority
                                            prevents consummation of the merger
                                            transactions;

                                        3.  we do not complete the merger by
                                            June 30, 2002 (unless the failure to
                                            timely complete is due to a breach
                                            of a representation, warranty or
                                            covenant by the party seeking to
                                            terminate);

                                        4.  the other party makes a
                                            misrepresentation, breaches a
                                            warranty or fails to satisfy or
                                            fulfill a covenant and such event
                                            would have a material adverse effect
                                            on the party seeking to terminate
                                            the merger agreement; or

                                        5.  the other party's board of directors
                                            (1) does not publicly recommend in
                                            this document that its stockholders
                                            approve the merger agreement; (2)
                                            withdraws its recommendation to its
                                            stockholders to approve the merger
                                            agreement; or (3) revises such
                                            recommendation in any respect
                                            materially adverse to the party
                                            seeking to terminate the merger
                                            agreement under this provision.

                                        In addition, People's may terminate the
                                        merger agreement if its board of
                                        directors determines that it must accept
                                        a superior proposal from a third party
                                        in the exercise of its fiduciary duties.
                                        If People's terminated the merger
                                        agreement for this reason, it would be
                                        required to pay FIRSTFED a $3 million
                                        termination fee. People's may also
                                        terminate the merger agreement if the
                                        average closing price of FIRSTFED common
                                        stock during the 20-day measurement
                                        period shortly before the closing of the
                                        merger is less than $13.92 and
                                                                   ---
                                        FIRSTFED's common stock underperforms
                                        the SNL New England Thrift Index by more
                                        than 15% between September 28, 2001 and
                                        a specified date before the end of the
                                        measurement period. However,
                                                            -------

                                        FIRSTFED may cancel the termination by
                                        electing to increase the exchange ratio
                                        such that (a) the market value of the
                                        number of shares to be exchanged is
                                        equal to $17.60, or, if less, (b) the
                                        value of that number of Shares would not have underperformed the decline in the Index.

We May Amend the Terms of the           We can agree to amend the merger
Merger and Waive Some Conditions        agreement, and each of us can waive our
(page __)                               right to require the other party to
                                        adhere to the terms and conditions of
                                        the merger agreement, where the law
                                        allows. However, after our stockholders
                                        approve the merger agreement, they must
                                        approve any amendment or waiver that
                                        reduces or changes the consideration to
                                        be received by People's stockholders in
                                        the merger.

Stock Option Agreement (page __)        People's, at the request of FIRSTFED,
                                        entered into a stock option agreement
                                        granting FIRSTFED an option to purchase
                                        up to 647,197 shares of People's common
                                        stock, or 19.9% of People's outstanding
                                        common stock as of October 1, 2001
                                        (subject to adjustment as provided in
                                        the stock option agreement), at a price
                                        of $22.00 per share. People's and
                                        FIRSTFED entered into the stock option
                                        agreement to increase the likelihood
                                        that the merger would be completed. The
                                        option agreement could discourage other
                                        companies from trying or proposing to
                                        combine with People's before we complete the merger.

                                        FIRSTFED cannot exercise its option
                                        unless specified events occur that
                                        threaten completion of the merger. We do not know of any event that has occurred as of the date of this document that would permit FIRSTFED to exercise its option. A copy of the option agreement is included in this document as Appendix B.

                           Comparative Per Share Data

         The following table shows information about our income per common share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods.

         The information listed as "pro forma equivalent" was obtained by multiplying the pro forma amounts by an exchange ratio of 1.2644. We present this information to reflect the fact that some People's stockholders will receive shares of FIRSTFED common stock for each share of People's common stock exchanged in the merger. We also anticipate that the combined company will derive financial benefits from the merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

         The information in the following table is based on, and should be read together with, the historical financial information that we have presented in this document and in our prior filings with the Securities and Exchange Commission. FIRSTFED has incorporated its prior filings into this document by reference. See "Where You Can Find More Information" on page __.

                                                                   At
                                                           September 30, 2001
                                                           ------------------
         Book value per share:
          FIRSTFED historical.........................          $20.62
          People's historical.........................           11.69
          Pro forma combined (1)......................           20.09
          People's pro forma equivalent (2)...........           25.41

                                                           Six
                                                       Months Ended   Year Ended
                                                       September 30,   March 31,
                                                           2001          2001
                                                           ----          ----
         Cash dividends declared per share (3):
          FIRSTFED historical.........................    $0.24         $0.37
          People's historical.........................        -          0.84
          Pro forma (4)...............................     0.24          0.37
          People's pro forma equivalent (2)...........     0.30          0.47

         Diluted net income per share (3):
          FIRSTFED historical.........................    $1.01         $1.56
          People's historical.........................     0.71          2.52
          Pro forma combined..........................     0.98          2.07
          People's pro forma equivalent (2)...........     1.24          2.62

         _________________
             (1) The pro forma combined book value per share of FIRSTFED common stock is based upon the historical total combined common stockholders' equity for FIRSTFED and People's divided by total pro forma common shares of the combined entities.
             (2) The pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by a factor of 1.2644 to reflect the exchange ratio in the merger.
             (3) FIRSTFED's fiscal year ends March 31 and People's fiscal year ends December 31. The historical financial data of People's as presented for the six month and full fiscal year periods are for the six months ended June 30, 2001 and the year ended December 31, 2001, respectively.
             (4) Pro forma dividends per share represent FIRSTFED's historical dividends per share.

                    Selected Historical Financial Information

         The following tables show summarized historical financial data for FIRSTFED and People's. The information in the following tables is based on historical financial information that FIRSTFED and People's have presented in their prior filings with the Securities and Exchange Commission. You should read this summary financial information together with FIRSTFED's and People's historical financial information.

         The audited financial statements of FIRSTFED are included in FIRSTFED's 2001 annual report to stockholders for the fiscal year ended March 31, 2001 and the unaudited financial statements for FIRSTFED for the six months ended September 30, 2001 and 2000 are included in FIRSTFED's Quarterly Report on Form 10-Q for the period ended September 30, 2001, both of which are incorporated herein by reference. Prior to January 15, 1997, FIRSTFED had no significant assets, liabilities or operations, and accordingly, the data prior to such time represents the financial condition and results of operations of First Federal. The audited financial statements of People's are included in this document beginning on page F-__ and the unaudited financial statements of People's for the nine months ended September 30, 2001 and 2000 are included in this document beginning on page F-___.

         Unaudited financial statements for FIRSTFED and People's for the six and nine months ended September 30, 2001 and 2000 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year of operation.

             Selected Historical Financial Information for FIRSTFED

                                                      At                                At March 31,
                                                 September 30, ---------------------------------------------------------------
                                                     2001         2001         2000         1999         1998         1997
                                                  ----------   ----------   ----------   ----------   ----------   ----------
                                                                          (In thousands)
Financial Condition Data:
Total assets ..................................   $1,746,680   $1,671,065   $1,579,995   $1,393,237   $1,281,832   $  979,736
Short-term investments ........................       26,585          200          250       14,422           --       39,410
Investment in trading securities ..............          587          815          587           94           --           --
Investment securities available for sale(1) ...       23,221        7,837        5,643        5,575        7,712          888
Mortgage-backed securities available                 595,613      501,230      543,627      408,451      215,143       31,732
   for sale ...................................
Investment securities held to maturity ........           --           --           --        9,998       22,491       20,991
Mortgage-backed securities held
   to maturity(1) .............................        1,270        2,138        2,819        5,608       12,495       15,435
Mortgage loans held for sale ..................       29,441       39,103        3,417       52,334       84,867       23,331
Loans receivable, net(2) ......................      925,707      977,174      888,760      766,687      848,552      796,355
Deposits ......................................      758,814      707,416      664,682      674,870      708,488      723,976
FHLB advances and other borrowings ............      832,885      814,764      779,662      585,981      403,865      111,062
Stockholders' equity ..........................      119,713      111,558      101,705      102,961      126,986      122,154

                                                    Six Months Ended
                                                      September 30,                      Year Ended March 31,
                                                   -------------------   ------------------------------------------------------
                                                     2001       2000       2001        2000       1999       1998        1997
                                                   --------   --------   --------    --------   --------   --------   ---------
                                                                        (In thousands, except per share data)
Operating Data:
Interest and dividend income ...................   $ 55,527   $ 56,176   $114,075    $ 93,821   $ 86,777   $ 76,890   $  62,259
Interest expense ...............................     37,176     38,659     79,395      61,771     56,443     46,529      38,497
                                                   --------   --------   --------    --------   --------   --------   ---------
Net interest income before provision for loan
  losses .......................................     18,351     17,517     34,680      32,050     30,334     30,361      23,762
Provision for loan losses ......................        600        600      1,200       1,200      1,200      2,350       3,750
                                                   --------   --------   --------    --------   --------   --------   ---------
Net interest income after provision
   for loan losses .............................     17,751     16,917     33,480      30,850     29,134     28,011      20,012
Total non-interest income ......................      6,426      4,378      8,958       6,534      7,638      6,353       4,414
Total non-interest expense .....................     14,635     14,645     29,053      25,509     25,333     22,259      27,305
                                                   --------   --------   --------    --------   --------   --------   ---------
Income (loss) before income tax expense
   (benefit)(3) ................................      9,542      6,650     13,385      11,875     11,439     12,105      (2,879)
Income tax expense (benefit) ...................      3,213      2,081      4,221       3,689      3,818      5,286        (449)
                                                   --------   --------   --------    --------   --------   --------   ---------
Net income (loss) before cumulative
   effect of accounting change .................      6,329      4,569      9,164       8,186      7,621      6,819      (2,430)
Cumulative effect of change in
   accounting for derivative
   instruments and hedging activities,
   net of $237 tax benefit .....................       (461)        --         --          --         --         --          --
                                                   --------   --------   --------    --------   --------   --------   ---------
Net income (loss) ..............................   $  5,868   $  4,569   $  9,164    $  8,186   $  7,621   $  6,819     ($2,430)
                                                   ========   ========   ========    ========   ========   ========   =========
Per Share Data:
Basic earnings per share before
   cumulative effect of accounting                 $   1.10   $   0.77   $   1.57    $   1.31   $   1.09   $   0.84         N/M
   change ......................................
Cumulative effect of accounting
   change ......................................      (0.08)        --         --          --         --         --          --
                                                   --------   --------   --------    --------   --------   --------   ---------
Basic earnings per share .......................   $   1.02   $   0.77   $   1.57    $   1.31   $   1.09   $   0.84         N/M
                                                   ========   ========   ========    ========   ========   ========   =========

Diluted earnings per share before
   cumulative effect of accounting
   change ......................................   $   1.09   $   0.77   $   1.56    $   1.31   $   1.09   $   0.84         N/M
Cumulative effect of accounting
   change........................... ...........      (0.08)        --         --          --         --         --          --
                                                   --------   --------   --------    --------   --------   --------   ---------
Diluted earnings per share .....................   $   1.01   $   0.77   $   1.56    $   1.31   $   1.09   $   0.84         N/M
                                                   ========   ========   ========    ========   ========   ========   =========

Dividends per share ............................   $   0.24   $   0.17   $   0.37    $   0.26   $   0.15         --          --

                                                     At or For the Six
                                                        Months Ended
                                                       September 30,            At or For the Year Ended March 31,
                                                     ------------------   -----------------------------------------------
                                                       2001      2000       2001      2000      1999      1998     1997
                                                     --------  --------   --------  --------  --------  -------- --------
Selected Consolidated Financial Ratios and
  Other Data:(4)

Return (loss) on average assets (net income
   divided by average assets).....................      0.68%      0.56%     0.56%     0.56%     0.57%    0.63%    (0.28%)
Return (loss) on average stockholders'
   equity (net income divided by average equity)..      9.89%      8.83%     8.71%     7.79%     6.82%    5.40%    (3.71%)
Average stockholders' equity to average assets....      6.90%      6.33%     6.40%     7.20%     8.39%   11.60%     7.58%
Stockholders' equity to total assets at end
   of period......................................      6.85%      6.28%     6.68%     6.44%     7.39%    9.91%    12.47%
Average interest rate spread(5)...................      1.93%      2.00%     1.93%     2.06%     1.92%    2.22%     2.27%
Net interest margin(6)............................      2.27%      2.28%     2.25%     2.36%     2.41%    2.93%     2.87%
Average interest-earning assets to average
   interest-bearing liabilities...................    107.74%    106.03%   106.24%   106.03%   111.04%  115.87%   112.67%
Total non-interest expense to average assets......      1.70%      1.79%     1.77%     1.75%     1.90%    2.04%     3.16%
Efficiency ratio(3)(7)............................     59.07%     66.89%    66.58%    66.11%    66.71%   60.63%    96.91%
Ratio of dividends paid to net income.............     25.44%     24.49%    26.04%    22.09%    15.10%      --        --

Asset Quality Ratios:
Non-performing loans as a percent of loans(8)(9)..      0.04%      0.08%     0.13%     0.15%     0.33%    0.35%     0.45%
Non-performing assets as a percent of total
  assets(9).......................................      0.03%      0.05%     0.09%     0.08%     0.21%    0.28%     0.44%
Allowance for loan losses as a percent of
  loans(2)(8).....................................      1.46%      1.27%     1.34%     1.36%     1.54%    1.27%     1.09%
Allowance for loan losses as a percent of
   non-performing loans(2)(9).....................     3,348%     1,669%      993%      937%      471%     359%      240%

Capital Ratios (Bank Only):
Tangible capital..................................      6.27%      6.10%     6.27%     6.35%     7.03%    8.54%    10.34%
Core capital......................................      6.27%      6.10%     6.27%     6.35%     7.03%    8.54%    10.34%
Risk-based capital................................     13.32%     13.86%    13.58%    15.06%    16.18%   18.35%    20.24%

(1) Investment securities at September 30, 2001 and March 31, 2001, 2000, 1999, 1998, and 1997 do not include $40.4 million, $40.4 million, $30.9 million, $28.7 million, $17.9 million, and $9.5 million of Federal Home Loan Bank of Boston stock.
(2) The allowance for loan losses at September 30, 2001 and March 31, 2001, 2000, 1999, 1998 and 1997 was $13.7 million, $13.2 million, $12.3 million,
     $12.0 million, $10.9 million, and $8.8 million, respectively.
(3) For the year ended March 31, 1997, non-interest expense includes $6.5 million for the establishment of the FIRSTFED Charitable Foundation and a $2.9 million assessment to recapitalize the Savings Association Insurance Fund of the FDIC.
(4) Asset Quality Ratios and Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average balances during the indicated periods and are annualized where appropriate.
(5) The average interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) The efficiency ratio represents the ratio of non-interest expenses divided by the sum of the net interest income and non-interest income.
(8) Loans include loans receivable, net, excluding the allowance for loan losses.
(9) Non-performing assets consists of non-performing loans and real estate owned. Non-performing loans consists of all loans 90 days or more past due and other loans which have been identified by FIRSTFED as presenting uncertainty with respect to the collectibility of interest or principal. It is FIRSTFED's policy to cease accruing interest on all such loans.

             Selected Historical Financial Information for People's

                                        At                                 At December 31,
                                    September 30, --------------------------------------------------------------
                                       2001          2000         1999         1998         1997         1996
                                    ------------  ----------   ----------   ----------   ----------   ----------
                                                                    (In thousands)
Selected Consolidated Balance
Sheet Data:
Total assets.....................      $ 928,492  $1,003,435   $1,071,176    $ 944,640    $ 762,910    $ 496,133
Securities.......................        253,412     488,128      572,565      378,382      289,889      184,195
Restricted equity securities.....         19,869      19,869       21,701       19,841       14,824        8,322
Loans, net.......................        334,803     393,451      413,215      423,778      382,407      246,195
Deposits.........................        576,220     624,561      561,614      470,887      355,083      336,238
Borrowed funds...................        282,441     330,610      447,950      416,900      356,550      123,920
Subordinated debentures..........         23,800      23,800       13,800       13,800       13,800           --
Stockholders' equity.............         38,007      17,757       40,864       34,667       30,136       31,064

                                            Nine Months Ended
                                              September 30,                    Year Ended December 31,
                                           -------------------  -----------------------------------------------------
                                              2001      2000      2000       1999        1998        1997      1996
                                           ---------  --------  --------   --------    --------    --------  --------
                                                            (In thousands, except per share data)
Selected Consolidated Operating Data:
Interest and dividend income ..........  $ 51,056   $ 61,016   $ 81,302   $ 73,346    $ 61,792    $ 44,500   $ 33,761
Interest expense ......................    32,340     39,111     52,707     45,545      39,241      26,185     18,595
                                         --------   --------   --------   --------    --------    --------   --------
Net interest income ...................    18,716     21,905     28,595     27,801      22,551      18,315     15,166

Provision (credit) for loan losses ....        --         --         --       (850)        600         100         75
                                         --------   --------   --------   --------    --------    --------   --------
Net interest income, after
   provision (credit) for loan losses..    18,716     21,905     28,595     28,651      21,951      18,215     15,091
                                         ========
Other income ..........................     8,995      7,487      8,811      9,042       9,457       6,197      4,031
Operating expenses ....................    22,541     18,883     25,075     23,718      19,238      16,347     13,678
                                         ========   --------   --------   --------    --------    --------   --------
Income before income taxes and
   cumulative effect of accounting
   change                                   5,170     10,509     12,331     13,975      12,170       8,065      5,444
                                         ========
Provision for income taxes ............     1,976      3,411      4,064      4,609       4,370       2,934      1,885
                                         ========   --------   --------   --------    --------    --------   --------
Income before cumulative effect of
   accounting change ..................     3,194      7,098      8,267      9,366       7,800       5,131      3,559
                                         ========
Cumulative effect of accounting
change for organization costs, net of
tax ...................................        --         --         --         --        (186)         --         --
                                         ========   --------   --------   --------    --------    --------   --------
Net income ............................  $  3,194   $  7,098   $  8,267   $  9,366    $  7,614    $  5,131   $  3,559
                                         ========   ========   ========   ========    ========    ========   ========
Per Share Data:
Diluted earnings per share ............  $   0.98   $   2.16   $   2.52   $   2.77    $   2.25    $   1.47   $   1.09
                                         ========   ========   ========   ========    ========    ========   ========
Basic earnings per share ..............  $   0.98       2.19       2.55       2.81        2.30        1.49       1.11
                                         ========   ========   ========   ========    ========    ========   ========
Dividends per share ...................         0       0.63       0.84       0.81        0.58        0.42       0.27
                                         ========

             Selected Historical Financial Information for People's
                                  (continued)


                                                         At or For the
                                                          Nine Months
                                                        Ended September
                                                              30,                 At or For the Year Ended December 31,
                                                      -------------------   --------------------------------------------------
                                                        2001       2000       2000       1999       1998      1997      1996
                                                      --------   --------   --------   --------   --------  --------  --------
Selected Consolidated Financial Ratios
  and Other Data:

Return on average assets (net income divided
   by average assets) ...........................      0.45%       0.88%        0.77%     0.93%      0.89%     0.83%     0.74%
Return on average equity (net income divided
   by average equity) ...........................     13.83       22.97        19.78     24.82      23.33     16.65     13.03
Average equity to average assets ................      3.27        3.84         3.91      3.74       3.82      5.01      5.70
Weighted average interest rate spread
   (difference between yield on interest-
   earning assets and average cost of interest-
   bearing liabilities for the period) ..........      2.44        2.60         2.52      2.62       2.49      2.78      2.92
Allowance for loan losses to non-performing
   loans ........................................    428.84    1,033.33     1,121.18    814.31     320.76    110.20    122.08
Efficiency ratio (2) ............................     69.96       59.74        58.68     60.32      57.67     63.39     68.10
Efficiency ratio of People's excluding
  mortgage banking subsidiary (2) ...............     73.99       44.64        46.68     48.32      53.20     58.55     60.84

Net interest margin (net interest income as a
  percentage of average interest-earning assets
  for the period ................................      2.71        2.83         2.77      2.85       2.74      3.12      3.34
Dividend payout ratio ...........................        --       29.17        33.33     29.24      25.78     28.57     24.77
Non-interest expenses to average assets .........      3.17        2.35         2.35      2.35       2.25      2.66      2.86
Average interest-earning assets to average
   interest-bearing liabilities .................    105.78      104.28       104.78    104.88     105.20    107.64    110.15

Asset Quality Ratios:
Allowance for loan losses to total loans at
   end of period (1) ............................      0.93        0.94         0.95      0.93       0.99      1.04      1.71
Net charge-offs (recoveries) to average
   outstanding loans during the period (1) ......      0.02       (0.01)       (0.02)    (0.02)      0.01      0.17      0.34
Ratio of non-performing assets to total assets.        0.60        0.04         0.04      0.05       0.16      0.51      0.78

Capital Ratios:
Average equity to average assets ................      3.27        3.84         3.91      3.74       3.82      5.01      5.70

________________________
(1)  All loan data includes portfolios and loans held for sale.
(2) Equals non-interest expense (excluding provisions for loan losses, OREO expenses, and non-recurring expenses), divided by the sum of net interest income plus non-interest income, excluding gains and losses on the sale of securities and loans and interest expense on subordinated debentures.

                    Summary Selected Pro Forma Combined Data

     The following table shows selected financial information on a pro forma combined basis giving effect to the merger as if the merger had become effective at the end of the periods presented, in the case of balance sheet information, and at the beginning of each period presented, in the case of income statement information. The pro forma information reflects the purchase method of accounting.

     We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the new company would have been had our companies been combined during these periods.

     FIRSTFED's fiscal year ends March 31 and People's fiscal year ends December
31. The financial data of People's as presented for the six month and full fiscal year periods are for the six months ended June 30, 2001 and the year ended December 31, 2001, respectively.

     You should read this summary pro forma information in conjunction with the information under "Pro Forma Financial Information" beginning on page __.

                                                                                     Six Months
                                                                                       Ended                Year Ended
                                                                                    September 30,            March 31,
                                                                                        2001                   2001
                                                                                    ------------           ------------
                                                                                   (In thousands, except per share data)
Pro forma combined income statement data:
Interest income ...................................................................   $ 90,306               $193,630
Interest expense ..................................................................     59,069                130,224
Net interest income ...............................................................     31,237                 63,406
Provision for loan losses .........................................................        600                  1,200
Net interest income after provision for loan losses ...............................     30,637                 62,206
Non-interest income ...............................................................     11,806                 17,769
Non-interest expense ..............................................................     30,192                 56,483
Net income before cumulative effect of accounting change ..........................      7,968                 15,963
Cumulative effect of accounting change ............................................       (461)                    --
Net income ........................................................................      7,507                 15,963

Pro forma per share data:
Basic earnings per share before cumulative effect of accounting change ............   $   1.05               $   2.07
Cumulative effect of accounting change ............................................      (0.06)                    --
                                                                                      --------               --------
Basic earnings per share ..........................................................   $   0.99               $   2.07
                                                                                      ========               ========

Diluted earnings per share before cumulative effect of accounting change ..........   $   1.04               $   2.07
Cumulative effect of accounting change ............................................      (0.06)                    --
                                                                                      --------               --------
Diluted earnings per share ........................................................   $   0.98               $   2.07
                                                                                      ========               ========

                                                                September 30,
                                                                    2001
                                                                -------------
                                                               (In thousands)
Pro forma combined balance sheet data:
Total assets...............................................      $2,691,297
Investment and mortgage-backed securities..................         874,103
Loans receivable, net......................................       1,264,060
Deposits...................................................       1,335,034
FHLB advances and other borrowings.........................       1,159,126
Total stockholders' equity.................................         153,845


     Following the merger, the declaration of dividends will be at the discretion of FIRSTFED's board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of FIRSTFED, applicable state law and government regulations and other factors deemed relevant by FIRSTFED's board of directors. The merger agreement prohibits the payment of dividends on People's common stock pending consummation of the merger. See "The Merger Agreement--Conduct of Business Before the Merger."

                      Market Price and Dividend Information

         FIRSTFED common stock is listed on the American Stock Exchange under the symbol FAB. People's common stock is quoted on the Nasdaq National Market under the symbol PBKB.

         The following table lists the high and low prices per share for FIRSTFED common stock and People's common stock and the cash dividends declared by FIRSTFED and People's for the periods indicated.

                                                       FIRSTFED Common Stock                 People's Common Stock
                                                  --------------------------------     ----------------------------------
                                                    High       Low       Dividends       High         Low       Dividends
                                                  --------   -------     ---------     --------     --------    ---------
FIRSTFED's Fiscal 2000
   Quarter ended June 30, 1999..............      $14.125    $12.250        $0.05       $21.500     $ 18.375      $0.20
   Quarter ended September 30, 1999.........       14.750     12.563         0.07        21.125       17.500       0.21
   Quarter ended December 31, 1999..........       13.500     11.625         0.07        20.000       17.375       0.21
   Quarter ended March 31, 2000.............       11.625     10.375         0.07        18.625      13.8125       0.21

FIRSTFED's Fiscal 2001
   Quarter ended June 30, 2000..............       11.625     10.625         0.07        21.375       15.250       0.21
   Quarter ended September 30, 2000.........       15.500     11.625         0.10        17.750       14.500       0.21
   Quarter ended December 31, 2000..........       16.000     13.375         0.10        17.000       13.500       0.21
   Quarter ended March 31, 2001.............       16.750     14.950         0.10        17.250       13.500       0.00

FIRSTFED's Fiscal 2002
   Quarter ended June 30, 2001..............       18.200     15.000         0.10        16.875       14.110       0.00
   Quarter ended September 30, 2001.........       20.050     16.500         0.14        16.050       12.700       0.00
   Quarter ended December 31, 2001..........
   Quarter ended March 31, 2002
      (through_____, 2002)..................

         You should obtain current market quotations for FIRSTFED common stock, as the market price of FIRSTFED common stock will fluctuate between the date of this document and the date on which the merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

         As of _____, 200_, there were approximately ___ holders of record of FIRSTFED common stock. As of _____, 200_, there were approximately _____ holders of record of People's common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or "street name" through brokerage firms.

                    Special Meeting of FIRSTFED Stockholders

General

         This joint proxy statement - prospectus is furnished in connection with the solicitation of proxies by the board of directors of FIRSTFED AMERICA BANCORP, INC. for use at the special meeting of stockholders of FIRSTFED to be held at __________, ________________, Rhode Island, at _____, local time, on
_________, 200_ and any adjournments or postponements thereof, for the purposes set forth in this joint proxy statement - prospectus.

Purpose of the Meeting

         At the special meeting, stockholders of FIRSTFED will be asked to consider and vote upon the merger agreement and the transactions contemplated by that agreement, including the merger, and on any other matters properly submitted to a vote at the special meeting.

Record Date for Voting at the Meeting

         The board of directors has fixed the close of business on _________, 200_ as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of FIRSTFED common stock at that time will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. As of the record date, there were ___________ shares of FIRSTFED common stock issued and outstanding, and each such share is entitled to one vote at the special meeting. As provided in FIRSTFED's certificate of incorporation, record holders of FIRSTFED's common stock who beneficially own, either directly or indirectly, in excess of 10% of FIRSTFED's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit.

Quorum and Stockholder Vote Required

         The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum for transaction of business at the special meeting. Abstentions and "broker non-votes" will be counted as present for determining the presence or absence of a quorum for the transaction of business at the special meeting. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power. Your broker cannot vote your shares of FIRSTFED common stock without specific instructions from you.

         Provided a quorum is present, the affirmative vote of the holders of a majority of the outstanding common stock of FIRSTFED is necessary to adopt the merger agreement. Thus, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

Voting of Proxies

         Shares represented by proxy will be voted at the special meeting as specified in the proxy.

         Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted for approval of the merger agreement.

         Abstentions. FIRSTFED will count a properly executed proxy marked "ABSTAIN" for purposes of determining whether there is a quorum, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of a majority of the outstanding shares of FIRSTFED common stock is required for approval of the merger agreement, if you mark your proxy "ABSTAIN" it will have the same effect as a vote against approval of the merger agreement.

         Broker Non-Votes. If your shares are held by your broker, your broker will vote your shares for you only if you provide instructions with respect to your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of FIRSTFED common stock without specific instructions from you. Because the affirmative vote of a majority of the votes cast is required to approve the merger agreement, if you do not instruct your broker how to vote it will have the same effect as a vote against approval of the merger agreement.

         Other Matters. If you sign the proxy card, you grant authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the special meeting or any adjournments or postponements of the special meeting. FIRSTFED's management does not currently know of any other matters to be brought before the special meeting. As to other matters, if any, that may properly come before the special meeting, unless otherwise provided in FIRSTFED's certificate of incorporation, bylaws or by statute, the matter will be approved if a majority of the votes cast are in favor of the matter.

         The special meeting may be adjourned or postponed, including by the presiding officer, for the purpose of, among other things, soliciting additional proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any proposal to adjourn or postpone the special meeting that is submitted to FIRSTFED's stockholders for a vote for the purpose of soliciting additional votes.

         How to Vote Shares Held Through Brokers. If you hold FIRSTFED common stock in the name of a broker or other custodian and wish to vote those shares in person at the special meeting, you must obtain from the nominee holding the FIRSTFED common stock a properly executed "legal proxy" identifying you as a FIRSTFED stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form that accompanies this document.

How to Revoke a Proxy

         You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of FIRSTFED in writing before your common stock has been voted at the special meeting, deliver proxy instructions with a later date, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

Solicitation of Proxies

         This solicitation of proxies for use at the special meeting is being made by the board of directors of FIRSTFED. The cost of soliciting proxies will be borne by FIRSTFED. In addition to solicitation services to be provided by Georgeson Shareholder Communications, Inc. described below, proxies may be solicited, in person or by telephone, by officers and other employees of FIRSTFED, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

         FIRSTFED has retained Georgeson Shareholder Communications at a fee estimated not to exceed $_____, plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies.

Participants in First Federal Savings Bank's ESOP or 401(k) Plan

         If you participate in the First Federal Saving Bank of America Employee Stock Ownership Plan and Trust or if you hold shares through First Federal's 401(k) Plan, you will be receiving voting instructions under separate cover. Through those voting instructions you will be able to direct the trustees for the plans as to the manner in which shares of FIRSTFED common stock allocated to your plan accounts are to be voted. Unallocated shares of common stock held by the ESOP and allocated shares for which no voting instructions are received will be voted by the ESOP trustees in the same proportion as shares for which the trustees have received voting instructions, subject to the exercise of their fiduciary duties.

Shares Held by FIRSTFED Officers and Directors and by People's

         As of ______, 2002, directors and executive officers of FIRSTFED, and persons closely associated with them, beneficially owned _______ shares of FIRSTFED common stock, not including shares that may be acquired upon the exercise of stock options. This equals ___% of the outstanding shares of FIRSTFED common stock. As of the same date, People's and its subsidiaries and its directors and executive officers beneficially owned _____ shares of FIRSTFED common stock entitling them to exercise approximately ___% of the voting power of the FIRSTFED common stock entitled to vote at the special meeting.

Recommendation of FIRSTFED's Board of Directors

         The FIRSTFED board of directors has approved the merger agreement and the transactions contemplated by that agreement. The FIRSTFED board of directors believes that the merger agreement is in the best interests of FIRSTFED and its stockholders and unanimously recommends that the FIRSTFED stockholders vote "FOR" approval of the merger agreement. See "The Merger--Recommendation of the FIRSTFED Board; FIRSTFED's Reasons for the Merger."

                    Special Meeting of People's Stockholders

General

         This joint proxy statement - prospectus is furnished in connection with the solicitation of proxies by the board of directors of People's Bancshares, Inc. for use at the special meeting of stockholders of People's to be held at Stoneforge Tavern & Publick House, 90 Paramount Drive, Raynham, Massachusetts, at _____, local time, on _________, 200_ and any adjournments or postponements thereof, for the purposes set forth in this joint proxy statement - prospectus.

Purpose of the Meeting

         At the special meeting, stockholders of People's will be asked to consider and vote upon the merger agreement and the transactions contemplated by that agreement, including the merger, and any other matters that may be properly submitted to a vote at the special meeting.

Record Date for Voting at the Meeting

         This joint proxy statement - prospectus is first being mailed to stockholders of People's on or about ___________, 200_, in connection with the solicitation of proxies for the special meeting. The board of directors has fixed the close of business on _________, 200_ as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of People's common stock at that time will be entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. As of the record date, there were ___________ shares of common stock issued and outstanding, and each such share is entitled to one vote at the special meeting.

Quorum and Stockholder Vote Required

         The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum for transaction of business at the special meeting. Abstentions and "broker non-votes" will be counted as present for determining the presence or absence of a quorum for the transaction of business at the special meeting. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

         Provided a quorum is present, the affirmative vote of the holders of a majority of the outstanding common stock of People's is necessary to adopt the merger agreement. Thus, abstentions and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

         Directors of People's holding an aggregate of 232,571 shares of common stock, or 7.15% of the outstanding common stock of People's, have delivered voting agreements to FIRSTFED in which they have agreed to vote all of the shares owned by them on the record date in favor of the merger.

Voting of Proxies

     Shares represented by proxy will be voted at the special meeting as specified in the proxy.

     Proxies Without Voting Instructions. Proxies that are properly signed and dated but which do not contain voting instructions will be voted for approval of the merger agreement.

     Abstentions. People's will count a properly executed proxy marked "ABSTAIN" for purposes of determining whether there is a quorum, but the shares represented by that proxy will not be voted at the special meeting. Because the affirmative vote of a majority of the outstanding shares of People's common stock is required for approval of the merger agreement, if you mark your proxy "ABSTAIN" it will have the same effect as a vote against approval of the merger agreement.

     Broker Non-Votes. If your shares are held by your broker, your broker will vote your shares for you only if you provide instructions with respect to your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of People's common stock without specific instructions from you. Because the affirmative vote of a majority of the votes cast is required to approve the merger agreement, if you do not instruct your broker how to vote it will have the same effect as a vote against approval of the merger agreement.

     Other Matters. If you sign the proxy card, you grant authority to the holders of the proxy to vote in their discretion on any other matters that may properly come before the special meeting or any adjournments or postponements of the special meeting. People's management does not presently know of any other matters to be brought before the special meeting. As to other matters, if any, that may properly come before the special meeting, unless otherwise provided in People's articles of organization or by-laws or by statute, the matter will be approved if a majority of the votes cast are in favor of the matter.

     The special meeting may be adjourned or postponed, including by the presiding officer, for the purpose of, among other things, soliciting additional proxies. No proxy voted against any of the proposals will be voted in favor of any proposal to adjourn or postpone the special meeting that is submitted to the People's stockholders for a vote for the purpose of soliciting additional votes.

     The enclosed proxy card is different from the green election form that you
     --------------------------------------------------------------------------
can use to elect to receive cash, stock, or a combination of cash and stock in
------------------------------------------------------------------------------
the merger, which will be sent to you separately. Do not return your proxy card
-------------------------------------------------------------------------------
with the green election form and your stock certificates. For more information
---------------------------------------------------------
about the election form, see "The Merger - Election Procedures; Surrender of Stock Certificates."

     How to Vote Shares Held Through Brokers. If you hold People's common stock in the name of a broker or other custodian and wish to vote those shares in person at the special meeting, you must obtain from the nominee holding the People's common stock in the nominee's name a properly executed "legal proxy" identifying you as a People's stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted.

     Any People's stockholder has the right to dissent from approval of the merger agreement and, subject to compliance with certain requirements and procedures set forth in Sections 85 to 98, inclusive, of the Massachusetts Business Corporation Law ("MBCL"), to receive payment of the "fair value," as defined in the MBCL, of his or her shares of People's common stock. See "The Merger - Dissenters' Rights."

     BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF PEOPLE'S COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS VOTES AGAINST APPROVAL OF THE MERGER AGREEMENT. ACCORDINGLY, THE PEOPLE'S BOARD OF DIRECTORS URGES STOCKHOLDERS TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.

How to Revoke a Proxy

     The accompanying form of proxy is for your use at the special meeting if you are unable or do not wish to attend in person. You may revoke your proxy at any time before it is exercised by submitting to the President of People's a written notice of revocation or a properly executed proxy having a later date or by attending the special meeting and voting in person. Written notices of revocation and other communications with respect to the revocation of People's proxies should be addressed to People's Bancshares, Inc., 545 Pleasant Street, New Bedford, Massachusetts 02740, Attention: President. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified in the proxy.

Solicitation of Proxies

     This solicitation of proxies for use at the special meeting is being made by the board of directors of People's. The cost of soliciting proxies will be borne by People's. In addition to solicitation services to be provided by Georgeson Shareholder Communications, Inc. as described below, proxies may be solicited, in person or by telephone, by officers and other employees of People's, who will receive no compensation for their services other than their normal salaries. Brokerage houses, nominees, fiduciaries, and other custodians are requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses in doing so.

     People's has retained Georgeson Shareholder Communications, Inc. at a base fee estimated not to exceed $5,000, plus reimbursement of reasonable out-of-pocket expenses, to assist in the solicitation of proxies. People's has also agreed to indemnify Georgeson Shareholder Communications against certain liabilities and expenses, including liabilities under the federal securities laws.

Shares Held by People's Officers and Directors and by FIRSTFED

     As of the record date, directors and executive officers of People's owned approximately ________ shares of People's common stock, entitling them to exercise approximately ____% of the voting power of the People's common stock entitled to vote at the special meeting. Twelve of the 13 directors of People's have entered into voting agreements with FIRSTFED to vote all of the shares of People's common stock owned by them on the record date in favor of the proposal to approve the merger agreement.

     As of the record date, FIRSTFED and its banking and trust subsidiaries owned ____ shares of People's common stock, entitling them to exercise approximately ___% of the voting power of the People's common stock entitled to vote at the special meeting.

Recommendation of People's Board of Directors

     The People's board of directors has approved the merger agreement and the transactions contemplated by that agreement. The People's board of directors believes that the merger agreement is in the best interests of People's and its stockholders and, with the exception of Vincent Smyth who takes no position on the matter, recommends that the People's stockholders vote "FOR" approval of the merger agreement. See "The Merger--Recommendation of the People's Board; People's Reasons for the Merger."

                       Ownership of FIRSTFED Common Stock

     The following table provides information as of _____ with respect to persons known to FIRSTFED to be the beneficial owners of more than 5% of FIRSTFED's outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                                   Percent of
                                                    Number of     Common Stock
Name and Address                                  Shares Owned     Outstanding
----------------                                  ------------    ------------


First Federal Savings Bank of America               678,351(1)        10.91%
   Employee Stock Ownership Plan and Trust
ONE FIRSTFED PARK
Swansea, Massachusetts 02777

The FIRSTFED Charitable Foundation                  601,972(2)         9.68%
ONE FIRST PARK
Swansea, Massachusetts 02777


Jeffrey L. Gendell                                  582,200(3)         9.36%
Tontine Management, L.L.C.
Tontine Financial Partners, L.P.
Tontine Overseas Associates, L.L.C.
Tontine Partners, L.P.
Tontine Associates, L.L.C.
200 Park Avenue, Suite 3900
New York, New York 10166

Robert F. Stoico                                    400,195(4)         6.25%
c/o FIRSTFED AMERICA BANCORP, INC.
ONE FIRSTFED PARK
Swansea, Massachusetts 02777

Brandes Investment Partners, L.P.                   392,149(5)         6.30%
Brandes Investment Partners, Inc.
Brandes Holdings, L.P.
Charles H. Brandes
Glenn R. Carlson
Jeffrey A. Busby
11988 El Camino Real
Suite 500
San Diego, California 92130

Wellington Management Company, LLP                  319,400(6)         5.13%
75 State Street
Boston, Massachusetts 02109

___________________________

(1) Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants' accounts in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants. As of ___________, 2001, 368,564 shares have been allocated to participants' accounts and 309,787 shares remain unallocated under the ESOP.
(2) The Foundation was established and funded in connection with First Federal conversion to stock form on January 15, 1997. As mandated by the Office of Thrift Supervision, the terms of the gift instrument require that all shares of common stock held by the Foundation must be voted in the same ratio as all other shares of FIRSTFED common stock on all proposals considered by stockholders of FIRSTFED.
(3) Based on information disclosed by the group of reporting persons set forth in a Schedule 13G filed with the Securities and Exchange Commission ("SEC") and most recently amended on February 14, 2001, the following entities may be deemed to be the beneficial owners of the amount of common stock indicated after their names: Jeffrey L. Gendell, 582,200 shares; Tontine Management, L.L.C. 489,700 shares; Tontine Financial Partners, L.P., 414,700 shares; Tontine Overseas Associates, L.L.C., 90,000 shares; Tontine Partners, L.P., 65,000 shares; and Tontine Associates, L.L.C., 10,000 shares.
(4) Includes 174,144 shares subject to options granted under the FIRSTFED AMERICA BANCORP, INC. 1997 Stock-Based Incentive Plan, which are currently exercisable or will become exercisable within 60 days, and 13,061 shares subject to options granted under the FIRSTFED 1998 Stock Option Plan (the "1998 Stock Option Plan"), which will become exercisable within 60 days.
(5) Based on information disclosed by the group of reporting persons set forth herein in a Schedule 13G filed with the SEC and most recently amended on February 14, 2001 and a Form 13F filed on February 14, 2001.
(6) Based on information disclosed in a Schedule 13G filed with the SEC and most recently amended on February 13, 2001.

     The following table provides information about the shares of common stock of FIRSTFED that may be considered to be beneficially owned by each director of FIRSTFED, by those executive officers of FIRSTFED whose salary and bonus during the 2001 fiscal year exceeded $100,000, and by all directors and executive officers of FIRSTFED as a group as of _____________. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

                                                           Number of Shares
                                           Number of          That May be        Percent of
                                         Shares Owned          Acquired         Common Stock
                                          (Excluding       Within 60 Days by     Outstanding
Name                                       Options)        Exercising Options        (1)
----                                    --------------    --------------------  --------------
Robert F. Stoico                         212,990(2)          187,205(3)            6.25%
John S. Holden, Jr.                       16,049(4)           22,465(5)               *
Richard W. Cederberg                      18,449(6)           22,465(7)               *
Gilbert C. Oliveira                       42,449(8)           22,465(9)            1.04%
Paul A. Raymond, DDS                      16,019(10)          22,465(11)              *
Thomas A. Rodgers, Jr.                    53,449(12)          22,465(13)           1.22%
Anthony L. Sylvia                         21,449(14)          22,465(15)              *
Edward A. Hjerpe, III                     42,564(16)          66,175(17)           1.72%
Frederick R. Sullivan                     34,578(18)          37,441(19)           1.15%
Kevin J. McGillicuddy                     33,366(20)          37,441(21)           1.13%
All directors and executive officers
   as a group (10 persons).............. 464,942             489,173              14.22%

_____________________
*    Does not exceed 1.0% of the FIRSTFED's voting securities.
(1) For purposes of calculating the percentage of the outstanding shares of common stock at __________, 200___ for each listed person, the number of shares of common stock includes the shares that may be acquired by such person within 60 days of ______________, 200___ through the exercise of stock options.
(2) Includes 87,072 shares awarded to Mr. Stoico under the FIRSTFED AMERICA BANCORP, INC. 1997 Stock Based Incentive Plan (the "Incentive Plan"). Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control. Each participant currently has voting power as to the shares awarded under the Incentive Plan.
(3) Excludes 43,536 shares and 52,243 shares subject to unexercisable options granted to Mr. Stoico under the Incentive Plan and FIRSTFED's 1998 Stock Option Plan, respectively. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.
(4) Includes 10,449 shares awarded to Mr. Holden under the Incentive Plan. Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control.
(5) Excludes 5,224 shares subject to unexercisable options granted to Mr. Holden under the Incentive Plan and 6,269 shares subject to options granted under the 1998 Stock Option Plan. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control. Includes 200 shares held by Mr. Holden's spouse and 200 shares held by Mr. Holden's son.
(6) Includes 10,449 shares awarded to Mr. Cederberg under the Incentive Plan. Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control. Includes 4,000 shares held by Mr. Cederberg's spouse.
(7) Excludes 5,224 shares subject to unexercisable options granted to Mr. Cederberg under the Incentive Plan and 6,269 shares subject to options granted under the 1998 Stock Option Plan. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.
(8) Includes 10,449 shares awarded to Mr. Oliveira under the Incentive Plan. Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control.
(9) Excludes 5,224 shares subject to unexercisable options granted to Mr. Oliveira under the Incentive Plan and 6,269 shares subject to options granted under the 1998 Stock Option Plan. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.
(10) Includes 10,449 shares awarded to Dr. Raymond under the Incentive Plan. Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control. Includes 470 shares held by Dr. Raymond's spouse's IRA.
(11) Excludes 5,224 shares subject to unexercisable options granted to Dr. Raymond under the Incentive Plan and 6,269 shares subject to options granted under the 1998 Stock Option Plan. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.
(12) Includes 10,449 shares awarded to Mr. Rodgers under the Incentive Plan. Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control.
(13) Excludes 5,224 shares subject to unexercisable options granted to Mr. Rodgers under the Incentive Plan and 6,269 shares subject to options granted under the 1998 Stock Option Plan. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.
(14) Includes 10,449 shares awarded to Mr. Sylvia under the Incentive Plan. Such awards commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control.
(15) Excludes 5,224 shares subject to unexercisable options granted to Mr. Sylvia under the Incentive Plan and 6,269 shares subject to options granted under the 1998 Stock Option Plan. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.
(16) Includes 17,414 shares awarded to Mr. Hjerpe under the Incentive Plan, which commenced vesting at a rate of 20% per year beginning August 5, 1998, and 8,707 additional shares awarded under the Incentive Plan, which commenced vesting at a rate of 20% per year beginning June 29, 1999. All such shares would vest immediately upon death, disability, retirement or a change in control.
(17) Excludes 26,122 shares and 20,896 shares subject to unexercisable options granted to Mr. Hjerpe under the Incentive Plan and the 1998 Stock Option Plan, respectively. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.
(18) Includes 17,414 shares awarded to Mr. Sullivan under the Incentive Plan, which commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control. Each participant currently has voting power as to the shares awarded.
(19) Excludes 8,707 shares and 10,448 shares subject to unexercisable options granted to Mr. Sullivan under the Incentive Plan and the 1998 Stock Option Plan, respectively. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.
(20) Includes 17,414 shares awarded to Mr. McGuillicuddy under the Incentive Plan, which commenced vesting at a rate of 20% per year beginning August 5, 1998, but would vest immediately upon death, disability, retirement or a change in control.
(21) Excludes 8,707 shares and 10,448 shares subject to unexercisable options granted to Mr. McGuillicuddy under the Incentive Plan and the 1998 Stock Option Plan, respectively. Shares subject to options granted under the Incentive Plan and the 1998 Stock Option Plan vest at a rate of 20% per year commencing on August 5, 1998 and July 18, 2001, respectively, but would vest immediately upon death, disability, retirement or a change in control.

                       Ownership of People's Common Stock

     The following table provides information as of __________________ with respect to persons known to People's to be the beneficial owners of more than 5% of People's outstanding common stock. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power.

                                            Number of            Percent of
                                             Shares             Common Stock
Name and Address                             Owned              Outstanding
------------------                         -----------         --------------

Vincent A. Smyth                            309,515(1)              9.53%
   143 Main Street
   Huntington, NY  11743

Jeffrey L. Gendell                          181,298(2)              5.60%
   237 Park Avenue, 9th Floor
   New York, NY  10017

Dimensional Fund Advisors Inc.              165,869(3)              5.12%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA  90401
__________________________
(1) Includes 309,515 shares owned by Mr. Smyth jointly with his wife. Based solely on information contained in the Schedule 13D filed with the SEC on April 26, 2001 by Mr. Smyth.
(2) Based solely upon information contained in the Quarterly Report on Form 13F filed with the SEC on September 9, 2001 by Jeffrey L. Gendell.
(3) Based solely upon information contained in the Schedule 13G filed with the SEC on February 6, 2001 by Dimensional Fund Advisors Inc.

         The following table provides information about the shares of People's common stock that may be considered to be owned by each director, by those executive officers of People's whose salary and bonus exceeded $100,000 in fiscal 2001, and by all directors and executive officers of People's as a group as of _____________________. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

                                                                     Number of Shares      Percent of
                                                      Number of        That May Be           Common
                                                    Shares Owned         Acquired              Stock
                                                     (Excluding      Within 60 Days By     Outstanding
Name                                                  Options)       Exercise Options           (9)
----                                               --------------   ------------------    --------------
Frederick W. Adami III                                 9,016               3,484                  *
Donna L. Boulanger                                         0              15,300                  *
B. Benjamin Cavallo                                  163,562(1)            6,916               4.99%
John R. Eaton                                          8,480(2)           10,000                  *
William Foster, Jr.                                    1,500               1,000                  *
Thomas Gillen                                          1,000               1,000                  *
Terrence A. Gomes                                        100               6,916                  *
James K. Hunt                                         10,000                   -                  *
Dr. Loring C. Johnson                                  1,874              10,000                  *
John J. Kiernan                                        7,254(3)           25,000                  *
Richard D. Matthews                                   28,068(4)            2,000                  *
Scott W. Ramsay                                        1,500(5)            4,000                  *
Davis H. Scudder                                       8,309(6)           10,000                  *
Stanley D. Siskind                                     9,201               5,400                  *
Vincent A. Smyth                                     309,515(7)            1,000               9.53%
Richard S. Straczynski                                27,515(8)           57,000               2.55%
All directors and executive officers
   as a group (16 persons)                           586,894             158,016              21.82%

----------

*    Does not exceed 1.0% of the People's voting securities.
(1) Includes 79,733 shares owned by members of Mr. Cavallo's immediate family, 24,709 shares owned jointly by Mr. Cavallo and members of his immediate family and 59,130 shares held by partnerships in which Mr. Cavallo is a partner.
(2)  Includes 6,277 shares owned by Mr. Eaton jointly with his wife.
(3) Includes 2,000 shares owned by Mr. Kiernan jointly with his wife. Also includes approximately 5,254 shares that may be deemed beneficially owned by Mr. Kiernan through his interest in the Bank's 401(k) plan, which invests in People's common stock.
(4)  Includes 4,871 shares owned by Mr. Matthews jointly with his wife.
(5)  Includes 1,000 shares owned by Mr. Ramsay jointly with his wife.
(6) Includes 340 shares owned by members of Mr. Scudder's immediate family, 2,555 shares owned by Scudder Bros. Fuel Company, Inc., of which Mr. Scudder is a principal, and 1,200 shares owned by Campello Salvage, of which Mr. Scudder is a partner.
(7) Includes 309,515 shares owned by Mr. Smyth jointly with his wife. Based solely upon information contained in the Schedule 13D filed with the SEC on April 26, 2001 by Mr. Smyth.
(8) Includes 2,662 shares that may be deemed beneficially owned by Mr. Straczynski through his interest in the Bank's 401(k) plan, which invests in People's common stock.
(9) For purposes of calculating the percentage of the outstanding shares of common stock at _______________, 200__ for each listed person or entity, the number of shares of common stock includes shares that may be acquired by such person or entity within 60 days of _________________, 200__ through the exercise of stock options.

                                   The Merger

         The following discussion of the merger is qualified by reference to the merger agreement, which is attached to this joint proxy statement - prospectus as Appendix A. You should read the entire merger agreement carefully. It is the legal document that governs the merger.

About the Parties to the Merger

         FIRSTFED AMERICA BANCORP, INC. FIRSTFED is the savings and loan holding company for First Federal Savings Bank of America. As a savings and loan holding company, FIRSTFED is subject to regulation by the Office of Thrift Supervision. Since its formation, FIRSTFED's principal activity has been to direct and coordinate the business of First Federal.

         First Federal is a federally chartered savings bank located in Swansea, Massachusetts. First Federal is regulated by the Office of Thrift Supervision and its deposits are insured by the Federal Deposit Insurance Corporation up to applicable limits. First Federal currently operates [16] banking offices in Swansea, Fall River, Attleboro, New Bedford, Seekonk, Somerset, and Taunton, Massachusetts and [Middletown,] Pawtucket, Providence, East Providence, Warwick, and Cranston, Rhode Island and its five loan origination centers located in Yarmouth, Auburn, Agawam and Burlington, Massachusetts, and East Greenwich, Rhode Island.

         FIRSTFED's principal business has been and continues to be attracting retail and business deposits in the areas surrounding its banking offices and investing those deposits, together with funds generated from operations and borrowings, primarily in residential, commercial, and consumer loans and mortgage-backed securities. Through its [16] banking offices and five loan origination centers, FIRSTFED originates loans for investment and loans for sale in the secondary market, generally retaining the servicing rights to loans sold. Loan sales are made from loans designated as being held for sale or originated for sale during the period. FIRSTFED's revenues are derived principally from interest on its loan portfolios and interest and dividends on its investment and mortgage-backed securities and loan servicing income. FIRSTFED's primary sources of funds are deposits, principal and interest payments on loans and mortgage-backed securities, proceeds from the sale of loans, Federal Home Loan Bank of Boston advances and other borrowings.

         FIRSTFED owns FIRSTFED INSURANCE AGENCY, LLC, which has over 4,000 customers and offers a comprehensive insurance product line including auto, home, life, accident and health insurance to consumers and businesses. FIRSTFED TRUST COMPANY, N.A. provides investment and fiduciary services in the Rhode Island and southeastern Massachusetts marketplace. The trust company is a joint venture with certain members of the Metcalf and Danforth families of Rhode Island. In addition to their 35% ownership interest, the families are also significant clients of the trust company.

         For financial statements of FIRSTFED and a discussion of FIRSTFED's recent results of operations, see FIRSTFED's 2001 annual report to stockholders and Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, both of which are incorporated by reference into this document.

         People's Bancshares, Inc. People's Bancshares, Inc. is a bank holding company whose principal subsidiary is People's Savings Bank of Brockton, a Massachusetts savings bank. People's is headquartered in New Bedford, Massachusetts. Although People's is a legal entity separate from People's Savings Bank, People's itself is not engaged in any business activities. People's also owns all of the common securities of People's Bancshares Capital Trust and People's Bancshares Capital Trust II, both Delaware business trusts. People's Bancshares Capital Trust issued $13.8 million of trust preferred securities to the public on June 26, 1997 and used the proceeds to purchase subordinated debentures from People's. People's Bancshares Capital Trust II issued $10.0 million of trust preferred securities on July 26, 2000 and used the proceeds to purchase subordinated debentures from People's. The net proceeds of these offerings were primarily used to increase People's Tier 1 capital.

         People's Savings was chartered as a Massachusetts mutual savings bank on February 6, 1895. On October 30, 1986, People's Savings converted to a Massachusetts-chartered savings bank in stock form. People's Savings is engaged principally in the business of attracting deposits from individuals, businesses and governmental entities, and investing those funds in residential and commercial mortgages, consumer, commercial and construction loans and investment securities, which currently consist primarily of mortgage-backed securities and trust preferred securities. People's Savings originates loans for investment with the exception of residential mortgage loans. People's Savings and its mortgage banking subsidiary, People's Mortgage Corporation, originate 1- to 4-family residential loans primarily for sale in the secondary market, generally with the sale of the servicing rights of such loans. People's Savings operates 12 branch offices in southeastern Massachusetts. People's Mortgage has 10 offices located in Massachusetts, Connecticut, Maryland, Rhode Island and Virginia.

         People's Savings' revenues are derived principally from interest on loans, interest and dividends on investment securities, customer fees, and gains on residential mortgage loan sales. People's Savings' primary sources of funds are customer deposits, amortization and repayment of loan and investment securities principal, interest and dividends on loans and investment securities, maturity or sale of investment securities, collateralized borrowings and proceeds from the sale of loans. People's Savings offers a variety of deposit accounts, including NOW accounts, regular savings accounts, money market accounts, fixed rate certificates of deposits and various retirement accounts.

         Other than People's Mortgage, which originates loans, People's Savings has four subsidiaries that are currently inactive but primarily engaged in the management and sale of foreclosed real estate.

Other Information

         People's and People's Savings. On June 27, 2000, People's Savings entered into a Memorandum of Understanding ("M.O.U.") with the Massachusetts Commissioner of Banks and the Federal Deposit Insurance Corporation (the "FDIC"), pursuant to which People's Savings has agreed, among other matters, to develop plans to reduce over time the level of its investment in trust preferred securities to less than 100% of its Tier 1 leverage capital. In addition, People's Savings has agreed to achieve and maintain a Tier 1 leverage capital ratio of not less than 6.5% of total assets. At September 30, 2001, People's Savings' Tier 1 leverage capital ratio was 7.57%. Additional provisions of the M.O.U. required People's Savings to assess its management and staffing needs, develop revised strategic and capital plans, improve the quality of the investment portfolio and investment administration, improve liquidity and the management thereof, develop a plan for reducing interest rate risk exposure and address other operational issues. All required plans have been submitted to regulators and it is FIRSTFED's understanding that People's Savings is in compliance with the terms of the M.O.U.

         On December 5, 2000, People's Bancshares entered into an agreement with the Federal Reserve Bank of Boston (the "FRB") pursuant to which People's has agreed, among other matters, to obtain written approval from the FRB and the Director of the Division of Banking Supervision and Regulation of the FRB prior to declaring or paying any dividends or making any distributions of interest, principal, or other sums on its subordinated debentures (the "FRB Agreement"). People's is also required to maintain a minimum consolidated Tier 1 leverage capital ratio of not less than 5%. At September 30, 2001, People's consolidated Tier 1 leverage capital ratio was 6.94%. The FRB Agreement also requires People's to receive written approval from the FRB to increase borrowings or renew any existing debt. It is FIRSTFED's understanding that People's is in compliance with the terms of the FRB Agreement.

         On October 16, 2001, as required under the merger agreement for transactions other than in the ordinary course of business, FIRSTFED consented to a program allowing People's Savings to accelerate the sale of trust preferred securities in excess of its $7 million quarterly commitment to bank regulators. The program, which was also approved by People's Executive Committee, contemplates the sale of approximately $60 to $70 million of trust preferred securities and the remaining $21 million of zero coupon bonds held by People's Savings at September 30, 2001 by March 31, 2002. Realized losses from this program are currently projected to be approximately $6 million to $7 million and will reduce concentrations of trust preferred securities from $111 million at September 30, 2001 to between $40 and $50 million, or less than 75% of People's Savings' resulting Tier 1 leverage capital as of that date. Upon completion of the program, assuming the realization of up to $7 million in losses, People's resulting consolidated Tier 1 leverage capital ratio is projected to be approximately 6.3% and its Tier 1 leverage capital ratio of People's Savings is projected to be approximately 7.1%, thereby maintaining Tier 1 leverage ratios well in excess of levels required under the various regulatory agreements.

         Through November 8, 2001, the $21 million of zero coupon agency bonds held at People's Savings have been sold along with approximately $49.6 million of trust preferred securities at an aggregate loss of $4.3 million. The total concentration in trust preferred securities has been reduced to $61.6 million, or an estimated 91% of Tier 1 leverage capital.

         OTS policy limits a federal savings bank's investment in trust preferred securities to 15% of total capital (the "regulatory limit") unless OTS approval is received for a higher level. Upon the consummation of the merger of First Federal and People's Savings, First Federal's holdings of trust preferred securities are expected to constitute approximately _____% of total capital. Consequently, OTS approval to hold the additional amount will be necessary. To the extent the OTS does not authorize the holding of the trust preferred securities in excess of the regulatory limit, expedited divestiture by FIRSTFED may be necessary which may result in losses on such sales.

         FIRSTFED and First Federal. According to projections, First Federal's Tier 1 capital ratio upon consummation of the merger will be _____%, which would change its classification for regulatory purposes from "well capitalized" to "adequately capitalized." Although an "adequately capitalized" classification means that First Federal complies with all applicable minimum regulatory capital requirements, reclassification as "adequately capitalized" would have certain adverse consequences such increased FDIC insurance premiums and a prohibition on accepting brokered deposits without prior FDIC approval. Under the current FDIC regulations, institutions which qualify as well capitalized are assessed 0.17 basis points per $100 of deposits, depending on the risk of the institution as compared to 3 to 24 basis points for "adequately capitalized" institutions.

         FIRSTFED has obtained a commitment from a third party for an unsecured loan of approximately $10 million. The loan is expected to close prior to the consummation of the merger. Proceeds from this loan may be used for general corporate purposes including the payment of such funds to First Federal as a capital contribution, thereby raising First Federal's level of Tier 1 capital. The funding of the loan or any other form of capital raising is not a condition to the consummation of the merger under the terms of the merger agreement.

         For financial statements of People's and a discussion of People's recent results of operations, see page __.

Form of the Merger

         Our boards of directors each have approved a merger agreement that provides for the merger of People's with and into FIRSTFED. FIRSTFED will survive the merger. Upon completion of the merger, each share of People's common stock will be converted into the right to receive, at the election of the holder, either $22.00 in cash or 1.2644 shares of FIRSTFED common stock, subject to the possible adjustments described below in "--Conversion of People's Common Stock." The common stock of FIRSTFED will continue to trade on the American Stock Exchange under the symbol "FAB" after completion of the merger.

Conversion of People's Common Stock

         When the merger becomes effective, each share of People's common stock issued and outstanding immediately prior to the completion of the merger will automatically be converted into the right to receive, at the holder's election, either (1) $22.00 in cash without interest or (2) 1.2644 shares of FIRSTFED common stock with cash being paid instead of fractional shares. A People's stockholder's receipt of either cash and/or stock, however, is subject to the allocation and proration procedures as well as other provisions in the merger agreement. See "--Cash or Stock Election."

         The value of the FIRSTFED common stock will be evaluated during the 20 consecutive trading days ending on the date that we receive the last of the required regulatory and stockholder approvals. If during that period, (1) the average closing price of the FIRSTFED common stock is less than $13.92, and (2)
                                                                        ---
FIRSTFED common stock underperforms the "SNL New England Thrift Index" by more than 15% between September 28, 2001 and the end of the measurement period, then People's will have the right to terminate the merger. However, if People's terminates the merger, FIRSTFED will have the right to cancel the termination by increasing the number of shares of FIRSTFED stock it is to exchange for shares of People's common stock to the lesser of:
                            --- ------

      . the product of $13.92 and 1.2644 divided by the average closing price of FIRSTFED common stock during the measurement period; or

      . the product of the "index ratio" and 1.2644 divided by the "aquiror ratio." The "index ratio" is the value of the SNL New England Thrift Index on the last day of the measurement period, divided by the value of the index after the close of business on September 28, 2001, minus 0.15. The "acquiror ratio" is the average closing price of FIRSTFED common stock during the measurement period, divided by $17.40.

      If the average closing price of FIRSTFED common stock during the 20-day measurement period equals $20.88 or more, the value of the shares of FIRSTFED common stock to be exchanged for each share of People's common stock will be limited to $26.40.

     As of _____, 2002, the average closing price of FIRSTFED common stock over the prior 20-day trading period was $_____. Additionally, the SNL New England Thrift Index [increased/decreased] ___% while the market value of FIRSTFED stock [increased/decreased] ___% between September 28, 2001 and _______, 2002. We can give you no assurance as to what the market price of FIRSTFED common stock will be if and when the merger is completed, and People's stockholders are advised to obtain current market quotations for FIRSTFED common stock and People's common stock. In addition, because the tax consequences of receiving cash will differ from the tax consequences of receiving FIRSTFED common stock, you should carefully read the information included below under "-- Tax Consequences to People's Stockholders."

Cash or Stock Election

      Under the terms of the merger agreement, People's stockholders may elect to convert their shares into cash, FIRSTFED common stock, or a combination of FIRSTFED common stock and cash. All elections of People's stockholders are further subject to the allocation and proration procedures described in the merger agreement. These procedures provide that the number of shares of People's common stock to be converted into FIRSTFED common stock in the merger must be 45% of the total number of shares of People's common stock issued and outstanding on the date of the merger. We are not making any recommendation as to whether People's stockholders should elect to receive cash or FIRSTFED common stock in the merger. Each holder of People's common stock must make his or her own decision with respect to such election.

      It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if People's stockholders in the aggregate elect to receive more or less of the FIRSTFED common stock than FIRSTFED has agreed to issue. These procedures are summarized below.

         . When Stock Is Oversubscribed: If People's stockholders elect to receive more FIRSTFED common stock than FIRSTFED has agreed to issue in the merger, then all People's stockholders who have elected to receive cash or who have made no election will receive cash for their People's shares and all stockholders who elected to receive FIRSTFED common stock will receive a pro rata portion of the available FIRSTFED shares plus cash for those shares not converted into FIRSTFED common stock.

         . When Stock Is Undersubscribed: If People's stockholders elect to receive fewer shares of FIRSTFED common stock than FIRSTFED has agreed to issue in the merger, then all People's stockholders who have elected to receive FIRSTFED common stock will receive FIRSTFED common stock and those stockholders who have elected cash or have made no election will be treated in the following manner:

              . If the number of shares held by People's stockholders who have made no election is sufficient to make up the shortfall in the number of FIRSTFED shares that FIRSTFED is required to issue, then all People's stockholders who elected cash will receive cash, and those stockholders who made no election will receive both cash and FIRSTFED common stock in whatever proportion is necessary to make up the shortfall.

              . If the number of shares held by People's stockholders who have made no election is insufficient to make up the shortfall, then all People's stockholders who made no election will receive FIRSTFED common stock and those People's stockholders who elected to receive cash will receive cash and FIRSTFED common stock in whatever proportion is necessary to make up the shortfall.

         Notwithstanding these rules, in order that the tax opinions described under "--Tax Consequences for People's Stockholders" can be rendered, it may be necessary for FIRSTFED to reduce the number of shares of People's common stock that will be converted into the right to receive cash and correspondingly increase the number of shares of People's common stock that will be converted into FIRSTFED common stock. If this adjustment is necessary, stockholders who elect to receive cash or a mixture of cash and stock may be required on a pro rata basis to receive a greater amount of FIRSTFED common stock than they have elected.

         NO GUARANTEE CAN BE MADE THAT YOU WILL RECEIVE THE AMOUNTS OF CASH AND/OR STOCK YOU ELECT. AS A RESULT OF THE ALLOCATION PROCEDURES AND OTHER LIMITATIONS OUTLINED IN THIS DOCUMENT AND IN THE MERGER AGREEMENT, YOU MAY RECEIVE FIRSTFED COMMON STOCK AND/OR CASH IN AMOUNTS THAT VARY FROM THE AMOUNTS YOU ELECT TO RECEIVE.

Election Procedures; Surrender of Stock Certificates

         A green form for making an election of the consideration you wish to receive in the merger will be sent to you separately. The election form allows you to elect to receive cash, stock, or a combination of cash and stock, or make no election with respect to the merger consideration you wish to receive. FOR YOUR ELECTION TO BE EFFECTIVE, YOUR PROPERLY COMPLETED ELECTION FORM, ALONG WITH YOUR PEOPLE'S STOCK CERTIFICATES OR AN APPROPRIATE GUARANTEE OF DELIVERY, MUST BE RECEIVED BY REGISTRAR AND TRANSFER COMPANY ON OR BEFORE 5:00 P.M., EASTERN TIME, ON __________, 200_. Registrar and Transfer Company will act as exchange agent in the merger and in that role will process the exchange of People's stock certificates for cash and/or FIRSTFED common stock. Shortly after the merger, the exchange agent will allocate cash and stock among People's stockholders, consistent with their elections and the allocation and proration procedures. If you do not submit an election form, you will receive instructions from the exchange agent on where to surrender your People's stock certificates after the merger is completed. In any event, you should not forward your People's stock certificates with your proxy cards.

         If you have a preference for receiving either FIRSTFED stock and/or cash for your People's stock, you should complete and return the enclosed election form. If you do not make an election, you will be allocated FIRSTFED common stock and/or cash depending on the elections made by other stockholders.

         We are not recommending whether you should elect to receive cash, stock or a combination of cash and stock in the merger. You must make your own decision with respect to your election. Generally, the merger will be a tax-free transaction for People's stockholders to the extent they receive FIRSTFED common stock. See "--Tax Consequences for People's Stockholders."

         If certificates for People's common stock are not immediately available or time will not permit the election form and other required documents to reach the exchange agent prior to the election deadline, People's shares may be properly exchanged, and an election will be effective if:

                . such exchanges are made by or through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or by a commercial bank or trust company having an office, branch or agency in the United States;

                . the exchange agent receives, prior to the election deadline, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided with this joint proxy statement - prospectus (delivered by hand, mail, telegram, telex or facsimile transmission); and

                . the exchange agent receives, within three business days after the election deadline, the certificates for all exchanged People's shares, or confirmation of the delivery of all such certificates into the exchange agent's account with the Depository Trust Company in accordance with the proper procedures for such transfer, together with a properly completed and duly executed election form and any other documents required by the election form.

         People's stockholders who do not submit a properly completed election form or revoke their election form prior to the election deadline will have their shares of People's common stock designated as non-election shares. People's stock certificates represented by elections that have been revoked will be promptly returned without charge to the People's stockholder submitting the election form upon written request. After the completion of the merger, the exchange agent will allocate cash and FIRSTFED common stock among the stockholders of People's common stock according to the allocation procedures outlined above.

         After the completion of the merger, the exchange agent will mail to People's stockholders who do not submit election forms a letter of transmittal, together with instructions for the exchange of their People's common stock certificates for the merger consideration. Until you surrender your People's stock certificates for exchange after completion of the merger, you will not be paid dividends or other distributions declared after the merger with respect to any FIRSTFED common stock into which your People's shares have been converted. When you surrender your People's stock certificates, FIRSTFED will pay any unpaid dividends or other distributions, without interest. After the completion of the merger, there will be no further transfers of People's common stock. People's stock certificates presented for transfer after the completion of the merger will be canceled and exchanged for the merger consideration.

         If your People's stock certificates have been lost, stolen or destroyed, you will have to prove your ownership of these certificates and that they were lost, stolen or destroyed before you receive any consideration for your shares. Upon request, Registrar and Transfer Company will send you instructions and appropriate forms for this purpose.

         Holders of FIRSTFED common stock will not be required to exchange certificates representing their shares of FIRSTFED common stock or otherwise take any action as a result of the completion of the merger. THERE IS NO NEED FOR FIRSTFED STOCKHOLDERS TO SUBMIT THEIR FIRSTFED COMMON STOCK CERTIFICATES TO FIRSTFED, REGISTRAR AND TRANSFER COMPANY OR TO ANY OTHER PERSON IN CONNECTION WITH THE MERGER.

Treatment of People's Stock Options

         At the effective time of the merger, each option to purchase shares of People's common stock outstanding and unexercised immediately prior to the effective time will become an option to purchase FIRSTFED common stock and will continue to be governed by the terms of the applicable People's stock option plan and the stock option agreement evidencing the option. However, from and after the effective time, each stock option granted and outstanding under People's stock option plans may be exercised solely for shares of FIRSTFED common stock. The number of shares of FIRSTFED common stock issuable upon exercise of each former People's stock option will be equal to the number of shares of People's common stock subject to the option immediately prior to the merger multiplied by the exchange ratio. The exercise price per share of FIRSTFED common stock issuable upon exercise of each former

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People's stock option will be equal to the exercise price per share of People's common stock subject to the option immediately prior to the merger divided by the exchange ratio, rounded to the nearest cent. Each stock option which is an "incentive stock option" will be adjusted as required by the Internal Revenue Code in order to continue as an incentive stock option for federal income tax purposes. FIRSTFED will take all corporate action necessary to reserve a sufficient additional number of shares of FIRSTFED common stock for future issuance in satisfaction of its obligations with respect to these options.

Tax Consequences for People's Stockholders

         The following is a discussion of the material federal income tax consequences of the merger to holders of People's common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this joint proxy statement - prospectus. This discussion assumes that the People's common stock is a capital asset in the hands of the People's stockholders (generally, held for investment). In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to People's stockholders subject to special rules, such as foreign persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies. The opinions of counsel referred to in this section will be based on facts existing at the completion of the merger. In rendering their opinions, counsel will require and rely upon representations contained in certificates of officers of FIRSTFED, People's and others.

         It is a condition to the obligation of FIRSTFED and People's to complete the merger that FIRSTFED receive an opinion of Muldoon Murphy & Faucette LLP and that People's receive an opinion of Goodwin Procter LLP, each dated as of the completion of the merger, that the merger will be treated as a reorganization within the meaning of the Internal Revenue Code. If either of us waives the requirement of receiving a tax opinion and there is a material change in tax consequences to FIRSTFED stockholders or People's stockholders, you will be notified and given the opportunity to confirm or change your vote. If the merger is treated as a reorganization, neither FIRSTFED nor People's will recognize any gain or loss as a result of the merger.

         The tax opinions to be delivered to us in connection with the merger are not binding on the Internal Revenue Service or the courts, and we do not intend to request a ruling from the Internal Revenue Service with respect to the merger.

         The federal income tax consequences of the merger to People's stockholders will depend primarily on whether the stockholder exchanges his or her People's common stock for solely FIRSTFED common stock (except for cash received instead of a fractional share of FIRSTFED common stock), solely cash or a combination of FIRSTFED common stock and cash. Regardless of whether a People's stockholder elects to receive FIRSTFED common stock, cash, or a mixture of stock and cash, the federal income tax consequences will depend on the actual merger consideration received.

         THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY VARY DEPENDING UPON YOUR PARTICULAR CIRCUMSTANCES. THEREFORE, YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THOSE RELATING TO STATE AND/OR LOCAL TAXES.

         Receipt of FIRSTFED Common Stock in Exchange for People's Common Stock. No gain or loss will be recognized by a People's stockholder who receives solely shares of FIRSTFED common stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of People's common stock. The tax basis of the shares of FIRSTFED common stock received by a People's stockholder in such exchange will be equal (except for the basis attributable

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to any fractional shares of FIRSTFED common stock, as discussed below) to the basis of the People's common stock surrendered in exchange for the FIRSTFED common stock. The holding period of the FIRSTFED common stock received will include the holding period of shares of People's common stock surrendered in exchange for the FIRSTFED common stock, provided that such shares were held as capital assets of the People's stockholder at the effective time of the merger.

         Receipt of Cash in Exchange for People's Common Stock. A People's stockholder who receives solely cash in exchange for all of his or her shares of People's common stock (and is not treated as constructively owning FIRSTFED common stock after the merger under the circumstances referred to below under "--Possible Dividend Treatment") will recognize gain or loss for federal income tax purposes equal to the difference between the cash received and such stockholder's tax basis in the People's common stock surrendered in exchange for the cash. Such gain or loss will be a capital gain or loss, provided that such shares were held as capital assets of the People's stockholder at the effective time of the merger. Such gain or loss will be long-term capital gain or loss if the People's stockholder's holding period is more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

         Receipt of FIRSTFED Common Stock and Cash in Exchange for People's Common Stock. A People's stockholder who receives a combination of FIRSTFED common stock and cash in exchange for his or her People's common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain "realized" in the transaction. The amount of gain a People's stockholder "realizes" will equal the amount by which
(a) the cash plus the fair market value at the effective time of the merger of the FIRSTFED common stock received exceeds (b) the stockholder's basis in the People's common stock to be surrendered in the exchange for the cash and FIRSTFED common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of FIRSTFED common stock received by such People's stockholder will be the same as the basis of the shares of People's common stock surrendered in exchange for the shares of FIRSTFED common stock reduced by the amount of cash received and increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend). The holding period for shares of FIRSTFED common stock received by such People's stockholder will include such stockholder's holding period for the People's common stock surrendered in exchange for the FIRSTFED common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the merger.

         A People's stockholder's federal income tax consequences will also depend on whether his or her shares of People's common stock were purchased at different times at different prices. If they were, the People's stockholder could realize gain with respect to some of the shares of People's common stock and loss with respect to other shares. Such People's stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder's adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the FIRSTFED common stock received, but could not recognize loss with respect to those shares in which the People's stockholder's adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the FIRSTFED common stock received. Any disallowed loss would be included in the adjusted basis of the FIRSTFED common stock. Such a People's stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that stockholder.

         Possible Dividend Treatment. In certain circumstances, a People's stockholder who receives solely cash or a combination of cash and FIRSTFED common stock in the merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash "has the effect of the distribution of a dividend." The determination of whether a cash

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

payment has such effect is based on a comparison of the People's stockholder's proportionate interest in FIRSTFED after the merger with the proportionate interest the stockholder would have had if the stockholder had received solely FIRSTFED common stock in the merger. For purposes of this comparison, the People's stockholder may be deemed to constructively own shares of FIRSTFED common stock held by certain members of the stockholder's family, certain entities in which the stockholder has an ownership or beneficial interest, certain of the stockholder's beneficial owners (if the stockholder is an entity) and certain stock options may be aggregated with the stockholder's shares of FIRSTFED common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder's ratable share of the accumulated earnings and profits of People's at the effective time of the merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder's shares were held as capital assets at the effective time of the merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each People's stockholder, People's stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

         Cash in Lieu of Fractional Shares. A People's stockholder who holds People's common stock as a capital asset and who receives in the merger, in exchange for such stock, solely FIRSTFED common stock and cash in lieu of a fractional share interest in FIRSTFED common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Background of the Merger

         As part of its continuing efforts to improve People's community banking franchise and enhance stockholder value, People's management and board of directors have regularly considered various strategic alternatives, including continuing as an independent institution, growing internally, acquiring branches, community banks, or mortgage-related businesses and entering into a strategic merger with another institution.

         In September 1999, a group of People's stockholders including Vincent Smyth, Thomas Gillen and William Foster (the "Smyth Group") requested that People's retain an independent investment banker to review strategic alternatives to maximize shareholder value including a possible sale of People's. The People's board of directors authorized senior management to engage in discussions with the Smyth Group, which took place at several meetings during late 1999 and early 2000. The People's board considered the Smyth Group's requests during 1999 and early 2000. At certain of People's board meetings, representatives of Sandler O'Neill & Associates, L.P., People's financial advisor at the time, advised the board regarding then-current market and economic conditions, recent industry transactions and the likelihood that People's would be able to consummate a transaction with an acquiror. At this time it was the consensus of the board that a sale of People's would not be in the best interest of People's stockholders, given the economic environment for community banks and a lack of credible acquirors with the capacity to consummate a transaction with People's.

         During the spring of 2000, the Smyth Group announced and carried out a proxy contest, with its stated goal of having its three director nominees elected to the board to encourage the board to retain an investment banking firm to review strategic alternatives for People's. At the June 2000 annual meeting of stockholders, management's nominees defeated the Smyth Group's nominees.

         On June 27, 2000, People's Savings entered into an informal memorandum of understanding with the FDIC and the Massachusetts Commissioner of Banks, pursuant to which People's Savings agreed, among other matters, to develop plans to reduce over time the level of its investment in trust preferred securities and to achieve and maintain a minimum specified Tier 1 leverage capital ratio.

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

     At its board meetings in June and July 2000, the FIRSTFED board of directors discussed FIRSTFED's possible interest in a business combination with People's.

     In October and November 2000, Vincent Smyth again requested that People's retain an independent investment banker to pursue a sale of People's and indicated that he intended to carry out another proxy contest at the 2001 annual meeting.

     In early October 2000, Frederick Adami, III, chairman of the board of People's, spoke by telephone with the chief executive officer of another company, Company A, concerning the possibility of a strategic transaction and to schedule a meeting at a neutral site during November 2000.

     On November 15, 2000, Mr. Straczynski met with Robert Stoico, the chief executive officer of FIRSTFED, in Swansea to discuss various matters. During the conversation, Mr. Stoico indicated that, if People's were to become interested in being sold, FIRSTFED desired to be part of the discussions. No specific discussions regarding a strategic transaction were held at this time.

     On November 27, 2000, People's held a meeting with representatives of Company A in Boston. Attendees at the meeting were the chief executive officer and the chief financial officer of Company A and Messrs. Straczynski and Hunt, along with director Benjamin Cavallo, representing People's. The meeting included a historical review of Company A and its assembly strategy, including an interest in southeastern Massachusetts. People's agreed to provide nonconfidential information to Company A for the purposes of updating Company A's financial models.

     At a November 28, 2000 meeting of the People's board of directors, representatives of Fox-Pitt, Kelton made a presentation regarding strategic alternatives, and the board considered and discussed whether People's stockholders would be best served by continuing to operate People's or by a sale of People's.

     On December 5, 2000, People's entered into a formal agreement with the Federal Reserve Bank of Boston in which People's agreed, among other matters, to obtain written approval prior to declaring or paying any dividends on its capital stock or making any distributions of interest, principal, or other sums on its subordinated debentures. People's is also required to maintain a minimum specified consolidated Tier 1 leverage capital ratio.

     Consistent with the FDIC memorandum of understanding and the agreement with the Federal Reserve Bank, People's board of directors and management formulated and submitted to regulators plans to improve and maintain the financial soundness of People's and People's Savings, and People's began restructuring its consolidated balance sheet to reduce interest rate risk while improving liquidity and balance sheet fundamentals.

     On January 23, 2001, Company A entered into a confidentiality agreement with People's. During February and March 2001, People's provided information to Company A regarding its business and operations.

     On February 3, 2001, People's retained Fox-Pitt, Kelton to provide financial advisory and investment banking services.

     On March 26, 2001, Company A informed People's that it had decided not to pursue a transaction with People's at that time, citing concerns over the economy and other initiatives taking priority at Company A.

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

     Throughout March and early April 2001, People's was in discussions with the Smyth Group regarding a threatened proxy contest. On April 12, 2001, the Smyth group formally notified People's that it intended to mount another proxy contest, with the goal of having its three nominees elected to the board. On April 19, 2001, People's entered into an agreement with the Smyth Group in which the Smyth Group executed confidentiality agreements and terminated the proxy contest and People's agreed to increase the size of its board of directors from 10 to 13 members and, subject to the receipt of regulatory approvals, appoint Messrs. Smyth, Gillen and Foster to the boards of People's and People's Savings. FDIC approval was received in June 2001, and the Smyth Group designees were appointed to the board of directors of People's Savings at that time. Federal Reserve Board approval was received in August 2001 and the Smyth Group designees were appointed to the board of directors of People's at that time. At the time of his election as a director of People's, Mr. Gillen was also appointed to the Merger and Acquisition Committee (the "M&A committee"). Between May and August 2001, Mr. Gillen attended meetings of the M&A committee by invitation.

     At the April 24, 2001 meeting of the People's board of directors, with Messrs. Smyth, Gillen and Foster present by invitation, representatives of Fox-Pitt, Kelton made a presentation that included an analysis of People's core earnings and recent financial performance. At the meeting it was the consensus of the board that, given People's recent operating results and its prospects, including restrictions imposed by regulatory agreements, as well as the general environment for community banks, a sale of People's should be considered. The board authorized Fox-Pitt, Kelton to assume a leadership role in the process and directed Fox-Pitt, Kelton to check with Company A whether it had renewed interest in a transaction. The board reactivated its M&A committee, consisting of Messrs. Matthews, Ramsay and Siskind, to act as liaison between Fox-Pitt, Kelton and the full board of directors in any matters involving possible strategic transactions with other companies.

     On April 27, 2001, Company A requested further information from People's, which was provided.

     At the May 10, 2001 meeting of the M&A committee, at which Messrs. Smyth, Gillen and Cavallo were present by invitation, representatives of Fox-Pitt, Kelton made a presentation regarding potential acquirors of People's. The board authorized Fox-Pitt, Kelton to prepare an information memorandum for potential acquirors and entered into a new engagement letter with Fox-Pitt, Kelton. Between May and September 2001, Fox-Pitt, Kelton received inquiries from or held preliminary discussions with approximately 15 potential acquirors.

     On May 11, 2001, Messrs. Gillen and Cavallo and a representative of Fox-Pitt, Kelton met with an executive officer of Company A to further discuss the possibility of a strategic transaction. Between May 11 and May 27, People's sent additional information to Company A.

     At the May 29, 2001 meeting of the People's board of directors, Mr. Gillen reported on the meeting with Company A. Mr. Straczynski reported that his understanding from Fox-Pitt, Kelton was that a transaction with People's was not currently a priority at Company A, but might be revisited later in the year or early in 2002. Management was asked to direct Fox-Pitt, Kelton to review earlier inquiries and prioritize those companies with the greatest interest and the greatest ability to complete a transaction with People's.

     On June 1, 2001, a representative of Fox-Pitt, Kelton contacted Mr. Stoico to discuss the possibility of a business combination between FIRSTFED and People's. Mr. Stoico advised Fox-Pitt, Kelton that FIRSTFED would be interested in discussing such a transaction. After internal discussions regarding FIRSTFED's interest in People's and an internal analysis of the potential terms of a possible

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

transaction, FIRSTFED delivered a general non-binding written indication of interest to Fox-Pitt, Kelton on June 7, 2001.

     At the June 8, 2001 meeting of the People's M & A committee, Fox-Pitt, Kelton made a presentation to the board regarding its review of earlier inquiries. Fox-Pitt, Kelton reported that Company B had the highest level of interest at this time and had sufficient capacity to pursue a transaction. The board directed Fox-Pitt, Kelton to organize a meeting between People's and Company B.

     On June 12, 2001, Mr. Straczynski, Mr. Hunt and a representative of Fox-Pitt, Kelton met with senior management of Company B for preliminary discussions and an exchange of public information. Discussions and exchange of public information continued and a follow-up meeting was held on June 15, 2001. At the meeting, the parties reviewed pro forma information prepared by Company B and discussed various accounting issues and the potential benefits and costs of a possible merger between Company B and People's.

     At the June 19, 2001 telephonic M&A committee meeting, at which Mr. Gillen and representatives of Fox-Pitt, Kelton were present by invitation, Mr. Hunt reported on the June 12 meeting with Company B. It was the decision of the committee that, based on Company B's clear interest and apparent ability to consummate a transaction, People's engage in exclusive discussions with Company B regarding a possible merger.

     On June 21, 2001, Company B entered into a confidentiality agreement with People's.

     At the June 26, 2001 meeting of the People's board of directors, Mr. Hunt updated the board regarding the discussions with Company B. Based on the progress made, it was the consensus of the board that discussions with Company B should continue.

     In late June 2001, Fox-Pitt, Kelton requested that FIRSTFED furnish People's with additional information regarding its interest in pursuing a business combination with People's. FIRSTFED conveyed additional information to Fox-Pitt, Kelton during a telephonic conference call on July 3, 2001.

     At the July 12, 2001 telephonic M&A committee meeting, representatives of Fox-Pitt, Kelton reported on the status of prospective acquirors. Also at this meeting, Mr. Hunt made a presentation to the committee regarding the financial impact of a merger on People's using various assumptions and pricing models. The committee determined that Mr. Hunt should meet with Company B to re-assess its interest and to discuss the assumptions and pricing of a possible merger.

     On July 17, 2001, Mr. Hunt met with the chief financial officer of Company B and a representative of Fox-Pitt, Kelton to discuss various transaction considerations and pricing alternatives.

     On July 20, 2001, Messrs. Straczynski and Hunt met with senior management of Company B and Fox-Pitt, Kelton to discuss a possible merger. Company B indicated it was concerned about valuations and that it was not prepared to proceed on an exclusive basis, but that it would be interested in receiving an information memorandum if one were distributed. Accordingly, exclusive discussions with Company B were terminated.

     On July 24, 2001, People's M&A committee directed Fox-Pitt, Kelton to initiate direct contact with additional possible acquirors to determine their levels of interest. People's and Fox-Pitt, Kelton began to update the confidential information memorandum containing information regarding the business and operations of People's.

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     Between July 25, 2001 and August 1, 2001, Fox-Pitt, Kelton contacted eleven companies to determine their interest in pursuing a strategic transaction with People's. Nine of the eleven (including FIRSTFED, Company A and Company B, which had requested to remain in the process) entered into confidentiality agreements and eight (excluding Company A) received copies of the confidential information memorandum.

     After August 1, 2001, Fox-Pitt, Kelton received initial indications of interest from FIRSTFED, Company B and three additional companies, Company C, Company D and Company E. Three other companies withdrew from the process.

     On August 9, 2001, Messrs. Straczynski, Hunt and McKinlay, along with a representative of Fox-Pitt, Kelton, met with senior management of Company C.

     Following several discussions between members of senior management and Keefe, Bruyette & Woods, Inc. ("KBW") regarding a potential transaction with People's and a presentation by KBW regarding such transaction on August 8, 2001, FIRSTFED formally retained KBW to serve as FIRSTFED's financial advisor on August 14, 2001.

     On August 16, 2001, Messrs. Straczynski, Hunt and McKinlay met with representatives of Company D.

     At the August 20, 2001 telephonic M&A committee meeting, the committee discussed the preliminary indications received from FIRSTFED and Company E.

     At a meeting held on August 23, 2001, the FIRSTFED board of directors authorized senior management, with the assistance of FIRSTFED's financial and legal advisors, to continue to pursue a transaction with People's consistent with the proposed terms discussed by the Board.

     On August 24, 2001, Messrs. Straczynski, Hunt and McKinlay met with representatives of FIRSTFED for further discussions regarding valuation and related matters.

     From mid- to late August 2001, several prospective acquirors conducted due diligence in People's off-site data room.

     On August 30, 2001, Messrs. Straczynski, Hunt and McKinlay, along with a representative of Fox-Pitt, Kelton, had a follow-up meeting with management of Company D.

     On August 31, 2001, representatives of People's held a meeting with representatives of Company E.

     On September 4, 2001, Fox-Pitt, Kelton reported to People's on feedback from prospective acquirors. FIRSTFED indicated that it was eager to proceed and requested details on process and timing as well as the opportunity to conduct further due diligence. Company C indicated that it did not intend to provide a final indication of interest because restructuring and other one-time expenses would make a transaction with People's uneconomical for Company C. Company D cited concerns over People's investment securities and mortgage company, but indicated that it was working to prepare a final indication of interest. Company E indicated that it expected to provide an initial indication of interest by September 5.

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     FIRSTFED submitted a more specific non-binding indication of interest to
Fox-Pitt, Kelton on September 7, 2001. The letter outlined the material terms by which FIRSTFED's board of directors had agreed it would consider an acquisition of People's.

     At the September 14, 2001 telephonic M&A committee meeting, Fox-Pitt, Kelton reported that final indications of interest had been received from FIRSTFED and Company D and that an initial indication of interest had been received from Company E. It was reported that FIRSTFED confirmed its indication of $22.00 per share in the form of 50% stock and 50% cash. Company D and Company E had submitted indications below FIRSTFED's offer price and imposed additional conditions on the structure of a possible transaction with People's, including in the case of Company E the exclusion of People's mortgage company from the transaction.

     It was the consensus of the committee that Fox-Pitt, Kelton should discuss with FIRSTFED, among other things, the possibility of an all-cash deal, board representation and downside stock-price protection, and should continue discussions with Company D.

     On September 14, 2001, Fox-Pitt, Kelton relayed the M&A committee's reactions to Mr. Stoico of FIRSTFED, who said he would respond by September 17.

     On September 17, 2001, in a telephone call between senior management of FIRSTFED, FIRSTFED's financial advisor and Fox-Pitt, Kelton, FIRSTFED indicated that it could not pay all cash, but would consider a mix of stock and cash consideration, with possibly as much as 60% cash. FIRSTFED also indicated that it would be willing to grant one, but not more than one, board seat to a People's designee.

     In a second telephone call on September 17, 2001, FIRSTFED indicated that it would pay $22.00 per share, with 55% of the consideration to be in cash and 45% in FIRSTFED stock, with a fixed exchange ratio and a 20% collar, with the addition of an index trigger on the downside.

     At the September 21, 2001 telephonic M&A committee meeting, Fox-Pitt, Kelton updated the committee on FIRSTFED's proposal, and Mr. Smyth indicated that he would, in his capacity as a director, vote in favor of FIRSTFED's proposal.

     On September 21, 2001, Fox-Pitt, Kelton, at the direction of the M&A committee, terminated discussions with Company D and Company E because of pricing, structural complexities and uncertainty presented by their indications of interest.

     On September 24, 2001, FIRSTFED sent a revised indication letter to People's confirming the transaction outlined in the September 17 telephone call.

     At the September 25, 2001 meeting of the People's board of directors, representatives of Goodwin Procter made a presentation to the board regarding its duties to stockholders in connection with a possible sale of the company; Mr. Gillen, on behalf of the M&A committee, reported to the board on the status of discussions with FIRSTFED; and Mr. Gillen, Mr. Hunt and a representative of Goodwin Procter reviewed for the board the activities undertaken by Fox-Pitt, Kelton in reviewing strategic alternatives on behalf of People's, including inquiries of and discussions with numerous potential acquirors. The board then authorized management to continue discussions with FIRSTFED.

     At a meeting of the FIRSTFED board of directors held on September 25, 2001, representatives of KBW provided the board with a detailed financial analysis of the proposed transaction and the negotiations that had occurred to date. Representatives of Muldoon Murphy & Faucette LLP made a detailed presentation

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

regarding the terms of the merger and the transactions contemplated thereby, the board's fiduciary duties in the context of a merger, and potential regulatory issues involved with the transaction.

     During the week of September 23, 2001, People's and FIRSTFED management and their respective financial and legal advisors facilitated the exchange of business, financial, accounting, tax and legal due diligence and participated in discussions with each other on various issues relating to the proposed transaction. On September 26, 2001, FIRSTFED's legal counsel forwarded a draft of the merger agreement to People's, Goodwin Procter and Fox-Pitt, Kelton. From then until September 30, 2001, the parties negotiated and exchanged numerous drafts of the merger agreement, the stock option agreement and the voting agreements to be entered into by each of the members of the People's board (with the exception of Vincent Smyth) pursuant to which such members would agree to vote their shares of People's common stock in favor of the transaction.

     On September 30, 2001, People's board of directors met to discuss the final terms of the merger with FIRSTFED. At this meeting, Mr. Hunt, together with representatives of Goodwin Procter, updated the board on the status of the negotiations and the material terms that had been resolved, subject to approval by the People's board. Goodwin Procter reviewed for the board the terms of the merger agreement and the terms of the stock option agreement, as well as the voting agreements to be entered into by each member of the People's board (with the exception of Vincent Smyth). Fox-Pitt, Kelton made a presentation to the People's board of a financial analysis of the proposed merger. In addition, Fox-Pitt, Kelton delivered an oral opinion concerning the fairness, from a financial point of view, of the consideration set forth in the merger agreement to People's common stockholders, which was later confirmed in writing. The People's board of directors considered the terms of the merger agreement, the stock option agreement and the voting agreements, the potential advantages and risks associated with the merger, and the analysis and opinion of Fox-Pitt, Kelton. Following discussion, the People's board of directors unanimously determined that the merger was advisable and in the best interests of People's stockholders. Accordingly, the People's board of directors approved the merger agreement and (with the exception of Vincent Smyth, who took no position on the matter) recommended that stockholders vote their shares in favor of approving the merger agreement and the merger, and authorized management to enter into the merger agreement, the stock option agreement and other related agreements.

     On September 30, 2001, the FIRSTFED board of directors met to discuss the final terms of the proposed merger agreement. At this meeting, members of senior management together with a representative of KBW and Muldoon Murphy & Faucette LLP updated the board on the status of the merger negotiations. The terms of the merger agreement and the proposed transactions were discussed in detail including the remaining unresolved issues. The KBW representative provided the board with an updated financial analysis of the proposed merger and related transactions and delivered an opinion to the board concerning the fairness, from a financial point of view, of the consideration set forth in the merger agreement to FIRSTFED's stockholders. The board considered all of the foregoing and, following a detailed discussion, unanimously determinated that the merger was in the best interests of FIRSTFED and its stockholders. Accordingly, the board of directors approved the merger agreement and authorized and instructed Mr. Stoico to execute a definitive merger agreement on behalf of FIRSTFED.

     The negotiations and preparation of final definitive versions of the merger agreement and related agreements continued through the evening of September 30, 2001 and the merger agreement was signed on the morning of October 1, 2001. People's and FIRSTFED then issued a joint press release publicly announcing the merger.

Recommendation of the FIRSTFED Board; FIRSTFED's Reasons for the Merger

         FIRSTFED's board of directors has unanimously approved the merger agreement and recommends that FIRSTFED stockholders vote "FOR" the approval of the merger agreement.

         FIRSTFED's board of directors has determined that the merger and the merger agreement are fair to, and in the best interests of, FIRSTFED and its stockholders. In reaching this determination, the FIRSTFED board consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisors with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, the FIRSTFED board also considered a number of factors, including the following:

         . Due Diligence Review. Information concerning the businesses, earnings, operations, financial condition and prospects of People's and FIRSTFED, both individually and as combined. The FIRSTFED board took into account the results of FIRSTFED's due diligence review of People's.

         . KBW Opinion. The opinion rendered by KBW, as financial advisor to FIRSTFED, that the merger consideration is fair, from a financial standpoint, to FIRSTFED stockholders (see "--Opinion of FIRSTFED's Financial Advisor").

         . Complementary Markets. The complementary nature of the businesses and market areas of FIRSTFED and People's.

         . Tax Consequences. The terms of the merger agreement and the structure of the merger, including the fact that the merger agreement provides a maximum number of shares of FIRSTFED common stock to be issued in the merger and that the merger is intended to qualify as a transaction of a type that is generally tax-free for U.S. federal income tax purposes and as a purchase for accounting purposes.

         . Greater Resources. The size of the combined company, which would permit FIRSTFED to pursue other acquisitions.

         . Continuity of Management. The fact that FIRSTFED's management team immediately before the merger will remain intact following the merger, and that FIRSTFED's board of directors will be increased to accommodate the addition of one current member of the People's board of directors.

         . Stock Prices. The historical trading prices for FIRSTFED and People's common stock.

         . Cost Savings. The opportunities for decreasing operating expenses for the combined company.

         . Current Environment. The current and prospective economic, competitive and regulatory environment facing FIRSTFED, People's and the financial services industry.

         . Greater Liquidity. Although still not widely traded, the market for FIRSTFED common stock, after the merger, is expected to be substantially broader than the current market for FIRSTFED common stock.

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

         . Termination Rights. The merger agreement provides People's with a right to terminate the transaction in the event that the market value of FIRSTFED common stock declines by both (1) more than 20% and (2) more than 15% below an index of comparable saving institutions between September 28, 2001 and the end of the measurement period, all subject to FIRSTFED's right to increase the consideration to be paid to People's stockholders receiving common stock consideration in the merger.

         . Limit on Market Value of Exchange Ratio. The exchange ratio will be automatically reduced if the market value of FIRSTFED's common stock increases by 20% or more.

         . Stock Option Agreement. The terms of the merger agreement and the stock option agreement, including the possibility that certain of such terms might discourage other parties that might have an interest in proposing a business combination with People's at a price that would be attractive to People's.

         . Termination Fee. The termination fee to which FIRSTFED would be entitled under certain circumstances.

         . More Competitive. The board of directors' assessment that FIRSTFED would be better able to serve the convenience and needs of its customers and communities by becoming a larger institution better suited for competing against regional financial institutions in its market area.

         . Accretive to Earnings. That the merger is expected to be accretive to earnings in the first year after the merger and the belief that the business and financial advantages contemplated in connection with the merger will likely be achieved within a reasonable time frame.

         . Likelihood of Consummation. That People's had thoroughly reviewed its strategic planning options and the likelihood that the proposed merger would receive the required approvals, and the anticipated impact of the foregoing on the successful consummation of the transaction.

         . M.O.U. and FRB Agreement. The existence of the M.O.U. and the FRB Agreement.

         . People's Savings' CRA Rating. The "Satisfactory" Community Reinvestment Act rating at the most recent examination of People's Savings.

         The discussion of the information and factors considered by the FIRSTFED board is not intended to be exhaustive, but includes all material factors considered by the FIRSTFED board. In reaching its determination to approve and recommend the merger, the FIRSTFED board did not assign any specific or relative weights to any of the foregoing factors, and individual directors may have weighed factors differently.

Recommendation of the People's Board; People's Reasons for the Merger

         The People's board of directors believes that the merger is fair to, and in the best interests of, People's and its stockholders. Accordingly, the People's board of directors has unanimously approved the merger agreement and, with the exception of director Vincent Smyth, who takes no position on this matter, recommends that stockholders vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by that agreement, including the merger.

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

         In reaching its decision to approve the merger agreement and the transactions contemplated by that agreement, including the merger, the People's board of directors consulted with People's senior management, as well as with People's financial and legal advisors at numerous meetings, and considered a broad range of factors, including the following:

         . Due Diligence Review. The People's board of directors' familiarity with, and the results of People's due diligence review of, FIRSTFED and its subsidiaries and of FIRSTFED's business, operations, financial condition, earnings and prospects.

         . Business of People's. The People's board of directors' familiarity with People's business, operations, financial condition, earnings and properties.

         . State of Banking Industry Environment. The People's board of directors' knowledge and analysis of the current banking industry environment, which is characterized by continuing consolidation in Massachusetts and increased nationwide, statewide and local competition.

         . Current Economic Environment. The People's board of directors' awareness of a recent downturn in economic conditions nationwide, as well as in People's and FIRSTFED's principal market, southeastern Massachusetts.

         . Trends in Technology. The People's board of directors' awareness of evolving trends in technology and the need to spend a substantial portion of a financial institution's after-tax income to remain competitive with other banking institutions in southeastern Massachusetts.

         . Strategic Options. The review conducted by the People's board of directors of the strategic options available to People's and the assessment of the People's board of directors that none of those options presented superior opportunities or were likely to create greater value for People's stockholders than the prospects presented by the proposed merger with FIRSTFED.

         . Merger Consideration. The financial terms of the merger, including the fact that 55% of the merger consideration to be paid by FIRSTFED would be paid in cash, and that the consideration proposed to be paid by FIRSTFED in connection with the merger represented a substantial premium over recently prevailing market prices of People's common stock.

         . Risk of Market Fluctuation of FIRSTFED Stock. The fact that, since 55% of the merger consideration would be paid by FIRSTFED in cash, the risk to People's stockholders of material market fluctuations with respect to the cash portion of the merger consideration is substantially reduced.

         . Broader Liquidity. The fact that, although still not widely traded, the market for FIRSTFED common stock after the merger is expected to be substantially broader than the current market for FIRSTFED common stock.

         . FIRSTFED Liquidity. The People's board of directors' concern that the common stock of FIRSTFED has a thinner trading market than the trading market in the common stocks of many larger bank holding companies.

         . Termination Rights. The fact that the financial terms of the merger agreement provide People's with a right to terminate the transaction in the event that the market value of FIRSTFED common stock declines by both (1) more than 20% and (2) more than 15% below an index of comparable saving institutions between September 28, 2001 and the end of the measurement period, all subject to FIRSTFED's right to increase the consideration to be paid to People's stockholders receiving common stock consideration in the merger.

         . Fox-Pitt, Kelton Opinion. The opinion of Fox-Pitt, Kelton to the People's board of directors that, on September 30, 2001, the merger consideration was fair, from a financial point of view, to the holders of common stock of People's.

         . FIRSTFED CRA Rating. The "Satisfactory" Community Reinvestment Act rating at the most recent examination of FIRSTFED's subsidiary savings association.

         . Impact of Being Part of a Larger Institution. The People's board of directors' belief that the merger represents an opportunity to leverage People's infrastructure, financial products and services over a larger consumer and corporate customer base through a larger combined People's and FIRSTFED branch network and a more prominent market position.

         . Integration of Mortgage Business. The People's board of directors' belief that the integration of People's residential mortgage business with the residential mortgage business of FIRSTFED should result in increased profitability derived from economies of scale and back-office cost savings.

         . Terms of Merger Agreement. The terms of the merger agreement and the option agreement, including the possibility (reduced by the extensive "market check" conducted by People's and Fox-Pitt, Kelton) that certain of such terms might discourage other parties that might have an interest in proposing a business combination with People's at a price that would be attractive to People's.

         . Convenience and Needs of Customers/Communities. The People's board of directors' assessment that People's would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a financial institution that, with People's, could create a substantially larger, broader-based banking institution.

         . Business and Financial Advantages. The People's board of directors' belief that the business and financial advantages contemplated in connection with the merger were likely to be achieved within a reasonable time frame.

         . Likelihood of Regulatory Approval. The likelihood of the merger being approved by the appropriate bank regulatory agencies.

         . Likelihood of FIRSTFED Stockholder Approval. The likelihood of the merger being approved by the common stockholders of FIRSTFED.

         . Likelihood of People's Stockholder Approval. The likelihood of the merger being approved by the common stockholders of People's.

         . Effect on People's Constituencies. The effect of the merger on People's constituencies other than its stockholders, including its borrowers, depositors and other customers, as well as the employees and the communities served by People's.

         . Thorough Search for Strategic Partners. The People's board of directors' assessment that the search for strategic partners for People's conducted by Fox-Pitt, Kelton had been extremely thorough.

         . Resolution of Regulatory Issues. The People's board of directors' belief that consummation of the proposed merger with FIRSTFED would satisfactorily resolve the remaining regulatory issues under the M.O.U. and the FRB Agreement.

         . Eliminate Possibility of Proxy Contest. The People's board of directors' belief that consummation of the proposed merger with FIRSTFED would eliminate the possibility of a proxy contest with respect to the election of directors at People's 2002 annual meeting of stockholders.

         The foregoing discussion of the information and factors considered by the People's board of directors is not intended to be exhaustive, but includes all material factors, both positive and negative, considered by the People's board of directors. In reaching its determination to approve and recommend the merger, the People's board of directors did not assign any relative or specific weights to these factors, and individual directors may have given different weights to various factors. In the opinion of the People's board of directors, however, the positive factors outweighed the negative factors. All of the 13 members of the People's board of directors attended the September 30, 2001 board meeting at which the merger agreement was approved. Moreover, all thirteen members of the People's board of directors voted in favor of the merger agreement and the transactions contemplated by that agreement. All 13 directors (other than director Vincent Smyth, who took no position on the matter) also voted to recommend to the stockholders of People's that the stockholders vote in favor of the merger agreement and the transactions contemplated by that agreement at the Special Meeting of People's Stockholders at which they will consider and vote upon the merger agreement.

Opinion of FIRSTFED's Financial Advisor

         On August 14, 2001, KBW was retained by FIRSTFED to provide investment banking and advisory services to FIRSTFED in connection with the acquisition of People's, and to provide its opinion as to the fairness of the transaction to stockholders of FIRSTFED from a financial point of view. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks and thrifts and bank and thrift holding companies. The FIRSTFED board of directors selected KBW on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger.

         Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to stockholders of FIRSTFED. KBW delivered its opinion to the FIRSTFED board of directors that, as of October 1, 2001, the merger consideration is fair, from a financial point of view, to the stockholders of FIRSTFED. No limitations were imposed by the FIRSTFED board of directors upon KBW with respect to the investigations made or procedures followed by it in rendering its opinion. KBW has consented to the inclusion herein of the summary of its opinion to the FIRSTFED board of directors and to the reference to the entire opinion attached hereto as Appendix C.

         The full text of the opinion of KBW, which is attached as Appendix C to this joint proxy statement - prospectus, sets forth certain assumptions made, matters considered and limitations on the review undertaken by KBW, and should be read in its entirety. The summary of the opinion of KBW set forth in this joint proxy statement - prospectus is qualified in its entirety by reference to the opinion.

         In rendering its opinion, KBW reviewed:

           . the merger agreement by and between FIRSTFED and People's dated October 1, 2001,

           . FIRSTFED's annual report to stockholders, proxy statement - prospectus and Form 10-K for the years ended March 31, 1999 and 2000,

           . FIRSTFED's quarterly reports on Form 10-Q for the quarters ended June 30 and September 30, 2001; and

           .   other information KBW deemed relevant.

         In addition, KBW reviewed:

           . the annual report, proxy statement and Form 10-K of People's for the years ended December 31, 1999 and 2000;

           . People's quarterly reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001; and

           . other information KBW deemed relevant and certain other information deemed relevant.

         KBW also:

           . discussed with senior management and the boards of directors of FIRSTFED and its wholly-owned subsidiary, First Federal, the current position and prospective outlook for FIRSTFED to enhance future stockholder value;

           . discussed with senior management of FIRSTFED its operations, financial performance and future plans and prospects;

           . considered historical quotations, levels of activity and prices of recorded transactions in FIRSTFED's common stock;

           . discussed with senior management of People's and its wholly-owned subsidiary, People's Savings, the current position and prospective outlook for People's;

           . discussed with senior management of People's its operations, financial performance and future plans and prospects;

           . considered historical quotations, levels of activity and prices of recorded transactions in People's common stock;

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

           . reviewed financial and stock market data of other thrifts in a comparable asset range to FIRSTFED and People's;

           . reviewed certain recent business combinations of strategic alliance transactions which KBW deemed comparable in whole or in part; and

           .   performed other analyses which KBW considered appropriate.

         In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the financial information provided to it by FIRSTFED and People's. In its review, with the consent of the FIRSTFED board of directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets or liabilities, and potential or contingent liabilities of FIRSTFED or People's.

         KBW presented the following analyses:

         Regional Group Analysis. KBW reviewed the financial performance of FIRSTFED based on various financial measures of asset size, earnings performance, tangible equity/assets, market pricing ratios, and dividend-related ratios to publicly-traded thrift institutions in Massachusetts (23 in the group) as well as all publicly traded thrift institutions. This analysis showed among other things that FIRSTFED compared as follows:

----------------------------------------------------------------------------------------------------
                                          Tangible                 Price to
                             Assets       Equity/                  ---------------------------------
                              ($M)         Assets      ROAE        Qtr EPS        Book      TangBook
----------------------------------------------------------------------------------------------------
FIRSTFED                     1,747         6.44%       9.02%        8.02x         85.6%        86.5%
MA Median                    801.9         8.44%       9.89%       11.98x        110.5%       123.5%
National Median              359.8         9.13%       6.97%        13.3x         97.4%       100.7%
----------------------------------------------------------------------------------------------------

Analysis of Selected Mergers / Strategic Alliance Transactions.

         In rendering its opinion, KBW analyzed the consideration offered to stockholders of People's in relation to certain comparable merger and acquisition transactions of pending thrift deals, comparing merger consideration relative to tangible book value, last 12 months earnings and premium to core deposits. Pending and completed thrift deals consist of thrift acquisitions with deal values between $50 and $100 million, target equity to assets ratios less than 8% and target return on average equity greater than 13%.

         The information in the following table summarizes the comparable group results analyzed by KBW with respect to the merger. The summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors could create an incomplete or potentially misleading view of the evaluation process.

                                             Price to           Core Deposit
                                    -------------------------
                                    Tang. Book(1)      EPS(2)      Premium
                                         (%)            (x)         (%)

People's:                                 225%         10.0x         9.8%
Median of Pending Deals:                195.7%         18.8x        10.7%
Median of Completed Deals:              172.3%         13.8x        14.5%

_________________
(1)   People's tangible book value of $9.80 as of June 30, 2001
(2) People's earnings per share of $1.10 for the six months ended June 30, 2001 (annualized).

         Based on the above information, KBW concluded that the above analysis of the transaction with a deal price of $22.00 per share is fair from a financial point of view to the stockholders of FIRSTFED.

         No company or transaction used in any of the above analyses, as a comparison is identical to FIRSTFED, People's or the contemplated transaction. Accordingly, an analysis of the results of the foregoing is not formulaic; rather, it involves complex considerations and judgments concerning differences in financial, market and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

         Based on the above information KBW concluded that the merger consideration was fair to the stockholders of FIRSTFED from a financial point of view relative to comparable transactions. Further, the fairness analysis considered (1) the relative market performance of the thrift stocks in general over the past year; (2) the relative historical returns on equity of FIRSTFED and People's; and (3) the expected performance of each company given additional considerations such as the business plan, asset mix, net interest margin, net interest spread and asset quality. The summary does not purport to be a complete description of the analysis performed by KBW and should not be construed independently of the other information considered by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analysis and factors, could create an incomplete or potentially misleading view of the evaluation process.

         In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW and FIRSTFED. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold.

         KBW will receive a fee of $364,000 for services rendered in connection with advising and issuing a fairness opinion regarding the merger. As of the date of the joint proxy statement - prospectus, KBW has received $50,000 of such fee, the remainder of the fee is due upon closing of the merger. In addition, FIRSTFED has agreed to reimburse KBW for out of pocket expenses up to $7,500.

Opinion of People's Financial Advisor

         Fox-Pitt, Kelton has acted as financial advisor to People's in connection with the merger. As part of its engagement, Fox-Pitt, Kelton delivered its oral opinion to the People's board of directors at that board's September 30, 2001 meeting that, as of that date, and based upon and subject to various considerations set forth in its opinion, the merger consideration to be received in the merger by People's stockholders for each share of People's common stock was fair, from a financial point of view, to those stockholders. Fox-Pitt, Kelton subsequently confirmed its opinion in writing.

         THE FULL TEXT OF FOX-PITT, KELTON'S WRITTEN OPINION, DATED SEPTEMBER 30, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND REVIEW UNDERTAKEN BY FOX-PITT, KELTON, IS ATTACHED AS APPENDIX D
                                                                     ----------
TO THIS DOCUMENT AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. PEOPLE'S STOCKHOLDERS ARE URGED TO CAREFULLY READ THIS OPINION IN ITS ENTIRETY. THE SUMMARY OF PEOPLE'S OPINION SET FORTH IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

         In arriving at its opinion, Fox-Pitt, Kelton, among other things:

         . reviewed and analyzed publicly available financial statements for People's and FIRSTFED and financial information made available to it by People's and FIRSTFED's management;

         . analyzed internal financial statements, including financial projections and other financial and operating data prepared by People's management;

         . discussed with People's management, its past, current and future operations, financial condition and prospects;

         . discussed with FIRSTFED's management, its past, current and future operations, financial condition and prospects;

         . reviewed the stock price performance and trading activity of People's common stock and FIRSTFED's common stock;

         . compared the financial performance and condition of People's and FIRSTFED with similar information for selected companies whose securities are publicly traded;

         . reviewed the financial terms of selected recent business combinations which it deemed comparable in whole or in part;

         . reviewed and discussed with the management of People's and FIRSTFED the strategic objectives of the merger and other benefits of the merger;

         .     reviewed the merger agreement; and

         . performed those other studies and analyses and considered those other factors as it deemed appropriate.

         In arriving at its opinion, Fox-Pitt, Kelton assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by it for the purposes of providing its opinion, and did not assume any responsibility for independent verification of that information. Fox-Pitt, Kelton did not assume any responsibility for the independent valuation and appraisal of any of People's or FIRSTFED's assets and liabilities. With respect to financial projections, Fox-Pitt, Kelton assumed that they were reasonably prepared by People's management on a basis reflecting the best currently available estimates and judgments of People's future financial performance. Fox-Pitt, Kelton expresses no view as to those projections or the assumptions on which they were based. Fox-Pitt, Kelton assumed that the merger will be consummated on the terms set forth in the merger agreement without material waiver or modification. Fox-Pitt, Kelton's opinion was necessarily based upon financial, economic, market and other conditions as they existed on September 28, 2001.

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

     The projections furnished to Fox-Pitt, Kelton were prepared by People's management. People's does not publicly disclose internal management projections of the type provided to Fox-Pitt, Kelton in connection with Fox-Pitt, Kelton's analysis of the merger, and those projections were not prepared with a view toward public disclosure. Those projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in those projections.

     Set forth below is a brief summary of the material financial analyses performed by Fox-Pitt, Kelton in connection with its opinion and reviewed with People's board of directors on September 30, 2001.

     Selected Public Company Analyses
     --------------------------------

     Fox-Pitt, Kelton compared selected financial information and commonly used valuation measurements for People's to corresponding information and measurements for a group of 11 publicly traded thrifts headquartered in New England with assets between $500 million and $1.5 billion. In this document, we refer to these thrifts as the Selected Companies. The Selected Companies were:

       Abington Bancorp, Inc.        Connecticut Banchares, Inc.
       BostonFed Bancorp, Inc.       Medford Bancorp, Inc.
       Brookline Bancorp, Inc.       Berkshire Hills Bancorp, Inc.
       Port Financial Corp.          MASSBANK Corp.
       Woronoco Bancorp, Inc.        Bancorp Connecticut, Inc.
       NewMil Bancorp, Inc.

     Fox-Pitt, Kelton analyzed the relative performance and value of People's by comparing selected publicly available financial data of People's with the Selected Companies, including multiples of:

     .    market price to book value as of the latest available financial data,

     . market price to tangible book value as of the latest available financial data, and

     .    market price as a multiple of last 12 months earnings.

     To calculate the trading multiples, Fox-Pitt, Kelton used, for the Selected Companies, publicly available historical financial information and earnings estimates as reported by SNL Datasource. This analysis yielded multiples for the Selected Companies, as follows:

     .    market price to book value multiple of 1.14x;

     .    market price to tangible book value multiple of 1.25x, and

     .    market price as a multiple of last 12 months earnings of 11.84x.

     Based on these multiples for the Selected Companies, an assumed change of control premium and other customary valuation methodologies utilized by Fox-Pitt, Kelton, Fox-Pitt, Kelton developed relevant value ranges for each of the methodologies described above. In developing these value ranges, and based on its experience with thrifts, Fox-Pitt, Kelton adjusted People's balance sheet and income statement information by reducing the amount of investment securities held by People's and the amount

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

of People's indebtedness to more closely resemble the balance sheet and income statement information of a typical thrift such as one of the Selected Companies. Based on this information, Fox-Pitt, Kelton estimated that the implied value for People's in the merger based on this analysis was approximately between $11.26 and $17.39 per share of People's common stock.

     None of the Selected Companies are identical to People's. Accordingly, Fox-Pitt, Kelton believes the analysis of publicly traded comparable companies is not simply mathematical in nature. Rather, this analysis involves complex considerations and qualitative judgments, reflected in Fox-Pitt, Kelton's opinion, concerning differences in financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies.

     Selected Transactions Analysis
     ------------------------------

     Fox-Pitt, Kelton reviewed the financial terms, to the extent publicly available, of 12 pending or completed merger and acquisition transactions announced since January 1, 2001, involving thrifts with assets between $500 million and $5.0 billion. In this document, we refer to these transactions as the Selected Transactions.

     The Selected Transactions reviewed were:

  Date       Target                            Acquiror
  09/10/01   Community Savings Bankshares      BankAtlantic Bancorp, Inc.
  09/04/01   Ambanc Holding Co.                Hudson River Bancorp
  07/19/01   American Bank of Connecticut      American Financial Holdings
  07/16/01   SouthBanc Shares, Inc.            National Commerce Financial Corp.
  06/15/01   Ledger Capital Corp               Anchor BanCorp Wisconsin
  06/11/01   Andover Bancorp, Inc.             Banknorth Group, Inc.
  06/11/01   MetroWest Bank                    Banknorth Group, Inc.
  06/04/01   Bank Plus Corp.                   FBOP Corp.
  05/04/01   CENIT Bancorp, Inc.               SouthTrust Corp.
  03/27/01   Richmond County Financial Corp.   New York Community Bancorp, Inc.
  02/08/01   First Federal of East Hartford    Connecticut Bancshares, Inc.
  01/23/01   Alliance Bancorp                  Charter One Financial

     Fox-Pitt, Kelton calculated for each of the Selected Transactions, the ratio of price paid to last 12 months earnings per share, book value per share, tangible book value per share, the premium over tangible book value to core deposits and five trading day market premium. This analysis yielded the following medians for the Selected Transactions:

     .    Price to earnings multiple of 15.57x;

     .    Price to book value ratio of 1.51x;

     .    Price to tangible book value ratio of 1.51x;

     .    Tangible book value premium to core deposit ratio of 9.94%; and

     .    Premium to seller common stock price of 27.50%.

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     Based on the multiples for the Selected Transactions, and other customary valuation methodologies utilized by Fox-Pitt, Kelton, Fox-Pitt, Kelton estimated that the implied value for People's in the merger based on this analysis was approximately between $11.32 and $19.99 per share. In developing this value range, Fox-Pitt, Kelton adjusted People's balance sheet and income statement information by reducing the amount of investment securities held by People's and the amount of People's indebtedness to more closely resemble the balance sheet and income statement information of a typical thrift such as one of the Selected Companies.

     Because the reasons for, and circumstances surrounding, each of the precedent transactions analyzed were so diverse, and due to the inherent differences between People's operations and financial condition and those of the companies involved in these Selected Transactions, Fox-Pitt, Kelton believes that a comparable transaction analysis is not simply mathematical in nature. Rather, this analysis involves complex considerations and qualitative judgments, reflected in Fox-Pitt, Kelton's opinion, concerning differences between the characteristics of these prior transactions and the merger that could affect the value of the these companies and businesses and People's.

     Review of Takeover Premia
     -------------------------

     Fox-Pitt, Kelton also reviewed the premia paid in the Selected Transactions. The takeover premia were calculated based on the closing price per share of the target company's common stock on the five trading days immediately preceding the announcement of the applicable transaction. For non-cash transactions, Fox-Pitt, Kelton defined deal value per share as the closing price per share of the acquiring company's common stock on the first trading day immediately preceding the announcement multiplied by the stated exchange ratio.

     The median premium for the Selected Transactions was 27.5% The merger consideration represents a premium of 60.2% over the closing price per share of $13.73 for People's common stock on September 28, 2001, the trading day immediately prior to the announcement of the merger.

     Stock Trading History
     ---------------------

     Fox-Pitt, Kelton also reviewed the premia represented by the merger consideration relative to the closing prices of People's common stock over various periods during the 12 month period ending September 28, 2001. The following table summarizes the results of this analysis.

  Price                     People's Price Per Share       Premium
  Current Price             $13.73                         60.2%
  Thirty-day average        $14.71                         49.6%
  Ninety-day average        $14.92                         47.5%
  52-week high              $17.38                         26.6%
  52-week low               $13.25                         66.0%

     Dividend Discount Analysis
     --------------------------

     Fox-Pitt, Kelton performed an analysis to calculate a range of present values per share of People's common stock assuming People's continued to operate as a stand-alone entity. The range was determined by adding (1) the present value of the estimated future dividend stream that People's could generate over the period beginning December 31, 2001 and ending on December 31, 2006, and (2) the present value of the terminal value of People's common stock on December 31, 2006. To determine a

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projected dividend stream, Fox-Pitt, Kelton assumed (1) a restructuring of
People's balance sheet between 2001 and 2006; (2) a gradual return to a more typical level of profitability between 2001 and 2006; and (3) a dividend payout ratio of 30% each year from 2002 through 2006.

     The terminal values are based upon a range of price-to-earnings and price-to-book value multiples consistent with the range of price-to-earnings and price-to-book value multiples at which similarly-sized public thrift institutions located in New England trade (12x to 13x last 12 month earnings per share and 1.10x to 1.30x book value per share) and a range of discount rates appropriate for similar thrift institutions (12% to 16%). Applying these multiples, discount rates and assumptions, Fox-Pitt, Kelton determined that the fully diluted value per share of People's common stock ranged from approximately $17.44 to $22.72 based on the price-to-earnings multiple assumptions and $11.45 to $15.79 based on the price-to-book value multiple assumptions.

     In arriving at its opinion, Fox-Pitt, Kelton performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Fox-Pitt, Kelton or of Fox-Pitt, Kelton's presentation to People's board of directors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, the opinion is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Fox-Pitt, Kelton did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Fox-Pitt, Kelton believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the analyses and factors, could create an incomplete view of the process underlying its analyses set forth in its opinion.

     Fox-Pitt, Kelton's opinion does not imply any conclusion as to the likely trading range for FIRSTFED's common stock after the date of its opinion or when issued to People's stockholders in the merger. In performing its analyses, Fox-Pitt, Kelton made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of People's and FIRSTFED. Any estimates contained in those analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than those estimates. Actual values will depend upon several factors, including changes in interest rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     The terms of the merger were determined through negotiations between People's and FIRSTFED and were approved by People's board of directors. Although Fox-Pitt, Kelton provided advice to People's during the course of these negotiations, the decision to enter into the merger agreement was solely that of People's board of directors. As described above, the opinion and presentation of Fox-Pitt, Kelton to People's board of directors were only one of a number of factors taken into consideration by People's board of directors in making its determination to approve the merger agreement and the merger. Fox-Pitt, Kelton's opinion does not address the merits of the underlying decision by People's to enter into the merger agreement or to consummate the transactions contemplated by the merger agreement, and does not constitute a recommendation to any stockholder as to how that stockholder should vote.

     Fox-Pitt, Kelton is an internationally recognized investment banking firm. Fox-Pitt, Kelton regularly engages in evaluation of bank, thrift and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. In the ordinary course of its business, Fox-Pitt,

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Kelton may effect transactions, for its own account or for the account of customers, and hold at any time a long or short position in securities of People's or FIRSTFED.

     People's selected Fox-Pitt, Kelton as its financial advisor in connection with the merger based on Fox-Pitt, Kelton's qualifications, expertise, reputation and experience in mergers and acquisitions. People's retained Fox-Pitt, Kelton as its financial advisor pursuant to an engagement agreement, dated May 10, 2001. Under the engagement agreement, People's paid Fox-Pitt, Kelton a financial advisory fee of $250,000 in connection with Fox-Pitt, Kelton's rendering of its opinion. People's has also agreed to pay Fox-Pitt, Kelton, a transaction fee of 1.0% of the aggregate consideration paid or payable by FIRSTFED upon consummation of the merger, subject to a minimum transaction fee of $650,000. The $250,000 fee paid in connection with Fox-Pitt, Kelton's rendering of its opinion is fully creditable against this transaction fee.

     Regardless of whether the merger is consummated, People's has agreed to reimburse Fox-Pitt, Kelton for fees and disbursements of Fox-Pitt, Kelton's counsel and for Fox-Pitt, Kelton's travel and other out-of-pocket expenses incurred in connection with the merger. People's has also agreed to indemnify Fox-Pitt, Kelton and certain related persons to the full extent lawful against various liabilities, including liabilities under the federal securities laws arising out of its engagement or the merger.

Dissenters' Rights

     Under the MBCL, a holder of People's common stock who does not vote in favor of the merger and who follows the procedures prescribed under Massachusetts law may require FIRSTFED, as the surviving corporation in the merger, to pay the fair value of his or her shares as determined in an appraisal proceeding brought in accordance with Sections 85 through 98 of the MBCL. The text of Sections 85 through 98 is set forth in full in Appendix E. In order to exercise those statutory appraisal rights, a stockholder must comply with the statutory provisions, and each stockholder who may desire to exercise those rights should carefully review and adhere to those provisions.

     Under Massachusetts statutory law, procedures relating to dissenters' rights are stated to be the exclusive remedy available to a stockholder objecting to the merger except for objections made on the grounds that the merger will be or is illegal or fraudulent as to that stockholder. However, under Massachusetts case law, dissenting stockholders may not be limited to the statutory remedy of judicial appraisal where violations of fiduciary duty are found.

     Any person having a beneficial interest in shares of People's common stock that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the procedures prescribed under the MBCL and in a timely manner to perfect that beneficial owner's appraisal rights, if any.

     A dissenting stockholder of People's who desires to pursue the appraisal rights available must file a written objection to the merger with People's before the taking of the stockholders' vote on the merger, stating the intention of the stockholder to demand payment for shares owned by the stockholder if the merger is approved and consummated, refrain from voting shares owned by the stockholder in favor of the merger, and within 20 days of the date of mailing of a notice by FIRSTFED to objecting stockholders that the merger has become effective, make written demand to FIRSTFED, as the surviving corporation, for payment for the stockholder's shares.

     The initial written objection of a dissenting stockholder of People's should be delivered to People's Bancshares, Inc., 545 Pleasant Street, New Bedford, Massachusetts 02740, Attention: President. The written demand which must be made after the effective time should be delivered to FIRSTFED AMERICA

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BANCORP, INC. at ONE FIRSTFED PARK, Swansea, Massachusetts 02777, Attention:
Investor Relations. It is recommended that the objection and the demand be sent by registered or certified mail, return receipt requested.

     A dissenting stockholder who filed the required written objection with People's prior to the stockholder vote need not vote against the merger, but a vote in favor of the merger will constitute a waiver of the stockholder's statutory appraisal rights. A vote against the merger does not, alone, constitute a written objection. Pursuant to the applicable statutory provisions, FIRSTFED will send a notice that the merger has become effective to each objecting stockholder of People's within 10 days after the date on which the merger becomes effective.

     The value of the People's common stock will be determined in connection with the statutory appraisal procedure. If, during the period of 30 days after the expiration of the period during which the foregoing demand for payment may be made, FIRSTFED and the dissenting stockholder fail to agree on an appraisal value, either of them may file a bill in equity in the Superior Court of Bristol County, Massachusetts, asking that the court determine the appraisal value. The bill in equity must be filed within four months after the date of expiration of the 30-day period. After a hearing, the court is to enter a decree determining the fair value of the People's common stock and is to order FIRSTFED to make payment of the value, with interest, if any, to the stockholders entitled to the payment, upon transfer by them to FIRSTFED of the certificate(s) representing the People's common stock held by those stockholders.

     For appraisal proceeding purposes, value is determined as of the date before the approval of the merger by stockholders, excluding any element of value arising from the expectation or accomplishment of the merger.

Interests of Our Directors and Officers in the Merger that Differ From Your Interests

     Some members of People's management and board of directors may have interests in the merger that are in addition to or different from the interests of People's stockholders. Our boards of directors were aware of these interests and considered them in approving the merger agreement.

     Effects of the Merger on Existing People's Employment and Change in Control Agreements. The merger will affect employment arrangements that People's, People's Savings and/or People's Mortgage Company have with various officers under existing employment and change in control agreements. Change in control agreements with Richard Straczynski and Donna Boulanger, People's President and Chief Executive Officer and Senior Vice President/Senior Lending Officer, respectively, and one other People's employee provide for severance payments to the executive if his or her employment is terminated following a change in control of People's. These payments will equal three times the average of the executive's five preceding taxable years' annual compensation. Mr. Straczynski also has a non-competition agreement with People's Savings that will pay him an additional two times his base salary if he is terminated. Three other employees' change in control agreements provide the employee with a severance payment equal to one times the employee's average annual compensation for the five preceding taxable years. If any payment under these agreements would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code, such payment will be reduced to the maximum amount deductible by the employer under Section 280G.

     Employment agreements with James Hunt, Executive Vice President/Finance and Administration and Chief Financial Officer and one other employee, provide for severance payments to the officer if his employment is terminated following a change in control of People's. These payments will equal two years' base salary at the rate in effect upon the change in control plus two times the bonus earned during the year preceding termination. If any payment would constitute an "excess parachute payment" under Section 280G

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of the Internal Revenue Code, such payment will be reduced to the maximum amount deductible by the employer under Section 280G. Mr. Hunt and the other employee will also be provided with 24 months of welfare benefit continuation.

     Employment agreements with John J. Kiernan, President of People's Savings' mortgage subsidiary, People's Mortgage Company, and one other mortgage company employee provide that Mr. Kiernan and the other employee will each receive a severance payment equal to their total compensation for the 36 months preceding the merger if their employment is terminated within three years of the merger. Employment agreements with two other mortgage company employees provide the employees with a severance payment equal to their aggregate total compensation for the 24 months preceding the merger if their respective employments are terminated within two years of the merger. Another employee's employment agreement with the mortgage company provides that he will receive $3.3 million (such amount to be reduced by payments previously made to him under his incentive bonus schedule) if his employment is terminated within two years of the merger. If any payment would constitute an "excess parachute payment" under
Section 280G of the Internal Revenue Code, such payment will be reduced to the maximum amount deductible by the employer under Section 280G.

     The merger will constitute a change in control for purposes of all of the foregoing agreements. Assuming that the merger is completed in the first quarter of 2002 and all individuals with employment and change in control agreements are terminated, the aggregate payments due under all of the agreements described in this section would be approximately $8.4 million. Of this amount, it is currently expected that up to $2.7 million will be payable upon consummation of the merger and the balance of $5.7 million will be payable if certain employees' employment is terminated within certain periods of time following the merger. First Federal is currently evaluating the extent to which officers of People's Savings may be offered positions with First Federal after the merger.

     Protection of People's Directors and Officers Against Claims. FIRSTFED has agreed to indemnify and hold harmless each present and former director and officer of People's for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Massachusetts law as in effect at the time of closing. FIRSTFED has also agreed to authorize People's to obtain an extended reporting period endorsement under People's directors' and officers' liability insurance policy for the benefit of People's officers and directors, which provides such officers and directors with continued insurance coverage under such policy for six years following consummation of the merger, subject to a limit on the amount of the annual premium.

     Vesting of People's Stock Options. Under the terms of People's 1996 stock option plan, all unvested stock options will become vested upon completion of the merger. The directors and executive officers of People's currently hold 20,000 unvested stock options.

     Appointment of People's Director to the FIRSTFED and First Federal Boards of Directors. FIRSTFED will appoint B. Benjamin Cavallo, a member of People's board of directors, to the FIRSTFED and First Federal boards of directors upon completion of the merger. Mr. Cavallo will be paid the same fees payable to FIRSTFED's non-employee directors based upon meeting attendance and other factors.

Regulatory Approvals Needed to Complete the Merger

     Office of Thrift Supervision. Completion of the merger is subject to prior approval of the Office of Thrift Supervision. In reviewing applications for transactions of this type, the OTS must consider, among other factors, the financial and managerial resources and future prospects of the existing and resulting institutions, and the convenience and needs of the communities to be served. In addition, the OTS may not

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approve a transaction if it will result in a monopoly or otherwise be anticompetitive. FIRSTFED filed an application with the OTS on November 15, 2001.

     Under the Community Reinvestment Act of 1977, the OTS must take into account the record of performance of First Federal and People's Savings in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each institution. As part of the review process, bank regulatory agencies frequently receive comments and protests from community groups and others. First Federal and People's Savings each received a "Satisfactory" rating during their last federal Community Reinvestment Act examinations.

     As part of the application, FIRSTFED has requested from the OTS the authority to hold the trust preferred securities it obtains from People's in connection with the merger in excess of the regulatory limits for a period of up to two years as permitted by regulation. No assurances can be made that the OTS will grant such permission or will allow FIRSTFED to hold such securities in excess of the regulatory limit for the entire two year period.

     In addition, a period of fifteen to 30 days must expire following approval by the OTS, within which period the United States Department of Justice may file objections to the merger under the federal antitrust laws. While we believe that the likelihood of objection by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate proceedings to block the merger.

     Massachusetts Board of Bank Incorporation. Completion of the merger is also subject to the approval of the Massachusetts Board of Bank Incorporation ("BBI"). The BBI will approve the petition based upon a finding whether or not competition among banking institutions will be unreasonably affected and whether public convenience and advantage will be promoted. In making such determination, the BBI will consider, but not be limited to, a showing of net new benefits, including initial capital investments, job creation plans, consumer and business services and commitments to maintain and open branch offices within a bank's delineated local community. The BBI will require a public hearing and comment period as well as notice from the Massachusetts Housing Partnership Fund (the "Fund") that satisfactory arrangements have been made by FIRSTFED to make certain assets available for call by the Fund. FIRSTFED filed an application with the BBI on November 14, 2001.

     Commissioner of Banks of the Commonwealth of Massachusetts; Massachusetts Depositors Insurance Fund. People's must provide 60 days' prior written notice of the merger of First Federal and People's Savings Bank to the Massachusetts Commissioner of Banks and the Massachusetts Depositors Insurance Fund. People's provided written notice to the Commissioner of Banks and the Depositors Insurance Fund on November 15, 2001.

     Federal Reserve Board. Consummation of the merger will require FIRSTFED to receive either the prior approval of the Federal Reserve Board or the waiver of such approval requirement, in each case as provided under the Bank Holding Company Act of 1956, as amended. We requested a waiver of the approval requirements of the Federal Reserve Board on November 15, 2001.

     FDIC. First Federal is also required to provide the FDIC with a notice of the potential acquisition by First Federal of People's Savings' subsidiaries. First Federal furnished the FDIC with such notice on November 15, 2001.

     The merger cannot proceed in the absence of the requisite regulatory approvals. See "The Merger Agreement--Conditions to Completing the Merger" and "--Terminating the Merger Agreement." There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will

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not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the merger agreement and described under "The Merger Agreement--Conditions to Completing the Merger."

     We are not aware of any other regulatory approvals that are required for completion of the merger, except as described above. Should any other approvals be required, we currently contemplate that we would seek those approvals. There can be no assurance that any other approvals, if required, will be obtained.

     The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting People's common stock to FIRSTFED common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Accounting Treatment of the Merger

     In accordance with the recently issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" and SFAS No. 142, "Accounting for Goodwill and Other Intangible Assets," FIRSTFED will use the purchase method of accounting for the merger, as well as the new accounting standards for goodwill and other intangible assets. Under these methods of accounting, the assets and liabilities of People's will be recorded on FIRSTFED's consolidated balance sheet at their estimated fair values at the effective date of the merger. The amount by which the purchase price exceeds the fair value of the net tangible and identifiable intangible assets acquired by FIRSTFED through the merger will be recorded as goodwill. Goodwill will not be amortized, but will instead be subject to assessment for impairment, and identifiable intangible assets will be amortized over their estimated useful lives. FIRSTFED currently expects that, based on preliminary accounting estimates, the merger would result in the recording of goodwill of approximately $44.2 million and other intangible assets of approximately $12.0 million.

Resale of FIRSTFED Common Stock

     The shares of FIRSTFED common stock to be issued to stockholders of People's in the merger have been registered under the Securities Act of 1933. Shares of FIRSTFED common stock issued in the merger may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of People's, as that term is defined in the rules under the Securities Act. FIRSTFED common stock received by those stockholders of People's who are deemed to be "affiliates" of People's at the time the merger is submitted for vote of the stockholders of People's may be resold without registration under the Securities Act only to the extent provided for by Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or pursuant to another exemption from registration. An affiliate of People's is an individual or entity that controls, is controlled by or is under common control with, People's, and may include the executive officers and directors of People's, as well as certain principal stockholders of People's. The same restrictions apply to certain relatives or the spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial interest.

     Pursuant to the terms of the merger agreement People's has caused each person who may be deemed an affiliate of People's for purposes of Rule 145 under the Securities Act to deliver to FIRSTFED a written agreement intended to ensure compliance with the Securities Act.

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                              The Merger Agreement

         The following describes material provisions of the merger agreement. This description does not purport to be complete and is qualified by reference to the merger agreement, which is attached as Appendix A and is incorporated by reference into this joint proxy statement - prospectus.

Terms of the Merger

         The merger agreement provides for a business combination in which People's will merge with and into FIRSTFED. FIRSTFED will be the surviving corporation in the merger.

         As a result of the merger, except as noted below, each outstanding share of People's common stock will be converted into the right to receive, at the election of the holder, either 1.2644 shares of FIRSTFED common stock or $22.00 in cash. See "The Merger-Conversion of People's Common Stock." FIRSTFED will not issue fractions of shares of FIRSTFED common stock, but instead will pay each holder of People's common stock who would otherwise be entitled to a fraction of a share of FIRSTFED common stock an amount in cash determined by multiplying that fraction by the average closing price of FIRSTFED common stock over a measurement period prior to the completion of the merger. If there is a change in the number or classification of shares of FIRSTFED outstanding as a result of a stock split, stock dividend, reclassification, recapitalization, or other similar transaction, the exchange ratio will be equitably adjusted. Shares of People's common stock held directly or indirectly by FIRSTFED will be canceled and retired upon completion of the merger, and no payment will be made for them. Canceled shares will not include shares held by either People's or FIRSTFED in a fiduciary capacity or in satisfaction of a debt previously contracted. Holders of shares for which dissenters' rights have been exercised will be entitled only to the rights granted by Massachusetts law.

When Will the Merger be Completed

         The closing of the merger will take place on a date we agree upon that is no later than seven days following the date on which the last waiting period under the required regulatory approvals expires and all of the conditions to the merger contained in the merger agreement are satisfied or waived, unless we agree to a later date. See "--Conditions to Completing the Merger." On the closing date, FIRSTFED will file a certificate of merger with the Delaware Secretary of State and articles of merger or consolidation with the Massachusetts Secretary of State merging People's into FIRSTFED. The merger will become effective at the time stated in the certificate of merger.

         We expect to complete the merger in the first calendar quarter of 2002. However, we cannot guarantee when or if the required regulatory approvals will be obtained. See "The Merger--Regulatory Approvals Needed to Complete the Merger." Furthermore, either company may terminate the merger agreement if, among other reasons, the merger has not been completed on or before June 30, 2002, unless failure to complete the merger by that time is due to a misrepresentation, breach of warranty or failure to fulfill a covenant by the party seeking to terminate the agreement. See "--Terminating the Merger Agreement."

Conditions to Completing the Merger

         Our obligations to consummate the merger are conditioned on the following:

         .     approval of the merger agreement by our stockholders;

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         .     receipt of all required regulatory approvals, consents or
               waivers; provided that no such approval, consent or waiver contains any condition or requirement that: (1) FIRSTFED raise a material amount of additional capital; (2) restricts materially FIRSTFED's operations or growth; or (3) requires FIRSTFED to dispose of securities to be acquired from People's in amounts materially in excess of the required dispositions at the time the merger agreement was executed, so as to adversely impact the economic or business benefits of the merger to FIRSTFED to the point where, had FIRSTFED known of the condition or requirement, it would not have entered into the merger agreement;

         .     the expiration of all statutory waiting periods;

         . no party to the merger being subject to any legal order that prohibits consummating any part of the transaction, no governmental entity having instituted any proceeding for the purpose of blocking the transaction, and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;

         . the registration statement of which this joint proxy statement - prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state "blue sky" approvals;

         . receipt by us of all consents and approvals (other than those required from government agencies) from third parties required to complete the merger, unless failure to obtain those consents or approvals would not have a material adverse effect on FIRSTFED after completion of the merger;

         . receipt by each of us of opinions from our respective legal counsel to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of
               Section 368(a) of the Internal Revenue Code;

         . the listing on the American Stock Exchange of sufficient additional shares of FIRSTFED common stock to be exchanged for People's common stock (and to be acquired through the exercise of People's converted stock options) following the consummation of the merger;

         . the other party having performed in all material respects its obligations under the merger agreement, the other party's representations and warranties being true and correct as of the date of the merger agreement and as of the closing date (provided that this condition will be satisfied with so long as any inaccuracy does not nor is not reasonably likely to have a material adverse effect on the other party), and receipt of a certificate signed by the other party's chief executive officer and chief financial officer to that effect;

         . receipt of certificates from appropriate authorities as to the corporate existence of the other party and other documents and certificates to evidence fulfillment of the conditions to the merger as each party may reasonably require; and

         . the other party having taken all necessary corporate action to undertake the transactions contemplated by the merger agreement.

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         The obligation of FIRSTFED to complete the merger is also conditioned on:

         . there having been no event or occurrence that had or can be reasonably expected to have a material adverse effect on People's; and

         . there not having been, as of a date within 10 business days of the merger, a reduction of more than 7% of the fair market value of the trust preferred securities, subordinated debt securities, corporate debt securities and zero coupon debt instruments (including the proceeds from the sale of such securities) held by People's and its subsidiaries as of August 31, 2001.

         The obligation of People's to complete the merger is also conditioned on FIRSTFED having deposited the cash portion of the merger consideration with the exchange agent.

         We cannot guarantee whether all of the conditions to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before June 30, 2002, either party may terminate the merger agreement by a vote of a majority of its board of directors.

Conduct of Business Before the Merger

         We have each agreed that, until the completion of the merger, each of us will use our best efforts to:

         . conduct our business in the regular, ordinary and usual course consistent with past practice; and

         . maintain and preserve intact our business organization, properties, leases, employees and advantageous business relationships and retain the services of our officers and key employees.

         Further, except as otherwise provided in the merger agreement, until the completion of the merger, each of us have agreed that, unless permitted to by the other party, neither of us nor our subsidiaries will:

         . take any action that is intended or expected to result in any of its representations or warranties under the merger agreement being or becoming untrue in any material respect or in the conditions to the merger not being satisfied or in a violation of a provision of the merger agreement (expect as required by law);

         . knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under 368(a) of the IRC; and

         . agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

         Notwithstanding the foregoing, nothing in the merger agreement prevents or prohibits FIRSTFED from entering into an agreement to acquire a third party so long as such action would not reasonably be expected to delay or make the consummation of the merger less likely.

         People's has also agreed that neither it nor its subsidiaries will, unless permitted by FIRSTFED:

         Indebtedness

         . incur any indebtedness or become responsible for the obligations of any individual, corporation or entity, other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank that mature within one year, sales of certificates of deposit that mature within two years

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               and entering into repurchase agreements; provided, however, that in no event will such indebtedness or other similar arrangements with an individual, corporation or other entity exceed an aggregate of $5,000,000;

         . prepay any such indebtedness so as to cause itself to incur a prepayment penalty thereunder;

         Capital Stock

         .     adjust, split, combine or reclassify its capital stock;

         . pay any cash or stock dividends or make any other distribution on its capital stock (provided that People's Savings may pay dividends to People's subject to regulatory approval);

         . grant any stock appreciation rights or limited rights under any of its benefit plans or grant any third party a right to acquire any of its shares of capital stock;

         . issue any securities convertible or exercisable for any shares of its capital stock;

         . issue any shares of its capital stock other than shares issued upon the exercise of outstanding stock options, or pursuant to the stock option agreement that People's entered into in connection with the merger agreement;

         Dispositions

         . dispose of any of its material assets or cancel or release any indebtedness, other than in the ordinary course of business or pursuant to commitments existing as of the date of the merger agreement;

         Investments

         . make any equity investment other than pursuant to commitments existing as of the date of the merger agreement;

         Contracts

         . enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving the payment of less than $25,000 per year, other than those specifically permitted by the merger agreement;

         Loans

         . make, renew, increase, extend or purchase any loans, advances, credit enhancements or extensions, other than existing loan commitments and those in conformity with lending policies in effect as of the date of the merger agreement in amounts not to exceed an aggregate of $1,000,000 with respect to any one borrower;

         . make or increase any loan or extension of credit or commit to make or increase any such loan or extension of credit to any director or executive officer of People's or People's Savings Bank, except for loans or extensions of credit on terms made available to the general public and other than renewals of existing loans or commitments to loan;

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         Employees

         . increase the compensation or fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice;

         . pay any pension or retirement allowance or contribution not required by any existing plan or agreement to any employees or directors;

         . become a party to, amend or commit to any benefit plan or employment agreement;

         . voluntarily accelerate the vesting or the lapsing of any restrictions with respect to any stock options or other stock-based compensation;

         .     elect any new executive officer or director;

         . hire any employee with an annual total compensation in excess of $50,000;

         Settling Claims

         . settle any claim against it for more than $25,000 or impose or agree to material restrictions on its operations;

         Governing Documents

         .     amend its articles of organization or by-laws;

         Sale of Securities

         . other than sales of trust preferred securities and other investment securities in accordance with arrangements or understandings with the FDIC and the Massachusetts Commissioner of Banks, restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

         Investment in Debt Securities

         . make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

         Capital Expenditures

         . make any capital expenditures in excess of $25,000 individually and $100,000 in the aggregate other than pursuant to binding commitments and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

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         Branches

         . establish or commit to establish any new branch or other office or file an application to relocate or terminate the operation of an existing banking office;

         Accounting

         . change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

         Transactions Not in the Ordinary Course of Business

         . engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices; or

         Other Agreements

         . agree to take or make any commitment to take any of the actions listed above.

Covenants of People's and FIRSTFED in the Merger Agreement

         Agreement Not to Solicit Other Proposals. People's has agreed not to initiate, solicitor encourage any inquiries or the making of any proposal or offer, or engage in any negotiations concerning or provide any confidential information or data to, or have discussions with any person relating to an acquisition proposal with a third party. An acquisition proposal includes the following:

         . any merger, consolidation, share exchange, business combination, or other similar transaction involving People's or People's Savings;

         . any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets of People's and its subsidiaries; and

         . any tender offer or exchange offer for 25% or more of the outstanding shares of People's capital stock.

         Despite the agreement of People's not to solicit other acquisition proposals, the board of directors of People's may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the People's board of directors:

         . after consultation with and receipt of advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its duties to People's stockholders under applicable law; and

         . after consultation with its financial advisor, determines in good faith that the transaction presented by such unsolicited acquisition proposal, taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and the prospects and interests of People's and its stockholders, is a more favorable transaction (a "superior proposal") than the transaction contemplated by the FIRSTFED merger agreement.

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         If People's receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, People's must notify FIRSTFED and provide FIRSTFED with information about the third party and its proposal.

         Employee Matters. Each person who is an employee of People's and its subsidiaries as of the closing of the merger (whose employment is not specifically terminated upon the closing) will become an employee of FIRSTFED or one of its subsidiaries. Each such People's Savings continuing employee will be eligible to participate in FIRSTFED's pension and 401(k) plans with credit for prior service with People's Savings for purposes of eligibility and vesting (but not for purposes of benefit accrual under the pension plan) and FIRSTFED will evaluate the eligibility of all other continuing employees for purposes of providing benefits comparable to those available to People's Savings' continuing employees. FIRSTFED will make available employer provided health and other employee welfare benefit plans to each continuing employee on the same basis that it provides such coverage to FIRSTFED employees. FIRSTFED will cause its health and dental plans to provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the continuing employees and their covered dependents during the portion of the calendar year prior to the closing of the merger. Former employees of People's Savings will be treated as new employees for purposes of FIRSTFED's employee stock ownership plan. FIRSTFED will evaluate the eligibility of all other continuing employees for purposes of participation in the FIRSTFED employee stock ownership plan. To the extent permitted by the appropriate government regulators, FIRSTFED has also agreed to honor all vested benefits or other vested amounts earned or accrued under People's employee benefit plans, contracts and arrangements.

         Indemnification of People's Officers and Directors. FIRSTFED has agreed to indemnify and hold harmless each present and former director and officer of People's for a period of six years from liability and expenses arising out of matters existing or occurring at or before the consummation of the merger to the fullest extent allowed under Massachusetts law as in effect at the time of closing. FIRSTFED has also agreed to authorize People's to obtain an extended reporting period endorsement under People's directors' and officers' liability insurance policy for the benefit of People's directors and officers which provides such officers and directors with continued insurance coverage under such policy for six years following consummation of the merger, subject to a cap on the amount of the annual premium equal to 125% of People's current annual premium.

         Certain Other Covenants. The merger agreement also contains other agreements relating to our conduct before consummation of the merger, including the following:

         . After all requisite approvals necessary to consummate the merger are obtained, People's Savings will modify and change its loan, litigation, real estate valuation and investment and asset/liability management policies and practices so as to be more consistent with those of First Federal.

         . People's will give FIRSTFED reasonable access during normal business hours to People's property, books, records and personnel and furnish all information FIRSTFED may reasonably request.

         . People's will permit a FIRSTFED representative to attend meetings of the Investment Committee of the board of directors of People's Savings.

         . People's will meet with FIRSTFED on a regular basis to discuss and plan for the conversion of People's data processing and related electronic information systems.

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          .    People's will use its reasonable best efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions.

          . People's will use its reasonable best efforts to obtain all third party consents necessary to consummate the merger.

          . People's will take any necessary action to exempt FIRSTFED and this transaction from any anti-takeover provisions contained in People's articles of organization or by-laws or federal or state law.

          . People's will use all reasonable efforts to take all actions necessary to consummate the merger and the transactions contemplated by the merger agreement.

          . People's and FIRSTFED will consult with each other regarding any public statements about the merger and any filings with any governmental entity or with any national securities exchange or market.

          . People's and FIRSTFED will take all actions necessary to convene meetings of our respective stockholders to vote on the merger agreement. Their boards of directors will each recommend at their respective stockholder meetings that the stockholders vote to approve the merger and will each use their reasonable best efforts to solicit stockholder approval, unless they determine that their actions would not comply with their fiduciary obligations to their stockholders.

          . Prior to completion of the merger, FIRSTFED will notify the American Stock Exchange of the additional shares of FIRSTFED common stock that FIRSTFED will issue in exchange for shares of People's common stock.

          . People's will use its reasonable best efforts to cause each person who is an affiliate of it under Rule 145 of the Securities Act to deliver to FIRSTFED a letter to the effect that such person will comply with Rule 145.

          . People's and FIRSTFED will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other. They also will notify each other of any communication from a third party regarding the need to obtain that party's consent that may be required in connection with the merger.

          . People's and FIRSTFED will take appropriate board action to exempt People's directors and officers from short-swing profit liability that could arise under the federal securities laws in connection with the transactions being completed by the merger agreement.

Representations and Warranties Made by FIRSTFED and People's in the Merger Agreement

          We have made certain customary representations and warranties to each other in the merger agreement relating to our businesses. For information on these representations and warranties, please refer to the merger agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the merger except to the extent qualified by the merger agreement, and there can be no inaccuracy to the representations and warranties that could, individually or in the aggregate, have or reasonably be likely to have a material adverse effect on either party. See "--Conditions to Completing the Merger."

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Terminating the Merger Agreement

          The merger agreement may be terminated at any time prior to the completion of the merger, either before or after approval of the merger agreement by our stockholders, as follows:

          .    with the mutual consent of FIRSTFED and People's;

          . by either party, if the stockholders of either company fail to approve the merger agreement (provided that each company's board of directors has complied with its obligations under the merger agreement with respect to its stockholder meeting);

          . by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the merger or the transactions contemplated by the merger agreement;

          . by either party, if the merger is not consummated by June 30, 2002, unless failure to complete the merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;

          . by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that cannot be cured within a specified time and that would have a material adverse effect on the party seeking to terminate;

          . by either party, if the board of directors of the other party does not recommend approval of the merger in the joint proxy statement - prospectus or withdraws or revises its recommendation in a manner adverse to the other party; or

          . by People's, if its board of directors determines that it must accept a superior proposal from a third party in the exercise of its fiduciary duties; provided that in such case, People's must furnish FIRSTFED with an opportunity to modify the terms of this merger that would enable People's and FIRSTFED to consummate the merger.

          In addition, People's may terminate the merger agreement if during the 20 consecutive trading days ending on the date that we receive approval from the OTS or People's stockholder approval, whichever is later (the "measurement date"), (1) the average closing price of the FIRSTFED common stock during such period is less than $13.92, and (2) FIRSTFED's common stock has underperformed
                            ---
the "SNL New England Thrift Index" by more than 15% during the period beginning on September 28, 2001 and ending on the measurement date. This right to terminate lasts for three business days starting on the measurement date. If People's elects to terminate the merger, FIRSTFED will have the right to cancel the termination by increasing the number of shares of FIRSTFED stock it is to exchange for shares of People's common stock such that (a) the value of that number of shares is equal to $17.60, or, if less, (b) the value of that number of shares would not have underperformed the decline in the Index. FIRSTFED will have three business days after receiving notice of termination from People's to exercise its right to increase the exchange ratio. Whether People's would exercise its right to terminate the merger agreement and whether FIRSTFED would exercise its right to increase the exchange ratio will depend on the facts and circumstances as they exist at the time.

         People's will pay FIRSTFED a termination fee of $3 million if People's terminates the merger agreement because People's board of directors authorizes People's to enter into an agreement with a third party (other than FIRSTFED or its subsidiaries) with respect to a superior proposal. People's will also have to pay FIRSTFED a termination fee of $3 million if People's stockholders fail to approve the merger

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agreement at People's stockholders meeting and within 24 months of the termination without FIRSTFED's consent: (1) People's (or any of its subsidiaries) enters into an agreement with a third party with respect to an acquisition proposal, or (2) People's board of directors recommends that People's stockholders approve or accept an acquisition proposal from a third party. The termination fee paid by People's to FIRSTFED, together with any profit FIRSTFED may realize from the stock option agreement, cannot exceed $3 million.

Stock Option Agreement

         General. Immediately after the execution of the merger agreement, People's entered into a stock option agreement pursuant to which it granted FIRSTFED an irrevocable option to purchase from People's up to 647,197 shares of People's common stock or a lesser or greater amount of shares that is 19.9% of the outstanding People's common stock at the time the option is exercised, subject to certain adjustments. The exercise price of the option is $22.00 per share, subject to certain adjustments.

         Effect of Stock Option Agreement. The option agreement was entered into in order to increase the likelihood that the merger will be completed in accordance with its terms. The option agreement may have the effect of discouraging persons who might be interested in acquiring all of or a significant interest in People's, even if such persons were prepared to pay a higher price per share for People's common stock than the value per share contemplated by the merger agreement. The acquisition by a third party of People's or a significant interest in People's or a significant portion of its consolidated assets, or an agreement to do so, could cause the option to become exercisable and significantly increase the cost to a potential acquiror. Such increased costs might discourage a potential acquiror from considering or proposing an acquisition or might result in a potential acquiror proposing to pay a lower per share price to acquire People's than it might otherwise have proposed to pay.

         Exercise. The options will become exercisable, in whole or in part and subject to regulatory approval, only if both an "initial triggering event" and a "subsequent triggering event" occur prior to an "exercise termination event." For purposes of each option agreement:

         (1) an "initial triggering event" will occur if one of the following events occurs:

              (a) People's or any of its subsidiaries, without FIRSTFED's prior written consent, enters into an agreement to engage in an acquisition transaction with any person other than FIRSTFED or a FIRSTFED subsidiary, or People's board of directors recommends that stockholders of People's approve or accept an acquisition transaction;

              (b) People's, without FIRSTFED's prior written consent, authorizes, recommends, proposes or publicly announces its intention to authorize, recommend or propose an acquisition transaction with any person other than FIRSTFED or a FIRSTFED subsidiary, or People's board of directors publicly withdraws or modifies, or publicly announces its intention to withdraw or modify, in any manner adverse to FIRSTFED, its recommendation that its stockholders approve the merger agreement;

              (c) a third party acquires beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the outstanding shares of People's common stock;

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               (d)  a third party makes a bona fide proposal to People's or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an acquisition transaction;

               (e) People's breaches any covenant or obligation in the merger agreement after a proposal is made by a third party to People's or its stockholders to engage in an acquisition transaction, and following that breach FIRSTFED would be entitled to terminate the merger agreement if People's failed to cure such breach before the date of FIRSTFED's written notice to People's informing People's of FIRSTFED's intention to exercise the option; or

               (f) any person, other than FIRSTFED or any subsidiary of FIRSTFED, other than in connection with a transaction to which FIRSTFED has given its prior written consent, files an application or notice with the Federal Reserve Board, the Office of Thrift Supervision or some other U.S. federal or state bank regulatory authority, for approval to engage in an acquisition transaction.

         (2)  As used above in (1), the term "acquisition transaction" means:

               (a) a merger or consolidation, or any similar transaction with People's or any of its significant subsidiaries;

               (b) a purchase, lease or other acquisition or assumption of all or substantially all of the assets or deposits of People's or any of its significant subsidiaries;

               (c) a purchase or other acquisition of securities representing 15% or more of the voting power of People's; or

               (d)  any substantially similar transaction.

         (3) A "subsequent triggering event" will occur if either of the following occurs:

               (a) any person acquires beneficial ownership of 25% or more of the then outstanding shares of People's common stock; or

               (b)  the initial triggering event described above in clause
                    (1)(a) occurs, except that the percentage referred to in clause (2)(c) of the definition of "acquisition transaction" set forth above is 25%.

         (4)  An "exercise termination event" means the earliest of:

               (a)  the effective time of the merger;

               (b) termination of the merger agreement in accordance with its terms if the termination occurs prior to the occurrence of an initial triggering event, except in the case of the termination of the merger agreement by FIRSTFED as a result of a material breach by People's of any of its representations, warranties, covenants or agreements; or

               (c) the date that is 12 months after the termination of the merger agreement.

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         As of the date of this joint proxy statement - prospectus, to our knowledge, no initial triggering event or subsequent triggering event has occurred.

         Repurchase and Surrender. The stock option agreement permits FIRSTFED to require that People's repurchase the option or any shares issued under the option for a specified option repurchase price for a period of 90 days after the occurrence of either of the following (each a "repurchase event"): (1) the completion by People's of a merger, consolidation or similar transaction or any sale of substantially all of its assets, or (2) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding common stock.

         At any time following a repurchase event and prior to an exercise termination event, FIRSTFED may, if it has not exercised its right to require People's to repurchase the option, surrender the option and any option shares it may then own to People's in exchange for a payment - the "surrender price."

         The "surrender price" is equal to:

          .    $3,000,000, plus

          . if applicable, the aggregate purchase price previously paid by FIRSTFED with respect to any option shares, minus

          . if applicable, the sum of the excess of (1) the net cash amounts, if any, received by FIRSTFED pursuant to the arm's-length sale of People's option shares to an unaffiliated party, over (2) the aggregate purchase price previously paid by FIRSTFED with respect to those option shares, and the net cash amounts, if any, received by FIRSTFED pursuant to an arm's-length sale of a portion of the option to an unaffiliated party.

          Profit Limitation. The stock option agreement provides that the aggregate profit that FIRSTFED may realize from the option, together with any termination fee People's must pay to FIRSTFED under the merger agreement, is $3,000,000.

          Adjustment. The stock option agreement provides for adjustment to the number of shares and the exercise price of the option upon the occurrence of certain changes to the capital structure of People's or certain other events or transactions.

          Regulatory Matters. Some rights and obligations of FIRSTFED and People's under the stock option agreement are subject to receipt of required regulatory approvals. FIRSTFED must obtain the approval of the Federal Reserve Board to acquire more than 5% of the outstanding shares of People's common stock.

Expenses

          Each of us will pay our own costs and expenses incurred in connection with the merger, except that we will share equally the expense of filing, printing and mailing this joint proxy statement - prospectus.

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Changing the Terms of the Merger Agreement

         Before the completion of the merger, we may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by our stockholders, we can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by People's stockholders under the terms of the merger.

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                 Management and Operations Following the Merger

Board of Directors

         After completion of the merger, the board of directors of FIRSTFED will consist of (1) Robert F. Stoico, Richard W. Cederberg, John S. Holden, Jr., Gilbert C. Oliveira, Paul A. Raymond, DDS, Thomas A. Rodgers, Jr. and Anthony L. Sylvia, all of whom are current directors of FIRSTFED, and (2) B. Benjamin Cavallo, who is a current director of People's and People's Savings. Mr. Stoico will continue to be Chairman of the board. Mr. Cavallo will also join the board of directors of First Federal.

         Mr. Cavallo has been a director of People's since 1995. He has been an insurance broker since 1959 and is a partner in Cavallo & Signoriello Insurance Agency, Inc., Mansfield, Massachusetts. Mr. Cavallo is 73 years old.

         Information regarding the current directors and executive officers of FIRSTFED, executive compensation and relationships and related transactions is incorporated by reference or set forth in FIRSTFED's Annual Report on Form 10-K for the year ended March 31, 2001, which is incorporated in this document by reference. Stockholders desiring copies of this document and other documents may contact FIRSTFED at its address or telephone number indicated under "Where You Can Find More Information."

Management

         The executive officers of FIRSTFED and First Federal will not change as a result of the merger.

Operations

         While there can be no assurance as to the achievement of business and financial goals, FIRSTFED currently expects to achieve cost savings equal to 20-25% of People's current annualized expenses by the end of 2002 through the elimination of redundant senior management and back-office staffing, the consolidation of two People's offices into First Federal offices, projected decreases in deposit insurance costs and other operating efficiencies (such as the elimination of duplicative data processing services). FIRSTFED expects to achieve most of these savings in the first year following the merger. See "A Warning About Forward-looking Statements."

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                         Pro Forma Financial Information

         The following unaudited pro forma consolidated condensed combined balance sheet as of September 30, 2001 and the unaudited pro forma consolidated condensed combined statements of operations for the six months ended September 30, 2001 and the year ended March 31, 2001 give effect to the pending merger, accounted for as a purchase. FIRSTFED's fiscal year ends March 31 and People's fiscal year ends December 31. The historical Consolidated Statements of Operations of People's as presented in the unaudited pro forma condensed combined statements of operations for the six months and full fiscal year periods are for the six months ended June 30, 2001 and the year ended December 31, 2001, respectively.

         The unaudited pro forma consolidated condensed combined financial information is based on the historical consolidated financial statements of FIRSTFED and People's under the assumptions and adjustments set forth in the accompanying notes. The unaudited pro forma consolidated condensed combined balance sheet gives effect to the merger as if the merger had been consummated at the end of the period presented. The unaudited pro forma consolidated condensed combined income statements give effect to the merger as if the merger had been consummated on April 1, 2000. The unaudited pro forma consolidated condensed combined financial statements do not give effect to the anticipated cost savings in connection with the merger.

         You should read the unaudited pro forma consolidated condensed combined financial statements in conjunction with the historical consolidated financial statements of FIRSTFED and People's, including the respective notes to those statements. The pro forma information is not necessarily indicative of the combined financial position or the results of operations in the future or of the combined financial position or the results of operations which would have been realized had the merger been consummated during the periods or as of the dates for which the pro forma information is presented.

         Pro forma per share amounts for the combined company are based on a
1.2644 exchange ratio.
                                       87

          FIRSTFED AMERICA BANCORP, INC. and People's Bancshares, Inc.
        Unaudited Pro Forma Consolidated Condensed Combined Balance Sheet
                            as of September 30, 2001

                                 (In thousands)

                                                               Historical               Pro Forma      Pro Forma
                                                       -------------------------
                                                        FIRSTFED        People's       Adjustments      Combined
                                                       ----------       --------      -------------    ----------
ASSETS:
   Cash and cash equivalents......................     $   49,477       $185,759        $ (2,075)(B)   $  190,148
                                                                                         (39,353)(B)
                                                                                          (3,660)(C)
   Mortgage loans held for sale...................         29,441        100,726                          130,167
   Investment in trading securities...............            587             --                              587
   Investment securities available for sale.......         23,221        136,412                          159,633
   Mortgage-backed securities.....................        596,883        117,000                          713,883
   Stock in Federal Home Loan Bank of Boston
      and other restricted equity securities......         40,369         19,869                           60,238
   Loans receivable, net..........................        925,707        334,803           3,550(D)     1,264,060
   Accrued interest receivable....................          8,532          6,246                           14,778
   Office properties and equipment, net...........         22,769         16,751                           39,520
   Goodwill and other intangible assets...........          1,110          1,277          (1,277)(C)       57,306
                                                                                          11,520 (D)
                                                                                             520 (D)
                                                                                          44,156 (D)
   Other assets...................................         48,584          9,649           1,244 (C)       60,977
                                                                                           1,500 (D)
                                                       ----------       --------        --------       ----------
   Total assets...................................     $1,746,680       $928,492        $ 16,125       $2,691,297
                                                       ==========       ========        ========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
   Deposits.......................................     $  758,814       $576,220                       $1,335,034
   FHLB advances and other borrowings.............        832,885        306,241        $ 20,000 (D)    1,159,126
   Advance payments by borrowers for taxes
      and insurance...............................          4,443          1,225                            5,668
   Accrued interest payable.......................          4,758          2,531                            7,289
   Other liabilities..............................         26,067          4,268                           30,335
                                                       ----------       --------        --------       ----------
   Total liabilities..............................      1,626,967        890,485          20,000        2,537,452
                                                       ----------       --------        --------       ----------

   Common stock...................................             87            373              19 (B)          106
                                                                                            (373)(C)
   Additional paid-in capital.....................         85,729         24,113          32,178 (B)      119,842
                                                                                           1,935 (B)
                                                                                         (24,113)(C)
   Retained earnings..............................         74,423         33,359         (33,359)(C)       74,423
   Unallocated ESOP shares........................         (3,098)            --                           (3,098)
   Unearned Stock Incentive Plan shares...........         (1,559)            --                           (1,559)
   Treasury stock.................................        (40,672)        (8,364)          8,364 (C)      (40,672)
   Accumulated other comprehensive income.........          4,803        (11,474)         11,474 (C)        4,803
                                                       ----------       --------        --------       ----------
   Total stockholders' equity.....................        119,713         38,007          (3,875)         153,845
                                                       ----------       --------        --------       ----------
   Total liabilities and stockholders' equity.....     $1,746,680       $928,492        $ 16,125       $2,691,297
                                                       ==========       ========        ========       ==========

 See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial
                                  Statements.

          FIRSTFED AMERICA BANCORP, INC. and People's Bancshares, Inc. Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
                   For the Six Months Ended September 30, 2001
                    (Dollars in thousands, except share data)

                                                                           Historical              Pro Forma       Pro Forma
                                                                    ------------------------
                                                                     FIRSTFED      People's       Adjustments       Combined
                                                                    ----------    ----------      -----------      ----------
Interest and dividend income:
   Loans ...................................................        $   36,928    $   19,210        $   (310)(E)   $   55,828
   Investment and mortgaged-backed securities ..............            18,599        16,443            (564)(E)       34,478
                                                                    ----------    ----------        --------       ----------
     Total interest and dividend income ....................            55,527        35,653            (874)          90,306
                                                                    ----------    ----------        --------       ----------
Interest expense:
   Deposits ................................................            13,345        12,105                           25,450
   Borrowed funds ..........................................            23,831        10,727            (939)(E)       33,619
                                                                    ----------    ----------        --------       ----------
     Total interest expense ................................            37,176        22,832            (939)          59,069
                                                                    ----------    ----------        --------       ----------
     Net interest income after loan loss provision .........            18,351        12,821              65           31,237
Provision for loan loss ....................................               600             -               -              600
                                                                    ----------    ----------        --------       ----------
     Net interest income after loan loss provision .........            17,751        12,821              65           30,637
Non-interest income:
   Service charges on deposit accounts .....................               933           703                            1,636
   Loan servicing income ...................................               398             -                              398
   Earnings on Bank-Owned Life Insurance ...................               905             -                              905
   Gain on sale of mortgage loans, net .....................             1,461         6,505                            7,966
   Gain (loss) on sale of securities available
      for sale .............................................             1,003        (2,003)                          (1,000)
   Other income ............................................             1,726           175                            1,901
                                                                    ----------    ----------        --------       ----------
      Total non-interest income ............................             6,426         5,380               -           11,806
                                                                    ----------    ----------        --------       ----------
Non-interest expense:
   Compensation and benefits ...............................             9,125         7,956                           17,081
   Office occupancy and equipment ..........................             2,163         1,884                            4,047
   Data processing .........................................               999           853                            1,852
   Amortization of goodwill and other
      intangible assets ....................................                46            35           1,073 (E)        1,154
   Other expense ...........................................             2,302         3,756                            6,058
                                                                    ----------    ----------        --------       ----------
     Total non-interest expense ............................            14,635        14,484           1,073           30,192
                                                                    ----------    ----------        --------       ----------
     Income before income tax expense ......................             9,542         3,717          (1,008)          12,251
Income tax expense .........................................             3,213         1,413            (343)(E)        4,283
                                                                    ----------    ----------        --------       ----------
     Net income before cumulative effect of
        accounting change ..................................             6,329         2,304            (665)           7,968
Cumulative effect of change in accounting for
   derivative instruments and hedging activities,
   net of $237 tax benefit .................................              (461)            -               -             (461)
                                                                    ----------    ----------        --------       ----------
     Net income ............................................        $    5,868    $    2,304        $   (665)      $    7,507
                                                                    ==========    ==========        ========       ==========

Basic earnings per share before cumulative effect
   of accounting change ....................................        $     1.10    $     0.71                       $     1.05
Cumulative effect of accounting change .....................             (0.08)            -                            (0.06)
                                                                    ----------    ----------                       ----------
Basic earnings per share ...................................        $     1.02    $     0.71                       $     0.99
                                                                    ==========    ==========                       ==========
Diluted earnings per share before cumulative
   effect of accounting change .............................        $     1.09    $     0.71                       $     1.04
Cumulative effect of accounting change .....................             (0.08)            -                            (0.06)
                                                                    ----------    ----------                       ----------
Diluted earnings per share .................................        $     1.01    $     0.71                       $     0.98
                                                                    ==========    ==========                       ==========
Weighted average shares outstanding - basic ................         5,739,936     3,244,000                        7,590,401
                                                                    ==========    ==========                       ==========
Weighted average shares outstanding - diluted ..............         5,803,159     3,272,000                        7,653,624
                                                                    ==========    ==========                       ==========

 See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial
                                  Statements.

          FIRSTFED AMERICA BANCORP, INC. and People's Bancshares, Inc. Unaudited Pro Forma Consolidated Condensed Combined Statement of Operations
                        For the Year Ended March 31, 2001
                   (Dollars, in thousands, except share data)

                                                              Historical            Pro Forma       Pro Forma
                                                       ------------------------
                                                        FIRSTFED      People's     Adjustments      Combined
                                                       ----------   -----------    -----------      ---------
Interest and dividend income:
   Loans.............................................  $   77,116    $   35,798       $  (620)(E)  $  112,294
   Investment and mortgaged-backed securities........      36,959        45,504        (1,127)(E)      81,336
                                                       ----------    ----------       -------      ----------
     Total interest and dividend income..............     114,075        81,302        (1,747)        193,630
                                                       ----------    ----------       -------      ----------
Interest expense:
   Deposits..........................................      26,252        27,640                        53,892
   Borrowed funds....................................      53,143        25,067        (1,878)(E)      76,332
                                                       ----------    ----------       -------      ----------
     Total interest expense..........................      79,395        52,707        (1,878)        130,224
                                                       ----------    ----------       -------      ----------
     Net interest income after loan loss provision...      34,680        28,595           131          63,406
Provision for loan loss..............................       1,200             -             -           1,200
                                                       ----------    ----------       -------      ----------
     Net interest income after loan loss provision...      33,480        28,595           131          62,206
Non-interest income:
   Service charges on deposit accounts...............       1,622         1,331                         2,953
   Loan servicing income.............................       1,456             -                         1,456
   Earnings on Bank-Owned Life Insurance.............       1,637             -                         1,637
   Gain on sale of mortgage loans, net...............         583         8,492                         9,075
   Gain (loss) on sale of securities available
      for sale.......................................           -        (1,224)                       (1,224)
   Other income......................................       3,660           212                         3,872
                                                       ----------    ----------       -------      ----------
     Total non-interest income.......................       8,958         8,811             -          17,769
                                                       ----------    ----------       -------      ----------
Non-interest expense:
   Compensation and benefits.........................      17,786        13,859                        31,645
   Office occupancy and equipment....................       4,447         3,749                         8,196
   Data processing...................................       1,694         1,357                         3,051
   Amortization of goodwill and other
      intangible assets..............................          84           119         2,355 (E)       2,558
   Other expense.....................................       5,042         5,991                        11,033
                                                       ----------    ----------       -------      ----------
     Total non-interest expenses.....................      29,053        25,075         2,355          56,483
                                                       ----------    ----------       -------      ----------
     Income before income tax expense................      13,385        12,331        (2,224)         23,492
Income tax expense...................................       4,221         4,064          (756)(E)       7,529
                                                       ----------    ----------       -------      ----------
     Net income......................................  $    9,164    $    8,267       $(1,468)     $   15,963
                                                       ==========    ==========       =======      ==========
Basic earnings per share.............................  $     1.57    $     2.55                    $     2.07
                                                       ==========    ==========                    ==========
Diluted earnings per share...........................  $     1.56    $     2.52                    $     2.07
                                                       ==========    ==========                    ==========
Weighted average shares outstanding - basic..........   5,854,465     3,239,465                     7,704,930
                                                       ==========    ==========                    ==========
Weighted average shares outstanding - diluted........   5,864,179     3,284,134                     7,714,644
                                                       ==========    ==========                    ==========

 See Notes to the Unaudited Pro Forma Consolidated Condensed Combined Financial
                                   Statements.

             Notes to the Unaudited Pro Forma Consolidated Condensed
                          Combined Financial Statements

A.   Basis of Presentation

     The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of each of the periods indicated, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company. It is anticipated that the merger will be completed early in the first quarter of calendar year 2002.

     Under accounting principles generally accepted in the United States of America, the transaction will be accounted for using the purchase method of accounting and, as such, the assets and liabilities of People's will be recorded at their estimated fair values. The allocation of the total purchase cost reflected in the unaudited pro forma consolidated condensed combined financial information is preliminary. The actual purchase accounting adjustments to reflect the fair values of the assets acquired and liabilities assumed will be based upon appraisals that are currently in process. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited pro forma consolidated condensed combined financial information based on our estimates. Accordingly, the adjustments that have been included in the unaudited pro forma consolidated condensed combined financial information may change based upon the final allocation of the total purchase cost of the acquisition of People's. The actual allocation of the purchase cost and the resulting effect on income may differ from the unaudited pro forma amounts included in this prospectus. However, based on current information, management does not expect the final allocation of the purchase price to differ materially from that used in the accompanying statements of operations.

     The unaudited pro forma consolidated condensed combined statements of operations give effect to the merger as if the merger occurred on April 1, 2000. The unaudited pro forma consolidated condensed combined balance sheet assumes the merger was consummated on September 30, 2001. Certain reclassifications have been included in the unaudited pro forma consolidated condensed combined balance sheet and unaudited pro forma consolidated condensed combined income statements to conform presentation.

     Assumptions relating to the pro forma adjustments set forth in the unaudited pro forma consolidated condensed combined financial statements are summarized as follows:

     Estimated fair values for the assets and liabilities of People's were obtained as follows:

          Cash and Cash Equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

          Investment and Mortgage-Backed Securities. Fair values for securities are based on quoted market prices.

          Stock in Federal Home Loan Bank and Other Restricted Equity Securities. No ready market exists for these stocks and they have no quoted market value; however, redemption of these stocks has historically been at par value. Accordingly, the carrying amount is deemed to be a reasonable estimate of fair value.

          Loans. Fair values for loans held for investment and other loans are estimated by segregating the portfolio by type of loan and discounting scheduled cash flows using interest rates currently being offered for loans with similar terms. A prepayment assumption is used as an estimate of the portion of loans that will be repaid prior to their scheduled maturity. The allowance for loan losses as recorded is deemed to be a reasonable estimate of the credit adjustment.

          Office Properties and Equipment. The book value is deemed to be a reasonable estimate of fair value.

          Deposits. The book value is deemed to be a reasonable estimate of fair value.

          FHLB Advances and Other Borrowings. Fair values for advances and other borrowings are estimated by discounting scheduled cash flows using current interest rates.

          Identifiable Intangible Assets. A fair value for the core deposit intangible asset was estimated by calculating a 4.5% premium on core deposits of $256.0 million. A fair value for the non-compete intangible asset was estimated based on the amounts to be paid under the non-compete agreement.

          Other Assets and Other Liabilities. Because these financial instruments will typically be received or paid within three months, the carrying amounts of such instruments are deemed to be a reasonable estimate of fair value.

     The premium on loans will be amortized to interest income over three to seven years to approximate a constant yield to maturity. The premium on FHLB advances will be amortized to interest expense over ten years to approximate a constant yield to maturity. The core deposit intangible asset will be amortized over ten years on a sum-of-the-years-digits basis. The non-compete intangible asset will be amortized over the two-year contract period on a straight-line basis.

B.   Calculation of Purchase Price

     The preliminary allocation of the cost to acquire People's is described in the table below (in thousands):

     Cash payment to People's stockholders at $22.00 per share for 55%
     of the 3,252,250 shares of People's common stock outstanding           $39,353

     Estimated value of FIRSTFED common stock issued to acquire People's common stock, assuming that 45% of the 3,252,250 outstanding shares of People's common stock will be exchanged for shares of FIRSTFED
     valued at $22.00 per share                                              32,197

     Fair value of People's stock options assumed                             1,935

     Estimated transaction costs incurred by FIRSTFED                         2,075
                                                                            -------
                    Total cost                                              $75,560
                                                                            =======

     Stock options to purchase approximately 256,000 shares of People's common stock with a weighted average exercise price of $17.25 will be assumed by FIRSTFED pursuant to the merger and converted into options to purchase approximately 324,000 shares of FIRSTFED common stock with a weighted average exercise price of $13.64. The fair value of stock options assumed was determined using the binomial option pricing method over the remaining maturity of the options, a discount rate between 2.80% and 4.87%, and expected dividends of $0.14 per share each quarter. Estimated transaction costs of $2.1 million will be incurred upon consummation of the merger and reflected as part of the purchase price for financial reporting purposes. These costs consist primarily of investment banking, legal fees, other professional fees and expenses associated with stockholder notifications.

C.   Purchase Accounting Adjustments

     Purchase accounting adjustments are estimated as follows (in thousands):

     People's net assets at September 30, 2001                              $38,007
     Estimated transaction costs:
        Employment contracts and severance costs                $(2,710)
        Systems and facilities conversion costs                    (950)
                                                                 ------
                                                                 (3,660)
        Less: related taxes at 34%                                1,244
                                                                 ------
                                                                             (2,416)
     People's historical goodwill and other intangible assets                (1,277)
                                                                            -------
     Adjusted net assets acquired                                           $34,314
                                                                            =======

     Merger related compensation costs consist primarily of estimated costs of People's employee contracts and severance plans. Facilities and system costs primarily relate to the termination of data processing contracts and systems. Refinements to the foregoing estimates may occur subsequent to the completion of the merger.

D.   Calculation of Goodwill

     Excess of cost over net assets acquired for the merger was calculated as follows (in thousands):


     Total cost                                                  $ 75,560
     Net assets acquired                                           34,314
                                                                 --------
     Total excess of cost over net assets acquired               $ 41,246
                                                                 ========

     The excess of cost over net assets acquired of $41.2 million was allocated to assets and liabilities on a pro-rata basis after estimating market value as described in Note A (in thousands):

     Loans receivable                                            $  3,550
     FHLB advances and other borrowings                           (20,000)
     Core deposit intangible asset                                 11,520
     Noncompete intangible asset                                      520
     Goodwill                                                      44,156
     Deferred tax asset                                             1,500
                                                                 --------
                                                                 $ 41,246
                                                                 ========

E.       Pro Forma Adjustments

         Pro forma adjustments that were calculated for the merger as follows (in thousands):

                                                                  Six Months         Year
                                                                     Ended           Ended
                                                                 September 30,      March 31,
                                                                     2001              2001
                                                                 -------------     ---------
          Amortization of premium on loans receivable              $  (310)         $  (620)
          Amortization of premium on FHLB advances                     939            1,878
          Amortization of core deposit intangible asset               (943)          (2,095)
          Amortization of noncompete intangible asset                 (130)            (260)
                                                                   -------          -------
          Total adjustments                                        $  (444)         $(1,097)
                                                                   =======          =======

         In addition to the above adjustments, reductions in interest income on investments as a result of the cash payment to People's stockholders are calculated based on a 2.5% interest rate. Income tax expense is adjusted using a 34% tax rate.

         The following table summarizes the estimated net future impact of the amortization of the purchase accounting adjustments made in connection with the merger on FIRSTFED's results of operations (in thousands):

                       Projected Future
                          Amounts for                Net Increase (Decrease)
                      Fiscal Years Ended             In Income Before Taxes
                           March 31,                  of Amortized Amounts
                      -------------------            ----------------------

                            2002                            $ (887)
                            2003                              (418)
                            2004                              (135)
                            2005                                75
                            2006                               532
                      2007 and thereafter                    6,339

F.       Earnings Per Share

         Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding over the period presented. Diluted earnings per common share is calculated using the same method as basic earnings per common share, but reflects potential dilution of common stock equivalents. Pro forma basic and diluted weighted average number of common stock utilized for the calculation of earnings per share for the periods presented were calculated using FIRSTFED's historical basic and diluted weighted average common stock plus 1,850,465 shares of common stock issued in the merger.

                   A Warning about Forward-looking Statements

         This joint proxy statement - prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of FIRSTFED and People's, as well as certain information relating to the merger, including, without limitation:

         . statements relating to the cost savings and accretion to reported earnings estimated to result from the merger;

         . statements relating to revenues of the combined company after the merger;

         . statements relating to the expenses estimated to be incurred in connection with the merger; and

         . statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "estimates" or similar expressions.

         These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

         . expected cost savings from the merger may not be fully realized or realized within the expected time frame;

         .     revenues following the merger may be lower than expected;

         . the anticipated sale of trust preferred securities by People's prior to the merger or by FIRSTFED following the merger may result in losses exceeding currently estimated amounts;

         . competitive pressures among financial services companies may increase significantly;

         . costs or difficulties related to the integration of the business of FIRSTFED and People's may be greater than expected;

         . changes in the interest rate environment may reduce interest margins;

         . general economic conditions, either nationally or in Massachusetts and Rhode Island, may be less favorable than expected;

         . legislative or regulatory changes may adversely affect the business in which FIRSTFED or People's is engaged; and

         .     changes may occur in the securities markets.

         FIRSTFED does not intend to update or otherwise revise any forward-looking statements to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, FIRSTFED does not intend to update or revise the forward-looking statements to reflect changes in general economic or industry conditions.

         See "Where You Can Find More Information."

                      Description of FIRSTFED Common Stock

General

         FIRSTFED is authorized to issue 25 million shares of common stock having a par value of $0.01 per share and one million shares of preferred stock having a par value of $0.01 per share. Each share of FIRSTFED common stock has the same relative rights as, and is identical in all respects with, each other share of common stock.

Common Stock

         Dividends. FIRSTFED can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its board of directors. The payment of dividends by FIRSTFED is subject to limitations that are imposed by law and applicable regulation. The holders of common stock of FIRSTFED are entitled to receive and share equally in any dividends as may be declared by the board of directors of FIRSTFED out of funds legally available for the payment of dividends. If FIRSTFED issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

         Voting Rights. The holders of common stock of FIRSTFED possess exclusive voting rights in FIRSTFED. They elect FIRSTFED's board of directors and act on any other matters as are required to be presented to them under applicable law or as are otherwise presented to them by the board of directors. Each holder of common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. FIRSTFED's certificate of incorporation, however, provides that a holder of FIRSTFED common stock who owns in excess of 10% of the then-outstanding shares of common stock cannot vote any shares in excess of 10% unless permitted by the board of directors of FIRSTFED. If FIRSTFED issues preferred stock, holders of preferred stock may also possess voting rights. Certain matters require a vote of 80% of the outstanding shares entitled to vote thereon.

         Liquidation. In the event of liquidation, dissolution or winding up of FIRSTFED, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of FIRSTFED available for distribution. If FIRSTFED issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock in the event of liquidation or dissolution.

          Preemptive Rights. Holders of the common stock of FIRSTFED are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

         FIRSTFED may issue preferred stock with such designations, powers, preferences and rights as FIRSTFED's board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. None of the shares of the authorized preferred stock will be issued in connection with the merger, and there are no plans to issue preferred stock.

                      Comparison of Rights of Stockholders

         When the merger becomes effective, you may become a stockholder of FIRSTFED if you elect to receive stock in the merger. The following is a summary of the material differences between the rights of stockholders of FIRSTFED and People's.

         The rights of stockholders of FIRSTFED are currently governed by FIRSTFED's certificate of incorporation, bylaws and applicable provisions of the Delaware General Corporation Law. The rights of stockholders of People's are currently governed by People's restated articles of organization, by-laws and applicable provisions of the Massachusetts Business Corporation Law. There are certain differences in the respective rights of the stockholders under the laws of the respective states and under the respective governing corporate documents.

         This summary is not a complete discussion of the provisions affecting, and differences between, the rights of stockholders of FIRSTFED and People's, and it is qualified in its entirety by reference to the FIRSTFED certificate of incorporation and bylaws and the People's restated articles of organization and by-laws. Copies of these documents are on file with the Securities and Exchange Commission.

                                Authorized Stock
--------------------------------------------------------------------------------
                FIRSTFED                                 People's
----------------------------------------  --------------------------------------

 .    The FIRSTFED certificate of          .  People's Restated Articles of
     incorporation authorizes 26 million     Organization authorizes 30 million
     shares of capital stock, consisting     shares of capital stock, consisting
     of 25 million shares of common          of 20 million shares of common
     stock, $0.01 par value, and one         stock, $0.10 par value and 10
     million shares of serial preferred      million shares of serial preferred
     stock, $0.01 par value.                 stock, $0.10 par value.

 .    As of October 1, 2001, there were    .  As of October 1, 2001, there were
     6,220,249 shares of FIRSTFED common     3,252,250 shares of People's common
     stock issued and outstanding.           stock issued and outstanding.

 .    As of October 1, 2001, there were    .  Same.
     no shares of preferred stock issued
     or outstanding.

                                  Voting Rights
--------------------------------------------------------------------------------
                FIRSTFED                                 People's
----------------------------------------  --------------------------------------

 .    The holders of the common stock      .  Same.
     exclusively possess all voting
     power, subject to the authority of
     the board of directors to issue
     preferred stock and offer voting
     rights to the holders of same.

 .    Each share of common stock is        .  Each share of common stock is
     entitled to one vote. Beneficial        entitled to one vote.
     owners of 10% or more of the
     outstanding stock are subject to
     voting limitations.

 .    Holders of common stock may not      .  Same.
     cumulate their votes for the
     election of directors.

               Required Vote for Authorization of Certain Actions
--------------------------------------------------------------------------------
                 FIRSTFED                               People's
----------------------------------------  --------------------------------------

 .    Delaware law provides that in all    .  Massachusetts law provides that a
     matters other than the election of      corporation's articles of
     directors, the affirmative vote of      organization or bylaws may require
     the majority of the shares present      the vote of the holders of all of
     or represented by proxy at the          the shares, or a greater proportion
     meeting and entitled to vote on the     thereof than required under
     a subject matter shall be the act       Massachusetts law with respect to
     of the stockholders, unless the         any action to be taken by the
     vote of a greater number is             stockholders of a corporation.
     required by law or the certificate
     of incorporation or bylaws.

 .    Delaware law prohibits transactions  .  Under Massachusetts law, a business
     between a corporation and an            combination requires the approval
     interested stockholder for a            of two-thirds of each class of
     three-year period following the         stock entitled to vote on the
     time the interested stockholder         question, provided that the
     became such unless certain              articles of organization of the
     conditions are met. Generally, an       company may provide for a lesser
     interested stockholder is anyone        proportion, but not less than a
     who owns 15% or more of a               majority. People's Restated
     corporation and the affiliates and      Articles of Organization provide,
     the associates of such person. If       however, that if the board of
     the interested stockholder does not     directors recommends, by the
     get prior board approval of the         affirmative vote of a majority of
     business combination or obtain 85%      the directors then in office at a
     of the voting stock of the              duly constituted meeting of the
     corporation in the transaction in       board of directors (unless at the
     which it becomes interested, the        time of such action there is an
     stockholder cannot engage in a          interested stockholder, in which
     business combination for three          case such action will also require
     years unless the business               the affirmative vote of a majority
     combination is approved both by the     of the directors not affiliated
     directors and by the affirmative        with the interested stockholder who
     vote of two-thirds of the               were directors when the interested
     outstanding voting stock not owned      stockholder became an interested
     by the interested stockholder.          stockholder or were recommended to
                                             succeed a non-affiliated director
                                             by a majority of the non-affiliated
                                             directors), that stockholders
                                             approve such business combination,
                                             then such business combination may
                                             be approved by the affirmative vote
                                             of a majority of the total votes
                                             eligible to be cast on such
                                             transaction, voting together as a
                                             single class.

 .    FIRSTFED's certificate of            .  Same.
     incorporation provides that at
     least 80% of the outstanding shares
     of voting stock must approve
     certain "business combinations"
     involving an interested stockholder
     or its affiliate. See "Selected
     Provisions In The Certificate of
     Incorporation And Bylaws Of
     FIRSTFED-- Business Combinations
     with Interested Stockholders."
     However, if a majority of
     disinterested directors not
     affiliated with the interested
     stockholder approves the business
     combination or if the proposed
     business combination meets certain
     conditions that are designed to
     afford stockholders a fair price in
     consideration for their shares, a
     majority vote of the outstanding
     shares is sufficient to approve a
     business combination.

                                    Dividends
--------------------------------------------------------------------------------
                FIRSTFED                                People's
----------------------------------------  --------------------------------------

 .    Holders of common stock are          .  Holders of common stock are
     entitled, when declared by              entitled, when declared by People's
     FIRSTFED's board, to receive            board, to receive dividends,
     dividends, subject to the rights of     subject to the rights of holders of
     holders of preferred stock.             preferred stock, as well as
                                             regulatory and contractual
                                             restrictions.

                                Appraisal Rights
--------------------------------------------------------------------------------
                FIRSTFED                                People's
----------------------------------------  --------------------------------------

 .    Under Delaware law, the rights of    .  Under Massachusetts law, the rights
     stockholders to dissent and obtain      of stockholders to dissent and
     the fair value of their shares in       obtain the fair value of their
     an appraisal proceeding may be          shares in an appraisal proceeding
     available in connection with a          may be available in connection with
     statutory merger or consolidation       a statutory merger or consolidation
     in certain specific situations.         in certain specific situations.
     Appraisal rights are not available      Appraisal rights are not available
     to a corporation's stockholders         to a corporation's stockholders
     when the corporation will be the        when the corporation will be the
     surviving corporation and a vote of     surviving corporation and a vote of
     its stockholders is not required to     its stockholders is not required to
     approve the merger. A Delaware          approve the merger.
     corporation's certificate of
     incorporation may provide that
     appraisal rights shall be available
     to stockholders in the event of an
     amendment to its certificate of
     incorporation, any merger or
     consolidation in which the
     corporation is a constituent
     corporation or the sale of all or
     substantially all of the assets of
     the corporation. FIRSTFED's
     certificate of incorporation does
     not provide for such rights.

 .    Stockholders of a Delaware           .  There is no similar provision under
     corporation also do not have            Massachusetts law.
     appraisal rights in a merger where,
     on the record date fixed to
     determine stockholders entitled to
     vote on the transaction, the
     corporation's stock is listed on a
     national securities exchange,
     listed on the

     Nasdaq or held of record by more
     than 2,000 stockholders, unless the
     stockholder is required to accept
     any consideration other than shares
     of stock of the surviving
     corporation or any other
     corporation, which at the effective
     date of the merger, will be listed
     on a national securities exchange
     or the Nasdaq or held of record by
     more than 2,000 stockholders, cash
     in lieu of fractional shares or
     fractional depository receipts of a
     corporation described above or any
     combination of the two.

                             Stockholders' Meetings
--------------------------------------------------------------------------------
                FIRSTFED                                People's
----------------------------------------  --------------------------------------

 .    FIRSTFED must deliver notice of the  .  People's must deliver notice of the
     meeting and a description of its        meeting and a description of its
     purpose no fewer than 10 and no         purpose no fewer than days seven
     more than 60 days before the            days before the meeting to each
     meeting to each stockholder             stockholder entitled to vote or to
     entitled to vote.                       such notice.

 .    Such person as the board             .  The Chairman of the board, or in
     designates, or in the absence of        his absence, the president, or in
     such a person, the Chairman of the      his absence, such officer as the
     board or, in his absence, such          board designates, will chair the
     person as chosen by a majority of       meeting.
     shares entitled to vote who are
     present, will chair the meeting.

 .    Only the board of directors may      .  Only the Chairman of the board or
     call a special meeting.                 president may call a special
                                             meeting, after approval by a
                                             majority vote of the board of
                                             directors; provided that if there
                                             is an interested stockholder, such
                                             call will also require the
                                             affirmative vote of a majority of
                                             the directors not affiliated with
                                             the interested stockholder who were
                                             directors when the interested
                                             stockholder became an interested
                                             stockholder or were recommended to
                                             succeed a non-affiliated director
                                             by a majority of the non-affiliated
                                             directors.

 .    For purposes of determining          .  For purposes of determining
     stockholders entitled to vote at a      stockholders entitled to vote at a
     meeting, the board of directors may     meeting, the board of directors may
     fix a record date that is not less      fix a record date that is not more
     than 10 days nor more than 60 days      than 60 days before the meeting.
     before the meeting.

 .    The board of directors or any        .  A majority of directors or any
     stockholder may nominate directors      stockholder may nominate directors
     for election or propose new             for election. The board of
     business.                               directors or any stockholder may
                                             propose new business.

 .    To nominate a director or propose    .  The by-laws provide that to
     new business, stockholders must         nominate a director or propose new
     give written notice to the              business, stockholders must give
     Secretary of FIRSTFED not less than     written notice to the Clerk of
     90 days prior to the meeting;           People's not less than 60 days nor
     provided, however, that if FIRSTFED     more than 90 days prior to the
     gives less than 100 days' notice of     anniversary date of the last annual
     the meeting to the stockholders,        meeting; provided, however, that in
     written notice of the stockholder       the event the annual meeting is
     proposal or nomination must be          scheduled for a date more than 30
     delivered to the Secretary within       days before, or more than 60 days
     10 days of the date notice of the       after, such anniversary date, a
     meeting was mailed to stockholders.     stockholder's notice shall be
     Each notice given by a stockholder      timely if delivered no later than
     with respect to a nomination to the     the close of business on the later
     board of directors or proposal for      of the sixtieth day prior to the
     new business must include certain       scheduled date of such annual
     information regarding the nominee       meeting or the tenth day following
     or proposal and the stockholder         the date on which public
     making the nomination or proposal.      announcement of the date of such
                                             meeting is first made. Each notice
                                             given by a stockholder with respect
                                             to a nomination to the board of
                                             directors or proposal for new
                                             business must include certain
                                             information regarding the nominee
                                             or proposal and the stockholder
                                             making the nomination or proposal.

                    Action by Stockholders Without a Meeting
--------------------------------------------------------------------------------
                FIRSTFED                                People's
----------------------------------------  --------------------------------------

 .    Under Delaware law, unless           .  Under Massachusetts law, any action
     otherwise provided in a                 required or permitted to be taken
     corporation's certificate of            at a stockholders meeting may be
     incorporation, stockholders may act     taken without the meeting if all -
     by written consent signed by the        stockholders entitled to vote on
     holders of outstanding shares           the matter consent to the action in
     having not less than the minimum        writing.
     number of votes necessary to take
     such action at a meeting. Pursuant
     to FIRSTFED's certificate of
     incorporation, no action that
     requires the approval of the
     stockholders may be taken without a
     meeting by the written consent of
     stockholders.

                               Board of Directors
--------------------------------------------------------------------------------
                FIRSTFED                                People's
----------------------------------------  --------------------------------------

 .    The certificate of incorporation     .  The by-laws provide that the number
     provides that the number of             of directors shall be no fewer than
     directors shall be fixed                three and that the board of
     exclusively by the board of             directors shall fix the number of
     directors. The bylaws provide that      directors and their classifications
     the number of directors shall be        by the affirmative vote of 80% of
     such number as the board of             the directors then in office,
     directors shall have designated,        unless there is an interested
     except that in the absence of such      stockholder, in which case such
     designation shall be seven.             action also requires the
                                             affirmative vote of a majority of
                                             the directors not affiliated with
                                             the interested stockholder who were
                                             directors when the interested
                                             stockholder became an interested
                                             stockholder or were recommended to
                                             succeed a non-affiliated director
                                             by a majority of the non-affiliated
                                             directors.

 .    The board of directors is divided    .  Same.
     into three classes as equal in
     number as possible, and
     approximately one-third of the
     directors are elected at each
     annual meeting.

 .    Vacancies on the board of directors  .  Vacancies on the board of directors
     will be filled by majority vote of      will be filled by the affirmative
     the remaining directors.                vote of a majority of the remaining
                                             directors; provided that, if there
                                             is an interested stockholder, the
                                             affirmative vote of a majority of
                                             the directors not affiliated with
                                             the interested stockholder who were
                                             directors when the interested
                                             stockholder became an interested
                                             stockholder or were recommended to
                                             succeed a non-affiliated director
                                             by a majority of the non-affiliated
                                             directors is required to fill the
                                             vacancy.

 .    Directors may be removed only for    .  Directors may be removed, with or
     cause by the vote of at least 80%       without cause, by the vote of at
     of the outstanding shares entitled      least 80% of (1) the directors then
     to vote for directors.                  in office, provided that if there
                                             is an interested stockholder, a
                                             majority of the directors not
                                             affiliated with the interested
                                             stockholder who were directors when
                                             the interested stockholder became
                                             an interested stockholder or were
                                             recommended to succeed a
                                             non-affiliated director by a
                                             majority of the non-affiliated
                                             directors must vote for the
                                             removal, or (2) the outstanding
                                             shares entitled to vote for
                                             directors at a meeting duly held
                                             for the purpose of removing a
                                             director.

                  Limitation of Personal Liability of Directors
--------------------------------------------------------------------------------
              FIRSTFED                                   People's
----------------------------------------  --------------------------------------

 .    Delaware law provides that a         .  Massachusetts law allows a
     corporation's certificate of            corporation to include in its
     incorporation may include a             articles of organization a
     provision limiting the personal         provision that limits or eliminates
     liability of a director to the          the personal liability of directors
     corporation or its stockholders for     to the corporation and its
     monetary damages for breach of          stockholders for monetary damages
     fiduciary duty as a director.           for breach of fiduciary duty as a
     However, no such provision can          director. Massachusetts law does
     eliminate or limit the liability of     not, however, permit a corporation
     a director for: (1) any breach of       to indemnify any person with
     the director's duty of loyalty to       respect to any matter as to
     the corporation or its
     stockholders; (2) acts or omissions     which he did not act in good faith
     not in good faith or which involve      and in the reasonable belief that
     intentional misconduct or a knowing     the action was in the best
     violation of the law; (3) violation     interests of the corporation, or to
     of Section 174 of the Delaware          the extent that such matter relates
     General Corporation Law regarding       to service with respect to an
     unlawful payment of dividends or        employee benefit plan, in the best
     unlawful stock purchases or             interests of the participants or
     redemptions; (4) any transaction        beneficiaries, of such employee
     from which the director derived an      benefit plan.
     improper personal benefit; and (5)
     any act or omission prior to the
     adoption of such a provision in the
     certificate of incorporation.

 .    FIRSTFED's certificate of            .  People's restated articles of
     incorporation generally provides        organization do not provide for the
     that directors are not personally       elimination of director liability
     liable to the corporation for a         to the corporation for a breach of
     breach of fiduciary duty, except        fiduciary duty.
     under those circumstances in which
     liability cannot be eliminated
     under Delaware law.

                             Amendment of the Bylaws
--------------------------------------------------------------------------------
              FIRSTFED                                   People's
--------------------------------------------------------------------------------

 .    The bylaws may be amended or         .  Same; provided that if there is an
     repealed by the vote of a majority      interested stockholder, a majority
     of the board of directors.              of the directors not affiliated
                                             with the interested stockholder who
                                             were directors when the interested
                                             stockholder became an interested
                                             stockholder or were recommended to
                                             succeed a non-affiliated director
                                             by a majority of the non-affiliated
                                             directors must approve the
                                             amendment.

 .    The bylaws also may be amended or    .  Same; provided, however, that if a
     repealed by the vote of at least        majority of the board of directors
     80% of the outstanding shares.          (or, if there is an interested
                                             stockholder, a majority of the
                                             directors not affiliated with the
                                             interested stockholder who were
                                             directors when the interested
                                             stockholder became an interested
                                             stockholder or were recommended to
                                             succeed a non-affiliated director
                                             by a majority of the non-affiliated
                                             directors) recommends the
                                             amendment, such action shall
                                             require only the affirmative vote
                                             of a majority of the stockholders.

     Amendment of the Certificate of Incorporation/Articles of Organization

                             Amendment of the Bylaws
--------------------------------------------------------------------------------
              FIRSTFED                                   People's
--------------------------------------------------------------------------------

 .    Provisions of the certificate of     .  The restated articles of
     incorporation may be amended or         organization may be amended or
     repealed upon approval of at least      repealed by the vote of at least
     a majority of the board of              80% of the outstanding shares;
     directors and by a majority of          provided, however, that if the
     shares entitled to vote on the          board of directors recommends the
     matter, unless otherwise provided       amendment by the vote of at least
     in the certificate of incorporation     80% of the directors (or, if there
     or Delaware law. However,               is an interested stockholder at any
     amendments to the certificate of        time within the 60-day period
     incorporation that would revise the     immediately preceding the meeting
     provisions relating to the number,      at which the vote is to be taken, a
     terms and classification, election      majority of the directors not
     and removal procedures for              affiliated with the interested
     directors, the process for calling      stockholder who were directors when
     special meetings of stockholders,       the interested stockholder became
     voting restrictions applicable to       an interested stockholder or were
     beneficial owners of 10% or more of     recommended to succeed a
     the voting stock, stockholder           non-affiliated director by a
     approval of business combinations       majority of the non-affiliated
     with related persons,                   directors, recommends the
     indemnification of directors,           amendment), such action shall
     officers and employees of FIRSTFED,     require only the affirmative vote
     and amendment of the bylaws and         of a majority of the stockholders.
     certificate of incorporation
     require approval by at least 80% of
     the outstanding shares.

             Selected Provisions in the Certificate of Incorporation
                             and Bylaws of FIRSTFED

         FIRSTFED's certificate of incorporation and bylaws contain certain provisions that could make more difficult an acquisition of FIRSTFED by means of a tender offer, proxy context or otherwise. Certain provisions will also render the removal of the incumbent board of directors or management of FIRSTFED more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by FIRSTFED's board of directors, but which FIRSTFED stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in FIRSTFED's certificate of incorporation and bylaws. See "Where You Can Find More Information" as to where to obtain a copy of these documents.

Business Combinations with Interested Stockholders

         The certificate of incorporation requires the approval of the holders of at least 80% of FIRSTFED's outstanding shares of voting stock to approve certain "business combinations" involving an interested stockholder or its affiliate except in cases where the proposed transaction has been approved in advance by a majority vote of those members of FIRSTFED's board of directors who are unaffiliated with the related person and were directors prior to the time when the related person became a related person, or were thereafter recommended for appointment or election to the board of directors by a majority of disinterested directors then on the board and are unaffiliated with the interested stockholder.

         The term "related person" includes any individual or entity that owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of FIRSTFED or an affiliate of that person or entity.

         A "business combination" includes:

         1. any merger or consolidation of FIRSTFED or any subsidiary with or into any related person;

         2. any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of FIRSTFED or combined assets of FIRSTFED and its subsidiaries to a related person;

         3. any merger or consolidation of a related person with or into FIRSTFED or a subsidiary of FIRSTFED;

         4. any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of a related person to FIRSTFED or a subsidiary of FIRSTFED;

         5. the issuance of any securities of FIRSTFED or a subsidiary of FIRSTFED having an aggregate fair market value of 25% or more of the combined fair market value of FIRSTFED and its subsidiaries to a related person;

         6. the liquidation or dissolution of FIRSTFED, if proposed by a related person;

         7. any reclassification of common stock of FIRSTFED or any recapitalization involving the common stock of FIRSTFED that increases the proportionate share of the outstanding shares that is owned by a related person; or

         8. any agreement or other arrangement providing for any of the foregoing.

Limitation on Voting Rights

         FIRSTFED's certificate of incorporation provides that no record owner of any outstanding FIRSTFED common stock that is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of FIRSTFED common stock will be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes shares beneficially owned by that person or any of his or her affiliates (as defined in the certificate of incorporation), shares which that person or his or her affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which that person and his or her affiliates have or share investment or voting power; however, no director or officer of FIRSTFED will be deemed to be the beneficial owner of shares held by another director or officer solely because the directors or officers are acting in their capacity as such, nor shall any person be deemed to beneficially own shares for which he or she holds a revocable proxy if such shares are not otherwise beneficially, or deemed by FIRSTFED to be beneficially, owned by that person and his or her affiliates. The 10% limit does not apply to FIRSTFED's employee stock ownership plans or any similar plans nor to any plan trustee acting in such capacity.

Board of Directors

         Classified Board. The board of directors of FIRSTFED is divided into three classes, each of which contains approximately one-third of the number of directors. The stockholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of FIRSTFED.

         Filling of Vacancies; Removal. FIRSTFED's certificate of incorporation provides that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled only by a majority vote of the directors then in office. The certificate of incorporation of FIRSTFED provides that a director may be removed from the board of directors prior to the expiration of his or her term only for cause and only upon the vote of 80% of the outstanding shares of voting stock. These provisions make it more difficult for stockholders to remove directors and replace them with their own nominees.

Special Meetings of Stockholders

         FIRSTFED's certificate of incorporation provides that only the board of directors may call special meetings of the stockholders of FIRSTFED. Stockholders are not able to call a special meeting or require that the board do so. At a special meeting, stockholders may consider only the business specified in the notice of meeting given by FIRSTFED. This provision prevents stockholders from forcing stockholder consideration of a proposal between annual meetings over the opposition of the FIRSTFED board by calling a special meeting of stockholders.

Advance Notice Provisions for Stockholder Nominations and Proposals

         FIRSTFED's certificate of incorporation and bylaws establish an advance notice procedure for stockholders to nominate directors or bring other business before an annual meeting of stockholders of

FIRSTFED. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the FIRSTFED board or by a stockholder who has given appropriate notice to FIRSTFED before the meeting. Similarly, a stockholder may not bring business before an annual meeting unless the stockholder has given FIRSTFED appropriate notice of its intention to bring that business before the meeting. FIRSTFED's Secretary must receive notice of the nomination or proposal not less than 90 days prior to the annual meeting; provided, however, that if FIRSTFED gives less than 100 days' notice of the meeting to the stockholders, written notice of the stockholder proposal or nomination must be delivered within 10 days of the date notice of the meeting was mailed to stockholders. A stockholder who desires to raise new business must provide certain information to FIRSTFED concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide FIRSTFED with certain information concerning the nominee and the proposing stockholder.

         Advance notice of nominations or proposed business by stockholders gives FIRSTFED's board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about those matters.

Preferred Stock

         The certificate of incorporation authorizes FIRSTFED's board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although FIRSTFED's board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt. FIRSTFED's board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of FIRSTFED and its stockholders.

Amendment of Certificate of Incorporation

         FIRSTFED's certificate of incorporation requires the affirmative vote of at least 80% of the outstanding voting stock entitled to vote to amend or repeal certain provisions of the certificate of incorporation, including the provision limiting voting rights, the provisions relating to approval of business combinations with related persons, calling special meetings, the number and classification of directors, director and officer indemnification by FIRSTFED and amendment of FIRSTFED's bylaws and certificate of incorporation. These supermajority voting requirements make it more difficult for the stockholders to amend these provisions of the FIRSTFED certificate of incorporation.

                                  Legal Matters

         The validity of the shares of FIRSTFED common stock to be issued in connection with the merger will be passed upon for FIRSTFED by Muldoon Murphy & Faucette LLP, Washington, D.C. It is a condition to the completion of the merger that each of FIRSTFED and People's receive an opinion from their respective counsel with respect to the tax treatment of the merger.

                                     Experts

         The consolidated financial statements of FIRSTFED and its subsidiaries incorporated in this joint proxy statement - prospectus by reference to the FIRSTFED Annual Report on Form 10-K for the year ended March 31, 2001, have been so incorporated by reference in this document in reliance on the report of KPMG LLP, independent certified public accountants, given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of People's and its subsidiaries incorporated in this joint proxy statement - prospectus by reference to the People's Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated by reference in this document in reliance on the report with respect to those financial statements of Wolf & Company, P.C., independent public accountants, given upon the authority of that firm as experts in accounting and auditing.

                       Where You Can Find More Information

         FIRSTFED has filed with the Securities and Exchange Commission a registration statement under the Securities Act that registers the distribution to People's stockholders of the shares of FIRSTFED common stock to be issued in connection with the merger. The registration statement, including the exhibits, contains additional relevant information about FIRSTFED and FIRSTFED common stock. The rules and regulations of the SEC allow FIRSTFED to omit certain information included in the registration statement from this joint proxy statement - prospectus.

         FIRSTFED and People's file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that FIRSTFED and People's file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. FIRSTFED's and People's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

         The SEC allows FIRSTFED and People's to "incorporate by reference" information into this joint proxy statement - prospectus. This means that FIRSTFED and People's can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that FIRSTFED and People's have previously filed with the SEC. These documents contain important information about FIRSTFED's and People's financial condition.

FIRSTFED SEC Filings (File No. 1-12305)

         .     Management's discussion and analysis of financial condition and results of operations on pages 20 through 42 of FIRSTFED's 2001
               Annual Report to Stockholders
         .     Annual Report on Form 10-K for the year ended March 31, 2001
         .     Quarterly Reports on Form 10-Q for the quarters ended June 30,
               2001 and September 30, 2001
         .     Current Report on Form 8-K filed on October 2, 2001

People's SEC Filings (File No. 0-07449)

         .     Annual Report on Form 10-K for the year ended December 31, 2000
         .     Quarterly Report on Form 10-Q for the quarters ended March 31,
               June 30, and September 30, 2001
         .     Items 10-13 of People's Definitive Proxy Statement to People's
               Stockholders for the 2001 Annual Meeting of Stockholders filed on April 30, 2001
         .     Current Reports on Form 8-K filed on April 25, June 12, July 2 and 19, and October 1, 2001

         Documents incorporated by reference are available from FIRSTFED and People's without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from FIRSTFED or People's at the following addresses:

                           FIRSTFED AMERICA BANCORP, INC.
                           ONE FIRSTFED PARK
                           Swansea, Massachusetts 02777
                           Attention: Philip G. Campbell, Director of Marketing, Corporate Planning and Investor Relations
                           Telephone No. (508) 235-1361

                           People's Bancshares, Inc.
                           545 Pleasant Street
                           New Bedford, Massachusetts 02740
                           Attention: Mary Ann Wilson
                           Telephone: (508) 991-2601

         If you would like to request documents from FIRSTFED or People's, please do so by ______, 200_ in order to receive them before the special meeting of stockholders. If you request any incorporated documents, FIRSTFED will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

         FIRSTFED has supplied all information contained in this joint proxy statement - prospectus relating to FIRSTFED, and People's has supplied all information relating to People's.

         You should rely only on the information contained or incorporated by reference in this document to vote your shares at the meeting. We have not authorized anyone to provide you with information that is different from what is contained or incorporated by reference in this document. This document is dated _______, 200_. You should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this document to stockholders nor the issuance of FIRSTFED's securities in the merger shall create any implication to the contrary.

                              Stockholder Proposals

FIRSTFED

     To be considered for inclusion in FIRSTFED's proxy statement and form of proxy relating to the 2002 Annual Meeting of Stockholders, a stockholder proposal must be received by the Secretary of the Company at the address set forth on the Notice of Special Meeting of Stockholders not later than February 22, 2002. If such annual meeting is held on a date more than 30 calendar days from July 26, 2002, a stockholder proposal must be received by a reasonable time before FIRSTFED begins to print and mail its proxy materials for such annual meeting. Any such proposal will be subject to the proxy rules of the Securities and Exchange Commission.

     The bylaws of FIRSTFED set forth the procedures by which a stockholder may properly bring business before a meeting of stockholders, including director nominations. Pursuant to the bylaws, only business brought by or at the direction of the board of directors may be conducted at a special meeting. The FIRSTFED bylaws provide an advance notice procedure for a stockholder to properly bring business before an annual meeting. The stockholder must give written advance notice to the Secretary of FIRSTFED not less than 90 days before the date originally fixed for such meeting; provided, however, that in the event that less than 100 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the date on which FIRSTFED's notice to stockholders of the annual meeting date was mailed or such public disclosure was made. In order for a stockholder to bring business before FIRSTFED's 2002 Annual Meeting of Stockholders, FIRSTFED would have to receive notice of such business no later than April 29, 2002 assuming the 2002 Annual Meeting is held on July 26, 2002 and that FIRSTFED provides at least 100 days' notice of the date of the meeting. The advance notice by stockholders must include certain information required by the bylaws. In the case of nominations to the board of directors, certain information regarding the nominee must be provided. A copy of the bylaws may be obtained from FIRSTFED. Nothing in this paragraph shall be deemed to require FIRSTFED to include in its proxy statement or the proxy relating to any annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

People's

     People's will hold a 2002 annual meeting of stockholders only if the merger is not consummated before the time of such annual meeting. Proposals of stockholders intended to be included in the proxy statement and form of proxy relating to the 2002 annual meeting of stockholders of People's must be received in writing by People's at its principal office on or before January 12, 2002.

     Pursuant to People's bylaws, for the 2002 annual meeting of stockholders, any director nominations and new business submitted by stockholders must be delivered to, or mailed to and received by, People's at its principal executive office not less than 60 days nor more than 90 days prior to April 30, 2002; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days before April 30, 2002 or more than 60 days after April 30, 2002, a stockholder's notice shall be timely if delivered to, or mailed to and received by, People's at its principal executive office not later than the close of business on the later of (A) the 60th day prior to the scheduled date of such annual meeting or (B) the 10th day following the day on which public announcement of the date of such annual meeting is first made by People's. The proposal must also comply with the other requirements contained in People's by-laws, including supporting documentation and other information. Proxies solicited by the board of directors of People's will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority. Any such proposal should be mailed to: Clerk, People's Bancshares, Inc., 545 Pleasant Street, New Bedford, Massachusetts 02740.

                 People's Management's Discussions and Analysis

People's Management's Discussion and Analysis of Financial Condition and Results of Operations For the Three and Nine Months Ended September 30, 2001

     The following analysis of People's consolidated results of operations and financial condition for the three and nine months ended September 30, 2001 should be read in conjunction with the consolidated financial statements and accompanying notes of People's presented on pages F-_ through F-_ in this joint proxy - statement prospectus.

Overview

     Net income for the three months ended September 30, 2001 was $890,000 or $0.27 per diluted share, compared to $2.30 million or $0.76 per diluted share for the corresponding period in 2000. Basic earnings per share was $0.27 for the three months ended September 30, 2001, compared to $0.77 for the same period in 2000. Income before income taxes for the three months ended September 30, 2001 was $1.5 million, compared with $3.4 million for the three months ended September 30, 2000. Return on average assets and return on average equity was 0.38% and 9.83%, respectively, for the three months ended September 30, 2001, compared to 0.91% and 23.18%, respectively for the same period in 2000.

     Through the sale of securities, People's continues to address regulatory issues and reduce exposure to higher risk earnings assets. The results of operations for the nine months ended September 30, 2001 include before tax losses of $2.6 million on sales of approximately $294 million of securities and portfolio loans. There were no sales of securities or portfolio loans during the nine months ended September 30, 2000. The net interest margin and income has decreased compared with the comparable period in 2000 due to the lower volume of securities, partially offset by an increase in loan income resulting from increased loan originations at People's Mortgage Corporation. People's net interest margin was 2.71% for the nine months ended September 30, 2001, compared to 2.83% in the nine months ended September 30, 2000.

Financial Condition

     Total assets decreased $74.9 million or 7.47% to $928.5 million at September 30, 2001 from $1,003.4 million at December 31, 2000. This reflects a net decrease in securities available-for-sale of $234.7 million and a decrease in loans of $58.8 million, offset by an increase in short-term investments of $170.1 million and an increase of $60.2 million in loans held for sale.

     Securities available for sale decreased $234.7 million to $253.4 million at September 30, 2001 from $488.1 million at December 31, 2000. This decrease was the result of the sales of $294 million of higher risk securities, which include approximately $34.9 million in corporate bonds and trust preferred securities, offset by a $24.7 million improvement in the unrealized losses on securities.

     Loans decreased $58.8 million to $334.8 million at September 30, 2001 from $393.5 million at December 31, 2000. The decrease reflects the sale of $13.8 million in purchased second mortgages and increased loan amortization due to the low interest rate environment. The low mortgage interest rate environment has accelerated refinancing and home buying activity resulting in increased mortgage loan originations at People's Mortgage. This is reflected in the $60.2 million increase in loans held for sale to $100.7 million at September 30, 2001 from $40.5 million at December 31, 2000.

     Proceeds from the sale of investments were used to fund the outflow of deposits and to pay off short-term borrowings. Deposits decreased $48.3 million or 7.74% to $576.2 million at September 30, 2001 from $624.6 million at December 31, 2000. This decrease is primarily a result of a reduction in higher cost municipal certificate products and retail certificate products, partially offset by an increase in core retail accounts. Short-term borrowings decreased $48.2 million.

     Stockholders' equity was $38.0 million at September 30, 2001, as compared to $17.8 million at December 31, 2000. The increase in stockholders' equity is primarily due to a $16.8 million improvement in unrealized securities losses, net of taxes, and growth in retained earnings.

Results of Operations

Net Interest Income

     Net interest income decreased $1.4 million and $3.9 million for the three and nine months ended September 30, 2001, compared to the same period in 2000. This change reflects a decrease in average earning assets (primarily securities) and a lower net interest margin, partially offset by decreased deposits and borrowings. For the three and nine months ended September 30, 2001 average earning assets decreased by $150.8 million and $113.1 million from the same periods of 2000. Net interest margin was 2.71% for the nine months ended September 30, 2001, compared to 2.83% for the same period in 2000.

     Interest and dividend income decreased to $15.4 million and $51.1 million for the three and nine months ended September 30, 2001 from $20.9 million and $61.0 million for the comparable 2000 periods. The yield on average earning assets decreased to 6.85% and 7.40% for the three and nine months ended September 30, 2001 from 7.96% and 7.88% for the three and nine months ended September 30, 2000. Yields on loans was 8.20% and 8.29% for the three and nine months ended September 30, 2001, compared to 8.24% and 8.13% for the 2000 periods. Yields on investments decreased to 7.04% and 7.20% for the three and nine months ended September 30, 2001, compared to 7.75% and 7.70% for the comparable 2000 periods.

     Interest expense was $9.5 million and $32.3 million for the three and nine months ended September 30, 2001 compared to $13.6 million and $39.1 million for the same periods in 2000. Deposit interest expense decreased $2.8 million and $6.8 million for the three and nine months, compared to the same periods in 2000. Interest expense on borrowings decreased $1.4 million and $3.9 million for the three and nine months ended September 30, 2001 compared to the same periods in 2000.

     During the first half of 2001, average Borrowed Funds were $325.6 million compared to $417.4 million during the comparable period in 2000. Average Borrowed Funds have decreased as People's has paid down short-term borrowings. The average rate paid on Borrowed Funds was 5.99% and 5.63% for the three and nine months ended September 30, 2001 compared to 5.89% and 5.65% for the same periods in 2000.

     Interest expense on subordinated debentures increased over the 2000 three and nine month periods due to the average balances increasing from $13.8 million to $23.8 million. The average rate paid on subordinated debentures was 10.69% and 10.80% for the three and nine months ended September 30, 2001 compared to 10.49% and 10.28% for the same periods in 2000.

     Interest expense on deposits decreased due to a more favorable mix and a decrease in the volume of average deposits to $544.9 million for the nine months ended September 30, 2001, compared to $572.3 million for the same period in 2000. The average cost of deposits decreased to 3.45% and 4.10% for the three and nine months ended September 30, 2001 from 4.91% and 4.72% for the same periods in 2000.

Other Income

     Other income was $3.6 million and $9.0 million for the three and nine months ended September 30, 2001, compared to $2.8 million and $7.5 million for the same periods in 2000. The increase reflects $2.6 million in realized losses on securities, offset by a $4.0 million increase in gains on loan sales for the nine months ended September 30, 2001.

Operating Expenses

     Total operating expenses were $8.1 million and $22.5 million for the three and nine months ended September 30, 2001, compared to $6.5 million and $18.9 million for the same periods in 2000. These increases in operating expenses were primarily due to an increase in professional fees for legal and consulting services and an increase in other operating expenses directly related to the increased volume of loan originations at People's Mortgage and an increase in deposit insurance.

     Salaries and benefits expense increased $1.0 million and $2.0 million for the three and nine months ended September 30, 2001, compared to the same period in 2000. The increase in salaries and benefits reflects increased expenses at People's Mortgage, consistent with volume increases.

     Professional fees increased $95,000 for the nine months ended September 30, 2001, compared to the same period in 2000. This increase primarily reflects costs associated with shareholder and regulatory matters. Professional fees decreased $4,000 for the nine months ended September 30, 2001 compared with the comparable September 2000 period. Other general and administrative expenses increased $307,000 and $1.1 million for the three and nine months ended September 30, 2001, compared to the same periods in 2000 due to expenses associated with the increased volume of loan originations at People's Mortgage and an increase in deposit insurance.

     The efficiency ratio for People's for the three and nine months ended September 30, 2001 was 74.11% and 69.33% as compared with a ratio of 57.34% and 59.79% for the same periods in 2000. The efficiency ratio for People's, excluding People's Mortgage, was 87.82% and 76.69% for the three and nine months ended September 30, 2001, as compared with a ratio of 45.83% and 44.70% for the same periods in 2000. The increased efficiency ratios reflect the decreased net interest margin and increased operating expenses.

Provision for Income Taxes

     People's recognized income tax expense of $562,000 and $2.0 million in the three and nine months ended September 30, 2001, compared to income tax expense of $1.2 million and $3.4 million for the same periods in 2000. The effective tax rate for the three and nine months ended September 30, 2001 was 38% and the effective tax rate was 32% for the corresponding period of 2000. The higher rate during the three and nine months ended September 30, 2001 was the result of the elimination of certain subsidiaries formed to hold securities which were taxed at lower rates.

Non-Performing Assets and Allowance for Loan Losses

     The allowance for loan losses has been established to absorb estimated losses in the loan portfolio. The provision (credit) for loan losses and the level of the allowance are evaluated periodically by management and the board of directors. These provisions (credits) are the results of People's internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and economic conditions based on facts then known.

     Periodically, People's management reviews the loan portfolio, classifying each loan into categories by assessing the degree of risk involved. Based upon this review, and other factors, People's evaluates the adequacy of its allowance for loans losses. Necessary adjustments are charged (credited) to operations through the provision for loan losses. Loan losses are charged against the allowance management believes the collectibility of the loan balance is unlikely.

     The allowance for loan losses is an estimate. Ultimate losses may vary from current estimates and future additions to the allowance for loan losses may become necessary. In addition, regulatory agencies, as an integral part of their examination process, review the adequacy of People's allowance for loan losses and may require People's to provide additions to the allowance for loan losses based on their assessment, which may differ from management's.

     At June 30, 2001, People's allowance for loan losses totaled $4.1 million, or 0.93% of total loans and loans held for sale and 428% of non-performing loans, compared to $4.2 million, or 0.95% of total loans and loans held for sale and 1,121% of non-performing loans, at December 31, 2000, and compared to $4.2 million, or 0.94% of total loans and loans held for sale and 1,180% of non-performing loans, at September 30, 2000. Net charge-offs for the nine months ended September 30, 2001 were $108,000, compared to net recoveries of $8,000 and $58,000 for the corresponding periods in 2000.

     Non-performing assets, including loans of $950,000, OREO of $210,000 and securities of $4.6 million, were $5.8 million or 0.62% of total assets at September 30, 2001. At December 31, 2000, non-performing assets were $1.4 million, or 0.14% of total assets, including loans of $373,000, OREO of $50,000 and securities of $992,000. At September 30, 2000, non-performing assets were $402,000 or 0.04% of total assets, including loans and OREO.

Liquidity and Capital Resources

     People's liquidity management strategy focuses upon People's ability to provide the cash reserves and cash equivalents necessary to honor contractual liabilities and commitments, meet depositors' withdrawal demands, fund operations and provide customers with adequate available credit. People's primary sources of liquidity are customer deposits, principal and interest payments on loans, interest and dividends on investments and proceeds from the maturity or sale of investments. People's also has the ability to borrow from the Federal Home Loan Bank of Boston on a collateralized basis. People's believes that it has adequate liquidity to meet its current needs.

         At September 30, 2001, People's capital exceeded all applicable regulatory requirements imposed by statute or regulations.

                                                          Amount                               Percent
                                             ------------------------------------  ------------------------------------
                                                        Adequately      Well                  Adequately       Well
                                                       Capitalized   Capitalized             Capitalized   Capitalized
                                             -------- ------------- -------------  -------- ------------- -------------
                                              Actual     Minimums      Minimums     Actual     Minimums      Minimums
                                             -------- ------------- -------------  -------- ------------- -------------
People's Bancshares, Inc.
   Tier 1 leverage capital.................   $63,480     $37,596          n/a       6.75%       4.00%        n/a
   Tier 1 capital..........................    63,480      21,248          n/a      11.95        4.00         n/a
         Total capital.....................    75,239      42,495          n/a      14.16        8.00         n/a


People's Savings Bank of Brockton
   Tier 1 leverage capital.................   $69,315     $37,546      $46,932       7.39%       4.00%       5.00%
   Tier 1 capital..........................    69,315      22,456       33,684      13.09        4.00        6.00
         Total capital.....................    73,470      44,912       56,140      13.88        8.00       10.00


     As discussed under the caption "Government Regulation" above, both People's and People's Savings have agreed to maintain minimum Tier 1 leverage capital ratios greater than the "Adequately Capitalized Minimums" shown in the foregoing table.

Quantitative and Qualitative Disclosures About Market Risk

     The objective of People's Savings' asset/liability management process is to monitor and control the variation in repricing intervals between assets and liabilities. People's quantifies and measures interest rate exposures using a model to dynamically simulate net-interest income under various interest rate scenarios over 12 month periods. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps". Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of People's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans and securities). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of People's assets and liabilities.

     People's board of director's limits on interest rate risk specify that if interest rates rise or fall by 200 basis points, estimated net interest income for the subsequent 12 months should decline by less than 10% and for the next 12 months should decline by less than 20%. Based upon People's Savings current methodology, People's was not in compliance with this limit at September 30, 2001.

                  200 Basis Point     200 Basis Point
                     Increase            Decrease
                     --------            --------
     Year 1           (0.79)%             (0.59)%
     Year 2           18.56               36.64


     The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring the interest rate sensitivity gap. The following table, referred to as the "Gap Table," sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at September 30, 2001, that are expected to reprice or mature in each of the future time periods shown. The Gap Table does not necessarily indicate the impact of general interest rate movements on net interest income because actual repricing dates of various assets and liabilities are subject to customer discretion, competitive and other pressures. The actual duration of mortgage loans and mortgage-backed securities can be significantly impacted by changes in mortgage prepayments. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the primary factors affecting prepayment rates are prevailing interest rates and related mortgage refinancing opportunities. In addition, callable features of certain assets and liabilities may cause actual experience to vary from that indicated. Included in this table are $20 million of callable securities at fair value, classified according to their maturity dates, which are within the over five years category. Also, included in this table are $264 million of callable borrowings, classified according to their maturity dates, which are within the over five years category. Of such borrowings, $78 million is callable within one year and at various times thereafter. There can be no assurances that these borrowings will not be called in the future, particularly in a rising interest rate environment.

Interest Rate Sensitivity Analysis

                                                                  At September 30, 2001
                                     ------------------------------------------------------------------------------
                                     One year       1--2           2--3          3--4          4--5         Over 5
                                     or Less        Years          Years         Years         Years        Years
                                     -------        -----          -----         -----         -----        -----
                                                                 (Dollars in thousands)
INTEREST SENSITIVE ASSETS:
Fed Funds Sold                       $170,000       $     --      $     --      $     --     $     --     $      --
     Average interest rate                  3
Securities                             57,588         16,815        13,784        11,678        9,904       163,512
     Average interest rate               5.70%          6.12%         6.17%         6.17%        6.17%         7.41%
Adjustable--rate loans                208,752         53,497        27,706        13,215        3,448         1,621
     Average interest rate               7.23%          7.30%         8.08%         7.94%        8.39%         6.90%
Fixed--rate loans                      29,806         25,316        17,359        12,772       14,165        31,946
     Average interest rate               7.86%          7.86%         7.70%         7.69%        7.70%         7.31%
                                     --------       --------      --------      --------     --------     ---------
Total                                 466,246         95,628        58,849        37,665       27,517       197,079
                                     --------       --------      --------      --------     --------     ---------

INTEREST SENSITIVE LIABILITIES:
NOW                                        --             --            --            --           --        59,419
     Average interest rate                                                                                      .50%
Savings                                    --             --            --            --           --        77,205
     Average interest rate                                                                                     1.62%
Money market                           37,416             --            --            --           --            --
     Average interest rate               2.59%
Term deposits                         241,062         20,774         6,933         1,698        1,224           801
     Average interest rate               4.26%          4.94%         5.73%         5.98%        6.09%         2.33%
Borrowed funds                            941             --            --        18,000           --       263,500
     Average interest rate                2.0%                                      5.89%                      5.92%
Subordinated debentures                    --             --            --            --           --        23,800
     Average interest rate                 --             --            --            --           --         10.72%
                                     --------       --------      --------      --------     --------     ---------
Total                                $279,419       $ 20,774      $  6,933      $ 19,698     $  1,224     $ 424,725
                                     --------       --------      --------      --------     --------     ---------

Interest rate sensitivity gap        $186,827       $ 74,854      $ 51,916      $ 17,967     $ 26,293     $(227,646)
Cumulative interest rate
sensitivity gap                                      261,681       313,597       331,564      357,857       130,211

People's Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended December 31, 2000, 1999, and 1998

         The following analysis of People's consolidated results of operations and financial condition should be read in conjunction with the consolidated financial statements and accompanying notes on pages F-__ through F-__ of this joint proxy statement - prospectus.

         Government Regulation

         People's has been incorporated as a business corporation under Massachusetts law. Thus, People's is subject to regulation by the Secretary of the Commonwealth of Massachusetts and the rights of its stockholders are governed by Massachusetts corporate law. As a bank holding company, People's is subject to regulation and supervision by the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act. As a state-chartered savings bank whose deposits are insured by the

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

Federal Deposit Insurance Corporation, or FDIC, People's Savings is subject to regulation by federal and state regulatory authorities including, but not limited to, the FDIC and the Commissioner of Banks of Massachusetts.

         In granting approval of the reorganization in which People's Savings became a wholly-owned subsidiary of People's, the Commissioner of Banks included a provision which requires People's Savings and People's to maintain Tier 1 leverage capital ratio of at least 4.00%, which is equivalent to the minimum Tier 1 leverage capital ratios of the FDIC and Federal Reserve Board. The Commissioner of Banks has indicated to People's Savings that this minimum capital requirement is not related to People's Savings' financial condition, but instead reflects the policy of the Commissioner of Banks to impose minimum capital requirements upon all one-bank holding company formations. The approval also provides that if People's Savings' Tier 1 leverage capital ratio falls below 4.00%, People's Savings must seek the Commissioner of Banks approval before paying dividends to People's. As of December 31, 2000, People's Savings' Tier 1 leverage capital ratio was 6.36%.

         On December 5, 2000, People's entered into a formal agreement with the Federal Reserve Bank of Boston pursuant to which People's has agreed, among other matters, to obtain written approval from the Federal Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors prior to declaring or paying any dividends or make any distributions of interest, principal, or other sums on subordinated debentures. People's is also required to maintain a minimum consolidated Tier 1 leverage capital ratio of not less than 5%. The Tier 1 leverage capital ratio of People's was 5.67% at December 31, 2000. This agreement also requires People's to receive written approval from the Federal Reserve Bank to increase borrowings or renew any existing debt. People's elected to suspend the common dividend in the first quarter of 2001 and, therefore, did not seek approval.

         On June 27, 2000, People's Savings entered into an informal agreement with its regulators (the FDIC and the Massachusetts Commissioner of Banks) pursuant to which People's Savings has agreed, among other matters, to develop plans to reduce over time the level of its investment in trust preferred securities to less than 100% of its Tier 1 leverage capital. In addition, People's Savings has agreed to achieve and subsequently maintain a Tier 1 leverage capital ratio of not less than 6.5% of total assets. At December 31, 2000, the Tier 1 leverage capital ratio of People's Savings was 6.36%. Additional provisions of this agreement require People's Savings to assess its management and staffing needs, develop revised strategic and capital plans, improve the quality of the investment portfolio and investment administration, improve liquidity and the management thereof, develop a plan for reducing interest rate risk exposure and address other operational issues.

Comparison of Financial Condition and Operating Results

         Overview

         People's net income amounted to $8.3 million or $2.52 per diluted share for the year ended December 31, 2000, compared to $9.4 million or $2.77 per diluted share for the year ended December 31, 1999, and $7.6 million or $2.25 per diluted share for the year ended December 31, 1998. Basic earnings per share was $2.55 for the year ended December 31, 2000, compared to $2.81 for the year ended December 31, 1999, and $2.30 for the year ended December 31, 1998. Income before income taxes was $12.3 million for the year ended December 31, 2000 compared to $14.0 million for the year ended December 31, 1999 and $12.2 million for the year ended December 31, 1998. Tax expense amounted to

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

$4.1 million for the year ended December 31, 2000 compared to tax expense of $4.6 million and $4.4 million for the years ended December 31, 1999 and 1998, respectively. Return on average assets was 0.77% for the year ended December 31, 2000 compared to 0.93% and 0.89% for the years ended December 31, 1999 and 1998, respectively. Return on average equity was 19.78% for 2000, 24.82% for 1999 and 23.33% for 1998.

         The results of operations for the year ended December 31, 2000 were impacted by before tax losses on sales of securities of $1.2 million and of non-recurring charges of $577,000 related to a shareholder proxy contest and the write-off of obsolete assets. People's also issued $10 million of trust preferred securities and repurchased $2.1 million worth of common stock. The results of operations for the year ended December 31, 1999 include credits to the loan loss provision of $850,000 and charges related to branch reorganization and the purchase of Allied Mortgage Group, LLC in September 1999 of $661,000. The results of operations for the year ended December 31, 1998 included write-offs of $920,000 of goodwill and organization costs.

         During the latter half of 2000, People's and People's Savings have focused on addressing issues raised by their respective regulators. People's management has developed strategic and capital plans to improve liquidity, reduce interest rate risk exposure, improve liquidity and address other operational issues. Consistent with these strategies $30.2 million of higher risk earnings assets were sold at a pre-tax loss of $1.2 million and the capital raised in this sale was used to reduce higher cost interest bearing liabilities. Additionally, as noted above, effective December 31, 2000 People's reclassified held-to-maturity securities with a book value of $514.8 million and a fair value of $473.1 million to the available-for-sale classification.

         People's strategy also includes taking actions to improve capital at both People's and People's Savings. During 2000, People's announced the termination of a common stock repurchase program and in an effort to accelerate capital growth elected to suspend its common stock dividend. In July 2000, People's sold $10 million in trust preferred securities and used the proceeds to increase the capital level at People's Savings. People's and People's Savings have submitted capital plans to the regulators which call for, among other things, a balance sheet deleveraging program to be achieved by using cash flows provided by (1) normal amortization of securities and loans, (2) callable securities under a falling rate environment, and (3) sales of securities to reduce both borrowings and volatile liabilities to the extent possible.

Financial Condition

         Total assets decreased $67.7 million or 6.32% to $1.003 billion at December 31, 2000 from $1.071 billion at December 31, 1999. At December 31, 2000, People's made a determination that it was appropriate to reclassify all held-to-maturity securities to the available-for-sale classification. As a result of this, the carrying value of securities was reduced by the unrealized loss on that date of $41.6 million, and the after tax effect of the adjustment, $27.2 million, has been reported as a reduction in stockholders' equity. This decrease reflects People's objective of decreasing higher risk earning assets while reducing higher cost interest-bearing liabilities and lessening future interest-rate risk and balance sheet leverage.

         Securities decreased $84.4 million to $488.1 million at December 31, 2000 from $572.6 million at December 31, 1999. This decrease was the result of sales of $31.5 million higher risk securities, an increase of $41.8 million in unrealized losses on available for sale securities, principal payments of

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

$39.6 million, and maturities and calls of $23.1 million, offset by $41.5 million in purchases and $8.9 million in accretion on zero coupon bonds. The increase in the unrealized loss on securities reflects the transfer of held-to-maturity securities with a book value of $514.8 million and a fair value of $473.1 million to available-for-sale classification effective December 31, 2000.

         Loans and loans held for sale decreased $2.8 million, or 0.64%, to $438.2 million at December 31, 2000, from $441.0 million at December 31, 1999. This decrease was primarily due to the $19.7 million decrease in loans as amortization and payoffs outpaced originations. Loans held for sale increased $16.9 million, or 71.22% to $40.5 million at December 31, 2000 from $23.7 million at December 31, 1999. This increase is due to increased refinancing activity at the end of 2000 as a result of decreasing interest rates. People's Mortgage's 1-4 family residential loans originations increased to $644.9 million for 2000, compared to $610.1 million for 1999. These loans were mostly sold to investors, resulting in net gains of $8.5 million for 2000, compared to $7.5 million for 1999.

         The allowance for loan losses was $4.2 million, or 0.95% of total loans and loans held for sale at December 31, 2000, compared to $4.1 million, or 0.93% of total loans and loans held for sale at December 31, 1999. The allowance for loan losses amounted to 1,121% of non-performing loans at December 31, 2000, compared to 814% of non-performing loans at December 31, 1999. Non-performing loans and foreclosed real estate decreased to 0.04% of total assets at December 31, 2000, compared to 0.07% at December 31, 1999. Non-performing loans totaled $373,000 and $503,000 at December 31, 2000 and 1999. Foreclosed real estate consisting of residential real estate amounted to $50,000 at December 31, 2000, compared to $285,000 at December 31, 1999.

         Deposits increased $62.9 million during 2000 primarily as a result of the growth of municipal deposit products which increased from $199.5 million at December 31, 1999 to $219.6 million at December 31, 2000 and certificate accounts which increased $28.5 million to $206.5 million at December 31, 2000 from $178.0 million at December 31, 1999. Non-certificate accounts, excluding municipal deposits, increased from $184.1 million at December 31, 1999 to $198.4 million at December 31, 2000.

         Funds available from decreased investments and increased deposits were used to reduce borrowings in 2000. Total borrowed funds decreased $117.3 million to $330.6 million at December 31, 2000 from $448.0 million at December 31, 1999. Consistent with the deleveraging and liquidity strategies adopted in late 2000, long-term borrowings decreased $126.2 million, while short-term borrowings increased $8.9 million from 1999 to 2000. On July 26, 2000, People's wholly-owned subsidiary, People's Bancshares Capital Trust II issued $10 million in trust preferred securities.

         Stockholders' equity totaled $17.8 million at December 31, 2000 and $40.9 million at December 31, 1999. The decrease results primarily from the year-end transfer of all securities classified as held-to-maturity securities to the available-for sale category as discussed above. This transfer had the effect of reducing the carrying value of securities by the unrealized losses on that date by $41.6 million, and the after-tax effect of the adjustment, $27.2 million, was treated as a reduction in stockholders' equity. Other factors affecting stockholders' equity during the year 2000 were net income of $8.3 million, $78,000 in proceeds from the exercise of stock options, $2.1 million in treasury stock purchases and $2.7 million in common stock dividends. Book value per share was $5.51 at December 31, 2000 compared to $12.27 at December 31, 1999.

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
Results of Operations

Net Interest Income

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends primarily upon the volume of interest-earning assets and interest-bearing liabilities and the corresponding interest rates earned or paid. Net interest income is significantly impacted by changes in interest rates and market yield curves. Net interest income increased to $28.6 million in 2000 from $27.8 million in 1999 and $22.6 million in 1998.

         Interest and dividend income amounted to $81.3 million in 2000, compared to $73.3 million in 1999, and $61.8 million in 1998. The increases in interest and dividend income in 2000 and 1999 were due to $56.3 million and $153.8 million increases in average interest-earning assets, respectively. The increases in average assets were primarily due to the investment of deposit growth and borrowed funds into securities. The yield on average earning assets increased to 7.87% in 2000 from 7.51% in 1999 and 1998, reflecting the impact of rising interest rates in both 1999 and early 2000.

         Interest and fees on loans amounted to $35.8 million in 2000, $34.7 million in 1999, and $36.4 million in 1998. The increase in 2000 was primarily as a result of increased yields on loans, offset slightly by decreased average loans outstanding. The rising interest rates of 1999 did not fully impact the overall average yield on loans until 2000, resulting in a yield of 8.16% for 2000, compared to 7.65% for 1999. The decrease in 1999 was primarily as a result of a decrease in average loans outstanding, offset slightly by increased yields on loans. The yield on average loans for 1998, and to a lesser degree 1999 was adversely affected by falling interest rates and the resulting effect of prepayments on purchased and acquired loans' premiums.

         Interest and dividends from securities increased to $45.3 million in 2000, from $38.4 million in 1999, and $25.1 million in 1998. The increase in 2000 was due to a $72.3 million increase in average securities over 1999 coupled with an increase in the yield on securities from 7.42% in 1999 to 7.67% in 2000. The increase in 1999 was due primarily to an increase in the average balance of securities of $182.3 million offset by the yield earned in 1999 decreasing due to decreased yields on mortgage-backed securities and flat yields on trust preferred securities. Interest on short-term investments amounted to $232,000 in 2000, $256,000 in 1999, and $303,000 in 1998.

         Interest expense amounted to $52.7 million in 2000, $45.5 million in 1999, and $39.2 million in 1998. People's Savings' average cost of funds was 5.35% in 2000, compared to 4.89% in 1999, and 5.02% in 1998. Interest on deposits increased to $27.6 million for 2000, from $20.0 million for 1999, and $15.2 million for 1998. The increase in deposit interest in 2000 is a result of a $91.5 million increase in average interest-bearing deposits and the 67 basis point increase in the cost of deposits from 1999. The increase in deposit interest in 1999 was due to a $116.8 million increase in average interest-bearing deposits. The increase in average balances in 2000 and 1999 reflects the expansion of municipal deposits products and certificates.

         Interest on borrowed funds was $25.1 million in 2000, $25.5 million in 1999, and $24.0 million in 1998. The decrease in interest expense on borrowed funds for 2000 was due to a $36.9 million decrease in average borrowed funds partially offset by a 41 basis point increase in rates paid on borrowed funds compared to 1999. The cost of borrowed funds in 2000 increased partly due to the trust preferred

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

securities issued in July 2000. Interest expense on borrowed funds increased in 1999 over 1998 as People's Savings increased average borrowings by $32.1 million offset by decreased average rates paid on borrowed funds by 8 basis points.

         The following sets forth changes in income and expense attributable to changes in interest rates and changes in the volumes of interest-earning assets and interest-bearing liabilities. The change attributable to both volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

                              RATE-VOLUME ANALYSIS

                                                      2000 Compared to 1999               1999 Compared to 1998
                                                       Increase (Decrease)                 Increase (Decrease)
                                                --------------------------------    --------------------------------
                                                              Variance due to                     Variance due to
                                                 Total      --------------------     Total      --------------------
                                                 Change      Volume       Rate       Change      Volume       Rate
                                                --------    --------    --------    --------    --------    --------
                                                                       (Dollars in thousands)
Income from Interest-Earning Assets
Loans and loans held for sale:
   Real estate ...........................      $    204    $ (1,994)   $  2,198    $ (2,378)   $ (2,839)        461
   Other .................................           923         822         101         672         911        (239)
                                                --------    --------    --------    --------    --------    --------
      Total loans ........................         1,127      (1,172)      2,299      (1,706)     (1,928)       (222)
   Short-term investments ................           (24)        (73)         49         (47)        (33)        (14)
   Securities ............................         6,853       5,509       1,344      13,307      13,621        (314)
                                                --------    --------    --------    --------    --------    --------
      Total interest and dividend income..         7,956       4,264       3,692      11,554      11,660        (106)
                                                --------    --------    --------    --------    --------    --------

Expense on Interest-Bearing Liabilities
Deposits:
   NOW ...................................            35          29           6         (33)         32         (65)
   Savings ...............................           153         131          22         (75)        101        (176)
   Money market ..........................           118          54          64         (14)         96        (110)
   Time ..................................         7,324       4,633       2,691       4,893       5,593        (700)
                                                --------    --------    --------    --------    --------    --------
      Total interest on deposits .........         7,630       4,847       2,783       4,771       5,822      (1,051)
   Borrowed funds ........................          (468)     (2,199)      1,731       1,533       1,846        (313)
                                                --------    --------    --------    --------    --------    --------
      Total interest expense .............         7,162       2,648       4,514       6,304       7,668      (1,364)
                                                --------    --------    --------    --------    --------    --------
         Net interest income .............      $    794    $  1,616    $   (822)   $  5,250    $  3,992    $  1,258
                                                ========    ========    ========    ========    ========    ========

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

Provision for Loan Losses

         The provision for loan losses represents the charge to earnings necessary to maintain the allowance for loan losses at a level adequate to absorb estimated losses in the loan portfolio.

         There were no provisions for loan losses in 2000, compared to a credit of $850,000 in 1999, and provision of $600,000 in 1998. These provisions (credits) were the result of the People's Savings' internal loan review, historical loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and economic conditions based on facts then known. If the economy or real estate values in People's Savings' market decline, provisions could be necessary.

         In 1999, credits to the allowance for loan losses amounted to $850,000. A continuing trend of decreased non-performing loans and local real estate conditions favorably affecting asset quality resulted in People's Savings' unallocated portion of the allowance exceeding People's Savings' upper limit.

         Net recoveries were $86,000 in 2000 and $80,000 in 1999, compared to net charge-offs of $25,000 for 1998. Net charge-offs (recoveries) as a percentage of average loans were (0.02)%, (0.02)%, and 0.01% for 2000, 1999, and 1998, respectively.

Other Income

         People's Savings' other income totaled $8.8 million in 2000, $9.0 million in 1999, and $9.5 million in 1998. Customer service fees were $1.3 million in 2000, and 1999, and $1.4 million in 1998. Gains on sales of loans increased to $8.5 million in 2000, from $7.5 million in 1999, and $6.5 million in 1998. The increase in gains in 2000 on sales of loans is attributable to increased originations from the addition of Allied Mortgage Group offices for a full year in 2000. The increase in 1999 reflects increased loan fundings in 1999, as originations decreased slightly between 1998 and 1999.

         In 2000, People's Savings realized net losses of $1.2 million from the sale of securities, compared to net gains of $36,000 in 1999 and $1.4 million in 1998. The losses in 2000 resulted from the sale of approximately $30 million in higher risk earning assets. The proceeds were used to pay down higher cost borrowings to lessen future interest rate risk and balance sheet leverage.

Operating Expenses

         Operating expenses totaled $25.1 million in 2000, $23.7 million in 1999, and $19.2 million in 1998. People's efficiency ratio (non-interest expense divided by net interest income excluding provisions for loan losses, Other Real Estate Owned, or OREO, expenses, non-recurring expenses, gains and losses on securities and purchased loan transactions, and interest expense on subordinated debentures) was 58.7%, 60.3%, and 57.7% for 2000, 1999, and 1998, respectively. Salaries and benefits expense amounted to $13.9 million in 2000, $13.6 million in 1999, and $10.5 million in 1998. The increase in 2000 reflects a full year of salaries and benefits for Allied Mortgage Group, offset by staffing adjustments. The increase in 1999 was primarily attributable to the growth of People's Mortgage, including the purchase of Allied Mortgage Group in September 1999. Occupancy and equipment expenses amounted to $3.7 million in 2000, $2.8 million in 1999, and $2.2 million in 1998. The increases

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

were primarily due to the operations of new People's Mortgage offices opened and acquired from 1997 to 1999.

         Data processing fees amounted to $1.4 million in 2000, compared to $1.3 million in 1999 and 1998. Professional fees amounted to $1.4 million in 2000, $955,000 in 1999, and $734,000 in 1998. People's Savings uses outside professionals for various services, including attorneys, accountants, shareholder services, and appraisers. Legal fees were $435,000 in 2000, $190,000 in 1999, and $185,000 in 1998. Other professional fees amounted to $991,000, $765,000, and $549,000 for 2000, 1999, and 1998, respectively. The increase in legal and other professional fees are primarily due to a shareholder proxy contest.

         People's Savings recognized net OREO income of $9,000 in 2000, net OREO expense of $24,000 in 1999, and net OREO income of $29,000 in 1998. OREO operating expenses such as property taxes, insurance, maintenance, and repairs, totaled $4,000 for 2000, $43,000 for 1999, and $42,000 for 1998. People's
Savings recognized net gains on sales of OREO, after write-downs, of $13,000, $19,000, and $71,000 in 2000, 1999, and 1998, respectively.

         Other general and administrative expenses amounted to $4.7 million in 2000, $5.0 million in 1999, and $4.6 million in 1998. Amortization of intangible assets amounted to $119,000 in 2000 compared to $75,000 in 1999, and $113,000 in 1998. Impaired goodwill of $475,000 related to an under-performing branch was written off in 1998 and 1998 organization costs of $153,000 were expensed in accordance with new accounting treatment. People's Savings' advertising expense was $666,000 in 2000, $809,000 in 1999, and $729,000 in 1998. The increase in
1999 reflects marketing initiatives for new and existing deposit and loan products. Insurance expense amounted to $98,000 in 2000 and 1999, and $89,000 in 1998. All other operating expenses decreased to $3.8 million during 2000, compared to $4.0 million in 1999, and $3.1 million in 1998. The amount in 1999 includes non-recurring charges associated with branch closings.

Income Taxes

         People's recorded income tax expense of $4.1 million in 2000, compared to $4.6 million in 1999 and $4.4 million for 1998. People's effective tax rate was 33.0% in 2000, 33.0% in 1999 and 35.9% in 1998. People's tax rate has declined due to the favorable tax rate on income earned by People's security corporations.

Cash Flows

         Cash flows from operating activities during 2000, 1999 and 1998 have primarily been affected by net income after adjustment for noncash items that are principally: (1) the level of provisions (credits) for loan losses, (2) net realized gains(losses) on sales of securities, (3) depreciation and amortization, (4) loans originated for sale and subsequently sold, and (5) the effects of deferred tax provisions and benefits. Operating activities resulted in cash outflows of $15.7 million in 2000 and cash inflows of $41.6 million in 1999, and cash outflows of $33.3 million in 1998.

         In 2000, cash provided from investing activities, increased deposits and a capital securities issuance was used to reduce outstanding borrowings and acquire treasury stock. This resulted in negative cash flows from financing activities. This is consistent with the current deleveraging strategy designed to

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

provide better liquidity and improve interest rate risk management. People's Savings' investment of cash flows, provided by increased deposits and borrowed funds in 1999 and 1998 into securities, primarily mortgage-backed and trust preferred securities, and mortgage loans were the primary reasons for People's Savings' positive cash flows from financing activities and People's Savings' negative cash flows from investing activities in 1999 and 1998. This corresponds with People's leverage strategy during those periods.

         Net cash flows provided by investing activities was $69.8 million for the year ended December 31, 2000 and net cash flows used by investing activities was $184.4 million in 1999 and $136.4 million in 1998. Net securities activities provided cash inflows of $53.3 million for the year ended December 31, 2000. Amortization and payoffs outpaced loan purchases and originations in 2000 and 1999 resulting in cash in flows of $19.0 million and $9.6 million, respectively. Cash flows provided by investing activities in 2000 were primarily used to reduce borrowings. People's Savings deployed cash flows into investment purchases, net of proceeds from investment sales, maturities, and amortization, of $190.2 million, and $89.2 million for the years ended December 31, 1999 and 1998, respectively. People's Savings also deployed cash flows into loan purchases and originations, net of amortization and payoffs of $53.9 million for the year ended December 31, 1998.

         Net cash flows used in financing activities was $49.6 million for the year ended December 31, 2000 and net cash flows provided by financing activities was $118.8 million in 1999 and $174.8 million in 1998. Deposit increases of $62.9 million, $9.6 million from the issuance of subordinated debentures and funds provided by investing activities were used to repay borrowings, resulting in net repayments of $117.3 million for the year ended December 31, 2000. People's Savings funded the securities and loan purchases in 1999 and 1998 through increases in deposits of $90.7 million, and $115.8 million in 1999, and 1998, respectively, and borrowed funds, net of repayments amounting to $31.1 million in 1999 and $60.3 million in 1998. The deposit increase is primarily the result of municipal deposit products.

Quantitative and Qualitative Disclosures About Market Risk

Asset/Liability Management

         The earnings of most banking institutions are influenced by interest rate fluctuations because their balance sheets, both assets and liabilities, are predominately interest-bearing. The objective of People's Savings' asset/liability management is to prudently minimize the interest rate risk of its assets and liabilities. Interest rate risk is an inherent characteristic of the banking industry. It is the responsibility of People's Savings' Investment Committee, under the authority of the board of directors, to oversee People's Savings' management of interest rate risk. The primary objective of interest-rate risk management is to limit People's exposure to interest-rate risk within policies approved by the board of directors. These policies reflect People's tolerance for interest rate risk over both short-term and long-term horizons.

         The primary component of market risk is interest rate risk. Net interest income, the primary component of People's net income, is subject to substantial risk due to changes in interest rates or changes in market yield curves, particularly if there is substantial variation in the timing between the repricing of assets and the liabilities that fund them. People's manages interest rate risk by simulating net interest income under various interest rate scenarios. To a lesser extent, interest rate risk is managed by monitoring and controlling the variation in repricing intervals between assets and liabilities.

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

     People's quantifies and measures interest rate exposures using a model to dynamically simulate net-interest income under various interest rate scenarios over a 12 month period. Simulated scenarios include deliberately extreme interest rate "shocks" and more gradual interest rate "ramps." Key assumptions in these simulation analyses relate to behavior of interest rates and spreads, the growth or shrinkage of product balances and the behavior of People's deposit and loan customers. The most material assumption relates to the prepayment of mortgage assets (including mortgage loans and securities). The risk of prepayment tends to increase when interest rates fall. Since future prepayment behavior of loan customers is uncertain, the resultant interest rate sensitivity of loan assets cannot be determined exactly. Complicating management's efforts to measure interest rate risk is the uncertainty of the maturity, repricing and/or runoff of some of People's assets and liabilities.

     To cope with these uncertainties, management gives careful attention to these key assumptions. For example, many of People's interest-bearing deposit products (e.g. interest checking, savings and money market deposits) have no contractual maturity and, based on historical experience, have only a limited sensitivity to movements in market rates. Because management believes it has some control with respect to the extent and timing of rates paid on non-maturity deposits, certain assumptions regarding rate changes are built in to the model. In the case of prepayment of mortgage assets, assumption used in the model are based upon the most recent Net Present Value model published by the Office of Thrift Supervision.

     People's board of directors has established limits on interest-rate risk which specify that changes in interest rates will not impact net interest income for the subsequent 12 months and 24 months by more than 10% and 20%, respectively. Based upon People's Savings' current methodology, People's was in compliance with these limits at December 31, 2000. The following table reflects the estimated exposure of People's net interest income for the next 12 months assuming a shift of 200 basis points over the 12 months in market interest rates. As of December 31, 2000, the simulation model projected a decrease of approximately $(0.13) per share based upon a 200 basis point increase in rates ratably over one year, compared to a flat rate scenario.


                                                2%                2%
                                           Rate Increase     Rate Decrease
                                           -------------     -------------
December 31, 2000           Year 1              1.71%            (1.61%)

                            Year 2              0.81%            (8.31%)


     The matching of the repricing characteristics of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are interest rate sensitive and by monitoring the interest rate sensitivity gap. The following table, referred to as the Gap Table, sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, that are expected to reprice or mature in each of the future time periods shown. The Gap Table does not necessarily indicate the impact of general interest rate movements on net interest income because actual repricing dates of various assets and liabilities are subject to customer discretion, competitive and other pressures. The actual duration of mortgage loans and mortgage-backed securities can be significantly impacted by changes in mortgage prepayments. Mortgage prepayment rates will vary due to a number of factors, including the regional economy in the area where the underlying mortgages were originated, seasonal factors, demographic variables and the assumability of the underlying mortgages. However, the major factors affecting prepayment rates are prevailing interest rates and related mortgage refinancing opportunities. In addition, callable features of certain assets and liabilities may cause actual experience to vary from that indicated. Included in this table are $126.8 million of callable securities at fair value, classified according to estimated call dates. Of these securities $39.0 million is estimated to be called within one year and $87.8 million is estimated to be called over one year but within two years. Also, included in this table are $263.5 million of callable borrowings, classified according to their maturity dates, which are within the over five years category. Of such borrowings, $77.5 million is callable within one year and at various times thereafter. There can be no assurances that these borrowings will not be called in the future, particularly in a rising interest rate environment.

                       INTEREST RATE SENSITIVITY ANALYSIS

                             (Dollars in thousands)

                                                                     At December 31, 2000
                                 --------------------------------------------------------------------------------------------------

                                  One Year      1-2        2-3         3-4         4-5           Over
                                  or Less      Years      Years       Years       Years        5 Years        Total      Fair Value
                                 ---------   ---------  ---------   ---------   ---------     ---------     ---------    ----------
Interest Sensitive Assets:
   Securities ................   $ 114,263   $ 140,084  $  48,631   $  22,623   $   5,364     $ 157,163     $ 488,128     $ 488,128
   Average interest rate .....        7.52%       7.54%      7.48%       7.54%       7.35%         8.11%          7.7%
   Adjustable-rate loans .....     115,081      50,880     43,264      19,415       6,419         8,792       243,851       242,228
   Average interest rate .....        8.62%       7.30%      7.42%       8.05%       8.35%         7.00%         8.02%
   Fixed-rate loans ..........      79,422      24,698     21,328      15,999      12,080        40,801       194,328       191,800
   Average interest rate .....        8.12%       8.16%      8.03%       7.91%       8.02%         7.75%         7.99%
                                 ---------   ---------  ---------   ---------   ---------     ---------     ---------     ---------
      Total ..................   $ 308,766   $ 215,662  $ 113,223   $  58,037   $  23,863     $ 206,756     $ 926,307     $ 922,156


Interest Sensitive Liabilities
   NOW .......................   $      --   $      --  $      --   $      --   $      --     $  53,563     $  53,563     $  53,563
   Average interest rate .....          --          --         --          --          --           .80%          .80%
   Savings ...................       4,882          --         --          --          --       106,204       111,086       111,086
   Average interest rate ....         5.65%         --         --          --          --          2.59%         2.73%
   Money market ..............      45,582          --         --          --          --            --        45,582        45,582
   Average interest rate .....        4.28%         --         --          --          --            --          4.28%
   Term deposits .............     339,274      21,342      4,003         856       6,968            --       372,443       373,780
   Average interest rate .....        6.14%       6.23%      5.91%       5.41%       6.43%           --          6.14%
   Borrowed funds ............      49,110          --         --          --      18,000       263,500       330,610       338,752
   Average interest rate .....        6.63%         --         --          --        5.88%         5.92%         6.02%
   Subordinated debentures ...          --          --         --          --          --        23,800        23,800        19,850
   Average interest rate .....          --          --         --          --          --         10.57%        10.57%
                                 ---------   ---------  ---------   ---------   ---------     ---------     ---------     ---------
      Total ..................   $ 438,848   $  21,342  $   4,003   $     856   $  24,968     $ 447,067     $ 937,084     $ 942,613
                                 =========   =========  =========   =========   =========     =========     =========     =========

Interest rate sensitivity ....   $(130,082)  $ 914,320  $ 109,320   $  57,181   $  (1,105)    $(240,311)    $ (10,777)
Interest rate sensitivity
   cumulative gap ............   $(130,082)  $  64,238  $ 173,458   $ 230,639   $ 229,534     $ (10,777)

         Certain shortcomings are inherent in this method of analysis. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to make scheduled payments on their adjustable rate loans may decrease in the event of an interest rate increase.

Liquidity and Capital Resources

         Liquidity is the ability of People's Savings to have sufficient cash reserves and cash equivalents to meet current and future loan commitments and reasonable deposit withdrawals. Management monitors its liquidity requirements so as to meet reasonable funding needs. People's Savings' principal sources of liquidity are customer deposits, amortization and repayment of loan principal, interest and dividends on loans and investments, maturity or sale of securities, and collateralized borrowings from the Federal Home Loan Bank and proceeds from the sale of loans. In addition to the aforementioned sources of funds, People's Savings, as a member of the Depositors Insurance Fund, has the ability to borrow from the fund for short-term cash needs by pledging certain assets.

         People's and People's Savings are required to meet certain minimum regulatory capital requirements. Banks that are highly rated must maintain a minimum leverage ratio of Tier 1 (or core) capital to total assets of at least 3.00%. All other banks must maintain a minimum leverage ratio that is at least 4.00%. Banks are also required to maintain minimum risk-based capital ratios of Tier 1 and qualifying total capital to risk-weighted assets of 4.00% and 8.00%, respectively. In connection with the agreements entered into with People's and People's Savings' regulators (see Governmental Regulations above), People's and People's Savings must maintain minimum Tier 1 leverage capital ratios of 5.00% and 6.50%, respectively.

         Tier 1 capital or core capital consists of common stockholders' equity, non-cumulative perpetual preferred stock and minority interest in consolidated subsidiaries, minus intangible assets and excludes unrealized gains or losses on debt securities available for sale. Federal banking regulators limit the inclusion in Tier 1 capital of deferred tax benefits whose recognition is dependent on future taxable income to the lesser of 10% of core capital or to the amount that could be realized within one year. Subordinated debt may also be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 2000, $15.3 million was included in consolidated Tier 1 capital. The entire amount of subordinated debt is included in total capital.

         People's had a consolidated Tier 1 leverage ratio of 5.67%, a risk-weighted Tier 1 ratio of 10.68%, and a total risk-based capital ratio of 12.93% at December 31, 2000. People's had a consolidated Tier 1 leverage ratio of 5.14%, a risk-weighted Tier 1 ratio of 9.41%, and a total risk-based capital ratio of 10.11% at December 31, 1999.

         People's Savings had a Tier 1 leverage ratio of 6.36%, a risk-weighted Tier 1 ratio of 11.97%, and a total risk-based capital ratio of 12.72% at December 31, 2000. People's Savings had a Tier 1 leverage ratio of 5.09%, a risk-weighted Tier 1 ratio of 9.33%, and a total risk-based capital ratio of 10.04% at December 31, 1999.

         Reference is made to the caption "Government Regulation" contained elsewhere in this Discussion and Analysis of Financial Condition and Results of Operation, for a summary of People's and People's Savings' target capital levels.

Non-Performing Assets

         People's Savings considers loans to be non-performing when doubt exists as to the ultimate collection of interest or principal. Such loans are placed on non-accrual status and related accrued interest is charged off against current period interest income. In addition, People's Savings considers certain restructured loans to be non-performing until the borrower demonstrates a sustained payment performance, usually for a minimum of six months.

         The following table sets forth People's Savings' non-performing assets at December 31, 2000, 1999, and 1998:

                                                     2000     1999     1998
                                                    ------   ------   ------
                                                     (Dollars in thousands)

Non-performing loans:
   Mortgage loans ...............................   $  322   $  493   $1,383
   Commercial loans .............................       47        8      121
   Consumer loans ...............................        4        2       13
                                                    ------   ------   ------
                                                       373      503    1,517
Non-performing securities .......................      992       --       --
Other real estate owned, net ....................       50      285      105
                                                    ------   ------   ------
Non-performing assets ...........................   $1,415   $  788   $1,622
                                                    ======   ======   ======


          Non-accrual and impaired loans amounted to $373,000, $503,000 and $1.5 million at December 31, 2000, 1999, and 1998, respectively. The average investment in impaired loans amounted to $497,000 for 2000, $922,000 for 1999 and $2.8 million for 1998. Interest income recognized on a cash basis on impaired loans amounted to $12,000 for 2000, $60,000 for 1999, and $103,000 for 1998.

          Non-performing securities is a trust preferred security that is not accruing interest due to the issuers current financial condition. Interest has been recognized on a cash basis.

Allowance for Loan Losses

          The allowance for loan losses has been established to absorb estimated losses inherent in the loan portfolio. The provision to and the level of the allowance are evaluated on a periodic basis by management and the board of directors of People's. The provision is the result of People's Savings' internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, and economic conditions based on facts then known.

          Periodically, management reviews the portfolio, classifying each loan into categories by assessing the degree of risk involved. After considering this review, People's Savings establishes the adequacy of its allowance and necessary additions/deletions are charged/credited to earnings through the provision for loan losses. The allowance is an estimate. Ultimate losses may vary from current estimates and additions to the allowance may be necessary. In addition, regulatory agencies, as part of the examination process, review People's Savings' allowance and may require People's Savings to make provisions to the allowance based on their assessment, which may differ from management's.

          People's Savings' allowance for loan losses was $4.2 million at December 31, 2000 and $4.1 million at December 31, 1999. People's Savings' ratio of its allowance for loan losses to total loans at December 31, 2000 and 1999 was 1.05% and 0.98%, respectively. People's Savings' ratio of its allowance for loan losses to non-performing loans at December 31, 2000 and 1999 was 1,121% and 814%, respectively.

          Management believes the allowance for loan losses was adequate at December 31, 2000 to absorb estimated losses in the loan portfolio. If the economy or real estate values in People's Savings' market decline, additional charge-offs and an increase in the allowance for loan losses could result.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                               Page
                                                                                                               ----
People's Bancshares, Inc. and Subsidiaries:


     Consolidated Balance Sheets at September 30, 2001 and December 31, 2000 (Unaudited)......................  F-2

     Consolidated Statements of Income for the three and nine months ended September 30, 2001 and 2000 (Unaudited).................................................................................  F-3

     Consolidated Statements of Changes in Stockholders' Equity for the nine months ended
         September 30, 2001 (Unaudited).......................................................................  F-4

     Consolidated Statements of Cash Flows for the nine months ended September 30, 2001 and 2000 (Unaudited).................................................................................  F-5

     Notes to Unaudited Consolidated Financial Statements.....................................................  F-6

Annual Financial Statements:

     Consolidated Balance Sheets for December 31, 2000 and 1999............................................... F-10

     Consolidated Statements of Income for the years ended December 31, 2000, 1999 and 1998................... F-11

     Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31,
         2000, 1999 and 1998.................................................................................. F-12

     Consolidated Statements of Cash Flows for the years ended December 31, 2000, 1999 and 1998............................................................................................. F-13

     Notes to Consolidated Financial Statements............................................................... F-14

Independent Auditors' Report.................................................................................. F-44

                   PEOPLE'S BANCSHARES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                   (Unaudited)

                                                                                     September 30,       December 31,
                                                                                         2001                2000
                                                                                     -------------       ------------
                                                                                          (Dollars in thousands)
ASSETS
Cash and due from banks..........................................................      $ 15,659          $   16,406
Short-term investments...........................................................       170,100                   -
                                                                                       --------          ----------
         Total cash and cash equivalents.........................................       185,759              16,406
Securities available for sale....................................................       253,412             488,128
Restricted equities securities, at cost..........................................        19,869              19,869
Loans held for sale..............................................................       100,726              40,546
Loans, net of allowance for loans losses of $4,155 in 2001 and
   $4,182 in 2000................................................................       334,803             393,451
Other real estate owned, net.....................................................           210                  50
Banking premises and equipment, net..............................................        16,751              17,705
Accrued interest receivable......................................................         6,246               7,402
Intangible assets................................................................         1,277               1,368
Deferred tax asset...............................................................         6,982              14,813
Other assets.....................................................................         2,457               3,697
                                                                                       --------          ----------
         Total assets............................................................      $928,492          $1,003,435
                                                                                       ========          ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits.........................................................................      $576,220          $  624,561
Short-term borrowings............................................................           941              49,110
Securities sold under agreement to repurchase....................................        83,500              83,500
Other long-term debt.............................................................       198,000             198,000
Mortgagors' escrow accounts......................................................         1,225                 984
Accrued expenses and other liabilities...........................................         6,799               5,723
Subordinated debentures..........................................................        23,800              23,800
                                                                                       --------          ----------
         Total liabilities.......................................................       890,485             985,678
                                                                                       --------          ----------
Stockholders' equity:
Serial preferred stock-par value $0.10 per share; authorized
   10,000,000 shares, none issued................................................             -                   -
Common stock-par value $0.10 per share; authorized 20,000,000 shares,
   issued 3,725,250 and 3,696,734 shares.........................................           373                 370
Additional paid-in capital.......................................................        24,113              23,853
Retained earnings................................................................        33,359              30,165
Treasury stock, at cost-473,000 shares...........................................        (8,364)             (8,364)
Accumulated other comprehensive loss.............................................       (11,474)            (28,267)
                                                                                       --------          ----------
         Total stockholders' equity..............................................        38,007              17,757
                                                                                       --------          ----------
         Total liabilities and stockholders' equity..............................      $928,492          $1,003,435
                                                                                       ========          ==========

     See accompanying notes to unaudited consolidated financial statements.

                   PEOPLE'S BANCSHARES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME


                                                                 Three Months Ended            Nine Months Ended
                                                                   September 30,                 September 30,
                                                                 2001           2000          2001            2000
                                                              -----------   -----------    -----------    -----------
                                                                   (Dollars in thousands, except per share data)
Interest and dividend income:
   Interest and fees on loans.............................       $ 8,889        $ 9,268       $28,099        $26,714
   Interest and dividends on securities...................         4,847         11,619        20,396         34,098
   Interest on short-term investments.....................         1,667             30         2,561            204
                                                                 -------        -------       -------        -------
         Total interest and dividend income...............        15,403         20,917        51,056         61,016
                                                                 -------        -------       -------        -------

Interest expense:
   Deposits...............................................         4,606          7,368        16,711         20,226
   Short-term borrowings..................................             5          1,128            22          3,550
   Long-term debt and subordinated debentures.............         4,897          5,059        15,607         15,335
                                                                 -------        -------       -------        -------
         Total interest expense...........................         9,508         13,555        32,340         39,111
                                                                 -------        -------       -------        -------

Net interest income.......................................         5,895          7,362        18,716         21,905

Other income:
   Customer service fees..................................           347            323         1,051            959
   Losses on sales of securities available for sale, net..          (583)             -        (2,586)             -
   Gain on sales of loans, net............................         3,809          2,409        10,314          6,362
   Miscellaneous..........................................            38             49           216            166
                                                                 -------        -------       -------        -------
         Total other income...............................         3,611          2,781         8,995          7,487
                                                                 -------        -------       -------        -------

Operating expenses:
   Salaries and employee benefits.........................         4,468          3,426        12,425         10,381
   Occupancy and equipment................................           898            898         2,782          2,818
   Data processing........................................           477            341         1,330          1,016
   Professional fees......................................           462            466         1,194          1,099
   Other real estate owned net............................           100              2           103           (12)
   Other general and administrative.......................         1,649          1,342         4,707          3,581
                                                                 -------        -------       -------        -------
         Total operating expenses.........................         8,034          6,475        22,541         18,883
                                                                 -------        -------       -------        -------

Income before income taxes................................         1,452          3,668         5,170         10,509
Provision for income taxes................................           562          1,191         1,976          3,411
                                                                 -------        -------       -------        -------

Net income................................................       $   890        $ 2,477       $ 3,194        $ 7,098
                                                                 =======        =======       =======        =======

Net income per share:
   Diluted earnings per share.............................         $0.27          $0.76         $0.98          $2.16
   Basic earnings per share...............................          0.27           0.77          0.98           2.19
Weighted average shares outstanding-assuming dilution
for stock options.........................................         3,278          3,270         3,275          3,293
Weighted average shares outstanding.......................         3,252          3,222         3,247          3,245


     See accompanying notes to unaudited consolidated financial statements.

                   PEOPLE'S BANCSHARES, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                      Nine Months Ended September 30, 2001

                                                                                                Accumulated
                                                            Additional                             Other
                                                  Common     Paid-in     Retained   Treasury   Comprehensive
                                                   Stock     Capital     Earnings     Stock         Loss       Total
                                                ---------  -----------  ----------- --------- --------------- --------
                                                                       (Dollars in thousands)
                                                                           (Unaudited)


Balance at December 31, 2000..................       $370      $23,853    $30,165   $(8,364)      $(28,267)   $17,757
Comprehensive income:
Net income....................................          -            -      3,194          -              -     3,194
Change in net unrealized gain/loss on
   securities available for sale, net of tax..          -            -          -          -         16,793    16,793

Exercise of stock options.....................          3          260          -          -              -       263
                                                     ----      -------    -------   --------      ---------   -------
Balance at September 30, 2001.................       $373      $24,113    $33,359   $(8,364)      $(11,474)   $38,007
                                                     ====      =======    =======   ========      =========   =======


     See accompanying notes to unaudited consolidated financial statements.

                   PEOPLE'S BANCSHARES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Nine Months Ended
                                                                                              September 30,
                                                                                      -----------------------------
                                                                                        2001                 2000
                                                                                      --------             --------
                                                                                          (Dollars in thousands)
                                                                                               (Unaudited)
Cash flows from operating activities:
   Net income....................................................................     $  3,194            $   7,098
   Adjustment to reconcile net income to net cash used by operating activities:
      Depreciation and amortization..............................................        1,430                1,422
      Net accretion o securities and purchased loans.............................       (2,221)              (6,022)
      Losses on sales of securities available for sale, net......................        2,586                    -
      Losses on sales of portfolio loans.........................................          143                    -
      Losses (gains) on other real estate owned..................................          103                  (12)
      Net change in:
         Loans held for sale.....................................................      (60,180)             (16,896)
         Other assets, net of other liabilities..................................        3,343               (1,469)
                                                                                      --------            ---------
               Net cash used by operating activities.............................      (51,602)             (15,879)
                                                                                      --------            ---------
Cash flows from investing activities:
   Activity in securities available for sale:
      Purchases..................................................................      (60,271)              (9,849)
      Sales......................................................................      277,502                    -
      Maturities, prepayments and calls..........................................        7,017                5,841
      Amortization of mortgage-backed securities.................................       35,466                4,085
      Activity in securities held to maturity:
         Purchases...............................................................            -              (31,544)
      Maturities, prepayments and calls..........................................            -               15,774
         Amortization of mortgage-backed securities..............................            -               23,042
   Redemption of restricted equity securities....................................            -                1,832
   Loan (originations and purchases), net of amortization, payoffs, and sales....       57,800               15,772
   Proceeds from sales of other real estate owned................................           88                  297
   Additions to banking premises and equipment...................................         (641)              (1,661)
                                                                                      --------            ---------
         Net cash provided by investing activities...............................      316,961               23,589
                                                                                      --------            ---------
Cash flows from financing activities:
   Net (decrease) increase in deposits...........................................      (48,341)              58,791
   Net decrease in short-term borrowings.........................................      (48,169)              (4,757)
   Proceeds from issuance of borrowings with maturities in excess
      of three months............................................................            -              135,000
   Repayment of borrowings with maturities in excess of three months.............            -             (204,700)
   Increase (decrease) in mortgagors' escrow accounts............................          241                  (25)
   Proceeds from exercise of stock options.......................................          263                   58
   Proceeds from issuance of subordinated debentures.............................            -                9,638
   Payment to acquire treasury stock.............................................            -               (2,095)
   Cash dividends................................................................            -               (2,042)
                                                                                      --------            ---------
         Net cash used by financing activities...................................      (96,006)                (568)
                                                                                      --------            ---------
Net change in cash and cash equivalents..........................................      169,353                7,142
Cash and cash equivalents at beginning of period.................................       16,406               11,875
                                                                                      --------            ---------
Cash and cash equivalents at end of period.......................................     $185,759            $  19,017
                                                                                      ========            =========
Supplementary information:
   Interest paid.................................................................     $ 33,063            $  38,907
   Income taxes paid.............................................................        2,642                4,017
   Transfer from loans to other real estate owned, net...........................          348                   50


     See accompanying notes to unaudited consolidated financial statements.

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(1)  Summary of Significant Accounting Policies

          The accompanying consolidated financial statements of People's Bancshares, Inc. and its subsidiaries furnished in this report are unaudited. In the opinion of management, the information presented includes all adjustments, which consist of normal recurring accruals necessary for a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of results to be expected for the year.

          The unaudited consolidated interim financial statements furnished in this report should be read in conjunction with the consolidated financial statements of People's presented in its Annual Report on Form 10-K for the year ended December 31, 2000.

(2)  Earnings Per Share

          Basic earnings per share is computed by dividing income available to common stock by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares issuable from the exercise of stock options calculated using the treasury stock method. People's has 144,900 stock options outstanding that were excluded from the calculation of diluted earnings per share since they were anti-dilutive.

(3)  Comprehensive Income/ Loss

          Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income/loss.

          The components of other comprehensive income (loss) are as follows:


                                                                  NINE MONTHS ENDED SEPTEMBER 30,
                                                               2001                           2000
                                                               ----                           ----

          Net income                                         $  3,194                         $7,098
          Change in net unrealized gain (loss)
               on securities available for sale                27,085                           (390)
          Tax effect                                          (10,292)                           125
                                                             --------                         ------
                  Net of tax amount                            16,793                           (265)
                                                             --------                         ------
          Total comprehensive income                         $ 19,987                         $6,833
                                                             --------                         ------

(4)  Accounting Pronouncements

          The Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137, was effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. People's adopted this statement on January 1, 2001 with no material impact on the consolidated financial statements.

          In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities--a Replacement of FASB Statement No. 125," SFAS No. 140 replaces SFAS No. 125. Certain disclosure provisions required by SFAS No. 140 were effective immediately. Additional requirements related to SFAS No. 140 became effective beginning March 31, 2001. These additional requirements had no effect on People's consolidated financial position or results of operations.

          In June 2001, the FASB issued SFAS No. 141 "Business Combinations." SFAS No. 141 requires all business combinations initiated after June 30, 2001, to be accounted for using the purchase method. This statement had no effect on People's consolidated financial position or results of operation.

          In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangibles" effective for fiscal years beginning January 1, 2002. With the adoption of SFAS No. 142, goodwill will no longer be subject to amortization over its estimated useful life, but will be subject to annual assessment for impairment by applying a fair-value-based test. Recognized intangible assets, such as core deposit intangibles, will be amortized over their useful lives. People's anticipates no material impact on its consolidated financial position or results of operation upon the adoption of SFAS No. 142.

          In July 2001, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 102 "Selected Loan Loss Methodology and Documentation Issues." Bulletin No. 102 provides detailed guidance on the development, documentation and application of a systematic methodology in determining an allowance for loan losses. The additional documentation requirements will not have any effect on People's financial statements.

          In July 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." SFAS No. 143 requires People's to recognize material asset retirement obligations. People's has not yet determined the impact of this statement on People's results of operation or financial condition.

          In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less the cost to sell and broadens the reporting of individual operations. This statement had no effect on People's consolidated financial position or results of operations.

(5)  Segment Information

          People's has two reportable segments, People's Savings Bank of Brockton and People's Mortgage Corporation. The People's Savings segment attracts deposits from individuals, businesses and governments, and invests those funds in residential and commercial mortgages and consumer, commercial and construction loans. People's Mortgage originates 1-4 family residential loans primarily for sale in the secondary market.

          The accounting policies of the segments are the same as those described in the summary of significant accounting policies. People's evaluates performance based on profit or loss from operations before income taxes excluding nonrecurring gains or losses.

          People's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

          People's derives a significant portion of its revenues from interest income and interest expense is the most significant expense. Management analyzes the segments based on pre-tax income and therefore the segments are reported below using pre-tax income for the nine months ended September 30, 2001 and 2000. People's does not allocate income taxes to the segments.

          People's operations are combined with People's Savings. Its sources of income are dividends from subsidiaries and interest on short-term investments. Its expenses include interest on $23.8 million outstanding Capital Trust securities and direct expenses including professional fees and other operating costs.

                                                                                            Mortgage
                                                                                Bank         Company         Total
                                                                               -------      --------        -------
          SEPTEMBER 30, 2001
          Net interest income............................................      $14,307        $4,409        $18,716
          Other income (loss)............................................       (1,465)       10,400          8,995
          Operating expense..............................................       12,838         9,703         22,541
                                                                               -------        ------        -------
          Income before income taxes.....................................      $     4        $5,166        $ 5,170
                                                                               =======        ======        =======
          SEPTEMBER 30, 2000
          Net interest income, after credit for loan losses..............      $20,126        $1,779        $21,905
          Other income...................................................        1,123         6,324          7,487
          Operating expense..............................................       10,620         8,263         18,883
                                                                               -------        ------        -------
          Income (loss) before income taxes..............................      $10,629        $ (120)       $10,509


(6)  Merger Agreement

          As previously announced on October 1, 2001, People's and FIRSTFED AMERICA BANCORP, INC. entered into a definitive merger agreement whereby FIRSTFED will acquire People's Bancshares, Inc. for approximately $72 million in cash and stock subject to receipt of regulatory and shareholder approvals and satisfaction of other conditions. The merger is expected to be completed in the first quarter of 2002. Upon consummation of the merger, former shareholders of People's will own approximately 23% of FIRSTFED's outstanding shares and one member of People's board of directors will be added to the board of directors of FIRSTFED and First Federal Savings Bank of America.

          Under the terms of the merger agreement, People's stockholders can elect to receive either 1.2644 shares of FIRSTFED common stock (and cash in lieu of any fractional share) or $22.00 in cash for each share of People's common stock they own. The elections of People's stockholders will be subject to the requirement that 55% of People's shares be exchanged for cash and 45% be exchanged for FIRSTFED common stock.

          People's can terminate the merger agreement should FIRSTFED common stock decline in value by more than certain percentages during a specified measurement period, provided that FIRSTFED can require People's to proceed with the transaction by increasing the exchange ratio to a specified level. Should the value of FIRSTFED common stock increase by more than 20%, the value of FIRSTFED shares to be exchanged for each People's share would be capped at $26.40.

          The merger is subject to certain conditions, including without limitation the approval of the stockholders and regulators of both companies, absence of injunctions, and receipt of third party consents. Among other conditions, FIRSTFED will not be required to consummate the merger if the fair market value of People's and its subsidiaries' portfolio of trust preferred securities, subordinated debt securities, corporate debt securities and zero coupon debt instruments (including proceeds from sales of such securities), as of a date within ten days prior to the effective date of the merger, has declined by greater than 7% from its value on August 31, 2001. The value of such portfolio as of September 30, 2001 had increased in value by 4.25% from its value on August 31, 2001.

          On October 16, 2001, as required under the merger agreement, for transactions other than in ordinary course of business, People's requested and FIRSTFED consented to a program allowing People's Savings to accelerate the sale of trust preferred securities in excess of its $7 million quarterly commitment to bank regulators. The program, which was also approved by People's Executive Committee, contemplates the sale of approximately $60 to $70 million of trust preferred securities and the remaining $21 million of zero coupon bonds held by People's Savings at September 30, 2001. Realized losses from this program are projected to approximate $6 million to $7 million and will reduce concentrations of trust preferred securities from $111 million at September 30, 2001 to between $40 million and $50 million, or less than 75% of People's Savings resulting Tier 1 leverage capital as of that date. Upon completion of the program, assuming the realization of up to $7 million in losses, the resulting consolidated Tier 1 leverage capital ratio of People's will approximate 6.3% and the Tier 1 leverage capital ratio of People's Savings will approximate 7.1%, thereby maintaining Tier 1 leverage ratios well in excess of levels required under the various regulatory agreements.

          Through November 8, 2001, the $21 million of zero coupon agency bonds held by People's Savings have been sold along with approximately $49.6 million of trust preferred securities at an aggregate loss of $4.3 million. The total concentration in trust preferred securities has been reduced to $61.6 million or an estimated 91% of Tier 1 capital as of September 30, 2001, adjusted to reflect realized securities losses.

                           CONSOLIDATED BALANCE SHEETS



                                                                                             December 31,
                                                                               ------------------------------------------
                                                                                    2000                       1999
                                                                               ---------------            ---------------
                                                                                        (Dollars in thousands)

ASSETS
Cash and due from banks................................................             $ 16,406                 $ 11,875
Securities available for sale..........................................              488,128                   47,984
Securities held to maturity (fair value of $481,018)...................                    -                  524,581
Restricted equity securities, at cost..................................               19,869                   21,701
Loans held for sale....................................................               40,546                   23,681
Loans, net of allowance for loan losses of $4,182 in 2000 and                        393,451                  413,215
   $4,096 in 1999......................................................
Other real estate owned, net...........................................                   50                      285
Banking premises and equipment, net....................................               17,705                   16,630
Accrued interest receivable............................................                7,402                    7,051
Intangible assets......................................................                1,368                    1,460
Deferred tax assets....................................................               14,813                    1,165
Other assets...........................................................                3,697                    1,548
                                                                                  ----------               ----------
      Total assets.....................................................           $1,003,435               $1,071,176
                                                                                  ==========               ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits...............................................................            $ 624,561                $ 561,614
Short-term borrowings..................................................               49,110                   40,250
Securities sold under agreements to repurchase.........................               83,500                   74,700
Other long-term debt...................................................              198,000                  333,000
Mortgagors' escrow accounts............................................                  984                    1,106
Accrued expenses and other liabilities.................................                5,723                    5,842
Subordinated debentures................................................               23,800                   13,800
                                                                                  ----------               ----------
      Total liabilities................................................              985,678                1,030,312
Commitments and contingencies
Stockholders' equity:
   Serial preferred stock, $0.10 par value, 10,000,000 shares                              -                        -
      authorized, none issued..........................................
   Common stock, $0.10 par value, 20,000,000 shares authorized;                          370                      369
      3,696,734 and 3,689,734 shares issued............................
   Additional paid-in capital..........................................               23,853                   23,776
   Retained earnings...................................................               30,165                   24,617
   Accumulated other comprehensive loss................................              (28,267)                  (1,629)
   Treasury stock, at cost-473,000 shares in 2000 and 358,000
      shares in 1999...................................................               (8,364)                  (6,269)
                                                                                  ----------               ----------
         Total stockholders' equity....................................               17,757                   40,864
                                                                                  ----------               ----------
            Total liabilities and stockholders' equity.................           $1,003,435               $1,071,176
                                                                                  ==========               ==========

          See accompanying notes to consolidated financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                                 Years Ended  December 31,
                                                                     ----------------------------------------------
                                                                         2000             1999          1998
                                                                     ------------     ------------  ---------------

                                                                     (Dollars in thousands, except per share data)
Interest and dividend income:
   Interest and fees on loans....................................      $   35,798     $   34,671    $   36,377
   Interest on debt securities:
      Taxable....................................................          43,427         36,981        23,907
      Tax-exempt.................................................             343            125           134
   Dividends.....................................................           1,502          1,313         1,071
   Interest on short-term investments............................             232            256           303
                                                                       ----------     ----------    ----------
      Total interest and dividend income.........................          81,302         73,346        61,792
                                                                       ----------     ----------    ----------
Interest expense:
   Deposits......................................................          27,640         20,010        15,239
   Short-term borrowings.........................................           4,187          1,905         3,640
   Long-term debt and subordinated debentures....................          20,880         23,630        20,362
                                                                       ----------     ----------    ----------
      Total interest expense.....................................          52,707         45,545        39,241
                                                                       ----------     ----------    ----------
Net interest income..............................................          28,595         27,801        22,551
Provision (credit) for loan losses...............................               -           (850)          600
                                                                       ----------     ----------    ----------
Net interest income, after provision (credit) for loan losses....          28,595         28,651        21,951
                                                                       ----------     ----------    ----------
Other income:
   Customer service fees.........................................           1,331          1,303         1,390
   (Losses) gains on sales of securities available for sale, net.         (1,224)             36         1,440
   Gains on sales of loans, net..................................           8,492          7,502         6,481
   Miscellaneous.................................................             212            201           146
                                                                       ----------     ----------    ----------
      Total other income.........................................           8,811          9,042         9,457
                                                                       ----------     ----------    ----------
Operating expenses:
   Salaries and employee benefits................................          13,859         13,638        10,508
   Occupancy and equipment.......................................           3,749          2,803         2,163
   Data processing...............................................           1,357          1,273         1,250
   Professional fees.............................................           1,426            955           734
   Other real estate owned, net..................................             (9)             24          (29)
   Other general and administrative..............................           4,693          5,025         4,612
                                                                       ----------     ----------    ----------
      Total operating expenses...................................          25,075         23,718        19,238
                                                                       ----------     ----------    ----------
Income before income taxes and cumulative effect of                        12,331         13,975        12,170
   accounting change.............................................
Provision for income taxes.......................................           4,064          4,609         4,370
                                                                       ----------     ----------    ----------
Income before cumulative effect of accounting change.............           8,267          9,366         7,800
Cumulative effect of accounting change for organization
    costs, net of tax of $106.....................................              -              -          (186)
                                                                       ----------     ----------    ----------
Net income.......................................................      $    8,267     $    9,366    $    7,614
                                                                       ==========     ==========    ==========
Weighted average shares outstanding-assuming dilution                   3,284,134      3,386,279     3,384,877
   for stock options.............................................
Weighted average shares outstanding..............................       3,239,465      3,327,668     3,310,943
Net income per share:
   Diluted earnings per share....................................      $     2.52     $     2.77    $     2.25
   Basic earnings per share......................................      $     2.55     $     2.81    $     2.30


          See accompanying notes to consolidated financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                Years Ended December 31, 2000, 1999 and 1998
                                                ------------------------------------------------------------------------


                                                                                 Accumulated
                                                        Additional                  Other
                                                Common    Paid-in    Retained    Comprehensive     Treasury
                                                Stock     Capital    Earnings     Income(Loss)      Stock         Total
                                                ------------------------------------------------------------------------
                                                                      (Dollars in thousands)

Balance at December 31, 1997................       $364    $23,400   $12,253        $     332       $(6,213)     $30,136
                                                                                                                 -------
Comprehensive income:
   Net income...............................          -          -     7,614                -             -        7,614
   Change in net unrealized gain (loss) on
   securities available for sale, net of
   reclassification adjustment and tax
   effects..................................          -          -         -           (1,451)            -       (1,451)
                                                                                                                 -------
         Total comprehensive income.........                                                                       6,163
                                                                                                                 -------
Cash dividends declared ($0.58 per share)...          -          -    (1,919)               -             -       (1,919)

Exercise of stock options...................          4        283         -                -             -          287
                                                   ----    -------   -------         --------        ------      -------
Balance at December 31, 1998................        368     23,683    17,948           (1,119)       (6,213)      34,667
                                                                                                                 -------
Comprehensive income:
   Net income...............................          -          -     9,366                -             -        9,366
   Change in net unrealized gain (loss) on
   securities available for sale, net of
   reclassification adjustment and tax
   effects..................................          -          -         -             (510)            -         (510)
                                                                                                                 -------
         Total comprehensive income.........                                                                       8,856
                                                                                                                 -------
Purchase of treasury stock..................          -          -         -                -           (56)         (56)
Cash dividends declared ($0.81 per share)...          -          -    (2,697)               -             -       (2,697)
Exercise of stock options ..................          1         93         -                -             -           94
                                                   ----    -------   -------         --------        -------     -------
Balance at December 31, 1999................        369     23,776    24,617           (1,629)       (6,269)      40,864
Comprehensive loss:
   Net income...............................          -          -     8,267                -             -        8,267
   Change in net unrealized gain (loss) on
   securities available for sale, net of
   reclassification adjustment and tax
   effects..................................          -          -         -          (26,638)            -      (26,638)
                                                                                                                 -------
         Total comprehensive loss...........                                                                     (18,371)
                                                                                                                 -------
Purchase of treasury stock..................          -          -         -                -        (2,095)      (2,095)
Cash dividends declared ($0.84 per share)...          -          -    (2,719)               -             -       (2,719)
Exercise of stock options...................          1         77         -                -             -           78
                                                   ----    -------   -------        ---------       -------      -------
Balance at December 31, 2000................       $370    $23,853   $30,165        $ (28,267)      $(8,364)     $17,757
                                                   ====    =======   =======        =========       =======      =======

          See accompanying notes to consolidated financial statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Years Ended December 31,
                                                                       --------------------------------------------
                                                                           2000             1999            1998
                                                                       ------------      ------------  ------------
                                                                                  (Dollars in thousands)
Cash flows from operating activities:
   Net income.....................................................         $  8,267    $     9,366      $     7,614
   Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
      Provision (credit) for loan losses..........................                -           (850)             600
      Depreciation and amortization...............................            1,915          1,504            1,671
      Net accretion on securities and purchased loans.............           (8,231)        (5,322)          (2,650)
      Realized loss (gain) on sales of securities available
         for sale, net............................................            1,224            (36)          (1,440)
      Gains on sales of other real estate owned, net..............              (13)           (19)             (71)
      Deferred tax provision (benefit)............................              333           (448)            (472)
      Net change in:
         Loans held for sale......................................          (16,865)        40,237          (39,183)
         Other assets, net of other liabilities...................           (2,329)        (2,806)             642
                                                                           --------    -----------      -----------
            Net cash provided (used) by operating activities......          (15,699)        41,626          (33,289)
                                                                           --------    -----------      -----------
Cash flow from investing activities:
   Activity in securities available for sale:
      Sales.......................................................           30,237         70,527          271,266
      Maturities, prepayments and calls...........................            7,341          3,127           30,570
      Purchases...................................................           (9,979)       (84,947)        (348,410)
   Activity in securities held to maturity:
      Purchases...................................................          (31,544)      (245,971)        (164,376)
      Maturities, prepayments and calls...........................           15,774         11,369           36,007
   Redemption (purchases) of restricted equity securities.........            1,832         (1,860)          (5,017)
   Proceeds from amortization of mortgage-backed securities.......           39,616         57,585           90,803
   Proceeds from sales of purchased loans.........................                -              -            8,268
   Loan (originations and purchases), net of amortization and
   payoffs........................................................           19,021          9,578          (53,904)
   Proceeds from sale of other real estate owned..................              377            312              418
   Additions to banking premises and equipment, net...............           (2,832)        (4,097)          (2,035)
                                                                           --------    -----------      -----------
         Net cash provided (used) by investing activities.........           69,843       (184,377)        (136,410)
                                                                           --------    -----------      -----------
Cash flows from financing activities:
   Net increase in deposits.......................................           62,947         90,727          115,804
   Net change in short-term borrowings............................            8,860         31,550         (154,150)
   Proceeds from issuance of borrowings with maturities
      in excess of three months...................................          135,000         30,000          264,700
   Repayment of borrowings with maturities in excess
      of three months.............................................         (261,200)       (30,500)         (50,200)
   Increase (decrease) in mortgagors' escrow accounts.............             (122)          (302)             294
   Proceeds from exercise of stock options........................               78             94              287
   Net proceeds from issuance of subordinated debentures..........            9,638              -                -
   Payments to acquire treasury stock.............................           (2,095)           (56)               -
   Cash dividends.................................................           (2,719)        (2,697)          (1,919)
                                                                           --------    -----------      -----------
      Net cash provided (used) by financing activities............          (49,613)       118,816          174,816
                                                                           --------    -----------      -----------
Net increase (decrease) in cash and cash equivalents..............            4,531        (23,935)           5,117
Cash and cash equivalents at beginning of year....................           11,875         35,810           30,693
                                                                           --------    -----------      -----------
Cash and cash equivalents at end of year..........................         $ 16,406    $    11,875      $    35,810
                                                                           ========    ===========      ===========
Supplementary information:
   Interest paid..................................................         $ 52,211    $    45,477      $    38,973
   Income taxes paid, net.........................................            4,527          6,292            4,286
   Transfers from loans to other real estate owned................              129            473              341
   Change in due to/from broker, net..............................              624             99              262
   Transfer of securities from available for sale to
      held to maturity............................................                -        150,261                -
   Transfer of securities from held to maturity to
      available for sale..........................................          514,757              -                -

          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1--Summary of Significant Accounting Policies

  Basis of Presentation and Consolidation

          The consolidated financial statements include the accounts of People's Bancshares, Inc. and its wholly-owned subsidiaries, People's Savings Bank of Brockton, People's Bancshares Capital Trust and People's Bancshares Capital Trust II (see note 12). People's Savings has three active wholly owned subsidiaries: People's Mortgage Corporation engages in mortgage banking and PSB Security Corporation II and III engaged in the purchase and sale of investment securities. The security corporations were liquidated in October 2000. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

          In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax benefits on the unrealized losses on securities available-for-sale.

  Business

          People's Savings provides a variety of financial services to individuals and small businesses through its offices in southeastern Massachusetts. Its primary deposit products are savings and term certificate accounts and its primary lending products are residential and commercial mortgage loans. People's Mortgage acts as the mortgage banking subsidiary.

  Cash and Cash Equivalents

          Cash and cash equivalents include cash and amounts due from banks.

  Securities

          Debt securities, including trust preferred securities, that management had the positive intent and ability to hold to maturity were previously classified as "held to maturity" and reflected at amortized cost. Effective December 31, 2000, and in connection with People's strategic initiatives, management determined that it no longer had the intent and ability to hold all debt securities to maturity. Accordingly, all securities held to maturity were reclassified as available for sale. Securities classified as "available for sale" are reflected at fair value, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income (loss). For regulatory purposes, unrealized gains or losses on debt securities available for sale, after tax effects, are not recognized in capital.

          Purchase premiums and discounts are amortized to earnings by the interest method over the terms of the securities. Declines in the value of securities that are deemed to be other than temporary are reflected in earnings when identified. Gains and losses upon disposition of securities are recorded on the trade date and are computed by the specific identification method. Restricted equity securities include Federal Home Loan Bank stock and Massachusetts Savings Bank Life Insurance stock.

  Loans Held for Sale

          Mortgage loans held for sale are carried at the lower of aggregate cost or market value. Net unrealized losses are recognized in a valuation allowance by charges to earnings, when applicable. Gains and losses on the sale of loans are recognized at the time of sale based upon the difference between the selling price and the carrying value of the loans sold. The Bank sells only whole loans servicing released and, accordingly, records only cash gains.

  Loans

          People's Savings grants mortgage, commercial, and consumer loans to customers and a substantial portion of the loan portfolio is represented by mortgage loans in southeastern Massachusetts. The ability of People's Savings' debtors to honor their contracts is dependent upon the real estate and construction markets and general economic sectors.

          Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for chargeoffs, the allowance for loan losses, loan premiums, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Net deferred loan fees or costs and loan premiums are amortized as an adjustment of the related loan yield using the interest method.

          The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

          All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

          A loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Impaired loans are generally maintained on a non-accrual basis. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. An insignificant delay or insignificant shortfall in the amount of payments does not constitute impairment. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by the fair value of the collateral.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, People's Savings does not separately identify individual consumer loans for impairment disclosures.

  Allowance for Loan Losses

          The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the collectibility of the loan balance is unlikely. Subsequent recoveries are credited to the allowance. The allowance for loan losses is evaluated periodically by management and the board of directors and is based upon management's review of the collectibility of the loans in light of the results of People's Savings' internal loan review, historical loan loss experience, trends in delinquent and non-accrual loans, known and inherent risks in the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, collateral values, an estimate of potential loss exposure on significant credits, concentrations of credit, economic conditions based on facts then known. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when collateral value of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

  Derivative Financial Instruments

          As part of People's Savings' asset/liability management, People's Savings uses derivative financial instruments, such as interest rate contracts. The interest rate contracts are not designated as a hedging instrument and as such are classified as other assets and are recorded at fair value with changes in fair value recorded in earnings.

  Other Real Estate Owned

          Other real estate owned, or OREO, is held for sale and consists of properties acquired by foreclosure or by deed-in-lieu of foreclosure.

          OREO properties are initially recorded at the lower of cost or estimated fair value less disposition costs. Costs to administer OREO properties are expensed. Valuations are periodically performed by management and provisions for losses are charged to other real estate owned expenses if the carrying value of a property exceeds its fair value less estimated disposition costs.

  Banking Premises and Equipment

          Land is carried at cost. Buildings, leasehold improvements, and equipment are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the estimated useful lives of the assets or the terms of the leases, if shorter.

  Intangible Assets

          Intangible assets are comprised of deposit premium intangibles and goodwill. Goodwill is amortized using the straight-line amortization method over 15 years. Deposit premium intangibles are amortized over 5 years using accelerated amortization methods.

  Retirement Plan

          The compensation cost of an employee's pension benefit is recognized on the net periodic pension cost method over the employee's approximate service period. The aggregate cost method is used for funding purposes.

  Stock Compensation Plans

          Statement of Financial Accounting Standards, or SFAS, No. 123, "Accounting for Stock-Based Compensation" encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under People's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. People's has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995.

  Income Taxes

          Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or tax rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes. People's Savings' base amount of its federal income tax reserve for loan losses is a permanent difference for which there is no recognition of a deferred tax liability. However, the loan loss allowance maintained for financial reporting purposes is a temporary difference with allowable recognition of a related deferred tax asset, if it is deemed realizable.

          The deferred tax benefit on the unrealized losses on debt securities available-for-sale anticipate future taxable income of approximately $14.2 million to utilize the entire benefit. If economic conditions deteriorate whereby the anticipated future taxable income does not materialize, the recognition of these income tax benefits will be reversed to the extent unrealized.

  Advertising Costs

          Advertising costs are expensed as incurred.

  Earnings Per Share

          Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed conversion. Potential common shares that may be issued by People's relate solely to outstanding stock options, and are determined using the treasury stock method. For the years ended December 31, 2000, 1999 and 1998, options applicable to 158,000, 151,000 and 25,000 shares, respectively were anti-dilutive and excluded from the diluted earnings per share calculation.

  Comprehensive Income/Loss

          Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income/loss.

          The components of other comprehensive income (loss) and related tax effects are as follows:

                                                                             Years Ended December 31,
                                                                    --------------------------------------------
                                                                      2000             1999               1998
                                                                    --------          -------            -------
                                                                              (Dollars in thousands)
Change in unrealized holding (gains) losses on available-for-
   sale securities.............................................     $    822          $   415            $  (842)
Unrealized loss on securities transferred from held to
   maturity to available for sale..............................      (42,665)               -                  -
Unrealized loss on securities transferred from available
   for sale to held to maturity................................            -           (1,221)                 -
Reclassification adjustment for (gains) losses realized
   in income...................................................        1,224              (36)            (1,440)
                                                                    --------          -------            -------
Net unrealized losses..........................................      (40,619)            (842)            (2,282)
Tax effect.....................................................       13,981              332                831
                                                                    --------          -------            -------
Net-of-tax amount..............................................     $(26,638)         $  (510)           $(1,451)
                                                                    ========          =======            =======

  Subsequent Accounting Pronouncements

          In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. People's adopted this statement on January 1, 2001 with no material impact on the consolidated financial statements.

2--Regulatory Matters and Stockholders' Equity

          On December 5, 2000, People's entered into a formal agreement with the Federal Reserve Bank of Boston in which People's agreed, among other matters, to obtain written approval from the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors prior to declaring or paying any dividends or making any distributions of interest, principal, or other sums on subordinated debentures. People's is required to maintain a minimum consolidated Tier 1 leverage capital ratio of not less than 5%. The agreement with the Federal Reserve Bank also requires written approval from the Reserve Bank for People's to increase borrowings or renew any existing debt. The Tier 1 leverage capital ratio of People's was 5.67% at December 31, 2000.

          On June 27, 2000, People's Savings entered into an informal agreement with its regulators (the Federal Deposit Insurance Corporation and the Massachusetts Commissioner of Banks) in which People's Savings agreed, among other matters, to develop plans to reduce over time the level of its investment in trust preferred securities to less than 100% of its Tier 1 leverage capital. In addition, People's Savings has agreed to achieve and subsequently maintain a Tier 1 leverage capital ratio of not less than 6.5% of total assets. Additional provisions of the agreement with its regulators require People's Savings to assess its management and staffing needs, develop revised strategic and capital plans, improve the quality of its investment portfolio and investment administration, improve liquidity and the management thereof, develop a plan for reducing interest rate risk exposure and address other operational issues. The Tier 1 leverage capital ratio of People's Savings was 6.36% at December 31, 2000.

          Effective December 31, 2000, and in connection with developing a plan to reduce over time People's Savings' level of trust preferred securities to less than 100% of Tier 1 leverage capital, management determined that it no longer had the intent and ability to hold all trust preferred securities to maturity. As a result, all securities previously classified as held-to-maturity were transferred to the available-for-sale category, and the net unrealized loss on such securities of $27.2 million, net of tax effects of $14.5 million, was charged to accumulated other comprehensive income in stockholders' equity at December 31, 2000. Accordingly, at December 31, 2000, total stockholders equity was reduced to $17.8 million or 1.77% of total assets. This transfer had no impact on either People's or People's Savings' Tier 1 leverage capital, defined generally as stockholders' equity (excluding net unrealized losses on debt securities and reduced by intangible assets) plus subordinated debentures to the extent allowed. Realized gains and losses on securities sales will be included in net income as incurred. People's and People's Savings have submitted capital plans to the regulators which call for, among other things, a balance sheet deleveraging program to be achieved by using cash flows provided by (1) normal amortization of securities and loans, (2) callable securities under a falling rate environment, and (3) sales of securities, to reduce both borrowings and volatile deposit liabilities to the extent possible.

          As of March 26, 2001, People's Savings sold approximately $192 million of loans and securities (including $13 million of trust preferred securities) since December 31, 2000 at a loss of approximately $1 million. It is anticipated that significant additional sales will be executed over time. No assurances can be given as to the amount of losses that will ultimately be realized as a result of these sales, or the overall impact that such sales will have on People's Savings' net interest margin, stockholders' equity and regulatory capital levels.

          All bank holding companies (on a consolidated basis) and federally insured depository institutions are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on People's and People's Savings' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, People's and People's Savings must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require People's and People's Savings to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Total and Tier 1 capital, as defined, exclude the net unrealized losses on available-for-sale securities that are reflected as "accumulated other comprehensive loss" on the consolidated balance sheet. People's and People's Savings entered into agreements with their respective regulators in which People's and People's Savings agreed, among other matters, to achieve and maintain certain capital ratios. People's is required to maintain a minimum consolidated Tier 1 leverage capital ratio of not less than 5.0% of total assets and People's Savings is required to achieve and subsequently maintain a Tier 1 leverage capital ratio of not less than 6.5% of total assets.

          As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized People's Savings as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, People's Savings must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed People's Savings' category.

          People's and People's Savings' actual capital amounts and ratios as of December 31, 2000, and 1999 are presented in the table.


                                                                                                    Minimum
                                                                                                  To Be Well
                                                                           Minimum            Capitalized Under
                                                                           Capital            Prompt Corrective
                                                  Actual                 Requirement          Action Provisions
                                            ------------------    ----------------------     -------------------
                                            Amount      Ratio         Amount      Ratio       Amount      Ratio
                                            ------     -------    ------------   -------     --------    -------
                                                                  (Dollars in thousands)
DECEMBER 31, 2000
Total Capital to Risk Weighted Assets:
   Consolidated.........................    $72,638      12.93%       $44,961        8.0%      $ N/A         N/A%
   People's Savings Bank................     71,391      12.72         44,912        8.0      56,140        10.0
Tier 1 Capital to Risk Weighted Assets:
   Consolidated.........................     59,997      10.68         22,481        4.0         N/A         N/A
   People's Savings Bank................     67,209      11.97         22,456        4.0      33,684         6.0
Tier 1 Capital to Average Assets:
   Consolidated.........................     59,997       5.67         52,887        5.0         N/A         N/A
   People's Savings Bank................     67,209       6.36         68,698        6.5      52,844         5.0
DECEMBER 31, 1999
Total Capital to Risk Weighted Assets:
   Consolidated.........................    $58,929      10.11%       $46,607        8.0%      $ N/A         N/A%
   People's Savings Bank................     58,425      10.04         46,569        8.0      58,211        10.0
Tier 1 Capital to Risk Weighted Assets:
   Consolidated.........................     54,833       9.41         23,304        4.0         N/A         N/A
   People's Savings Bank................     54,329       9.33         23,285        4.0      34,927         6.0
Tier 1 Capital to Average Assets:
   Consolidated.........................     54,833       5.14         42,692        4.0         N/A         N/A
   People's Savings Bank................     54,329       5.09         42,733        4.0      53,417         5.0


3--Acquisitions

          On September 1, 1999, People's purchased selected fixed and prepaid assets of Allied Mortgage Group, LLC for $2.2 million or $1.0 million over fair value.

          Intangible assets were recorded as a result of the purchase of Allied Mortgage, the organization costs of forming People's Mortgage and People's as well as the 1995 acquisitions of Minuteman Funding Corporation, certain deposits of the Haymarket Bank, and the deposits of the Bank of Boston's Mansfield Branch. At December 31, 2000 and 1999, intangible assets amounted to $1.4 million and $1.5 million. Amortization of intangibles amounted to $119,000, $75,000 and $113,000 for 2000, 1999, and 1998, respectively.

          Impaired goodwill of $475,000 related to an underperforming branch was written off in 1998 and People's elected to early adopt the provisions of the Accounting Standards Executive Committee, or ACSEC, Statement of Position 98-5, "Reporting the Costs of Start-Up Activities" or SOP 98-5. SOP 98-5 requires the costs of start-up activities to be expensed as incurred, instead of being capitalized and amortized. As a result, People's wrote-off organization costs of $292,000 effective January 1, 1998. The effect of the accounting change for the year ended December 31, 1998, was to decrease income before income taxes by $153,000 and net income by $97,000 or $0.03 per share.

4--Securities and Derivative Financial Instruments

          The following tables summarize the amortized cost and estimated fair value of securities:

                                                                           December 31, 2000
                                                       ----------------------------------------------------------
                                                                               Gross       Gross
                                                            Amortized        Unrealized  Unrealized       Fair
                                                              Cost             Gains       Losses        Value
                                                       -------------------  -----------  ----------  ------------
                                                                         (Dollars in thousands)
Securities available for sale:
   U.S. Government and federal agency
      obligations....................................       $141,142         $  -      $ (8,083)       $133,059
   Mortgage-backed securities........................        214,571          781        (2,742)        212,610
   Trust preferred securities........................        141,057            -       (29,053)        112,004
   Corporate debt securities.........................         26,025            -        (4,124)         21,901
   Municipal bank anticipation notes.................          8,554            -             -           8,554
                                                            --------         ----      --------        --------
      Total securities available for sale............       $531,349         $781      $(44,002)       $488,128
                                                            ========         ====      ========        ========


                                                                           December 31, 1999
                                                       ----------------------------------------------------------
                                                                               Gross       Gross
                                                            Amortized        Unrealized  Unrealized       Fair
                                                              Cost             Gains       Losses        Value
                                                       -------------------  -----------  ----------  ------------
                                                                         (Dollars in thousands)
Securities available for sale:
   Mortgage-backed securities........................       $ 23,648         $  -      $   (232)       $ 23,416
   Trust preferred securities........................          1,991            -          (159)          1,832
   Corporate debt securities.........................         17,811            -          (991)         16,820
   Municipal bank anticipation notes.................          5,916            -             -           5,916
                                                            --------         ----      --------        --------
      Total securities available for sale............       $ 49,366         $  -      $ (1,382)       $ 47,984
                                                            ========         ====      ========        ========
Securities available to maturity:
   U.S. Government and federal agency
      obligations....................................       $116,012         $  -      $(16,691)        $99,321
   Mortgage-backed securities .......................        248,096          248        (8,408)        239,936
   Trust preferred securities........................        139,433            -       (16,002)        123,431
   Corporate debt securities.........................         21,040            -        (2,710)         18,330
                                                            --------         ----      --------        --------
      Total securities held to maturity..............       $524,581         $248      $(43,811)       $481,018
                                                            ========         ====      ========        ========

          At December 31, 2000 and 1999, securities with a carrying value of $100,622,000 and $104,473,000, respectively, were pledged as collateral on securities sold under agreements to repurchase. At December 31, 2000 and 1999, U.S. Government obligations with a carrying value of $1,975,000 and $2,000,000, respectively, were pledged as collateral for People's Savings' treasury, tax and loan accounts. At December 31, 2000, securities with a carrying value of $2,800,000 were pledged as collateral on retail repurchase agreements.

         The amortized cost and estimated fair value of securities by contractual maturity at December 31, 2000, follows. Expected maturities will differ from contractual maturities on certain securities because of call and prepayment provisions.

                                                Amortized       Fair
                                                  Cost          Value
                                                ----------    ----------
                                                (Dollars in thousands)

Within 1 year ...............................   $  7,944       $  7,944
Over 1 year through 5 years .................      5,610          5,248
After 5 years to 10 years ...................      6,992          6,563
Over 10 years ...............................    296,232        255,763
                                                --------       --------
                                                 316,778        275,518
Mortgage-backed securities ..................    214,571        212,610
                                                --------       --------
                                                $531,349       $488,128
                                                ========       ========

          For the years ended December 31, 2000, 1999, and 1998, proceeds from sales of securities available for sale amounted to $30,237,000, $70,527,000, and $271,266,000, respectively. Gross realized gains amounted to $108,000 and $1,950,000 in 1999 and 1998, respectively, and gross realized losses amounted to $1,224,000, $72,000, and $510,000, in 2000, 1999, and 1998, respectively.

          At December 31, 2000, securities held to maturity with amortized cost of $514.8 million and a fair value of $473.2 million were transferred to securities available for sale.

          During 1999, securities available for sale with amortized cost of $150.3 million and a fair value of $148.7 million were transferred to securities held to maturity.

          During 2000, People's entered into an interest rate cap agreement which potentially reduces interest rate risk, in exchange for the payment of a premium when the contract is initiated. The notional amount of the contract is $50 million and interest is paid to the extent LIBOR exceeds 7%. At December 31, 2000, the cost and fair value of the contract amounted to $140,000 and $111,000 respectively. The contract terminates on November 2, 2002.

5--Loans, Net

         A summary of the balances of loans follows:

                                                             December 31,
                                                     ---------------------------
                                                      2000                1999
                                                    ------------       ---------
                                                       (Dollars in thousands)
Mortgage loans:
   Residential 1-4 family ....................       $ 266,363        $ 290,195
   Residential multi-family ..................           8,767            9,455
   Commercial real estate ....................          75,331           67,018
   Construction ..............................          11,074           19,156
   Equity lines of credit ....................          12,737           11,105
                                                     ---------        ---------
                                                       374,272          396,929
Deferred loan origination fees, net ..........            (199)            (166)
                                                     ---------        ---------
         Total mortgage loans ................         374,073          396,763
                                                     ---------        ---------
Other loans:
   Retail installment sale contracts .........             565              294
   Consumer ..................................           6,447            5,043
   Commercial lines of credit ................           6,860            5,614
   Commercial ................................           9,669            9,525
   Education .................................              19               72
                                                     ---------        ---------
         Total other loans ...................          23,560           20,548
                                                     ---------        ---------
Total loans ..................................         397,633          417,311
Allowance for loan losses ....................          (4,182)          (4,096)
                                                     ---------        ---------
         Loans, net ..........................       $ 393,451        $ 413,215
                                                     =========        =========

An analysis of the allowance for loan losses follows:

                                                                                       Year Ended December 31,
                                                                        ----------------------------------------------------

                                                                          2000                 1999                   1998
                                                                        ------------        ------------           ---------
                                                                                       (Dollars in thousands)
Balance at beginning of year .....................................      $ 4,096               $ 4,866               $ 4,291
   Provision (credit) for loan losses ............................            -                  (850)                  600
   Loans charged off .............................................         (156)                 (403)                 (575)
   Recoveries ....................................................          242                   483                   550
                                                                        -------               -------               -------
Balance at end of year ...........................................      $ 4,182               $ 4,096               $ 4,866
                                                                        =======               =======               =======


         At December 31, 2000 and 1999, premiums on residential mortgage loans purchased or acquired in acquisitions included in loans, net amounted to $3,273,000 and $3,887,000, respectively. Amortization of premiums amounted to $614,000, $1,362,000, and $2,807,000, for 2000, 1999, and 1998, respectively.

         Impaired and nonaccrual loans at December 31, 2000 and 1999 amounted to $373,000 and $503,000, respectively. These loans required a corresponding valuation reserve of $22,000 and $62,000, respectively. No additional funds arc committed to advanced in connection with impaired loans.

         The average balance of impaired loans for the years ended December 31, 2000, 1999 and 1998 amounted to $497,000, $922,000 and $2,765,000, respectively.
Interest income recognized amounted to $12,000, $60,000 and $103,000, respectively, all of which was recognized on a cash basis.

6--Other Real Estate Owned, Net

         OREO consists of $50,000 and $285,000 of residential real estate at December 31, 2000 and 1999.

         OREO expenses (income) include the following:

                                                                               Year Ended December 31,
                                                                   ---------------------------------------------
                                                                    2000               1999                1998
                                                                   ------            --------            -------
                                                                               (Dollars in thousands)
Net gain on sales ............................................     $(13)               $(19)               $(71)
Operating expenses, net of rental income .....................        4                  43                  42
                                                                   ----                ----                ----
                                                                   $ (9)               $ 24                $(29)
                                                                   ====                ====                ====

7--Banking Premises and Equipment, Net

         A summary of the cost, accumulated depreciation and amortization of banking premises and equipment follows:

                                                                                    December 31,
                                                                       ------------------------------------
                                                                           2000                     1999
                                                                       -----------               ----------
                                                                               (Dollars in thousands)
Land ..............................................................     $  2,022                 $  2,022
Buildings .........................................................       11,876                    9,600
Leasehold improvements ............................................          951                      936
Furniture and equipment ...........................................        9,896                    9,342
                                                                        --------                 --------
                                                                          24,745                   21,900
Less accumulated depreciation and amortization ....................       (7,040)                  (5,270)
                                                                        --------                 --------
                                                                        $ 17,705                 $ 16,630
                                                                        ========                 ========

         Depreciation and amortization expense for the years ended December 31, 2000, 1999, and 1998 amounted to $1.8 million, $1.4 million, and $1.1 million, respectively.

         Under terms of noncancellable lease agreements in effect at December 31, 2000, future minimum rent commitments net of sublease commitments for banking premises and equipment are as follows:


          Year Ending December 31,                                Amount
          ------------------------                        ---------------------
                                                          (Dollars in thousands)


          2001 ....................................................      $  652
          2002 ....................................................         275
          2003 ....................................................         194
          2004 ....................................................         152
          2005 ....................................................         153
          Thereafter ..............................................       2,084
                                                                         ------
                                                                         $3,510
                                                                         ======


         The leases contain options to extend for periods from three to ten years. The cost of such rentals is not included above. Total rent expense for 2000, 1999, and 1998, amounted to $1,190,000, $716,000, and $436,000, respectively.

8--Income Taxes

         Allocation of federal and state income taxes between current and deferred portions is as follows:

                                                                            Year Ended December 31,
                                                                     ------------------------------------
                                                                      2000           1999           1998
                                                                     ------         ------         ------
                                                                            (Dollars in thousands)
          Current:
             Federal ..............................................  $3,485         $4,800         $4,315
             State ................................................     246            257            582
             Utilization of tax credits ...........................       -              -            (55)
                                                                     ------         ------         ------
                Total current .....................................   3,731          5,057          4,842
                                                                     ------         ------         ------
          Deferred:
             Federal ..............................................     247           (332)          (331)
             State ................................................      86           (116)           (84)
                                                                     ------         ------         ------
                Total deferred ....................................     333           (448)          (415)
                                                                     ------         ------         ------
          Changes in valuation reserve ............................       -              -            (57)
                                                                     ------         ------         ------
          Income tax provision before effect
             of accounting change .................................   4,064          4,609          4,370
          Effect of change in accounting for
             organization costs ...................................       -              -           (106)
                                                                     ------         ------         ------
          Income tax provision ....................................  $4,064         $4,609         $4,264
                                                                     ======         ======         ======

          The components of the net deferred tax asset are as follows:

                                                                                 December 31,
                                                                          --------------------------
                                                                           2000               1999
                                                                          -------           --------
                                                                            (Dollars in thousands)
          Deferred tax asset:
             Federal ...................................................  $16,598           $  2,793
             State .....................................................      566                673
                                                                          -------           --------
                                                                           17,164              3,466
                                                                          -------           --------
          Deferred tax liability:
             Federal ...................................................   (1,748)            (1,711)
             State .....................................................     (603)              (590)
                                                                          -------           --------
                                                                           (2,351)            (2,301)
                                                                          -------           --------
          Net deferred tax asset .......................................  $14,813           $  1,165
                                                                          =======           ========

         The tax effects of each type of item that gives rise to deferred taxes are as follows:

                                                                                 December 31,
                                                                          --------------------------
                                                                           2000               1999
                                                                          -------           --------
                                                                            (Dollars in thousands)
          Allowance for loan losses ....................................  $ 1,126           $    748
          Deferred pension expense .....................................      102                480
          Unrealized loss on securities available for sale .............   14,954                973
          Investment in limited partnership ............................   (1,079)            (1,015)
          Depreciation and amortization ................................     (448)               (46)
          Other, net ...................................................      158                 25
                                                                          -------           --------
          Net deferred tax asset .......................................  $14,813           $  1,165
                                                                          =======           ========

         A summary of the change in the net deferred tax asset (liability) is as follows:

                                                                                Year Ended December 31,
                                                                    -----------------------------------------------
                                                                     2000                 1999               1998
                                                                    -------              ------            -------
                                                                              (Dollars in thousands)
          Balance at beginning of year ..........................   $ 1,165              $  385            $ (1,024)
          Deferred tax (provision) benefit ......................      (333)                448                 415
          Deferred tax effects on unrealized (gains)
             losses on securities available for sale ............    13,981                 332                 831
          Deferred tax resulting from change in
             accounting method ..................................         -                   -                 106
          Utilization of valuation reserve ......................         -                   -                  57
                                                                    -------              ------            --------
          Balance at end of year ................................   $14,813              $1,165            $    385
                                                                    =======              ======            ========

         The reasons for the differences between the tax at the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                                                Year Ended December 31,
                                                                      ---------------------------------------------
                                                                      2000                1999                1998
                                                                      ----                ----                ----
                                                                                 (Dollars in thousands)
          Statutory federal tax rate ............................     34.0%               34.0%               34.0%
          Increase (decrease) resulting from:
             State taxes, net of federal tax benefit ............      1.8                 0.7                 2.8
             Municipal income ...................................     (0.8)               (0.2)               (0.3)
             Other, net .........................................     (2.0)               (1.5)               (0.6)
                                                                      -----               -----               -----
          Effective tax rates ...................................     33.0%               33.0%               35.9%
                                                                      =====               =====               =====

         The federal income tax reserve for loan losses at People's Savings' base year is $2,020,000. If any portion of the reserve is used for purposes other than to absorb loan losses, approximately 150% of the amount actually used (limited to the amount of the reserve) would be subject to taxation in the fiscal year in which used. As People's Savings intends to use the reserve only to absorb loan losses, a deferred income tax liability of approximately $825,000 has not been provided.

9--Deposits

         A summary of deposit balances, by type, follows:

                                                                                           December 31,
                                                                                 --------------------------------
                                                                                   2000                    1999
                                                                                 --------                --------
                                                                                    (Dollars in thousands)
          Demand ..........................................................      $ 41,887                $ 36,240
          NOW .............................................................        53,563                  46,623
          Savings .........................................................       111,086                 103,432
          Money market ....................................................        45,582                  36,190
                                                                                 --------                --------
                Total non-certificate accounts ............................       252,118                 222,485
                                                                                 --------                --------
          Term certificates of $100,000 or more ...........................       214,192                 202,237

          Term certificates less than $100,000 ............................       158,251                 136,892
                                                                                 --------                --------
                Total certificate accounts ................................       372,443                 339,129
                                                                                 --------                --------
                Total deposits ............................................      $624,561                $561,614
                                                                                 ========                ========

         Municipal deposits amounted to $219.6 million and $199.5 million at December 31, 2000 and 1999, respectively.

         A summary of certificate accounts, by maturity, follows:

                                                                December 31, 2000            December 31, 1999
                                                            ------------------------    -------------------------
                                                                            Weighted                     Weighted
                                                                            Average                      Average
                                                             Amount          Rate        Amount           Rate
                                                            --------        --------    --------         -------
                                                                        (Dollars in thousands)
Within 1 year ...........................................   $339,274         6.14%      $313,449          5.37%
Over 1 year to 3 years ..................................     25,345         6.17         17,470          5.45
Over 3 years to 5 years .................................      7,824         5.76          7,987          5.82
Over 5 years ............................................          -            -            223          6.22
                                                            --------                    --------
                                                            $372,443         6.14%      $339,129          5.39%
                                                            ========                    ========

10--Short-term Borrowings

         Short-term borrowings consists of the following:

                                                                December 31, 2000            December 31, 1999
                                                             ------------------------    ------------------------
                                                                             Weighted                    Weighted
                                                                              Average                     Average
                                                              Amount           Rate        Amount          Rate
                                                             -------         --------     -------         --------
                                                                        (Dollars in thousands)
Federal Home Loan Bank advances
   maturing within 1 year ...............................    $40,000           6.62%     $40,250           5.08%
Federal Home Loan Bank line of credit ...................      8,641           6.77            -              -
Retail repurchase agreements ............................        469           5.50            -              -
                                                             -------                     -------
                                                             $49,110           6.64%     $40,250           5.08%
                                                             =======                     =======

          People's Savings has a $15 million line of credit with the Federal Home Loan Bank of Boston, or FHLB, at an interest rate that adjusts daily. The FHLB advances are secured by a blanket lien on qualified collateral, defined principally as 75% of the carrying value of first mortgage loans on owner-occupied residential property and 90% of the market value of certain U.S. Government and federal agency securities. The retail repurchase agreements are collateralized by securities.

11--Long-term Debt

          Long-term debt consists of Federal Home Loan Bank advances and securities sold under agreement to repurchase.

          Information pertaining to fixed-rate repurchase agreements follows:

                                                       December 31, 2000             December 31, 1999
                                                     -------------------------    ---------------------------
                                                                    Weighted                       Weighted
                                                                     Average                       Average
                                                        Amount        Rate         Amount           Rate
                                                     -----------    --------      --------        -----------
                                                             (Dollars in thousands)
Advances maturing:
   2000 ..........................................   $     -             -%       $23,500           6.00%
   2002 ..........................................         -             -         40,700           6.11
   2008 ..........................................    10,500          5.52         10,500           5.52
   2010 ..........................................    73,000          6.49              -              -
                                                     -------                      -------
                                                     $83,500          6.37%       $74,700           5.99%
                                                     =======                      =======

          Certain securities sold under agreements to repurchase have call options. Under these options at December 31, 2000, $10.5 million is callable in 2001, $35.0 million is callable in 2003, and $38.0 million is callable in 2005. Accrued interest payable on securities sold under agreements to repurchase amounted to $592,000 and $619,000 at December 31, 2000 and 1999, respectively.

          The following summarizes the carrying value, including accrued interest, of the underlying securities and the related liability, including accrued interest, and weighted average rates under the repurchase agreements at December 31, 2000. All repurchase agreements mature after 90 days.

                                                                                          Repurchase Agreements
                                                                                     ----------------------------------
                                                                                                            Weighted
                                                                  Securities            Amount            Average Rate
                                                                ---------------       ------------      ----------------
                                                                             (Dollars in thousands)
          Mortgage-backed securities ........................      $ 41,060             $36,294               6.50%
          U.S. Government and federal
             agency obligations .............................        59,820              47,798               6.27
                                                                   --------             -------
                                                                   $100,880             $84,092               6.37%
                                                                   ========             =======

          At December 31, 2000, $16,788,000 was at risk under repurchase agreements with Salomon Brothers Inc. and the weighted average maturity of these repurchase agreements was 112 months.

          The amount of securities collateralizing the agreements to repurchase remains in securities and the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. The securities underlying the agreement are held by the dealers who arranged the transactions. The dealers may have disposed of the securities in the normal course of their operations, and have agreed to resell substantially identical securities at the maturities of the agreements to People's Savings.

          Information pertaining to fixed-rate FHLB advances follows:


                                                               December 31, 2000             December 31, 1999
                                                            -------------------------- ---------------------------
                                                                            Weighted                      Weighted
                                                                             Average                      Average
                                                              Amount          Rate       Amount           Rate
                                                             ---------      ----------  --------        ----------
                                                                        (Dollars in thousands)
Advances maturing:
   2000 ..............................................      $      -             -%     $ 10,000           6.13%
   2004 ..............................................             -             -        20,000           5.29
   2005 ..............................................        18,000          5.89        18,000           5.89
   2008 ..............................................        47,000          5.52        72,000           5.49
   2009 ..............................................        94,000          5.93       164,000           5.70
   2013 ..............................................        39,000          5.40        39,000           5.40
   2014 ..............................................             -             -        10,000           3.99
                                                            --------                    --------
                                                            $198,000          5.72%     $333,000           5.38%
                                                            ========                    ========

          Certain FHLB advances have call options. Under these options at December 31, 2000, $67.0 million is callable in 2001, $74.0 million is callable in 2002, $26.0 million is callable in 2003, and $13.0 million is callable in 2005. The $18.0 million maturing in 2005 is not callable.

12--Subordinated Debentures

          On July 26, 2000, People's completed the private placement of $10 million in subordinated debentures to People's Bancshares Capital Trust II. People's Bancshares Capital Trust II funded the purchase of the subordinated debentures through the sale of 10,000 trust preferred securities with a liquidation value of $10.0 million. Using interest payments made by People's on the debentures, People's Bancshares Capital Trust II intends to pay semi-annual dividends to preferred security holders. The annual percentage rate of the interest payable on the subordinated debentures and distributions payable on the preferred securities is 11.695%. Dividends on the preferred securities will be cumulative and People's Bancshares Capital Trust II may defer the payments for up to five years. The preferred securities mature in July 2030 unless People's elects and obtains regulatory approval to accelerate the maturity date to as early as July 2010.

          On June 26, 1997, People's completed the sale of $13.8 million of subordinated debentures to People's Bancshares Capital Trust I which funded the purchase through a public offering of 1,380,000 trust preferred securities with a liquidation value of $13.8 million. Using interest payments made by People's on the debentures, People's Bancshares Capital Trust I intends to pay quarterly dividends to preferred security holders. The annual percentage rate of interest payable on the subordinated debentures and distributions payable on the preferred securities is 9.76%. Dividends on the preferred securities are cumulative and People's Bancshares Capital Trust I may defer the payments for up to five years. The preferred securities mature in June 2027 unless People's elects and obtains regulatory approval to accelerate the maturity date to as early as June 2002.

          Subordinated debt may be included in regulatory Tier 1 capital subject to a limitation that such amounts not exceed 25% of Tier 1 capital. At December 31, 2000 and 1999, $15.3 million and $13.8 million, respectively was included in regulatory Tier 1 capital. The remainder of subordinated debt was included in Tier II capital. There is no limitation for inclusion of subordinated debt in total risk-based capital and, as such, all subordinated debt was included in total risk-based capital. For the years ended December 31, 2000, 1999, and 1998, interest expense on subordinated debentures amounted to $1.9 million, $1.4 million, and $1.4 million, respectively. Deferred debt financing costs of $1.3 million and $950,000 are included in other assets at December 31, 2000 and 1999, respectively. These costs are being amortized over the life of the debentures. Amortization of deferred debt financing costs for 2000, 1999, and 1998 was $39,000, $35,000, and $35,000, respectively, and is included in interest expense.

13--Other Commitments and Contingencies

          In the normal course of business, there are outstanding commitments and contingencies that are not reflected in the consolidated financial statements.

  Special Termination Agreements

          People's has severance agreements with certain officers that provide for a lump-sum severance payment under certain circumstances following a "change in control" as defined in the agreements.

  Loan Commitments

          People's Savings is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, lines of credit, and standby letters of credits. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. People's Savings' exposure to credit loss is represented by the contractual amount of these commitments. People's Savings uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

          The following financial instruments were outstanding, the contract amounts of which represent credit risk:

                                                                                             December 31,
                                                                                 ------------------------------------
                                                                                     2000                     1999
                                                                                 -----------                ---------
                                                                                        (Dollars in thousands)
          Commitment to grant loans ........................................      $61,474                   $38,765
          Undisbursed amount on loans in progress ..........................        3,717                     5,231
          Unfunded commitments under lines of credit .......................       32,747                    24,787
          Standby letters of credit ........................................          439                       635

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. People's Savings evaluates each customer's credit worthiness on a case-by-case basis. Funds disbursed under these financial instruments are generally collateralized by real estate.

          Standby letters of credit are conditional commitments issued by People's Savings to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support borrowing arrangements. All letters of credit outstanding have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The letters of credit are generally secured.

 Other Contingencies

     In the ordinary course of business, People's is involved in various legal claims that, in the opinion of management, will not have a material effect on People's consolidated financial position or results of operations.

14--Employee Benefit Plans

 Pension Plan

     People's Savings provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis and are fully vested after three years of service. Information pertaining to the activity in the plan is as follows:

                                                                      Plan Year Ended
                                                                        October 31,
                                                                  ----------------------
                                                                     2000         1999
                                                                  ---------    ---------
                                                                  (Dollars in thousands)
      Change in benefit obligation:
         Benefit obligation at beginning of year ..............   $   3,306    $   2,821
         Service cost .........................................         558          550
         Interest cost ........................................         236          190
         Actuarial gain .......................................        (171)        (131)
         Benefits paid ........................................         (68)        (124)
                                                                  ---------    ---------
         Benefit obligation at end of year ....................       3,861        3,306
                                                                  ---------    ---------
      Change in plan assets:
         Fair value of plan assets at beginning of year .......       2,990        2,627
         Actual return on plan assets .........................         471          478
         Employer contribution ................................         780            9
         Benefits paid ........................................         (68)        (124)
                                                                  ---------    ---------
         Fair value of plan assets at end of year .............       4,173        2,990
                                                                  ---------    ---------
      Funded status ...........................................         312         (316)
      Unrecognized net actuarial gain .........................        (886)        (669)
      Unamortized net surplus since adoption of SFAS No. 87 ...        (100)        (108)
                                                                  ---------    ---------
      Accrued pension costs ...................................   $    (674)   $  (1,093)
                                                                  =========    =========

     The components of net periodic pension cost are as follows:

                                              Plan Years Ended October 31,
                                           ----------------------------------
                                              2000        1999        1998
                                           ----------  ----------  ----------
                                                 (Dollars in thousands)

      Service cost .......................      $ 558       $ 550       $ 404
      Interest cost ......................        236         190         149
      Expected return on plan assets .....       (332)       (210)       (167)
      Amortization of transition asset ...         (8)         (7)         (8)
      Recognized net actuarial gain ........      (93)        (29)        (28)
                                                -----       -----       -----
                                                $ 361       $ 494       $ 350
                                                =====       =====       =====

     Total pension expense for the years ended December 31, 2000, 1999, and 1998 amounted to $368,000, $574,000, and $362,000, respectively. The accumulated benefit obligation (substantially all vested) at October 31, 2000, amounted to $3,092,000 which was less than the fair value of plan assets at that date.

     For the plan years ended October 31, 2000, 1999, and 1998, actuarial assumptions include an assumed discount rate on benefit obligations of 7.75%, 6.75%, and 7.25%, respectively and an expected long term rate of return on plan assets of 10% for 2000 and 8% for 1999 and 1998. An annual salary increase of 4% was used for all years.

 401(k) Plan

     People's has a 401(k) plan that provides for voluntary contributions by participating employees ranging from one to fifteen percent of their compensation, subject to certain limitations. Under terms of the plan, the Company at its discretion will match one half of an employee's contribution to the 401(k) plan subject to a maximum match of 3% of the employee's base salary. People's expense for this plan for the years ended December 31, 2000, 1999, and 1998 was $397,000, $376,000, and $272,000, respectively.

15--Stock Option Plans

     At December 31, 2000, People's has three stock-based compensation plans. Under the 1995 Employee and Director Stock Option Plans and the 1996 Stock Option and Incentive Plan, People's may grant options to its directors, officers and employees for up to 564,000 shares of common stock. Both incentive stock options and non-qualified stock options may be granted under the Plans. The exercise price of each option equals the market price of People's stock on the date of grant and an option's maximum term is ten years.

     People's applies APB Opinion 25 and related Interpretations in accounting for the plans. Accordingly, no compensation cost has been recognized for its stock plans. Had compensation cost for People's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method prescribed by SFAS No. 123, People's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                  Year Ended December 31,
                                      ---------------------------------------------
                                         2000              1999              1998
                                      ---------         ---------         ---------
                                      (Dollars in thousands, except per share data)
     Net income:
        As reported ...............   $   8,267         $   9,366         $   7,614
        Pro forma .................       8,086             9,124             7,220
     Basic earnings per share:
        As reported ...............        2.55              2.81              2.30
        Pro forma .................        2.50              2.74              2.18
     Diluted earnings per share:
        As reported ...............        2.52              2.77              2.25
        Pro forma .................        2.46              2.69              2.13

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                  Year Ended December 31,
                                              ------------------------------
                                                2000       1999       1998
                                              --------   --------   --------
     Dividend yield .......................      5.18%      4.29%      2.31%
     Expected life ........................    9 years    9 years    9 years
     Expected volatility ..................        46%        22%        34%
     Risk-free interest rate ..............      6.05%      5.80%      5.50%

     A summary of the status of People's stock option plans as of December 31, 2000, 1999, and 1998, and changes during the years then ended, is presented below:

                                                   2000                  1999                  1998
                                            ------------------    ------------------    ------------------
                                                      Weighted              Weighted              Weighted
                                                       Average               Average               Average
                                                      Exercise              Exercise              Exercise
                                            Shares      Price     Shares     Price      Shares     Price
                                            ------    --------    ------    --------    ------    --------
                                                (In thousands, except weighted average exercise price)
Shares under option:
   Outstanding at beginning of year .......    276    $  16.79       244    $  15.72       185    $  10.55
   Granted ................................     41       16.25        52       19.59        90       24.00
   Exercised ..............................     (7)      11.05       (15)       6.49       (31)       9.09
   Canceled ...............................    (31)      20.03        (5)      22.20         -           -
                                            ------    --------    ------    --------    ------    --------
Outstanding at end of year ................    279    $  16.49       276    $  16.79       244    $  15.72
                                            ======    ========    ======    ========    ======    ========
Options exercisable at year-end ...........    253    $  16.10       236    $  15.69       186    $  13.68
Shares reserved for future grants .........     62                    72                   119
Weighted-average fair value of
 options granted during the year ..........           $   5.46              $   4.02              $   9.28

     Information pertaining to options outstanding at December 31, 2000, is as follows:

                                                   Options Outstanding           Options Exercisable
                                           ----------------------------------   ---------------------
                                                         Weighted
                                                          Average    Weighted                Weighted
                                                         Remaining    Average                 Average
Range of                                     Number     Contractual  Exercise     Number     Exercise
Exercise Price                             Outstanding     Life       Price     Exercisable   Price
--------------                             -----------  -----------  --------   -----------  --------
                                           (In thousands)                       (In thousands)
$4.00 - 14.38 ...........................          118    5.2 years    $10.27          118     $10.27
$15.13 - 25.00 ..........................          161    8.2 years     21.04          135      21.20
                                                   ---                                 ---
Outstanding at end of year ..............          279    6.9 years    $16.49          253     $16.10
                                                   ===                                 ===

16--Related Party Transactions

     In the ordinary course of business, People's has granted loans to principal officers and directors and their affiliates. Such loans totaled $1,292,000 at December 31, 2000, and $1,208,000 at December 31, 1999. During 2000, total principal additions were $294,000 and total principal reductions were $210,000.

17--Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments" requires disclosure of estimated fair values of all financial instruments where it is practicable to estimate such values. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of People's.

     The following methods and assumptions were used by People's in estimating fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

          Securities: Fair values for securities and restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or discounted cash flows. The carrying values of interest-bearing deposits and restricted equity securities approximate fair values.

          Loans receivable: Fair values for loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. For installment loans and loans that reprice frequently at market rates, the fair values are based on carrying values. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. The carrying value of loans held for sale approximates fair values.

          Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are their carrying amounts. Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

          Short-term borrowings: The carrying amounts of short-term borrowings maturing within ninety days approximate their fair values. Fair values of other short-term borrowings are estimated using discounted cash flow analyses based on People's current incremental borrowing rates for similar types of borrowing arrangements.

          Long-term borrowings: The fair values of People's long-term borrowings are estimated using discounted cash flow analyses based on People's current incremental borrowing rates for similar types of borrowing arrangements.

          Subordinated debentures: Fair value for subordinated debentures is based on the quoted market price of the trust preferred securities underlying the subordinated debentures or market price of trust preferred securities with similar terms.

          Accrued interest: The carrying amounts of accrued interest approximate fair value.

          Off-balance-sheet instruments: Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

     The estimated fair values, and related carrying amounts, of People's financial instruments are as follows:

                                                      December 31,
                                       -----------------------------------------
                                               2000                  1999
                                       -------------------   -------------------
                                       Carrying     Fair     Carrying     Fair
                                        Amount      Value     Amount      Value
                                       --------   --------   --------   --------
                                                 (Dollars in thousands)

Financial assets:
   Cash and cash equivalents .......   $ 16,406   $ 16,406   $ 11,875   $ 11,875
   Securities available for sale ...    488,128    488,128     47,984     47,984
   Securities held to maturity .....          -          -    524,581    481,018
   Restricted equity securities ....     19,869     19,869     21,701     21,701
   Loans held for sale .............     40,546     40,546     23,681     23,681
   Loans, net ......................    393,451    393,482    413,215    401,979
   Accrued interest receivable .....      7,402      7,402      7,051      7,051
Financial liabilities:
   Deposits ........................    624,561    625,899    561,614    562,034
   Short-term borrowings ...........     49,110     49,146     40,250     40,250
   Long-term debt ..................    281,500    289,606    407,700    397,491
   Accrued interest payable ........      3,255      3,255      2,759      2,759
   Subordinated debentures .........     23,800     19,850     13,800     13,455

     The estimated fair values of off-balance-sheet financial instruments at December 31, 2000 and 1999 are immaterial.

18--Restrictions on Dividends, Loans and Advances

     Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by People's Savings to People's. The total amount of dividends which may be paid at any date is generally limited to the retained earnings of People's Savings, and loans and advances are limited to 10% of People's Savings' capital stock and surplus on a secured basis. In addition, dividends paid by People's Savings to People's would be prohibited if the effect thereof would cause People's Savings' capital to be reduced below applicable minimum capital requirements. (See Note 2).

     Based on an informal agreement between People's Savings and its regulators, all of its capital is currently restricted.

19--Segment Information

     People's has two reportable segments, People's Savings and People's Mortgage. People's Savings' segment attracts deposits from individuals, businesses and governments, and invests those funds in residential and commercial mortgages and consumer, commercial and construction loans. People's Mortgage originates 1-4 family residential loans primarily for sale in the secondary market.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. People's evaluates performance based on profit or loss from operations before income taxes excluding nonrecurring gains or losses.

     People's reportable segments are strategic business units that offer different products and services. They are managed separately because each segment appeals to different markets and, accordingly, requires different technology and marketing strategies.

     People's derives a significant portion of its revenues from interest income and interest expense is the most significant expense. Management analyzes the segments based on pre-tax income and therefore the segments are reported below using pre-tax income for the years ended December 31. People's does not allocate income taxes to the segments.

                                                                Mortgage
                                                     Bank       Company         Total
                                                  ----------   ----------    ----------
                                                         (Dollars in thousands)
      DECEMBER 31, 2000
      Net interest income .....................   $   26,142   $    2,453    $   28,595
      Other income ............................          317        8,494         8,811
      Operating expenses ......................       14,350       10,725        25,075
                                                  ----------   ----------    ----------
      Income before income taxes ..............   $   12,109   $      222    $   12,331
                                                  ==========   ==========    ==========
      Total assets ............................   $  999,020   $   46,272    $1,045,292
                                                  ==========   ==========    ==========
      Depreciation expense ....................   $    1,080   $      677    $    1,757
                                                  ==========   ==========    ==========
      Capital expenditures ....................   $    2,568   $      264    $    2,832
                                                  ==========   ==========    ==========
      DECEMBER 31, 1999
      Net interest income, after credit for
       loan losses ............................   $   26,861   $    1,790    $   28,651
      Other income ............................        1,520        7,522         9,042
      Operating expenses ......................       14,208        9,510        23,718
                                                  ----------   ----------    ----------
      Income (loss) before income taxes .......   $   14,173   $     (198)   $   13,975
                                                  ==========   ==========    ==========
      Total assets ............................   $1,065,415   $   35,057    $1,100,472
                                                  ==========   ==========    ==========
      Depreciation expense ....................   $    1,019   $      375    $    1,394
                                                  ==========   ==========    ==========
      Capital expenditures ....................   $    2,081   $    2,016    $    4,097
                                                  ==========   ==========    ==========
      DECEMBER 31, 1998
      Net interest income, after provision
       for loan losses ........................   $   19,724   $    2,227    $   21,951
      Other income ............................        2,972        6,485         9,457
      Operating expenses ......................       12,766        6,472        19,238
                                                  ----------   ----------    ----------
      Income before income taxes and cumulative
         effect of accounting change ..........   $    9,930   $    2,240    $   12,170
                                                  ==========   ==========    ==========
      Total assets ............................   $  939,168   $   71,580    $1,010,748
                                                  ==========   ==========    ==========
      Depreciation expense ....................   $      884   $      166    $    1,050
                                                  ==========   ==========    ==========
      Capital expenditures ....................   $    1,265   $      770    $    2,035
                                                  ==========   ==========    ==========

     The following reconciles the above tables to the amounts shown on the consolidated financial statements for the years ended December 31:

                                                           2000           1999           1998
                                                       -----------    -----------    -----------
                                                                  (Dollars in thousands)
     Total assets:
        Total assets for reportable segments .......   $ 1,045,292    $ 1,100,472    $ 1,010,748
        Elimination of intersegment assets .........       (41,857)       (29,296)       (66,108)
                                                       -----------    -----------    -----------
                                                       $ 1,003,435    $ 1,071,176    $   944,640
                                                       ===========    ===========    ===========


20--Condensed Financial Statements of Parent Company

     Financial information pertaining only to People's Bancshares, Inc. is as follows:

                                 BALANCE SHEETS

                                                                                        December 31,
                                                                                    --------------------
                                                                                      2000        1999
                                                                                    --------    --------
                                                                                   (Dollars in thousands)
     ASSETS
     Cash and cash equivalents ..................................................   $    123    $     92
     Investment in common stock of Bank .........................................     41,169      54,160
     Investment in common stock of Trusts .......................................        734         427
     Deferred debt financing costs and other assets .............................      1,289         953
                                                                                    --------    --------
              Total assets ......................................................   $ 43,315    $ 55,632
                                                                                    ========    ========
     LIABILITIES AND STOCKHOLDERS' EQUITY
     Accrued expenses ...........................................................   $    867    $     24
     Due to Bank ................................................................        155         517
     Subordinated debentures ....................................................     24,536      14,227
                                                                                    --------    --------
              Total liabilities .................................................     25,558      14,768
                                                                                    --------    --------
     Stockholders' equity:
        Serial preferred stock ..................................................          -           -
        Common stock ............................................................        370         369
        Additional paid-in capital ..............................................     23,853      23,776
        Retained earnings .......................................................     30,165      24,617
        Accumulated other comprehensive loss ....................................    (28,267)     (1,629)
        Treasury stock, at cost - 473,000 shares in 2000
           358,000 shares in 1999 ...............................................     (8,364)     (6,269)
                                                                                    --------    --------
              Total stockholders' equity ........................................     17,757      40,864
                                                                                    --------    --------
              Total liabilities and stockholders' equity ........................   $ 43,315    $ 55,632
                                                                                    ========    ========

                              STATEMENTS OF INCOME

                                                                      Year Ended December 31,
                                                                 --------------------------------
                                                                   2000        1999        1998
                                                                 --------    --------    --------
                                                                       (Dollars in thousands)
Income:
   Dividends from Bank .......................................   $  6,561    $  4,140    $  2,943
   Dividends from Trusts .....................................         42          42          42
   Interest on securities ....................................          -           -         115
   Interest on short-term investments ........................          1           1          10
   Gains on sale of securities available for sale ............          -           -          65
                                                                 --------    --------    --------
         Total income ........................................      6,604       4,183       3,175
                                                                 --------    --------    --------
Expenses:
   Interest on subordinated debentures .......................      1,946       1,423       1,423
   Operating expenses ........................................        550         167         158
                                                                 --------    --------    --------
         Total operating expenses ............................      2,496       1,590       1,581
                                                                 --------    --------    --------
   Income before income taxes ................................      4,108       2,593       1,594
   Income tax benefit ........................................       (834)       (526)       (458)
                                                                 --------    --------    --------
   Income before cumulative effect of accounting change ......      4,942       3,119       2,052
   Cumulative effect of accounting change for organization
      costs, net of tax ......................................          -           -         (89)
                                                                 --------    --------    --------
   Income before equity in undistributed income of Bank ......      4,942       3,119       1,963
   Equity in undistributed income of Bank ....................      3,325       6,247       5,651
                                                                 --------    --------    --------
         Net income ..........................................   $  8,267    $  9,366    $  7,614
                                                                 ========    ========    ========

                            STATEMENTS OF CASH FLOWS

                                                                                       Year Ended December 31,
                                                                                   --------------------------------
                                                                                     2000        1999        1998
                                                                                   --------    --------    --------
                                                                                        (Dollars in thousands)
Cash flows from operating activities:
         Net income ............................................................   $  8,267    $  9,366    $  7,614
Adjustments to reconcile net income to net cash provided
 by operating activities:
   Equity in undistributed income of Bank ......................................     (3,325)     (6,247)     (5,651)
   Amortization/write-off of organization costs ................................          -           -         140
   Gains on sales of securities available for sale .............................          -           -         (65)
   Increase in accrued expenses ................................................        843          24           -
   Increase (decrease) in due to Bank ..........................................       (362)        144        (360)
   Decrease in other assets ....................................................        335          34          68
                                                                                   --------    --------    --------
         Net cash provided by operating activities .............................      5,758       3,321       1,746
                                                                                   --------    --------    --------
Cash flows from investing activities:

   Investments in subsidiaries .................................................    (10,629)       (620)     (1,297)
   Purchase of securities available for sale ...................................          -           -        (519)
   Sales of securities available for sale ......................................          -           -       1,690
                                                                                   --------    --------    --------
         Net cash used for investing activities ................................    (10,629)       (620)       (126)
                                                                                   --------    --------    --------
Cash flows from financing activities:
   Proceeds from exercise of stock options .....................................         78          94         287
   Proceeds from issuance of subordinated debentures ...........................      9,638           -           -
   Payments to acquire treasury stock ..........................................     (2,095)        (56)          -
   Cash dividends paid on common stock .........................................     (2,719)     (2,697)     (1,919)
                                                                                   --------    --------    --------
         Net cash provided (used) by financing activities ......................      4,902      (2,659)     (1,632)
                                                                                   --------    --------    --------
Net change in cash and cash equivalents ........................................         31          42         (12)
Cash and cash equivalents, beginning of year ...................................         92          50          62
                                                                                   --------    --------    --------
Cash and cash equivalents, end of year .........................................   $    123    $     92    $     50
                                                                                   ========    ========    ========

21--Quarterly Data (Unaudited)

          Quarterly consolidated operating results are summarized as follows:

                                                                    2000
                                                ---------------------------------------------
                                                   Fourth      Third      Second      First
                                                   Quarter    Quarter     Quarter    Quarter
                                                ----------   ---------  ----------  ---------
                                                 (Dollars in thousands, except per share data)
Interest and dividend income ..................   $ 20,287    $ 20,917   $ 20,373   $ 19,725
Interest expense ..............................     13,597      13,555     13,010     12,545
                                                  --------    --------   --------   --------
Net interest income ...........................      6,690       7,362      7,363      7,180
Provision for loan losses .....................          -           -          -          -
                                                  --------    --------   --------   --------
Net interest income, after provision for
   loan losses.................................      6,690       7,362      7,363      7,180
Losses on sale of securities available for
   sale........................................     (1,224)          -          -          -
Gains on sales of loans, net ..................      2,130       2,409      2,155      1,798
Other income ..................................        418         372        367        386
Operating expenses ............................      6,192       6,475      6,366      6,042
                                                  --------    --------   --------   --------
Income before income taxes ....................      1,822       3,668      3,519      3,322
Provision for income taxes ....................        653       1,191      1,120      1,100
                                                  --------    --------   --------   --------
Net income ....................................   $  1,169    $  2,477   $  2,399   $  2,222
                                                  ========    ========   ========   ========
Diluted earnings per share ....................   $   0.36    $   0.76   $   0.73   $   0.67
Basic earnings per share ......................       0.36        0.77       0.74       0.68

                                                                           1999
                                                          ------------------------------------------
                                                          Fourth       Third      Second       First
                                                          Quarter     Quarter     Quarter     Quarter
                                                          -------     -------     -------     -------
                                                         (Dollars in thousands, except per share data)
Interest and dividend income ..........................   $ 19,753   $ 18,658    $ 17,755    $ 17,180
Interest expense ......................................     12,421     11,603      10,968      10,553
                                                          --------   --------    --------    --------
Net interest income ...................................      7,332      7,055       6,787       6,627
Provision for loan losses .............................          -       (425)       (425)          -
                                                          --------   --------    --------    --------
Net interest income, after provision for
   loan losses.........................................      7,332      7,480       7,212       6,627
Gains (losses) on sale of securities available for
   sale................................................          -          -         (37)         73
Gains on sales of loans, net ..........................      2,480      1,643       1,605       1,774
Other income ..........................................        414        342         381         367
Operating expenses ....................................      6,899      6,039       5,413       5,367
                                                          --------   --------    --------    --------
Income before income taxes ............................      3,327      3,426       3,748       3,474
Provision for income taxes ............................        997      1,088       1,311       1,213
                                                          --------   --------    --------    --------
Net income ............................................   $  2,330   $  2,338    $  2,437    $  2,261
                                                          ========   ========    ========    ========
Diluted earnings per share ............................   $   0.69   $   0.69    $   0.72    $   0.67
Basic earnings per share ..............................       0.70       0.71        0.73        0.68

          Fluctuations in the quarterly results are due primarily to the effect of the seasonality of the mortgage-banking subsidiary, gains/losses on sales of securities and various non-recurring expenses. People's had non-recurring charges in the second and third quarters of 2000 for equipment write-offs and professional fees that totaled $577,000. People's had non-recurring charges of $430,000 in the third quarter of 1999 related to the purchase of Allied Mortgage and $231,000 in the second quarter of 1999 related to the relocation of an existing branch.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of People's Bancshares, Inc.:

          We have audited the consolidated balance sheets of People's Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of People's Bancshares, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ WOLF & COMPANY, P.C.
------------------------

Boston, Massachusetts
January 26, 2001, except for Note 2 as to which the date is March 26, 2001.

                                                                      APPENDIX A

================================================================================



                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF OCTOBER 1, 2001


                                 BY AND BETWEEN


                         FIRSTFED AMERICA BANCORP, INC.


                                       AND


                            PEOPLE'S BANCSHARES, INC.


================================================================================

                                TABLE OF CONTENTS

                                                                                                  Page No.

Introductory Statements..........................................................................      1

ARTICLE I   THE MERGER...........................................................................      1
            ----------
      Section 1.1.  STRUCTURE OF THE MERGER......................................................      1
                    -----------------------
      Section 1.2.  EFFECT ON OUTSTANDING SHARES OF TARGET COMMON STOCK..........................      2
                    ---------------------------------------------------
      Section 1.3.  ELECTION AND PRORATION PROCEDURES............................................      3
                    ---------------------------------
      Section 1.4.  EXCHANGE PROCEDURES..........................................................      5
                    -------------------
      Section 1.5.  EFFECT ON OUTSTANDING SHARES OF ACQUIROR COMMON STOCK........................      8
                    -----------------------------------------------------
      Section 1.6.  DIRECTORS OF ACQUIROR AFTER EFFECTIVE TIME...................................      8
                    ------------------------------------------
      Section 1.7.  CERTIFICATE OF INCORPORATION AND BYLAWS OF ACQUIROR AFTER EFFECTIVE TIME.....      8
                    ------------------------------------------------------------------------
      Section 1.8.  TARGET STOCK OPTIONS.........................................................      8
                    --------------------
      Section 1.9.  DISSENTERS' RIGHTS...........................................................      9
                    ------------------
      Section 1.10. BANK MERGER..................................................................     10
                    -----------
      Section 1.11. ALTERNATIVE STRUCTURE........................................................     10
                    ---------------------

ARTICLE II  REPRESENTATIONS AND WARRANTIES.......................................................     10
            ------------------------------
      Section 2.1.  DISCLOSURE LETTERS...........................................................     10
                    ------------------
      Section 2.2.  REPRESENTATIONS AND WARRANTIES OF TARGET.....................................     11
                    ----------------------------------------
      Section 2.3.  REPRESENTATIONS AND WARRANTIES OF ACQUIROR...................................     26
                    ------------------------------------------

ARTICLE III CONDUCT PENDING THE MERGER...........................................................     38
            --------------------------
      Section 3.1.  CONDUCT OF TARGET'S BUSINESS PRIOR TO THE EFFECTIVE TIME.....................     38
                    --------------------------------------------------------
      Section 3.2.  FORBEARANCE BY TARGET........................................................     38
                    ---------------------
      Section 3.3.  CONDUCT OF ACQUIROR'S BUSINESS PRIOR TO THE EFFECTIVE TIME ..................     41
                    ----------------------------------------------------------
      Section 3.4.  FORBEARANCE BY ACQUIROR......................................................     41
                    -----------------------

ARTICLE IV  COVENANTS............................................................................     42
            ---------
      Section 4.1.  ACQUISITION PROPOSALS........................................................     42
                    ---------------------
      Section 4.2.  CERTAIN POLICIES AND ACTIONS OF TARGET.......................................     43
                    --------------------------------------
      Section 4.3.  ACCESS AND INFORMATION.......................................................     43
                    ----------------------
      Section 4.4.  APPLICATIONS; CONSENTS.......................................................     44
                    ----------------------
      Section 4.5.  ANTITAKEOVER PROVISIONS......................................................     45
                    -----------------------
      Section 4.6.  ADDITIONAL AGREEMENTS........................................................     45
                    ---------------------
      Section 4.7.  PUBLICITY....................................................................     45
                    ---------
      Section 4.8.  STOCKHOLDER MEETING..........................................................     45
                    -------------------
      Section 4.9.  REGISTRATION OF ACQUIROR COMMON STOCK........................................     46
                    -------------------------------------
      Section 4.10. AFFILIATE LETTERS............................................................     47
                    -----------------
      Section 4.11. NOTIFICATION OF CERTAIN MATTERS..............................................     47
                    -------------------------------
      Section 4.12. EMPLOYEES, DIRECTORS AND OFFICERS............................................     47
                    ---------------------------------
      Section 4.13. INDEMNIFICATION..............................................................     49
                    ---------------
      Section 4.14. SECTION 16 MATTERS...........................................................     51
                    ------------------

ARTICLE V   CONDITIONS TO CONSUMMATION.....................................   51
            --------------------------
      Section 5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS..................   51
                   --------------------------------------
      Section 5.2. CONDITIONS TO THE OBLIGATIONS OF ACQUIROR...............   53
                   -----------------------------------------
      Section 5.3. CONDITIONS TO THE OBLIGATIONS OF TARGET.................   54
                   ---------------------------------------

ARTICLE VI  TERMINATION....................................................   55
            -----------
      Section 6.1. TERMINATION.............................................   55
                   -----------
      Section 6.2. TERMINATION FEE.........................................   57
                   ---------------
      Section 6.3. EFFECT OF TERMINATION...................................   58
                   ---------------------

ARTICLE VII    CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME..................   58
               ------------------------------------------
      Section 7.1. EFFECTIVE DATE AND EFFECTIVE TIME.......................   58
                   ---------------------------------
      Section 7.2. DELIVERIES AT THE CLOSING...............................   58
                   -------------------------

ARTICLE VIII   CERTAIN OTHER MATTERS.......................................   59
               ---------------------
      Section 8.1. CERTAIN DEFINITIONS; INTERPRETATION.....................   59
                   -----------------------------------
      Section 8.2. SURVIVAL................................................   62
                   --------
      Section 8.3. WAIVER; AMENDMENT.......................................   62
                   -----------------
      Section 8.4. COUNTERPARTS............................................   62
                   ------------
      Section 8.5. GOVERNING LAW...........................................   62
                   -------------
      Section 8.6. EXPENSES................................................   63
                   --------
      Section 8.7. NOTICES.................................................   63
                   -------
      Section 8.8. ENTIRE AGREEMENT; ETC...................................   64
                   ---------------------
      Section 8.9. SUCCESSORS AND ASSIGNS; ASSIGNMENT......................   64
                   ----------------------------------

EXHIBITS

      Exhibit A  Stock Option Agreement
      Exhibit B  Form of Voting Agreement
      Exhibit C  Plan of Bank Merger
      Exhibit D  Form of Affiliate Letter

                          AGREEMENT AND PLAN OF MERGER


          This is an AGREEMENT AND PLAN OF MERGER, dated as of the 1st day of October, 2001 ("AGREEMENT"), by and between FIRSTFED AMERICA BANCORP, INC., a Delaware corporation ("ACQUIROR"), and PEOPLE'S BANCSHARES, INC., a Massachusetts corporation ("TARGET").

                             INTRODUCTORY STATEMENTS

          The parties hereto intend that the Merger as defined herein shall qualify as a reorganization under the provisions of Section 368(a) of the IRC (as defined in SECTION 8.1) for federal income tax purposes.

          Acquiror and Target each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

          As a condition and inducement to Acquiror's willingness to enter into this Agreement, (i) Acquiror and Target are entering into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (the "STOCK OPTION AGREEMENT"), pursuant to which Target is granting to Acquiror an option to purchase shares of Target Common Stock (as defined in SECTION 8.1) and (ii) certain members of the Board of Directors of Target have entered into an agreement dated as of the date hereof in the form of Exhibit B pursuant to which
                                                     ---------
they will vote their shares of Target Common Stock in favor of this Agreement and the transactions contemplated hereby.

          In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                                   THE MERGER
                                   ----------

          Section 1.1. STRUCTURE OF THE MERGER. On the Effective Date (as defined in SECTION 7.1), Target will merge with and into Acquiror ("MERGER") pursuant to the provisions of, and with the effect provided for in, the Delaware General Corporation Law ("DGCL") and, to the extent necessary, pursuant to the provisions of, and with the effect provided for in, the Massachusetts General Corporation Law ("MGCL"). Upon consummation of the Merger, the separate corporate existence of Target shall cease. Acquiror shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the "SURVIVING CORPORATION") in the Merger and shall continue to be governed by the DGCL and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger. From and after the Effective Time (as defined in SECTION 7.1), Acquiror shall possess all of the properties and rights and be subject to all of the liabilities and obligations of Target, all as more fully described in the DGCL, and, to the extent necessary, in the MGCL.

          Section 1.2. EFFECT ON OUTSTANDING SHARES OF TARGET COMMON STOCK.
                       ---------------------------------------------------

          (a) Subject to the provisions of SECTIONS 1.3 and 6.1 hereof, by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Target Common Stock issued and outstanding at the Effective Time, other than Excluded Shares (as defined in SECTION 8.1), shall become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Agreement, either (i) the right to receive $22.00 in cash without interest (the "CASH CONSIDERATION") or (ii) the number of shares Acquiror Common Stock (as defined in SECTION 8.1) equal to the Exchange Ratio (as defined below) (the "STOCK CONSIDERATION"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "MERGER CONSIDERATION." The Exchange Ratio shall be equal (rounded to the nearest ten-thousandth) to (x) 1.2644 if the Average Closing Price (as defined in SECTION 6.1) is less than $20.88, or (y) if the Average Closing Price is $20.88 or more, the result obtained by dividing (A) $26.40 by
(B) the Average Closing Price.

          (b) Notwithstanding any other provision of this Agreement, no fraction of a share of Acquiror Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Acquiror shall pay to each holder of Target Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price.

          (c) If, between the date of this Agreement and the Effective Time, the outstanding shares of Acquiror Common Stock shall have been changed into a different number of shares or into a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be adjusted appropriately to provide the holders of Target Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d) As of the Effective Time, each Excluded Share, other than Dissenters' Shares (as defined in SECTION 1.9), shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Acquiror Common Stock that are held by Target, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares. In addition, no Dissenters' Shares shall be converted into the Merger Consideration pursuant to this SECTION 1.2 but instead shall be treated in accordance with the provisions set forth in SECTION 1.9 of this Agreement.

          Section 1.3. ELECTION AND PRORATION PROCEDURES.
                       ---------------------------------

          (a) An election form (an "ELECTION FORM") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Target Common Stock ("CERTIFICATES") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by Acquiror and reasonably satisfactory to Target (the "EXCHANGE AGENT") in such form as Target and Acquiror shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of Target Common Stock as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "MAILING DATE" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of Target Common Stock.

          (b) Each Election Form shall entitle the holder of shares of Target Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "CASH ELECTION"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "STOCK ELECTION"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "MIXED ELECTION"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "NON-ELECTION"). Holders of record of shares of Target Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "REPRESENTATIVE") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of Target Common Stock held by that Representative for a particular beneficial owner. Shares of Target Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "CASH ELECTION SHARES." Shares of Target Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "STOCK ELECTION SHARES." Shares of Target Common Stock as to which no election has been made are referred to as "NON-ELECTION SHARES." The aggregate number of shares of Target Common Stock with respect to which a Stock Election has been made is referred to herein as the "STOCK ELECTION NUMBER."

          (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the second business day immediately preceding Target's Stockholder Meeting (or such other time and date as Target and Acquiror may mutually agree) (the "ELECTION DEADLINE"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by Acquiror pursuant to SECTION 1.4(I), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Target Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Target stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any Target stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such

Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by Acquiror and Target that this Agreement has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or (ii) revokes its Election Form prior to the Election Deadline and does not submit a new properly executed Election Form prior to the Election Deadline, the shares of Target Common Stock held by such stockholder shall be designated Non- Election Shares. Acquiror shall cause the Certificates representing Target Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

          (d) Notwithstanding any other provision contained in this Agreement, 45% of the total number of shares of Target Common Stock outstanding at the Effective Time (the "STOCK CONVERSION NUMBER") shall be converted into the Stock Consideration and the remaining outstanding shares of Target Common Stock shall be converted into the Cash Consideration (in each case, excluding (i) shares of Target Common Stock to be canceled as provided in SECTION 1.2(D) and (ii) Dissenters' Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "OUTSTANDING TARGET SHARES")); PROVIDED, HOWEVER, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the IRC and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the IRC, Acquiror shall increase the number of shares of Target Common Stock that will be converted into the Stock Consideration and reduce the number of shares of Target Common Stock that will be converted into the right to receive the Cash Consideration to ensure that the Stock Consideration will represent 40% of the value of the aggregate Merger Consideration, increased by the value of any Excluded Shares, each as measured as of the Effective Time.

          (e) Within three business days after the later to occur of the Election Deadline or the Effective Time, Acquiror shall cause the Exchange Agent to effect the allocation among holders of Target Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

              (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

              (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "SHORTFALL NUMBER"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                   (A) if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                   (B) if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

          For purposes of this SECTION 1.3(E), if Acquiror is obligated to increase the number of Outstanding Target Shares to be converted into shares of Acquiror Common Stock as a result of the application of the last clause of
SECTION 1.3(D) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this SECTION 1.3(E).

          Section 1.4. EXCHANGE PROCEDURES.
                       -------------------

          (a) Appropriate transmittal materials ("LETTER OF TRANSMITTAL") in a form satisfactory to Acquiror and Target shall be mailed within three business days after the Effective Time to each holder of record of Target Common Stock as of the Effective Time who did not previously submit a completed Election Form. A Letter of Transmittal will be deemed properly completed only if accompanied by certificates representing all shares of Target Common Stock to be converted thereby.

          (b) At and after the Effective Time, each Certificate (except as specifically set forth in SECTION 1.2) shall represent only the right to receive the Merger Consideration.

          (c) Prior to the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Target Common Stock, for exchange in accordance with this SECTION 1.4, an amount of cash sufficient to pay the aggregate Cash Consideration and the aggregate amount of cash in lieu of fractional shares to be paid pursuant to SECTION 1.2, and Acquiror shall reserve for issuance with its transfer agent and registrar a sufficient number of shares of Acquiror Common Stock to provide for payment of the aggregate Stock Consideration.

          (d) The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Acquiror may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor (m) a certificate representing that number of whole shares of Acquiror Common Stock that such holder has the right to receive pursuant to SECTION 1.2, if any, and (n) a check in the amount equal to the cash that such holder has the right to receive pursuant to SECTION 1.2, if any, (including any cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to SECTION 1.2) and any dividends or other distributions to which such holder is entitled pursuant to this SECTION
1.4. Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Acquiror Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Acquiror Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto. If there is a transfer of ownership of any shares of Target Common Stock not registered in the transfer records of Target, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Target Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Acquiror and the Exchange Agent, (x) to evidence and effect such transfer and (y) to evidence that any applicable stock transfer taxes have been paid.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of Acquiror Common Stock hereunder until such person surrenders his or her Certificates in accordance with this SECTION 1.4. Upon the surrender of such person's Certificates, such person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of Acquiror Common Stock represented by such person's Certificates.

          (f) The stock transfer books of Target shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of Target of any shares of Target Common Stock. If, after the Effective Time, Certificates are presented to Acquiror, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this SECTION 1.4.

          (g) Any portion of the aggregate amount of cash to be paid pursuant to
SECTION 1.2, any dividends or other distributions to be paid pursuant to this
SECTION 1.4 or any proceeds from any investments thereof that remains unclaimed by the stockholders of Target for six months after the Effective Time shall be repaid by the Exchange Agent to Acquiror upon the written request of Acquiror. After such request is made, any stockholders of Target who have not theretofore complied with this SECTION 1.4 shall look only to Acquiror for the Merger Consideration deliverable in respect of each share of Target Common Stock such stockholder holds, as determined pursuant to SECTION 1.2 of this Agreement, without any interest thereon. If outstanding Certificates are not surrendered prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by any abandoned property, escheat or other applicable laws, become the property of Acquiror (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any affiliate thereof) shall be liable to any former holder of Target Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) Acquiror and the Exchange Agent shall be entitled to rely upon Target's stock transfer books to establish the identity of those persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Acquiror and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

          (i) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent of Acquiror, the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to SECTION 1.2.

          Section 1.5. EFFECT ON OUTSTANDING SHARES OF ACQUIROR COMMON STOCK. At and after the Effective Time, each share of Acquiror Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

          Section 1.6. DIRECTORS OF ACQUIROR AFTER EFFECTIVE TIME. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of (i) the directors of Acquiror serving immediately prior to the Effective Time and (ii) one director of Target as designated by Target pursuant to SECTION 4.12(E) hereof.

          Section 1.7. CERTIFICATE OF INCORPORATION AND BYLAWS OF ACQUIROR AFTER
                       --------------------------------------------------------
EFFECTIVE TIME. The certificate of incorporation and bylaws of Acquiror in
--------------
effect immediately
prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

          Section 1.8. TARGET STOCK OPTIONS.
                       --------------------

          (a) Each option to purchase shares of Target Common Stock issued by Target and outstanding at the Effective Time (a "TARGET OPTION") pursuant to Target's Amended and Restated Directors' Stock Option Plan, Target's Amended and Restated Incentive and Nonqualified Stock Option Plan and Target's 1996 Stock Option and Incentive Plan (collectively, the "Target Stock Plans") shall be converted into an option to purchase shares of Acquiror Common Stock as follows:

              (i) The aggregate number of shares of Acquiror Common Stock issuable upon the exercise of the converted Target Option after the Effective Time shall be equal to the product of the Exchange Ratio multiplied by the number of shares of Target Common Stock issuable upon exercise of the Target Option immediately prior to the Effective Time, such product to be rounded to the nearest whole share of Acquiror Common Stock; and

              (ii) the exercise price per share of each converted Target Option shall be equal to the quotient of the exercise price of such Target Option immediately prior to the Effective Time divided by the Exchange Ratio, such quotient to be rounded to the nearest whole cent; PROVIDED, HOWEVER, that, in the case of any Target Option that is intended to qualify as an incentive stock option under Section 422 of the IRC, the number of shares of Acquiror Common Stock issuable upon exercise of and the exercise price per share for such converted Target Option determined in the manner provided above shall be further adjusted in such manner as Acquiror may determine to be necessary to conform to the requirements of Section 424(b) of the IRC. Options to purchase shares of Acquiror Common Stock that arise from the operation of this SECTION 1.8 shall be referred to as the "CONVERTED OPTIONS." All Converted Options shall be exercisable for the same period and shall otherwise have the same terms and conditions applicable to the Target Options that they replace. Prior to the Effective Time, Acquiror shall take, or cause to be taken, all necessary action to effect the intent of the provisions set forth in this SECTION 1.8.

          (b) At the Effective Time, by virtue of the Merger and without the need of any further corporate action, Acquiror shall assume the Target Stock Plans, with the result that all obligations of Target under the Target Stock Plans, including with respect to Target Options outstanding at the Effective Time, shall be obligations of Acquiror from and after the Effective Time.

          (c) Acquiror shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Acquiror Common Stock to provide for the satisfaction of its obligations with respect to the Converted Options. Acquiror agrees to file and cause to become effective, no later than five business days subsequent to the Effective Time, a registration statement on Form S-8 (or any successor or other appropriate form) and make any state filings or obtain state exemptions with respect to the Acquiror Common Stock issuable upon exercise of the Converted Options. Such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) at least for so long as any Converted Options or any unsettled awards granted under the Target Stock Plans after the Effective Time may remain outstanding.

          (d) As soon as practicable after the Effective Time, Acquiror shall deliver to the holders of Target Options appropriate notices setting forth such holders' rights pursuant to the respective Target Stock Plans and the agreements evidencing the grants of such Target Options and that such Target Options and agreements have been assumed by Acquiror and shall continue in effect on the same terms and conditions (subject to the adjustments required by this SECTION
1.8 after giving effect to the Merger).

          Section 1.9. DISSENTERS' RIGHTS. Notwithstanding any other provision
                       ------------------
of this Agreement to the contrary, shares of Target Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded appraisal for such shares in accordance with the MGCL (collectively, the "DISSENTERS' SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of the MGCL, except that all Dissenters' Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights to appraisal of such shares under the MGCL shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in
SECTION 1.4 of the Target Certificate or Target Certificates that, immediately prior to the Effective Time, evidenced such shares. Target shall give Acquiror
(i) prompt notice of any written demands for appraisal of any shares of Target Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the MGCL and received by Target relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the MGCL consistent with the obligations of Target thereunder. Target shall not, except with the prior written consent of Acquiror, (x) make any payment with respect to such demand,
(y) offer to settle or settle any demand for appraisal or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the MGCL.

          Section 1.10  BANK MERGER. Concurrently with the execution and
                        -----------
delivery of this Agreement, First Federal Savings Bank of America ("ACQUIROR BANK"), a wholly owned subsidiary of Acquiror, and People's Savings Bank of Brockton ("TARGET BANK"), a wholly owned subsidiary of Target, shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit C, pursuant to
                                                        ---------
which Target Bank will merge with and into Acquiror Bank (the "BANK MERGER"). The parties intend that the Bank Merger will become effective on the Effective Date. The Plan of Bank Merger shall provide that the directors of Acquiror Bank as the surviving entity of the Bank Merger shall be all of the directors of Acquiror Bank serving immediately prior to the Bank Merger and one director of Target Bank (such person being the same person designated to Acquiror's board of directors pursuant to SECTION 4.12(E) hereof) until their respective successors are duly elected or appointed and qualified.

          Section 1.11  ALTERNATIVE STRUCTURE. Notwithstanding anything to the
                        ---------------------
contrary contained in this Agreement, prior to the Effective Time, Acquiror may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Acquiror may determine to effect the purposes of this Agreement; PROVIDED, HOWEVER, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) change the intended federal income tax consequences of the transactions contemplated by this Agreement, or (iii) impede, delay, or reduce the likelihood of, the receipt of any regulatory approval referred to in, or the consummation of the transactions contemplated by, this Agreement. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure, and Acquiror shall promptly reimburse Target for any expenses incurred by Target in connection with or as a result of any such amendments.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

          Section 2.1. DISCLOSURE LETTERS. Prior to the execution and delivery
                       ------------------
of this Agreement, Acquiror and Target have each delivered to the other a letter (each, its "DISCLOSURE LETTER") setting forth, among other things, facts, circumstances and events the disclosure of which is required by their respective representations and warranties (and making specific reference to the Section of this Agreement to which they relate); provided that (i) no such fact, circumstance or event is required to be set forth in the Disclosure Letter as an exception to a representation or warranty if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect such that the effect thereof would result in the conditions set forth in SECTION 5.2(A) or SECTION 5.3(A), as applicable, not being satisfied, and (ii) the mere inclusion of a fact, circumstance or event in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect (as defined in SECTION 8.1 hereof). Any matter disclosed pursuant to one section of a party's Disclosure Letter shall be deemed disclosed for all purposes of such party's Disclosure Letter.

          Section 2.2. REPRESENTATIONS AND WARRANTIES OF TARGET. Target
                       ----------------------------------------
represents and warrants to Acquiror that, except as disclosed in Target's Disclosure Letter:

          (a)  Organization.
               ------------

               (i) Target is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered as a bank holding company under the BHC Act (as defined in SECTION 8.1).

               (ii) Target has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Target is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Target.

          (b)  Subsidiaries.
               ------------

               (i) Target's Disclosure Letter sets forth (A) the name, percentage ownership and number of shares of stock owned or controlled by Target of each Subsidiary (as defined in SECTION 8.1); and (B) the jurisdiction of incorporation and ownership of each Subsidiary. All such Subsidiaries were properly established pursuant to, and are in compliance with, the regulations and procedures of the Federal Reserve Bank (as defined in SECTION 8.1), the FDIC (as defined in SECTION 8.1) and/or the Massachusetts Commissioner of Banks.

               (ii) Target owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of Target's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Target.

               (iii) None of Target's Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date (as defined in SECTION 7.1) there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of Target other than Target Bank is an "insured depository institution" as defined in the FDIA (as defined in SECTION 8.1) and the applicable regulations thereunder.

          (c)  Capital Structure.
               -----------------

               (i) The authorized capital stock of Target consists of:

                   (A)   20,000,000 shares of Target Common Stock; and

                   (B) 10,000,000 shares of preferred stock, par value $0.10 per share.

               (ii)   As of the date of this Agreement:

                      (A) 3,252,250 shares of Target Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                      (B) no shares of Target preferred stock are issued and outstanding or held in Target's treasury;

                      (C) 256,116 shares of Target Common Stock are reserved for issuance pursuant to outstanding Target Options under Target's employee benefit plans;

                      (D) 647,197 shares of Target Common Stock are reserved for issuance pursuant to the Stock Option Agreement; and

                      (E) 473,000 shares of Target Common Stock are held by Target in its treasury or by its Subsidiaries.

               (iii) Set forth in Target's Disclosure Letter is a complete and accurate list of all outstanding Target Options, including the names of the optionees, dates of grant, exercise prices, dates of vesting, dates of termination, shares subject to each grant and whether stock appreciation, limited or other similar rights were granted in connection with such options.

               (iv) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Target may vote are issued or outstanding.

               (v) Except as set forth in this SECTION 2.2(C), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Target are issued, reserved for issuance or outstanding and (B) neither Target nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Target or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Target or obligating Target or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Target or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Target or any of its Subsidiaries.

          (d)  Authority. Target has all requisite corporate power and authority
               ---------
to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Target's Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Target Common Stock. This Agreement has been duly and validly executed and delivered by Target and constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e)  Fairness Opinion. Target has received the opinion of Fox-Pitt,
               ----------------
Kelton, Inc. ("FOX-PITT") to the effect that, as of the date hereof, the Merger Consideration to be received by Target's stockholders is fair, from a financial point of view, to such stockholders.

           (f) No Violations; Consents.
               -----------------------

               (i) The execution, delivery and performance of this Agreement by Target do not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming that the consents and approvals referred to in
SECTION 2.2(F)(II) are obtained and the applicable waiting periods have expired and the approval of Target's stockholders is obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Target or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the articles of organization or bylaws of Target or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Target or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Target or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Target.

               (ii) Except for (A) the filing of an application with the OTS (as defined in SECTION 8.1) under the Bank Merger Act (as defined in SECTION 8.1) and the HOLA (as defined under SECTION 8.1) and approval of such application, (B) the filing of articles of merger or consolidation with the Secretary of State of Massachusetts pursuant to the MGCL, and the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (C) the registration under the Securities Act (as defined in SECTION 8.1) of the shares of Acquiror Common Stock to be issued in exchange for shares of Target Common Stock, (D) the registration or qualification of the shares of Acquiror Common Stock to be issued in exchange for shares of Target Common Stock under state securities or "blue sky" laws, (E) the listing of the shares of Acquiror Common Stock to be issued in exchange for shares of Target Common Stock on the American Stock Exchange, subject to official notice of issuance, and (F) such filings, authorizations or approvals as may be set forth in Target's Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity (as defined in SECTION 8.1) or with any third party are necessary in connection with the execution and delivery by Target of this Agreement or the consummation by Target of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Target knows of no reason pertaining to Target why any of the approvals referred to in this SECTION 2.2(F)(II) should not be obtained without the imposition of any material condition or restriction described in SECTION 5.1(B).

          (g)    Reports and Financial Statements.
                 --------------------------------

                 (i) Target and each of its Subsidiaries has timely filed all reports, registration statements, prospectuses, forms and other documents together with any amendments required to be made with respect thereto, required to be filed since December 31, 1997 with (A) the FDIC, (B) the Federal Reserve Board, (C) the NASD (as defined in SECTION 8.1), (D) the Massachusetts Commissioner of Banks, (E) the Commonwealth of Massachusetts, and (F) the SEC (as defined in SECTION 8.1) (including any filings on Form 8-K) (collectively, "TARGET'S REPORTS") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Target's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent revised or superseded by a later-filed Target Report). All of Target's Reports, as amended, filed with the SEC complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as defined in SECTION 8.1), as the case may be, and the rules and regulations of the SEC promulgated thereunder.

                 (ii) Each of the financial statements (including, in each case, any notes thereto) of Target included in Target's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Target's Reports were prepared from the books and records of Target and its Subsidiaries, fairly present the consolidated financial position of Target and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Target and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP (as defined in SECTION 8.1) consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.

          (h)    Absence of Certain Changes or Events. Except as disclosed in
                 ------------------------------------
Target's Reports filed with the SEC prior to the date of this Agreement, since June 30, 2001, (i) Target and its Subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with past practice or in connecti on with this Agreement or the transactions contemplated hereby, (ii) Target and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, (iii) there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Target,
(iv) there has been no increase in the salary, compensation, pension or other benefits payable or to become payable by Target or any of its Subsidiaries to any of their respective directors, officers or employees, other than in conformity with the policies and practices of such entity in the usual and ordinary course of its business, (v) neither Target nor any of its Subsidiaries has paid or made any accrual or arrangement for payment of bonuses or special compensation of any kind or any severance or termination pay to any of their directors, officers or employees, and (vi) there has been no change in any accounting principles, practices or methods of Target or any of its Subsidiaries other than as required by GAAP.

          (i)  Absence of Claims. No litigation, controversy, claim, action,
               -----------------
suit or other legal, administrative or arbitration proceeding before any court, governmental agency or arbitrator is pending against Target or any of its Subsidiaries and, to the knowledge of Target, no such litigation, controversy, claim, action, suit or proceeding has been threatened. To the knowledge of Target, there are no investigations, reviews or inquiries by any court or governmental agency pending or threatened against Target or any of its Subsidiaries. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Target or any of its Subsidiaries.

          (j)  Absence of Regulatory Actions. Since December 31, 1997, neither
               -----------------------------
Target nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator (as defined in SECTION 8.1), or has adopted any board resolutions at the request of any Government Regulator, in any case which is currently in effect, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

          (k)  Taxes. All federal, state, local and foreign tax returns required
               -----
to be filed by or on behalf of Target or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Target or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Target's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Target or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Target or any of its Subsidiaries do not file tax returns that Target or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Target or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Target's balance sheet (in accordance with GAAP). Target and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Target and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Target and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (l)  Agreements.
               ----------

               (i) Except for this Agreement and the Stock Option Agreement, Target and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Target's Reports.

                (ii) Target's Disclosure Letter lists any contract, arrangement, commitment or understanding (whether written or oral) to which Target or any of its Subsidiaries is a party or is bound:

                      (A) with any executive officer or other key employee of Target or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target or any of its Subsidiaries of the nature contemplated by this Agreement;

                      (B) with respect to the employment of any directors, officers employees or consultants (other than at-will arrangements with employees);

                      (C) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

                      (D) containing covenants that limit the ability of Target or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Target (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

                      (E) pursuant to which Target or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

                      (F) not fully disclosed in Target's Reports that relates to borrowings of money (or guarantees thereof) by Target or any of its Subsidiaries in excess of $75,000; or

                      (G) which is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $100,000 on an annual basis.

      Each of the agreements and other documents referenced in Target's Disclosure Letter is a valid, binding and enforceable obligation of Target or a Subsidiary, as applicable, and, to the knowledge of Target each of the other parties sought to be bound thereby, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity. Target has previously delivered to Acquiror true and complete copies of each agreement and other documents referenced in Section 2(l)
                                                                    ------------
of Target's Disclosure Letter.

               (iii) Neither Target nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Target, no other party to any such agreement (excluding any loan or extension of credit made by Target or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Target.

               (iv) Target and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and neither Target nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. Each of Target and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing, except for failures to perform or defaults that would not individually or in the aggregate, have a Material Adverse Effect on Target.

          (m) Labor Matters. Target and its Subsidiaries are in material
              -------------
compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither Target nor any of its Subsidiaries is or has, in the past five years, been a party to, or is or has, in the past five years, been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Target or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Target, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened.

          (n) Employee Benefit Plans.
              ----------------------

              (i) Target's Disclosure Letter contains a complete and accurate list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to,

"employee benefit plans," as defined in Section 3(3) of ERISA (as defined in SECTION 8.1), incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Target or any of its Subsidiaries (hereinafter referred to collectively as the "TARGET EMPLOYEE PLANS"). Target has previously delivered or made available to Acquiror true and complete copies of each agreement, plan and other documents referenced in Target's Disclosure Letter. There has been no announcement or commitment by Target or any of its Subsidiaries to create an additional Target Employee Plan, or to amend any Target Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Target Employee Plan. With respect to each Target Employee Plan, Target has previously made available to Acquiror a true and correct copy of (A) the annual report on the applicable form of the Form 5500 series filed with the IRS (as defined in SECTION 8.1) for the most recent three plan years, if required to be filed, (B) such Target Employee Plan, including amendments thereto, (C) each trust agreement, insurance contract or other funding arrangement relating to such Target Employee Plan, including amendments thereto, (D) the most recent summary plan description and summary of material modifications thereto for such Target Employee Plan, to the extent available, if the Target Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Target Employee Plan is a Target Pension Plan (as defined below) and any subsequent changes to the actuarial assumptions contained therein and (F) the most recent determination letter issued by the IRS if such Target Employee Plan is a Target Qualified Plan (as defined below).

                  (ii) There is no pending or, to Target's knowledge, threatened litigation, administrative action or proceeding relating to any Target Employee Plan. All of the Target Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Target Employee Plans which is likely to result in the imposition of any penalties or taxes upon Target or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the IRC.

                  (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Target or any of its Subsidiaries to be incurred with respect to any Target Employee Plan which is subject to Title IV of ERISA ("TARGET PENSION PLAN") other than payment of premiums in the ordinary course of business consistent with past practice, or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Target or any ERISA Affiliate (as defined in SECTION 8.1). No Target Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Target Pension Plan exceeds the present value of the benefit obligation (as presented in Target's most recent audited financial statements) under such Target Pension Plan as of the end of the most recent plan year with respect to the respective Target Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in Target's audited financial statements; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Target Pension Plan within the 12-month period ending on the date hereof. Neither Target nor any of its Subsidiaries has provided, or is required to provide, security to any Target Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the IRC. Neither Target, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                  (iv) Each Target Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (or any such plan that existed within the last three years) (a "TARGET QUALIFIED PLAN") has received a favorable determination letter from the IRS, and Target and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. No Target Qualified Plan is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC).

                  (v) Target and its Subsidiaries do not have any obligations for post-retirement or post-employment benefits under any Target Employee Plan that cannot be amended or terminated upon 60 days' notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the IRC, or similar state laws, the cost of which is borne by the insured individuals. With respect to Target or any of its Subsidiaries, for the Target Employee Plans listed in Target's Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Target or any of its Subsidiaries to any person which is an "excess parachute payment" (as defined in Section 280G of the IRC) or is a nondeductible payment under Section 162(m) of the IRC, increase or secure (by way of a trust or other vehicle) any benefits payable under any Target Employee Plan or accelerate the time of payment or vesting of any such benefit.

            (o) Title to Assets. Target's Disclosure Letter contains a complete
                ---------------
and accurate list of all real property owned or leased by Target or Target's Subsidiaries, including all properties of Target or its Subsidiaries classified as "Real Estate Owned" or words of similar impact. Target and each of its Subsidiaries has good and insurable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, and (iii) such easements, restrictions, covenants and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each material lease pursuant to which Target or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither Target nor any of its Subsidiaries, nor, to Target's knowledge, any other party to any such lease is in default or in violation of any material provisions of any such lease. All material tangible properties of Target and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), and conform with all applicable ordinances, regulations and zoning laws. To the knowledge of Target, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

            (p)  Compliance with Laws. Target and each of its Subsidiaries has
                 --------------------
all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Target, no suspension or cancellation of any of them is threatened. Neither Target nor any of its Subsidiaries is in violation of, and Target and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Target. All of its buildings, structures or other improvements located on its real property are in compliance with the requirements of the Americans with Disabilities Act of 1990, as amended.

            (q)  Fees. Other than financial advisory services performed for
                 ----
Target by Fox- Pitt pursuant to an agreement dated May 10, 2001, a true and complete copy of which has been previously delivered to Acquiror, neither Target nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Target or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

            (r)  Environmental Matters. With respect to Target and its
                 ---------------------
Subsidiaries:

                 (i) Each of Target and its Subsidiaries, the Participation Facilities (as defined in SECTION 8.1), and, to the knowledge of Target, the Loan Properties (as defined in SECTION 8.1) are, and have been, in substantial compliance with, and are not liable under, all Environmental Laws (as defined in SECTION 8.1);

                 (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Target, threatened, before any court, governmental agency or board or other forum against Target or any of its Subsidiaries or any Participation Facility (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material (as defined in SECTION 8.1), whether or not occurring at or on a site owned, leased or operated by Target or any of its Subsidiaries or any Participation Facility;

                  (iii) To the knowledge of Target, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Target or any of its Subsidiaries in respect of such Loan Property) (1) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property;

               (iv) Neither Target nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (v) There are no underground storage tanks at any properties owned or operated by Target or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Target or any of its Subsidiaries or any Participation Facility; and

               (vi) During the period of (1) Target's or its Subsidiary's ownership or operation of any of their respective current properties or (2) Target's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on or under such properties except in material compliance with Environmental Laws. To the knowledge of Target, prior to the period of (1) Target's or its Subsidiary's ownership or operation of any of their respective current properties or (2) Target's or its Subsidiary's participation in the management of any Participation Facility, there was no release of Hazardous Material in, on or under such properties except in material compliance with Environmental Laws.

          (s)  Loan Portfolio; Allowance; Asset Quality.
               ----------------------------------------

               (i) With respect to each Loan (as defined in SECTION 8.1) owned by Target or its Subsidiaries in whole or in part:

                    (A) The note and the related security documents are each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect on Target and except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity;

                    (B) neither Target nor any of its Subsidiaries, nor any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file or as would not have a Material Adverse Effect on Target;

                    (C) Target or a Subsidiary of Target is the sole holder of legal and beneficial title to each Loan (or Target's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Target or a Subsidiary of Target;

                    (D) the original note and the related security documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                    (E) there is no pending or, to the knowledge of Target, threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Target;

                    (F) to the knowledge of Target, there is no litigation or proceeding pending or, to the knowledge of Target, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan; and

                    (G) with respect to a Loan held in the form of a participation, the participation documentation is legal, valid, binding and enforceable against Target or its Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

              (ii) The allowance for loan losses reflected in Target's audited balance sheet at December 31, 2000 was, and the allowance for loan losses shown on the balance sheets in Target's Reports for periods ending after December 31, 2000, in the opinion of management, was or will be adequate to provide for all known and reasonably estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP.

              (iii) Target's Disclosure Letter sets forth a true and complete listing, as of August 31, 2001, of:

                    (A) all Loans that have been classified (whether regulatory or internal) as "Special Mention," "Substandard," "Doubtful," "Loss" or words of similar import listed by category, including the amounts thereof; and

                    (B) Loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on a non-accrual status, (3) where the interest rate terms have been reduced and/or the maturity dates have been extended by Target or a Subsidiary of Target due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (4) where a specific reserve allocation exists in connection therewith, listed by category, including the amounts thereof.

               (iv) Neither Target nor any of its Subsidiaries is a party to any Loan that is in violation, in any material respect, of any law, regulation or rule of any Governmental Entity. Any asset of Target or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import that is included in any non-performing assets of Target or any of its Subsidiaries is listed in Target's Disclosure Letter and is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; PROVIDED, HOWEVER, that "current" shall mean within the past 12 months.

          (t)  Deposits.  The aggregate value of "brokered" deposits of Target
               --------
and its Subsidiaries does not exceed $10,000,000.

          u)   Anti-takeover Provisions Inapplicable. Target and its
               -------------------------------------
Subsidiaries have taken all actions required to exempt Acquiror, the Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state "anti-takeover," "fair price," "moratorium," "control share acquisition" or similar laws or regulations.

          (v)  Material Interests of Certain Persons. No officer or director of
               -------------------------------------
Target has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Target or Target Bank.

          (w)  Insurance. In the opinion of management, Target and its
               ---------
Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Target and its Subsidiaries are in full force and effect, Target and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

          (x)  Investment Securities; Derivatives.
               ----------------------------------

               (i) Except for restrictions that exist for securities that are classified as "held to maturity," none of the investment securities held by Target or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

               (ii) Neither Target nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

            (y)  Indemnification. Except as provided in the articles of
                 ---------------
organization or bylaws of Target and the similar organizational documents of its Subsidiaries, neither Target nor any Subsidiary is a party to any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of Target and, to the knowledge of Target, there are no claims for which any such person would be entitled to indemnification under the certificate of incorporation or bylaws of Target or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any indemnification agreement.

            (z)  Books and Records. The books and records of Target and its
                 -----------------
Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

            (aa) Corporate Documents. Target has previously furnished or made
                 -------------------
available to Acquiror a complete and correct copy of the articles of organization, bylaws and similar organizational documents of Target and each of Target's Subsidiaries, as in effect as of the date of this Agreement. Neither Target nor any of Target's Subsidiaries is in violation of its articles of organization, bylaws or similar organizational documents. The minute books of Target and each of Target's Subsidiaries constitute accurate records in all material respects of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

            (bb) Registration Statement. The information regarding Target and
                 ----------------------
its Subsidiaries to be supplied by Target for inclusion in the Registration Statement (as defined in SECTION 4.9) will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (cc) Community Reinvestment Act Compliance. Target Bank is in
                 -------------------------------------
material compliance with the applicable provisions of the CRA (as defined in SECTION 8.1) and the regulations promulgated thereunder, and Target Bank currently has a CRA rating of satisfactory or better. To the knowledge of Target, there is no fact or circumstance or set of facts or circumstances that would cause Target Bank to fail to comply with such provisions or cause the CRA rating of Target Bank to fall below satisfactory.

            (dd) Undisclosed Liabilities. As of the date hereof, Target and its
                 -----------------------
Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated financial statements of Target as of June 30, 2001, ("UNDISCLOSED LIABILITIES") except for (i) liabilities incurred since June 30, 2001 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Target and, (ii) liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement. In addition, as of the date hereof, there are no Undisclosed Liabilities that exceed $100,000.

            (ee)  Tax Treatment of the Merger. Target has no knowledge of any
                  ---------------------------
fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

            Section 2.3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR. Acquiror
                         ------------------------------------------
represents and warrants to Target that, except as set forth in Acquiror's Disclosure Letter:

            (a)   Organization.
                  ------------

                  (i) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company.

                  (ii) Acquiror has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Acquiror is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Acquiror.

            (b)   Subsidiaries.
                  ------------

                  (i) Acquiror's Disclosure Letter sets forth (A) the name, percentage ownership and number of shares of stock owned or controlled by Acquiror of each Subsidiary; and (B) the jurisdiction of incorporation and ownership of each Subsidiary. All such Subsidiaries were properly established pursuant to, and are in compliance with, the regulations and procedures of the OTS, the FDIC and/or the Massachusetts Commissioner of Banks.

                  (ii) Acquiror owns of record and beneficially all the capital stock of each of its Subsidiaries free and clear of any claims, liens, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares. The outstanding shares of capital stock of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable. Each of Acquiror's Subsidiaries is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Acquiror.

               (iii) None of Acquiror's Subsidiaries holds shares of its capital stock in its treasury, and there are not, and on the Closing Date there will not be, outstanding (A) any options, warrants or other rights with respect to the capital stock of any Subsidiary, (B) any securities convertible into or exchangeable for shares of such capital stock or any other debt or equity security of any Subsidiary or (C) any other commitments of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

               (iv) No Subsidiary of Acquiror other than Acquiror Bank is an "insured depository institution" as defined in the FDIA and the applicable regulations thereunder.

          (c)  Capital Structure.
               -----------------

               (i)  The authorized capital stock of Acquiror consists of:

                    (A) 25,000,000 shares of Acquiror Common Stock; and

                    (B) 1,000,000 of preferred stock, par value $0.01 per share.

               (ii) As of the date of this Agreement:

                    (A) 6,220,249 shares of Acquiror Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

                    (B) no shares of Acquiror preferred stock are issued and outstanding;

                    (C) no shares of Acquiror preferred stock are held in Acquiror's treasury;

                    (D) 1,632,590 shares of Acquiror Common Stock are reserved for issuance pursuant to outstanding grants or awards under Acquiror's stock option plans;

                    (E) 2,486,903 shares of Acquiror Common Stock are held by Acquiror in its treasury or by its Subsidiaries.

               (iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Acquiror may vote are issued or outstanding.

               (iv) Except as set forth in this SECTION 2.3(C), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Acquiror are issued, reserved for issuance or outstanding and (B) neither Acquiror nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible securities, commitments or agreements of any character obligating Acquiror or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Acquiror or obligating Acquiror or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, convertible security, commitment or agreement. As of the date hereof, there are no outstanding contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Acquiror or any of its Subsidiaries.

               (v) The shares of Acquiror Common Stock to be issued in exchange for shares of Target Common Stock upon consummation of the Merger in accordance with this Agreement or upon exercise of any Converted Options have been duly authorized and when issued in accordance with the terms of this Agreement or upon such exercise, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

          (d) Authority. Acquiror has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Acquiror's Board of Directors, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Stock. This Agreement has been duly and validly executed and delivered by Acquiror and constitutes a valid and binding obligation of Acquiror, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

          (e)  Fairness Opinion.  Acquiror has received the opinion of Keefe
               ----------------
Bruyette & Woods, Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Acquiror's stockholders.

          (f)  No Violations; Consents.
               -----------------------

               (i) The execution, delivery and performance of this Agreement by Acquiror does not, and the consummation of the transactions contemplated by this Agreement will not, (A) assuming that the consents and approvals referred to in
SECTION 2.3(F)(II) are obtained and the applicable waiting periods have expired and the approval of Acquiror's stockholders is obtained, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Acquiror or any of its Subsidiaries (or any of their respective properties) is subject, (B) violate the certificate of incorporation or bylaws of Acquiror or the similar organizational documents of any of its Subsidiaries or (C) constitute a breach or violation of, or a default under (or an event which, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Acquiror or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Acquiror or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject, except, in the case of (C), for any such breaches, violations or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

               (ii) Except for (A) the filing of an application with the OTS under the Bank Merger Act and the HOLA and approval of such application, (B) the filing of articles of merger or consolidation with the Secretary of State of Massachusetts pursuant to the MGCL, and the filing of a certificate of merger with the Secretary of State of the State of Delaware pursuant to the DGCL (C) the registration under the Securities Act of the shares of Acquiror Common Stock to be issued in exchange for shares of Target Common Stock, (D) the registration or qualification of the shares of Acquiror Common Stock to be issued in exchange for shares of Target Common Stock under state securities or "blue sky" laws, (E) the listing of the shares of Acquiror Common Stock to be issued in exchange for shares of Target Common Stock on the American Stock Exchange, subject to official notice of issuance and (F) such filings, authorizations or approvals as may be set forth in Acquiror's Disclosure Letter, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by Acquiror of this Agreement or the consummation by Acquiror of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Acquiror knows of no reason pertaining to Acquiror why any of the approvals referred to in this SECTION 2.3(F)(II) should not be obtained without the imposition of any material condition or restriction described in
SECTION 5.1(B).

          (g)  Reports and Financial Statements.
               --------------------------------

               (i) Acquiror and each of its Subsidiaries have timely filed all reports, registration statements, prospectuses, forms and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1997 with (A) the FDIC, (B) the OTS,
(C) the AMEX (as defined in SECTION 8.1), or (D) the SEC (including any filings on Form 8-K) (collectively, "ACQUIROR'S REPORTS") and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, none of Acquiror's Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading (except to the extent revised or superseded by a later-filed Acquiror Report). All of Acquiror's Reports, as amended, filed with the SEC complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder.

               (ii) Each of the financial statements (including, in each case, any notes thereto) of Acquiror included in Acquiror's Reports filed with the SEC complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The financial statements included in Acquiror's Reports were prepared from the books and records of Acquiror and its Subsidiaries, fairly present the consolidated financial position of Acquiror and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations, retained earnings and cash flows of Acquiror and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; PROVIDED, HOWEVER, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack a statement of cash flows and footnotes to the extent permitted under applicable regulations.

            (h) Absence of Certain Changes or Events. Except as disclosed in
                ------------------------------------
Acquiror's Reports filed with the SEC prior to the date of this Agreement, since June 30, 2001, (i) Acquiror and its Subsidiaries have not incurred any liability, except in the ordinary course of their business consistent with past practice or in connection with this Agreement or the transactions contemplated hereby, (ii) Acquiror and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices, and (iii) there has not been any event or occurrence that has had a Material Adverse Effect on Acquiror.

            (i) Absence of Claims. There are no suits, actions or proceedings
                -----------------
pending or, to the knowledge of Acquiror, threatened against or affecting Acquiror or any of its Subsidiaries or any property or asset of Acquiror or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against Acquiror which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

            (j) Absence of Regulatory Actions. Since December 31, 1997, neither
                -----------------------------
Acquiror nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, proceeding, order or directive by, or has been a recipient of any extraordinary supervisory letter from any Government Regulator, or has adopted any board resolutions at the request of any Government Regulator, in any case which is currently in effect, or has been advised by any Government Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

            (k) Taxes. All federal, state, local and foreign tax returns
                -----
required to be filed by or on behalf of Acquiror or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, all taxes required to be shown on returns for which extensions have been granted and all other taxes required to be paid by Acquiror or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Acquiror's balance sheet (in accordance with GAAP). As of the date of this Agreement, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Acquiror or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where Acquiror or any of its Subsidiaries do not file tax returns that Acquiror or any such Subsidiary is subject to taxation in that jurisdiction. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Acquiror or any of its Subsidiaries have been paid in full or adequate provision has been made for any such taxes on Acquiror's balance sheet (in accordance with GAAP). Acquiror and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Acquiror and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Acquiror and each of its Subsidiaries has timely complied with all applicable information reporting requirements under
Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

          (l)  Agreements.
               ----------

               (i) Except for this Agreement and the Stock Option Agreement, Acquiror and its Subsidiaries are not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), to be performed after the date hereof that has not been filed with or incorporated by reference in Acquiror's Reports.

               (ii) Neither Acquiror nor any of its Subsidiaries is in default under (and no event has occurred which, with due notice or lapse of time or both, would constitute a default under) or is in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the knowledge of Acquiror, no other party to any such agreement (excluding any loan or extension of credit made by Acquiror or any of its Subsidiaries) is in default in any respect thereunder, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror.

               (iii) Acquiror and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment all patents, copyrights, trade secrets, trade names, service marks and trademarks material to its businesses, and neither Acquiror nor any of its Subsidiaries has received any notice of conflict with respect thereto that asserts the rights of others. Each of Acquiror and its Subsidiaries has performed all the obligations required to be performed by it and are not in default under any contact, agreement, arrangement or commitment relating to any of the foregoing, except for failures to perform or defaults that would not individually or in the aggregate, have a Material Adverse Effect on Acquiror.

          (m)  Labor Matters.  Acquiror and its Subsidiaries are in material
               -------------
compliance with all applicable laws respecting employment, retention of independent contractors and employment practices, terms and conditions of employment and wages and hours. Neither

Acquiror nor any of its Subsidiaries is or has, in the past five years, been a party to, or is or has, in the past five years, been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Acquiror or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the knowledge of Acquiror, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Acquiror or any of its Subsidiaries pending or nor, to the knowledge of Acquiror, threatened.

          (n)  Title to Assets. Acquiror and each of its Subsidiaries has good
               ---------------
and insurable title to its properties and assets (including any intellectual property asset such as any trademark, service mark, trade name or copyright) and property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer whether real or personal, tangible or intangible, in each case free and clear of any liens, security interests, encumbrances, mortgages, pledges, restrictions, charges or rights or interests of others, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business, and
(iii) such easements, restrictions, covenants and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each material lease pursuant to which Acquiror or any of its Subsidiaries is lessee or lessor is valid and in full force and effect and neither Acquiror nor any of its Subsidiaries, nor, to Acquiror's knowledge, any other party to any such lease is in default or in violation of any material provisions of any such lease. All material tangible properties of Acquiror and each of its Subsidiaries are in a good state of maintenance and repair (normal wear and tear excepted), and conform with all applicable ordinances, regulations and zoning laws. To the knowledge of Acquiror, none of the buildings, structures or other improvements located on its real property encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

          (o)  Compliance with Laws. Acquiror and each of its Subsidiaries has
               --------------------
all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Acquiror, no suspension or cancellation of any of them is threatened. Neither Acquiror nor any of its Subsidiaries is in violation of, and Acquiror and its Subsidiaries have not been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Acquiror.

          (p)  Environmental Matters.  With respect to Acquiror and its
               ---------------------
Subsidiaries:

               (i) Each of Acquiror and its Subsidiaries, the Participation Facilities and, to the knowledge of Acquiror, the Loan Properties and have been, in substantial compliance with, and are not liable under, all Environmental Laws;

               (ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the knowledge of Acquiror, threatened, before any court, governmental agency or board or other forum against Acquiror or any of its Subsidiaries or any Participation Facility (1) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Acquiror or any of its Subsidiaries or any Participation Facility;

               (iii) To the knowledge of Acquiror, there is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or threatened before any court, governmental agency or board or other forum relating to or against any Loan Property (or Acquiror or any of its Subsidiaries in respect of such Loan Property) (1) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (2) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property;

               (iv) Neither Acquiror nor any of its Subsidiaries has received any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

               (v) There are no underground storage tanks at any properties owned or operated by Acquiror or any of its Subsidiaries or any Participation Facility and no underground storage tanks have been closed or removed from any properties owned or operated by Acquiror or any of its Subsidiaries or any Participation Facility; and

               (vi) During the period of (1) Acquiror's or its Subsidiary's ownership or operation of any of their respective current properties or (2) Acquiror's or its Subsidiary's participation in the management of any Participation Facility, there has been no release of Hazardous Materials in, on or, under such properties except in material compliance with Environmental Laws. To the knowledge of Acquiror, prior to the period of (1) Acquiror's or its Subsidiary's ownership or operation of any of their respective current properties or (2) Acquiror's or its Subsidiary's participation in the management of any Participation Facility, there was or release of Hazardous Material in, on or, under or such properties except in material compliance with Environmental Laws.

               (q)   Insurance. In the opinion of management, Acquiror and its
                     ---------
Subsidiaries are presently insured for amounts deemed reasonable by management against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Acquiror and its Subsidiaries are in full force and effect, Acquiror and its Subsidiaries are not in default thereunder and all material claims thereunder have been filed in due and timely fashion.

               (r)  Books and Records. The books and records of Acquiror and
                    -----------------
its Subsidiaries on a consolidated basis have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

               (s)  Corporate Documents. Acquiror has previously furnished or
                    -------------------
made available to Target a complete and correct copy of the certificate of incorporation, bylaws and similar organizational documents of Acquiror and each of Acquiror's Subsidiaries as in effect as of the date of this Agreement. Neither Acquiror nor any of Acquiror's Subsidiaries is in violation of its certificate of incorporation, bylaws or similar organizational documents. The minute books of Acquiror and each of Acquiror's Subsidiaries accurate records in all material respects of all actions taken by their respective boards of directors (and each committee thereof) and their stockholders.

               (t)  Registration Statement. The information regarding Acquiror
                    ----------------------
and its Subsidiaries to be supplied by Acquiror for inclusion in the Registration Statement will not, at the time the Registration Statement becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

               (u)  Community Reinvestment Act Compliance. Acquiror Bank is in
                    -------------------------------------
material compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and Acquiror Bank currently has a CRA rating of satisfactory or better. To the knowledge of Acquiror, there is no fact or circumstance or set of facts or circumstances that would cause Acquiror Bank to fail to comply with such provisions or cause the CRA rating of Acquiror Bank to fall below satisfactory.

               (v)  Undisclosed Liabilities. As of the date hereof, Acquiror
                    -----------------------
and its Subsidiaries have not incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than liabilities reflected on or reserved against in the consolidated financial statements of Acquiror as of June 30, 2001, except for (i) liabilities incurred since June 30, 2001 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Acquiror and, (ii) liabilities incurred for legal, accounting, financial advising fees and out-of- pocket expenses in connection with the transactions contemplated by this Agreement.

               (w)  Tax Treatment of the Merger. Acquiror has no knowledge of
                    ---------------------------
any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

               (x)  Availability of Funds. Acquiror has and will have available
                    ---------------------
to it at the Effective Time, sources of capital sufficient to pay the aggregate Cash Consideration and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

               (y)  Employee Benefit Plans.
                    ----------------------

                    (i) All pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements and arrangements, including, but not limited to, "employee benefit plans," as defined in Section 3(3) of ERISA, incentive and welfare policies, contracts, plans and arrangements and all trust agreements related thereto with respect to any present or former directors, officers or other employees of Acquiror or any of its Subsidiaries are hereinafter referred to collectively as the "ACQUIROR EMPLOYEE PLANS." Acquiror has previously delivered or made available to Target true and complete copies of each Acquiror Employee Plan. There has been no announcement or commitment by Acquiror or any of its Subsidiaries to amend any Acquiror Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Acquiror Employee Plan.

                    (ii) There is no pending or, to Acquiror's knowledge, threatened litigation, administrative action or proceeding relating to any Acquiror Employee Plan. All of the Acquiror Employee Plans comply in all material respects with all applicable requirements of ERISA, the IRC and other applicable laws. There has occurred no "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the IRC) with respect to the Acquiror Employee Plans which is likely to result in the imposition of any penalties or taxes upon Acquiror or any of its Subsidiaries under Section 502(i) of ERISA or
Section 4975 of the IRC in an amount which would be material.

                    (iii) No liability to the Pension Benefit Guarantee Corporation has been or is expected by Target or any of its Subsidiaries to be incurred with respect to any Acquiror Employee Plan which is subject to Title IV of ERISA ("ACQUIROR PENSION PLAN") other than payment of premiums in the ordinary course of business consistent with past practice, or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by Acquiror or any ERISA Affiliate. No Acquiror Pension Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Acquiror Pension Plan exceeds the present value of the benefit obligation (as presented in Acquiror's most recent audited financial statements) under such Acquiror Pension Plan as of the end of the most recent plan year with respect to the respective Acquiror Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in Acquiror's audited financial statements; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiror Pension Plan within the 12-month period ending on the date hereof. Neither Acquiror nor any of its Subsidiaries has provided, or is required to provide, security to any Acquiror Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the IRC. Neither Acquiror, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

                    (iv) Each Acquiror Employee Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the IRC (or any such plan that existed within the last three years (an "ACQUIROR QUALIFIED PLAN")) has received a favorable determination letter from the IRS, and Acquiror and its Subsidiaries are not aware of any circumstances likely to result in revocation of any such favorable determination letter. Each Acquiror Qualified Plan that is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the IRC) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the IRC and the regulations thereunder in all respects and any assets of any such Acquiror Qualified Plan that, as of the end of the plan year, are not allocated to participants' individual accounts are pledged as securities for, and may be applied to satisfy, any securities acquisition indebtedness.

               (z)  Loan Portfolio; Allowance; Asset Quality.
                    ----------------------------------------

                    (i) With respect to each Loan owned by Acquiror or its Subsidiaries in whole or in part:

                         (A) The note and the related security documents are
each legal, valid and binding obligations of the maker or obligor thereof, enforceable against such maker or obligor in accordance with their terms except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect on Acquiror and except that enforcement thereof may be limited by the receivership, conservatorship and supervisory powers of bank regulatory agencies generally as well as bankruptcy, insolvency, and similar laws affecting creditors' rights and remedies generally and, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity;

                         (B) neither Acquiror nor any of its Subsidiaries, nor
any prior holder of a Loan, has modified the note or any of the related security documents in any material respect or satisfied, canceled or subordinated the note or any of the related security documents except as otherwise disclosed by documents in the applicable Loan file or as would not have a Material Adverse Effect on Acquiror;

                         (C) Acquiror or a Subsidiary of Acquiror is the sole
holder of legal and beneficial title to each Loan (or Acquiror's or its Subsidiary's applicable participation interest, as applicable), except as otherwise referenced on the books and records of Acquiror or a Subsidiary of Acquiror;

                         (D) the original note and the related security
documents are included in the Loan files, and copies of any documents in the Loan files are true and correct copies of the documents they purport to be and have not been suspended, amended, modified, canceled or otherwise changed except as otherwise disclosed by documents in the applicable Loan file;

                         (E) there is no pending or, to the knowledge of
Acquiror, threatened condemnation proceeding or similar proceeding affecting the property that serves as security for a Loan, except as otherwise referenced on the books and records of Acquiror;

                         (F) to the knowledge of Acquiror, there is no
litigation or proceeding pending or, to the knowledge of Acquiror, threatened relating to the property that serves as security for a Loan that would have a material adverse effect upon the related Loan; and

                         (G) with respect to a Loan held in the form of a
participation, the participation documentation is legal, valid, binding and enforceable against Acquiror or its Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                   (ii) The allowance for loan losses reflected in Acquiror's audited balance sheet at December 31, 2000 was, and the allowance for loan losses shown on the balance sheets in Acquiror's Reports for periods ending after December 31, 2000, in the opinion of management, was or will be adequate to provide for all known and reasonably estimable losses, net of any recoveries relating to such extensions of credit previously charged off, on the Loans, such allowance for loan losses complying in all material respects with all applicable loan loss reserve requirements established in accordance with GAAP.

                   (iii) Neither Acquiror nor any of its Subsidiaries is a party to any Loan that is in violation in any material respect of any law, regulation or rule of any Governmental Entity. Any asset of Acquiror or any of its Subsidiaries that is classified as "Real Estate Owned" or words of similar import is carried net of reserves at the lower of cost or fair value, less estimated selling costs, based on current independent appraisals or evaluations or current management appraisals or evaluations; PROVIDED, HOWEVER, that "current" shall mean within the past 12 months.

          (aa) Material Interests of Certain Persons. No officer or director of Acquiror, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Acquiror or Acquiror Bank.

                                   ARTICLE III
                           CONDUCT PENDING THE MERGER
                           --------------------------

          Section 3.1. CONDUCT OF TARGET'S BUSINESS PRIOR TO THE EFFECTIVE
                       ---------------------------------------------------
TIME. Except as expressly contemplated or permitted by this Agreement, during
----
the period from the date of this Agreement to the Effective Time, Target shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, and (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees.

            Section 3.2. FORBEARANCE BY TARGET. Without limiting the covenants
                         ---------------------
set forth in SECTION 3.1 hereof, except as expressly contemplated or permitted by this Agreement (and Acquiror acknowledges that any action taken by Target or any of its Subsidiaries prior to the Effective Time which is contemplated or permitted by this Agreement shall not be deemed a breach of any representation, warranty, agreement or covenant herein) or as set forth in Target's Disclosure Letter during the period from the date of this Agreement to the Effective Time, Target shall not, nor shall Target permit any of its Subsidiaries to, without the prior written consent of Acquiror which consent shall not be unreasonably withheld:

               (a) (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, other than the creation of deposit liabilities, borrowings from the Federal Home Loan Bank that mature within one year, sales of certificates of deposit that mature within two years and entering into repurchase agreements; PROVIDED, HOWEVER, that in no event shall such indebtedness or other similar arrangements with an individual, corporation or other entity exceed an aggregate of $5,000,000;

                         (ii)  prepay any such indebtedness or other similar
arrangements so as to cause Target to incur any prepayment penalty thereunder;

                         (b)   (i) adjust, split, combine or reclassify any
capital stock;

                         (ii)  make, declare or pay any dividend, or make any
other distribution on its capital stock (provided that, Target Bank shall be authorized to pay dividends to Target subject to any applicable regulatory approval);

                         (iii) grant any stock appreciation rights or any
limited rights under the Target Employee Plans or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

                         (iv)  issue any additional shares of capital stock or
any securities or obligations convertible or exercisable for any shares of its capital stock except pursuant to the exercise of stock options outstanding as of the date hereof;

               (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement;

               (d) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary;

               (e) enter into, renew, amend or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $25,000 per annum and other than contracts or agreements covered by SECTION 3.2(F);

               (f) make, renegotiate, renew, increase, extend, modify or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except (i) in conformity with existing lending practices in amounts not to exceed an aggregate of $1,000,000 with respect to any individual borrower, or (ii) loans or advances as to which Target has a binding obligation to make such loan or advances as of the date hereof;

               (g) except for loans or extensions of credit made on terms generally available to the public, make or increase any loan or other extension of credit, or commit to make or increase any such loan or extension of credit, to any director or executive officer of Target or Target Bank, or any entity controlled, directly or indirectly, by any of the foregoing, other than renewals of existing loans or commitments to loan;

               (h) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, or pay any bonus, pension, retirement allowance or contribution not required by any existing plan or agreement to any such employees or directors;

                        (ii) become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or director;

                        (iii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or

                        (iv) elect to any senior executive office any person who is not a member of the senior executive officer team of Target as of the date of this Agreement or elect to the Board of Directors of Target any person who is not a member of the Board of Directors of Target as of the date of this Agreement, or hire any employee with annual compensation in excess of $50,000;

               (i) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 or impose any material restriction on its operations or the operations of any of its Subsidiaries;

               (j) amend its articles of organization or bylaws, or similar governing documents;

               (k) other than sales of trust preferred securities and other investment securities in accordance with arrangements or understandings with the FDIC and the Massachusetts Commissioner of Banks, restructure or materially change its investment securities portfolio or its interest rate risk position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

               (l) make any investment in any debt security, including mortgage-backed and mortgage-related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than one year;

               (m) make any capital expenditures in excess of $25,000 individually and $100,000 in the aggregate other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair or to make payment of necessary taxes;

               (n) establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

               (o) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

               (p) engage in any transaction that is not in the usual and ordinary course of business and consistent with past practices;

               (q) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

               (r) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

               (s) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 3.2.

               Any request by Target or response thereto by Acquiror shall be made in accordance with the notice provisions of SECTION 8.7 and shall note that it is a request pursuant to this SECTION 3.2.

                  Section 3.3. CONDUCT OF ACQUIROR'S BUSINESS PRIOR TO THE
                               -------------------------------------------
EFFECTIVE TIME. Except as expressly contemplated or permitted by this Agreement,
--------------
during the period from the date of this Agreement to the Effective Time, Acquiror shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular, ordinary and usual course consistent with past practice, and (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees.

                  Section 3.4. FORBEARANCE BY ACQUIROR. Without limiting the
                               -----------------------
covenants set forth in SECTION 3.3 hereof, except as expressly contemplated or permitted by this Agreement (and Target acknowledges that any action taken by Acquiror or any of its Subsidiaries prior to the Effective Time which is contemplated or permitted by this Agreement shall not be deemed a breach of any representation, warranty, agreement or covenant herein), and except to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Acquiror shall not, nor shall Acquiror permit any of its Subsidiaries to, without the prior written consent of Target, which consent shall not be unreasonably withheld:

                  (a) take any action that is intended to or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article V not being satisfied or in a violation of any provision of this Agreement except, in every case, as may be required by applicable law;

                  (b) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

                  (c) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this SECTION 3.4.

      Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit Acquiror from entering into an agreement with respect to the acquisition of a third party, whether by way of a merger, consolidation or any similar transaction or by purchase, lease or other acquisition of all or substantially all of the assets of such third party, if such action would not reasonably be expected to delay or make the consummation of the Merger less likely.

                                   ARTICLE IV
                                    COVENANTS
                                    ---------

            Section 4.1. ACQUISITION PROPOSALS. Target agrees that neither it
                         ---------------------
nor any of its Subsidiaries, nor any of the respective officers and directors of Target or any of its Subsidiaries, shall, and Target shall not authorize or permit any of its employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, (a) initiate, solicit or encourage any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to Target's stockholders) with respect to an Acquisition Proposal (as defined in SECTION 8.1) or (b) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Target or its Board of Directors from (i) complying with Rule 14e-2 or
Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) making any required disclosure to Target's stockholders, or (iii) (A) providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal (an "UNSOLICITED ACQUISITION PROPOSAL") if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the confidentiality agreement between Acquiror and Target, dated as of July 25, 2001; or (B) engaging in any negotiations or discussions with any person who has made an Unsolicited Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, (x) the Board of Directors of Target, after consultation with and receipt of advice from outside legal counsel, in good faith deems such action to be necessary for the proper discharge of its duties to Target's stockholders under applicable law and (y) the Board of Directors of Target, after consultation with its financial advisor, determines in good faith that the transaction presented by such Unsolicited Acquisition Proposal, taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and the prospects and interests of Target and its stockholders, is a more favorable transaction than the transaction contemplated by this Agreement (a "SUPERIOR PROPOSAL"). Target will notify Acquiror immediately in reasonable detail orally (within one business day) and in writing (within three business days) if any such Unsolicited Acquisition Proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with Target after the date hereof, the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Acquiror informed of any material developments with respect thereto promptly after the occurrence thereof. Subject to the foregoing, Target will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Target will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this SECTION 4.1. Target will promptly request each person (other than Acquiror) that has executed a confidentiality agreement prior to the date hereof in connection with its consideration of a business combination with Target or any of its Subsidiaries to return or destroy all confidential information previously furnished to such person by or on behalf of Target or any of its Subsidiaries. Nothing in this SECTION 4.1 shall (x) permit Target to terminate this Agreement (except as specifically provided in Article VI hereof) or (y) affect any other obligation of Target under this Agreement.

            Section 4.2. CERTAIN POLICIES AND ACTIONS OF TARGET. At the request
                         --------------------------------------
of Acquiror, Target shall cause Target Bank to modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and investment and asset/liability management policies and practices so as to be consistent with those of Acquiror Bank; PROVIDED, HOWEVER, that Target shall not be required to take such action prior to the date on which all regulatory and stockholder approvals required to consummate the transactions contemplated hereby are received, and until after receipt of written confirmation from Acquiror that it is not aware of any fact or circumstance that would prevent completion of the Merger, and PROVIDED, FURTHER, that such policies and procedures are not prohibited by GAAP or any applicable laws and regulations. Target's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this SECTION 4.2.

            Section 4.3. ACCESS AND INFORMATION.
                         ----------------------

            (a) Upon reasonable notice, Target shall (and shall cause its Subsidiaries to) afford Acquiror and its representatives (including, without limitation, directors, officers and employees of Acquiror and its affiliates and counsel, accountants and other professionals retained by Acquiror) such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), contracts, properties, personnel and to such other information relating to Target and Target Bank as Acquiror may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this SECTION 4.3 shall affect or be deemed to modify any representation or warranty made by Target in this Agreement. In furtherance, and not in limitation of the foregoing, Target shall make available to Acquiror all information necessary and appropriate for the preparation and filing of all real property and real estate transfer tax returns and reports required by reason of the Merger or the Bank Merger.

            (b) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (and 90 days in the case of the fourth fiscal quarter), Target shall deliver to Acquiror its Quarterly and Annual Reports, as filed with the SEC under the Exchange Act. Target shall deliver to Acquiror any Current Reports on Form 8-K promptly after filing such reports with the SEC and shall provide Acquiror with a copy of any press release promptly after such release is made available to the public.

            (c) Acquiror will not, and will cause its representatives not to, use any information obtained pursuant to this SECTION 4.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of applicable law, Acquiror will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this SECTION 4.3 unless such information (i) was already known to Acquiror or an affiliate of Acquiror, other than pursuant to a confidentiality agreement or other confidential relationship,
(ii) becomes available to Acquiror or an affiliate of Acquiror from other sources not known by such party to be bound by a confidentiality agreement or other obligation of secrecy, (iii) is disclosed with the prior written approval of Target or (iv) is or becomes readily ascertainable from published information or trade sources.

            (d) During the period of time beginning on the date of this Agreement and continuing to the Effective Time, Target shall permit one representative of Acquiror (in Acquiror's sole discretion) to attend any and all meetings of the Investment Committee of Target Bank's Board of Directors. Target shall furnish such person with advance notice of such meetings as if such person were a member of the Investment Committee of Target Bank's Board of Directors.

            (e) From and after the date hereof, Acquiror and Target shall meet on a regular basis to discuss and plan for the conversion of Target's and its Subsidiaries' data processing and related electronic informational systems to those used by Acquiror and its Subsidiaries with the goal of conducting such conversion simultaneously with the consummation of the Bank Merger.

            Section 4.4. APPLICATIONS; CONSENTS.
                         ----------------------

            (a) As soon as practicable after the date hereof, Acquiror shall use its reasonable best efforts to prepare and file all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. Target shall furnish Acquiror with all information concerning Target's and its Subsidiaries' directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Acquiror to any Governmental Entity in connection with the transactions contemplated by this Agreement and the Plan of Bank Merger.

            (b) As soon as practicable after the date hereof, each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party which, if not obtained, would result in the condition set forth in SECTION 5.1(E) not being satisfied.

            Section 4.5. ANTITAKEOVER PROVISIONS. Target and its Subsidiaries
                         -----------------------
shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Acquiror, Acquiror Bank, the Agreement, the Plan of Bank Merger and the Merger from any provisions of an antitakeover nature in Target's or its Subsidiaries' articles of organization and bylaws, or similar organizational documents, and the provisions of any federal or state antitakeover laws.

            Section 4.6. ADDITIONAL AGREEMENTS. Subject to the terms and
                         ---------------------
conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

            Section 4.7. PUBLICITY. The initial press release announcing this
                         ---------
Agreement shall be a joint press release and thereafter Target and Acquiror shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Merger and any other transaction contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange or national market system with respect thereto; PROVIDED, HOWEVER, that nothing in this SECTION 4.7 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to satisfy such party's disclosure obligations imposed by law or the rules of a national securities exchange or national market system.

            Section 4.8. STOCKHOLDER MEETING. Acquiror and Target each shall
                         -------------------
take all action necessary, in accordance with applicable law and its charter and bylaws, to convene a meeting of its stockholders (each a "STOCKHOLDER MEETING") as promptly as practicable for the purpose of considering and voting on approval and adoption of the transactions provided for in this Agreement. Except to the extent legally required for the discharge by the Board of Directors of Target of its duties to stockholders after receiving the advice of outside legal counsel, the Board of Directors of each of Acquiror and Target shall (i) recommend at its Stockholder Meeting that the stockholders vote in favor of and approve the transactions provided for in this Agreement and (ii) Acquiror and Target shall use their reasonable best efforts to solicit such approvals. Acquiror and Target shall coordinate and cooperate with respect to the timing of the Stockholder Meetings so that, if practicable, the Stockholder Meetings shall be held on the same date and at the same time.

            Section 4.9. REGISTRATION OF ACQUIROR COMMON STOCK.
                         -------------------------------------

            (a) Acquiror and Target shall cooperate in preparing and each shall cause to be filed with the SEC, as promptly as reasonably practicable following the date hereof, mutually acceptable proxy materials which shall constitute the Joint Proxy Statement-Prospectus relating to the matters to be submitted to the Acquiror stockholders at the Acquiror Stockholders Meeting and the matters to be submitted to the Target stockholders at the Target Stockholders Meeting (such proxy statement/prospectus, and any amendments or supplements thereto, the "JOINT PROXY STATEMENT-PROSPECTUS") and Acquiror shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Acquiror Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "REGISTRATION STATEMENT"). The Joint Proxy Statement-Prospectus will be included as a prospectus in and will constitute a part of the Registration Statement as Acquiror's prospectus. Each of Acquiror and Target shall use its reasonable best efforts to have the Joint Proxy Statement-Prospectus cleared by the SEC and the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Acquiror and Target shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, received from the SEC with respect to the Joint Proxy Statement-Prospectus or Registration Statement. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement-Prospectus and the Registration Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement-Prospectus or the Registration Statement shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Joint Proxy Statement-Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. Acquiror will use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to Acquiror's stockholders, and Target will use reasonable best efforts to cause the Joint Proxy Statement-Prospectus to be mailed to Target's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement-Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Acquiror or Target, or any of their respective affiliates, officers or directors, should be discovered by Acquiror or Target which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Acquiror and Target.

            (b) Acquiror shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of Target and Acquiror shall furnish all information concerning it and the holders of Target Common Stock as may be reasonably requested in connection with any such action.

            (c) Acquiror shall use its reasonable best efforts to cause the shares of Acquiror Common Stock to be issued in the Merger and upon the exercise of Converted Options to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

            Section 4.10 AFFILIATE LETTERS. Target shall use its reasonable best
                         -----------------
efforts to cause each director, executive officer and other person, if any, who is an "affiliate" of Target under Rule 145 of the Securities Act to deliver to Acquiror as soon as practicable and prior to the mailing of the Joint Proxy Statement-Prospectus executed letter agreements, each substantially in the form attached hereto as Exhibit D, providing that such person will comply with Rule 145.

            Section 4.11 NOTIFICATION OF CERTAIN MATTERS. Each party shall give
                         -------------------------------
prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; and (ii) any event, condition, change or occurrence which individually or in the aggregate has, or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of Target and Acquiror shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

          Section 4.12 EMPLOYEES, DIRECTORS AND OFFICERS.
                       ---------------------------------

          (a) All persons who are employees of Target or a Subsidiary of Target immediately prior to the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time (a "CONTINUING EMPLOYEE") shall, at the Effective Time, become employees of Acquiror or a Subsidiary of Acquiror, as appropriate; PROVIDED, HOWEVER, that in no event shall any of Target's employees be officers of Acquiror or a Subsidiary of Acquiror, or have or exercise any power or duty conferred upon such an officer, unless and until duly elected or appointed to such position in accordance with the bylaws of Acquiror or a Subsidiary of Acquiror, as appropriate. Except for Continuing Employees who have employment agreements with Target or a Subsidiary of Target, all of the Continuing Employees shall be employed at the will of Acquiror or a Subsidiary of Acquiror and no contractual right to employment shall inure to such employees because of this Agreement.

          (b) Each Continuing Employee of Target Bank ("TARGET BANK CONTINUING EMPLOYEE") shall be eligible to participate in the Acquiror Pension Plan and the Acquiror 401(k) Plan with credit for prior service with Target Bank for purposes of eligibility and vesting, but not for purposes of benefit accrual under the acquiror Pension Plan and Acquiror shall evaluate the eligibility of all other Continuing Employees for purposes of providing benefits comparable to those available to Target Bank Continuing Employees. Each Target Bank Continuing Employee shall be treated as a new employee of Acquiror for purposes of the Acquiror Employee Stock Ownership Plan following the Effective Date and Acquiror shall evaluate the eligibility of all other Continuing Employees for purposes of the Acquiror Employee Stock Ownership Plan. As of the Effective Time, Acquiror shall make available employer-provided health and other employee welfare benefit plans to each Continuing Employee on the same basis as it provides such coverage to Acquiror employees except that any pre-existing condition, eligibility waiting period or other limitations or exclusions otherwise applicable under such plans to new employees shall not apply to a Continuing Employee or their covered dependents who were covered under a similar Target plan on the Effective Date of the Merger. Acquiror shall cause its health and dental plans to provide full credit under such plans for any deductibles, co-payments and out-of-pocket expenses incurred by the Continuing Employees and their covered dependents during the portion of the calendar year prior to their participation in such plans of Acquiror.

          (c) Target shall take such action as may be necessary under the plan and applicable law to freeze benefit accruals under the Target Pension Plan as of a date not later than the Effective Date. Following the Effective Date, Acquiror may, in its sole discretion, cause the

Target Pension Plan to be terminated, merged into the Acquiror Pension Plan, or Acquiror may maintain the frozen plan as a separate plan. Target shall also take such action to terminate the Target 401(k) Plan not later than immediately prior to the Effective Date. Subject to receipt of a favorable determination letter from the IRS regarding the termination of the Target 401(k) Plan, distributions shall be made to participants as provided in the Target 401(k) Plan.

          (d) The foregoing subparagraph (b) notwithstanding, Acquiror agrees to honor in accordance with their terms all benefits vested as of the Effective Time under the Target Employee Plans and all vested benefits or other vested amounts earned or accrued through such time under contracts, arrangements commitments or understandings described in Target's Disclosure Letter, including benefits and amounts which vest or are otherwise accrued as a result of the consummation of the transactions contemplated by this Agreement, in each case to the extent permitted by Government Regulators; provided, that Acquiror shall cooperate with Target in seeking any consents or approvals that may be necessary in connection with the payment of such benefits and amounts.

          (e) Prior to the Effective Date, Target will designate by notice to the Acquiror one director from Target's Board of Directors reasonably acceptable to Acquiror and Acquiror's Board of Directors shall nominate such person to be elected as a director for a three year term by the stockholders of Acquiror at its annual meeting to be held in 2002. The person appointed to Acquiror's Board of Directors shall be the same person appointed to Acquiror Bank's Board of Directors in accordance with SECTION 1.10 hereof.

          Section 4.13  INDEMNIFICATION.
                        ---------------

          (a) From and after the Effective Time through the sixth anniversary of the Effective Date, Acquiror agrees to indemnify and hold harmless each present and former director and officer of Target and its Subsidiaries and each officer or employee of Target and its Subsidiaries that is serving or has served as a director or trustee of another entity expressly at Target's or Target Bank's request or direction (each, an "INDEMNIFIED PARTY"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities (collectively, "COSTS") incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether asserted or claimed prior to, at or after the Effective Time, and to advance any such Costs to each Indemnified Party as they are from time to time incurred, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that such Indemnified Party is or was a director, officer or employee of Target or one of its Subsidiaries or as a director or trustee of another entity expressly at Target's or Target Bank's request or direction, in each case to the fullest extent such Indemnified Party would have been indemnified as a director, officer or employee of Target or one of its Subsidiaries under applicable law or (ii) this Agreement, the Stock Option Agreement, or any of the transactions contemplated hereby or thereby and all actions taken or omitted to be taken by an Indemnified Party in connection herewith or therewith.

          (b) Any Indemnified Party wishing to claim indemnification under
SECTION 4.13(A), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof, but the failure to so notify shall not relieve Acquiror of any liability it may have hereunder to such Indemnified Party if such failure does not materially and substantially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation, (i) Acquiror shall have the right to assume the defense thereof with counsel reasonably acceptable to the Indemnified Party and Acquiror shall not be liable to such Indemnified Party for any legal expenses of other counsel subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Acquiror does not elect to assume such defense within a reasonable time or counsel for the Indemnified Party at any time advises that there are issues which raise conflicts of interest between Acquiror and the Indemnified Party (and counsel for Acquiror does not disagree), the Indemnified Party may retain counsel satisfactory to such Indemnified Party, and Acquiror shall remain responsible for the reasonable fees and expenses of such counsel as set forth above, to be paid promptly as statements therefor are received; PROVIDED, HOWEVER, that Acquiror shall be obligated pursuant to this paragraph
(b) to pay for only one firm of counsel for all Indemnified Parties in any one jurisdiction with respect to any given claim, action, suit, proceeding or investigation unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Party will reasonably cooperate in the defense of any such matter; and (iii) Acquiror shall not be liable for any settlement effected by an Indemnified Party without its prior written consent, which consent may not be withheld unless such settlement is unreasonable in light of such claims, actions, suits, proceedings or investigations against, or defenses available to, such Indemnified Party.

          (c) Acquiror shall promptly pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this SECTION 4.13 to the fullest extent permitted under applicable law. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

          (d) Without limiting any of the obligations under paragraph (A) of this SECTION 4.13, Acquiror agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the Indemnified Parties provided for in Target's Articles of Organization and bylaws, the similar governing documents of the Target Subsidiaries and any agreements as in effect as of the date hereof with respect to matters occurring prior to or at the Effective Time, including the Merger, shall survive the Merger and continue in full force and effect, without any amendment thereto, for a period of not less than six years after the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any Claim asserted or made prior to the end of such period shall continue until the final disposition of such Claim. Prior to the Effective Time, Target shall purchase an extended reporting period endorsement (the "POLICY EXTENSION") under the Target's existing directors' and officers' liability insurance coverage for the Target's directors and officers which shall provide such directors and officers with coverage for six years following the Effective Time (which policy shall provide substantially the same coverage and amounts shall contain terms and conditions which are no more favorable to the insured persons as the directors' and officers' liability insurance coverage presently maintained by Target) with respect to acts or omissions occurring prior to or at the Effective

Time which were committed by such officers and directors in their capacity as such; provided that with the consent of Target given in writing prior to the Effective Time, Acquiror may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous to such directors and officers of Target than the terms and conditions of such Policy Extension. Acquiror shall take any and all actions necessary or advisable to maintain such Policy Extension (or substitute) on the terms so purchased (or substituted) and shall not modify or amend the terms thereof in any manner. Notwithstanding the foregoing, nothing in this SECTION
4.13 shall permit Target to expend for each year of coverage purchased in excess of 125% of the per annum premium paid by Target, as of the date hereof, for Target's existing directors' and officers' liability insurance policy.

          (e) In the event Acquiror or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Acquiror assume the obligations set forth in this SECTION 4.13.

          (f) The provisions of this SECTION 4.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

          Section 4.14 SECTION 16 MATTERS. Prior to the Effective Time, Target
                       ------------------
and Acquiror shall take all such steps as may be required to cause any dispositions of Target Common Stock (including derivative securities with respect to Target Common Stock) or acquisitions of Acquiror Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Target to be exempt under Rule 16b-3 promulgated under the Exchange Act. Target agrees to promptly furnish Acquiror with all requisite information necessary for Acquiror to take the actions contemplated by this SECTION 4.14.

                                    ARTICLE V
                           CONDITIONS TO CONSUMMATION
                           --------------------------

          Section 5.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective
                       --------------------------------------
obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been approved by
              --------------------
the requisite vote of Acquiror's and Target's stockholders in accordance with applicable laws and regulations.

          (b) Regulatory Approvals. All approvals, consents or waivers of any
              --------------------
Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired; PROVIDED, HOWEVER, that none of such approvals, consents or waivers shall contain any condition or requirement that Acquiror raise a material amount of additional capital, restrict materially its operations or growth or dispose of securities to be acquired from Target in amounts materially in excess of the amounts required to be disposed of by Target under the regulatory agreements applicable to Target as of the date hereof and that would so adversely impact the economic or business benefits to Acquiror of the transactions contemplated hereby that, had such condition or requirement been known, Acquiror would not, in its reasonable judgment, have entered into this Agreement.

          (c) No Injunctions or Restraints; Illegality. No party hereto shall
              ----------------------------------------
be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding for the purpose of enjoining or prohibiting the consummation of the Merger or the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d) Registration Statement; Blue Sky Laws. The Registration
              -------------------------------------
Statement shall have been declared effective by the SEC and shall be effective and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement, and Acquiror shall have received all required approvals by state securities or "blue sky" authorities with respect to the transactions contemplated by this Agreement.

          (e) Third Party Consents. Acquiror and Target shall have obtained
              --------------------
the consent or approval of each person (other than the governmental approvals or consents referred to in SECTION 5.1(B)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except those the failure of which to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror (after giving effect to the consummation of the transactions contemplated hereby).

          (f) Tax Opinion. Acquiror and Target shall have received opinions of
              -----------
Muldoon Murphy & Faucette LLP and Goodwin Procter LLP, respectively, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Target and Acquiror, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that accordingly:

               (i) No gain or loss will be recognized by Acquiror or Target as a result of the Merger;

               (ii) Except to the extent of any cash received as part of the Merger Consideration or in lieu of a fractional share interest in Acquiror Common Stock, no gain or loss will be recognized by the stockholders of Target who exchange their Target Common Stock for Acquiror Common Stock pursuant to the Merger;

               (iii) The tax basis of Acquiror Common Stock received by stockholders who exchange their Target Common Stock for Acquiror Common Stock in the Merger will be the same as the tax basis of Target Common Stock surrendered pursuant to the Merger, reduced by any amount allocable to a fractional share interest for which cash is received and increased by any gain recognized on the exchange; and

               (iv) The holding period of Acquiror Common Stock received by each stockholder in the Merger will include the holding period of Target Common Stock exchanged therefor, provided that such stockholder held such Target Common Stock as a capital asset on the Effective Date.

          Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Acquiror, Target and others.

            (g) AMEX Listing. The shares of Acquiror Common Stock issuable as part of the Merger Consideration or upon the exercise of Converted Options shall have been approved for listing on the AMEX, subject to official notice of issuance.

          Section 5.2. CONDITIONS TO THE OBLIGATIONS OF ACQUIROR. The
                       -----------------------------------------
obligations of Acquiror to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Acquiror:

          (a) Representations and Warranties; Performance of Obligations. (i)
              ----------------------------------------------------------
Each of the obligations of Target required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, (ii) each of the representations and warranties of Target contained in SECTIONS 2.2(A) (except as relates to qualification), (B) (except as relates to qualification), (C), (D),
(F)(I)(A) and (B), (U) and (EE) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time,
(iii) there shall not exist any inaccuracies in the representations and warranties of Target contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Target, and (iv) Acquiror shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Target.

          (b) Good Standing and Other Certificates. Acquiror shall have received
              ------------------------------------
d certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Target and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in SECTIONS 5.1 and 5.2 as Acquiror may reasonably require.

          (c) Corporate Authorization. All corporate action required to be taken
              -----------------------
by , or on the part of, Target and Target Bank to authorize the execution, delivery and performance of this Agreement and the consummation by Target and Target Bank of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and stockholders of Target or Target Bank, as the case may be, and Acquiror shall have received certified copies of the resolutions evidencing such authorization.

          (d) No Material Adverse Effect. At any time after the date of this
              --------------------------
Agreement there shall not have occurred any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Target.

          (e) Maintenance of Value of Certain Securities. There shall not have
              ------------------------------------------
been a reduction of greater than 7% in the aggregate fair market value of the trust preferred securities, subordinated debt securities, corporate debt securities and zero coupon debt instruments held by Target and its Subsidiaries as of August 31, 2001 ("SELECTED SECURITIES PORTFOLIO") as of a date within ten business days of the Effective Date. For purposes of determining the aggregate fair market value of the Selected Securities Portfolio under this SECTION 5.2(E), the proceeds of any sales of securities within the Selected Securities Portfolio shall be added to the market value of the securities remaining in the Selected Securities Portfolio as of the Effective Date.

          (f) Lease for Branch. Target shall have entered into a lease agreement
              ----------------
agreement with respect to the Target Bank branch office located at 116 Torrey Street, Brockton, Massachusetts, which such lease shall be for a term of at least two years but not more than four years from the date of the execution of such lease, and which such lease shall be on terms and conditions substantially similar to the lease in effect on such property as of the date hereof.

          Section 5.3. CONDITIONS TO THE OBLIGATIONS OF TARGET. The obligations
                       ---------------------------------------
of Target to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by
Target:

          (a) Representations and Warranties; Performance of Obligations. (i)
              ----------------------------------------------------------
Each of the obligations of Acquiror required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, (ii) each of the representations and warranties of Acquiror contained in SECTIONS 2.3(A) (except as relates to qualification), (B) (except as relates to qualification), (C),
(D), (F)(I)(A) and (B), and (W) of this Agreement shall be true and correct (except for inaccuracies that are de minimis) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time,
(iii) there shall not exist any inaccuracies in the representations and warranties of Acquiror contained in this Agreement (including the representations and warranties set forth in the Sections designated above) such that the effect of such inaccuracies individually or in the aggregate has, or is reasonably likely to have, a Material Adverse Effect on Acquiror, and (iv) Target shall have received a certificate to the foregoing effect signed by the chief executive officer and the chief financial or principal accounting officer of Acquiror.

          (b) Deposit of Merger Consideration. Acquiror shall have cash to pay
              -------------------------------
deposited with the Exchange Agent sufficient cash to pay the aggregate Cash Consideration.

          (c) Good Standing and Other Certificates. Target shall have received
              ------------------------------------
certificates (such certificates to be dated as of a day as close as practicable to the Closing Date) from appropriate authorities as to the corporate existence of Acquiror and its Subsidiaries and such other documents and certificates to evidence fulfillment of the conditions set forth in SECTIONS 5.1 and 5.3 as Target may reasonably require.

          (d) Corporate Authorization. All corporate action required to be taken
              -----------------------
by, or on the part of, Acquiror and Acquiror Bank to authorize the execution, delivery and performance of this Agreement and the consummation by Acquiror and Acquiror Bank of the transactions contemplated thereby shall have been duly and validly taken by the Board of Directors and stockholders of Acquiror or Acquiror Bank, as the case may be, and Target shall have received certified copies of the resolutions evidencing such authorization.

                                   ARTICLE VI
                                   TERMINATION
                                   -----------

          Section 6.1. TERMINATION. This Agreement may be terminated, and the
                       -----------
Merger abandoned, at any time prior to the Effective Time, either before or after any requisite stockholder approval:

          (a) by the mutual consent of Acquiror and Target in a written instrument, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board; or

          (b) by either the Board of Directors of Acquiror or Target, in the event of the failure of either party's stockholders to approve this Agreement at its Stockholder Meeting called to consider such approval; PROVIDED, HOWEVER, that a party shall only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under
SECTION 4.8; or

          (c) by either the Board of Directors of Acquiror or Target, if either
(i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial shall be nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement; or

          (d) by either the Board of Directors of Acquiror or Target, in the event that the Merger is not consummated by June 30, 2002, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate; or

          (e) by either the Board of Directors of Acquiror or Target (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) cannot be cured within thirty (30) days following receipt of written notice from the party seeking termination and (ii) is such that the conditions set forth in SECTION 5.2(A) or 5.3(A), as the case may be, would not be satisfied; or

          (f) by either the Board of Directors of Acquiror or Target, if the Board of Directors of the other party does not publicly recommend in the Joint Proxy Statement- Prospectus that stockholders approve and adopt this Agreement or if, after recommending in the Joint Proxy Statement-Prospectus that stockholders approve and adopt this Agreement, the Board of Directors, of the other party withdraws, qualifies or revises such recommendation in any respect materially adverse to the party seeking to terminate this Agreement; or

          (g) by the Board of Directors of Target, if it determines by a vote of a majority of the members of the Target Board of Directors, at any time during the three business-day period commencing on the Determination Date, if both of the following conditions are satisfied:

               (i)  The Average Closing Price shall be less than $13.92; and

               (ii) (A) the quotient obtained by dividing the Average Closing Price by $17.40 (such quotient being referred to herein as the "ACQUIROR RATIO") shall be less than (B) the number obtained by taking the quotient obtained by dividing the Index Value on the Determination Date by the Index Value on the Starting Date and subtracting 0.15 from such quotient (such number being referred to herein as the "INDEX RATIO");

subject, however, to the following three sentences. If Target elects to exercise its termination right pursuant to this SECTION 6.1(G), it shall give prompt written notice to Acquiror; PROVIDED, that such notice of election to terminate may be withdrawn at any time within the aforementioned three-business-day period. During the three-business day period commencing with its receipt of such notice, Acquiror shall have the option to elect to increase the Exchange Ratio to equal (rounded to the next highest ten-thousandth) the lesser of (i) the quotient obtained by dividing (A) the product of $13.92 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price, and (ii) the quotient obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the Acquiror Ratio. If Acquiror makes an election contemplated by the preceding sentence, within such three-business day period, it shall give prompt written notice to Target of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
SECTION 6.1(G) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to the Exchange Ratio shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this SECTION 6.1(G).

     For purposes of SECTION 6.1(G), the following terms shall have the meanings indicated:

          "AVERAGE CLOSING PRICE" shall mean the average of the daily last sales prices of Acquiror Common Stock as reported on the AMEX (as reported in THE WALL STREET JOURNAL) for the 20 consecutive trading days in which such shares are trading ending at the close of trading on the last day of trading before the Determination Date.

          "DETERMINATION DATE" shall mean the later of the date on which (i) the approval of the OTS, without regard to any requisite waiting period in respect thereof, shall be received by Acquiror or, at Target's option, the date on which it receives written notice from Acquiror of such approval or
     (ii) the Target Stockholder Meeting occurs.

          "INDEX" shall mean the SNL New England Thrift Index.

          "INDEX VALUE" on a given date shall mean the value of the Index.

          "STARTING DATE" shall mean September 28, 2001.

     If Acquiror declares or effects a stock dividend, reclassification, recapitalization, split-up, combination or exchange of shares of similar transaction between the date of this Agreement and the Determination Date, the prices for Acquiror Common Stock shall be appropriately adjusted for the purposes of applying SECTIONS 6.1(G); or

          (h) by the Board of Directors of Target, if the Board of Directors of Target authorizes Target to enter into an agreement with respect to an Acquisition Transaction that the Board of Directors of Target has determined is a Superior Proposal; provided, that Target shall not terminate this Agreement pursuant to this SECTION 6.1(H) and enter into an agreement for an Acquisition Transaction until the expiration of three business days following Acquiror's written notice advising Acquiror that Target has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof), identifying the person making such Superior Proposal and stating whether Target intends to enter into a definitive agreement for an Acquisition Transaction. After providing such notice, Target shall provide a reasonable opportunity to Acquiror during such period to make such adjustments to the terms and conditions of this Agreement as would enable Target to proceed with the Merger on such adjusted terms.

          Section 6.2. TERMINATION FEE. (a) In recognition of the efforts,
                       ---------------
expenses and other opportunities foregone by Acquiror while structuring the Merger, the parties hereto agree that subject to obtaining any necessary regulatory approval, Target shall pay to Acquiror a termination fee of $3,000,000 in cash on demand (less any expenses previously reimbursed pursuant to SECTION 6.2(B)) if

          (i)  Target terminates this Agreement pursuant to SECTION 6.1(H); or

          (ii) Target's stockholders fail to approve this Agreement at Target's Stockholders Meeting and within 24 months after the termination of this Agreement, Target or any of its Subsidiaries, without having received Acquiror's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Acquiror or any of its Subsidiaries or the Board of Directors of Target shall have recommended that the stockholders of Target approve or accept an Acquisition Transaction with any person other than Acquiror or any of its Subsidiaries.

     Notwithstanding the foregoing, Target shall not be obligated to pay to Acquiror the termination fee described in this SECTION 6.2 in the event that at or prior to such time as such fee becomes payable (i) Acquiror and Target validly terminate this Agreement pursuant to SECTION 6.1(A), (ii) Acquiror validly terminates this Agreement pursuant to SECTION 6.1(C) or (iii) if Target validly terminates or could validly terminate this Agreement pursuant to SECTIONS 6.1(C), 6.1(D), 6.1(E) or 6.1(G).

          (b) In the event the stockholders of Target shall not have approved the Agreement at Target's Stockholders Meeting, Target shall reimburse Acquiror, upon demand and upon reasonable documentation therefor, Acquiror's reasonable out-of-pocket expenses.

          Section 6.3. EFFECT OF TERMINATION. In the event of termination of
                       ---------------------
this Agreement by either Acquiror or Target as provided in SECTION 6.1, this Agreement shall forthwith become void and, subject to SECTION 6.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except (i) SECTION 4.3(D), SECTION 6.2,
SECTION 8.6 and SECTION 8.7, shall survive any termination of this Agreement, and (ii) that notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

                                   ARTICLE VII
                   CLOSING, EFFECTIVE DATE AND EFFECTIVE TIME
                   ------------------------------------------

          Section 7.1. EFFECTIVE DATE AND EFFECTIVE TIME. The closing of the
                       ---------------------------------
transactions contemplated hereby ("CLOSING") shall take place at the offices of Muldoon Murphy & Faucette LLP, 5101 Wisconsin Avenue, N.W., Washington, D.C. 20016, unless another place is agreed to by Acquiror and Target, on a date specified by the parties ("CLOSING DATE") that is no later than seven days following the date on which the expiration of the last applicable waiting period in connection with notices to and approvals of Governmental Entities shall occur and all conditions to the consummation of this Agreement are satisfied or waived (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) unless extended by mutual agreement of the parties. Prior to or on the Closing Date, Acquiror and Target shall execute certificates of merger and articles of merger in accordance with all appropriate legal requirements, which shall be filed as required by law on the Closing Date, and the Merger provided for therein shall become effective upon such filing or on such date as may be specified in such certificates of merger and articles of merger. The date of such filing or such later effective date as specified in the certificates or articles of merger is herein referred to as the "EFFECTIVE DATE." The "EFFECTIVE TIME" of the Merger shall be as set forth in the certificate of merger and articles of merger.

          Section 7.2. DELIVERIES AT THE CLOSING. Subject to the provisions of
                       -------------------------
Articles V and VI, on the Closing Date there shall be delivered to Acquiror and Target the documents and instruments required to be delivered under Article V.

                                  ARTICLE VIII
                              CERTAIN OTHER MATTERS
                              ---------------------

          Section 8.1. CERTAIN DEFINITIONS; INTERPRETATION. For purposes of this
                       -----------------------------------
Agreement:

          "ACQUIROR COMMON STOCK" means the common stock, par value $.01 per share, of Acquiror;

          "ACQUISITION PROPOSAL" means any proposal or offer with respect to an Acquisition Transaction or any public announcement of a proposal, plan or intention to engage in an Acquisition Transaction or any agreement to engage in an Acquisition Transaction;

          "ACQUISITION TRANSACTION" means any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving Target or Target Bank; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets of Target and its Subsidiaries in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of Target's capital stock or the filing of a registration statement under the Securities Act in connection therewith;

          "AMEX" means the American Stock Exchange;

          "BANK MERGER ACT" means the Bank Merger Act, as amended;

          "BHC ACT" means the Bank Holding Company Act of 1956, as amended;

          "CRA" means the Community Reinvestment Act;

          "ENVIRONMENTAL LAW" means (i) any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, directive, executive or administrative order, judgment, decree, injunction, legal requirement or agreement with any Governmental Entity relating to (A) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (B) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, the Federal Hazardous Substances Transportation Act, the Emergency Planning and Community Right-To-Know Act, the Safe

Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Rivers and Harbors Appropriation Act or any so-called "Superfund" or "Superlien" law, each as amended and as now in effect;

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

          "ERISA AFFILIATE" means any entity that is considered one employer with Acquiror or Target, as the case may be, under Section 4001(b)(1) of ERISA or Section 414 of the IRC;

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended;

          "EXCLUDED SHARES" shall consist of (i) Dissenters' Shares and (ii) shares held directly or indirectly by Acquiror (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted);

          "FDIA" means the Federal Deposit Insurance Act, as amended;

          "FDIC" means the Federal Deposit Insurance Corporation;

          "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System;

          "GAAP" means generally accepted accounting principles;

          "GOVERNMENT REGULATOR" means any federal or state governmental authority charged with the supervision or regulation of depository institutions or depository institution holding companies or engaged in the insurance of bank deposits;

          "GOVERNMENTAL ENTITY" means any court, administrative agency or commission or other governmental authority or instrumentality;

          "HAZARDOUS MATERIAL" means any substance (whether solid, liquid or gas) which is currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl;

          "HOLA" means the Home Owners' Loan Act, as amended;

          "IRC" means the Internal Revenue Code of 1986, as amended;

          "IRS" means the Internal Revenue Service;

          "KNOWLEDGE" means, with respect to a party hereto, actual knowledge of the members of the Board of Directors of that party or any officer of that party with the title ranking not less than senior vice president;

          "LOAN" means a loan, lease, advance, credit enhancement, guarantee or other extension of credit;

          "LOAN PROPERTY" means any property in which the applicable party (or a subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property;

          "MATERIAL ADVERSE EFFECT" means an effect which is material and adverse to the business, financial condition or results of operations of Target or Acquiror, as the context may dictate, and its Subsidiaries taken as a whole; PROVIDED, HOWEVER, that any such effect resulting from any (i) changes in laws, rules or regulations or generally accepted accounting principles or regulatory accounting requirements or interpretations thereof that apply to both Acquiror and Acquiror Bank and Target and Target Bank, as the case may be, or to financial and/or depository institutions generally, (ii) changes in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, or (iii) the effects of actions taken in compliance with or related to this Agreement on the operating performance, business or financial results of the parties, including, without limitation, (x) the effects of sales by Target of investment securities that are not prohibited by this Agreement, (y) the transactions described in
Section 3.1 of Target's Disclosure Letter; and (z) expenses incurred by parties
-----------
in connection with the transactions contemplated hereby or relating to any litigation related to this Agreement, shall not be considered in determining if a Material Adverse Effect has occurred;

          "NASD" means the National Association of Securities Dealers, Inc.;

          "OTS" means the Office of Thrift Supervision;

          "PARTICIPATION FACILITY" means any facility in which the applicable party (or a Subsidiary of it) participates in the management and, where required by the context, includes the owner or operator of such property, but only with respect to such property;

          "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity;

          "SEC" means the Securities and Exchange Commission;

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

          "SUBSIDIARY" means a corporation, partnership, joint venture or other entity in which Target or Acquiror, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein;

          "TARGET COMMON STOCK" means the common stock, par value $0.10 per share, of Target; and

          "TAXES" means all income, franchise, gross receipts, real and personal property, real property transfer and gains, wage and employment taxes.

          When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES" or "INCLUDING" are used in this Agreement, they shall be deemed followed by the words "WITHOUT LIMITATION." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

          Section 8.2. SURVIVAL. Only those agreements and covenants of the
                       --------
parties that are by their terms applicable in whole or in part after the Effective Time, including SECTIONS 4.12, 4.13 and 6.2 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Agreement and shall not survive the Effective Time.

          Section 8.3. WAIVER; AMENDMENT. Prior to the Effective Time, any
                       -----------------
provision of this Agreement may be: (i) waived in writing by the party benefitted by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the stockholders of Target, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Target Common Stock or contravene any provision of the MGCL, the DGCL or the federal banking laws, rules and regulations.

          Section 8.4. COUNTERPARTS. This Agreement may be executed in
                       ------------
counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

          Section 8.5. GOVERNING LAW. This Agreement shall be governed by, and
                       -------------
interpreted in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles.

          Section 8.6. EXPENSES. Each party hereto will bear all expenses
                       --------
incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Acquiror shall bear and pay the filing fees payable in connection with the Registration Statement and each party shall bear and pay a proportional amount of the expenses incurred in connection with the printing and mailing of the Joint Proxy Statement-Prospectus.

          Section 8.7. NOTICES. All notices, requests, acknowledgments and other
                       -------
communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, overnight courier or facsimile transmission (confirmed in writing) to such party at its address or facsimile number set forth below or such other address or facsimile transmission as such party may specify by notice (in accordance with this provision) to the other party hereto.

          If to Acquiror, to:

                        FIRSTFED AMERICA BANCORP, INC.
                        ONE FIRSTFED PARK
                        Swansea, MA 02777
                        Attention: Robert F. Stoico
                                   Chairman, President and
                                   Chief Executive Officer
                        Facsimile: (508) 672-0190

          With copies to:

                        Lawrence M.F. Spaccasi, Esq.
                        Muldoon Murphy & Faucette LLP
                        5101 Wisconsin Ave., NW
                        Washington, DC 20016
                        Facsimile: (202) 966-9409

     If to Target, to:

                        People's Bancshares, Inc.
                        73 Belmont Street
                        Easton, MA  02740
                        Attention: Richard S. Stracyznski
                                   President and Chief Executive Officer
                        Facsimile: (508) 991-9605

            With copies to:

                        Eric R. Fischer, Esq.
                        Goodwin Procter LLP
                        Exchange Place
                        Boston, MA  02109
                        Facsimile: (617) 523-1231

          Section 8.8. ENTIRE AGREEMENT; ETC. This Agreement, together with the
                       ----------------------
Disclosure Letters and the Exhibits hereto, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for SECTION 4.13, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          Section 8.9. SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Agreement shall
                       ----------------------------------
be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the written consent of the other party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                  ACQUIROR


                                  By: /s/ Robert F. Stoico
                                      ------------------------------------------
                                      Robert F. Stoico
                                      Chairman of the Board, President and Chief
                                      Executive Officer

                                  TARGET


                                  By: /s/ Richard S. Stracyznski
                                      ------------------------------------------
                                      Richard S. Stracyznski
                                      President and Chief Executive Officer


                                  By:  /s/ James K. Hunt
                                       -----------------------------------------
                                       James K. Hunt
                                       Chief Financial Officer and Treasurer

                                                                      APPENDIX B



                  THE TRANSFER OF THIS AGREEMENT IS SUBJECT TO
                   CERTAIN PROVISIONS CONTAINED HEREIN AND TO
                          RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED


            STOCK OPTION AGREEMENT, dated October 1, 2001, between People's Bancshares, Inc., a Massachusetts corporation ("Issuer"), and FIRSTFED AMERICA BANCORP, INC., a Delaware corporation ("Grantee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

            WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), which agreement has been executed by the parties hereto immediately prior to this Stock Option Agreement (this "Agreement"); and

            WHEREAS, as a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

            1. (a) Subject to the terms hereof, Issuer hereby grants to
Grantee an unconditional, irrevocable option (the "Option") to purchase up to 647,197 fully paid and nonassessable shares of Issuer's Common Stock, par value $0.10 per share ("Common Stock"), at a price of $22.00 per share (the "Option Price"); provided, however, that in no event shall the number of shares of
         --------  -------
Common Stock for which this Option is exercisable exceed 19.9% of the Issuer's issued and outstanding shares of Common Stock without giving effect to any shares subject to or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

                  (b) In the event that any additional shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement, including, without limitation, Section 5 hereof) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, then the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance, such number equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the

Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

            2. (a) The Holder (as hereinafter defined) may exercise the
Option, in whole or part, and from time to time, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined) and the Holder is not in material breach of the agreements or covenants contained in this Agreement or the Merger Agreement, provided that the Holder shall have sent the written
                      --------
notice of such exercise (as provided in subsection (e) of this Section 2) within six months following such Subsequent Triggering Event (or such longer period as provided in Section 10), provided further, however, that if the Option cannot be
                         -------- -------  -------
exercised on any day because of any injunction, order or similar restraint issued by a court of competent jurisdiction, the period during which the Option may be exercised shall be extended so that the Option shall expire no earlier than on the later of (i) the date on which it would otherwise expire or (ii) the tenth business day after such injunction, order or restraint shall have been dissolved or when such injunction, order or restraint shall have become permanent and no longer subject to appeal, as the case may be. Each of the following shall be an "Exercise Termination Event": (i) the Effective Time (as defined in the Merger Agreement) of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 6.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional); or (iii) the passage of 12 months after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a termination by Grantee pursuant to Section 6.1(e) of the Merger Agreement (unless the breach by Issuer giving rise to such right of termination is non-volitional). The term "Holder" shall mean the holder or holders of the Option.

                  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

                        (i) Issuer or any of its Subsidiaries (each an "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer shall have recommended that the stockholders of Issuer approve or accept any Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary. For purposes of this Agreement, "Acquisition Transaction" shall mean (A) a merger or consolidation, or any similar transaction, involving Issuer or any Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the

      "SEC")) of Issuer, (B) a purchase, lease or other acquisition or assumption of all or a substantial portion of the assets or deposits of Issuer or any Significant Subsidiary of Issuer, (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 15% or more of the voting power of Issuer, or (D) any substantially similar transaction; provided, however,
                                                            --------  -------
      that in no event shall any merger, consolidation, purchase or similar transaction involving only the Issuer and one or more of its Subsidiaries or involving only two or more of such Subsidiaries, be deemed to be an Acquisition Transaction, provided that any such transaction is not entered into in violation of the terms of the Merger Agreement;

                        (ii) Issuer or any Issuer Subsidiary, without having received Grantee's prior written consent, shall have authorized, recommended, proposed or publicly announced its intention to authorize, recommend or propose, an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary, or the Board of Directors of Issuer shall have publicly withdrawn or modified, or publicly announced its intent to withdraw or modify, in any manner adverse to Grantee, its recommendation that the stockholders of Issuer approve the transactions contemplated by the Merger Agreement;

                        (iii) Any person, other than Grantee, any Grantee Subsidiary or any Issuer Subsidiary acting in a fiduciary capacity in the ordinary course of its business, shall have acquired beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

                        (iv) Any person other than Grantee or any Grantee Subsidiary shall have made a BONA FIDE proposal to Issuer or its stockholders by public announcement or written communication that is or becomes the subject of public disclosure to engage in an Acquisition Transaction;

                        (v) After a proposal is made by a third party to Issuer or its stockholders to engage in an Acquisition Transaction, Issuer shall have breached any covenant or obligation contained in the Merger Agreement and such breach (x) would entitle Grantee to terminate the Merger Agreement and (y) shall not have been cured prior to the Notice Date (as defined below); or

                        (vi) Any person other than Grantee or any Grantee Subsidiary, other than in connection with a transaction to which Grantee has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System ("Federal Reserve Board"), the Office of Thrift Supervision

("OTS") or any other federal or state bank regulatory authority for approval to engage in an Acquisition Transaction.

                  (c) The term "Subsequent Triggering Event" shall mean either of the following events or transactions occurring after the date hereof:

                        (i) The acquisition by any person of beneficial ownership of 25% or more of the then outstanding shares of Common Stock; or

                        (ii) The occurrence of the Initial Triggering Event described in paragraph (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (C) shall be 25%.

                  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event of which it has notice, it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

                  (e) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided that
                                                                   --------
if prior notification to or approval of the Federal Reserve Board, the OTS or any other regulatory agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

                  (f) At the closing referred to in subsection (e) of this
Section 2, the Holder shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank
        --------
account shall not preclude the Holder from exercising the Option.

                  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder, and the Holder shall deliver to Issuer this Agreement and a letter agreeing that the Holder will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                  (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

            "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

                  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this
Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

            3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; and (iii) promptly to take all action as may from time to time be required (including (x) complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. ss. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act of 1978, as amended, or any other federal or state banking law, prior approval of or notice to the Federal Reserve Board, the OTS or to any state regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board, the OTS or such state regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto.

            4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

            5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5. In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement, or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

            6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto) delivered within six months of such Subsequent Triggering Event (or such longer period as provided in
Section 10), promptly prepare, file and keep current a shelf registration statement under the 1933 Act covering this Option and any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of this Option and any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of the Option or Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Holder's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any
                                              --------  -------
such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall
-------- -------  -------
file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in secondary offering underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall Issuer be obligated to effect more than two registrations pursuant to this Section 6 by reason of the fact that there shall be more than one Grantee as a result of any assignment or division of this Agreement.

            7. (a) At any time within 90 days after the occurrence of a Repurchase Event (as defined below), (i) following a request of the Holder, delivered prior to an Exercise Termination Event, Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the Market/Offer Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such longer period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the price per share of Common Stock at which a tender offer or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or a substantial portion of Issuer's assets, the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

                  (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. Within the later to occur of (i) five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto and (ii) the time that is immediately prior to the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a
            --------  -------
notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Stock Option Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Stock Option Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing.

                  (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred (i) upon the consummation of any merger, consolidation or similar transaction involving Issuer or any purchase, lease or other acquisition of all or a substantial portion of the assets of Issuer, other than any such transaction which would not constitute an Acquisition Transaction pursuant to the provisos to Section 2(b)(i) hereof or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the then outstanding shares of Common Stock, provided that no such event shall constitute a Repurchase Event unless a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event. The parties hereto agree that Issuer's obligations to repurchase the Option or Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to the occurrence of an Exercise Termination Event.

            8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its Subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its Subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding voting shares and voting share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its Subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                  (b)   The following terms have the meanings indicated:

                        (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

                        (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

                        (3) "Assigned Value" shall mean the Market/Offer Price, as defined in Section 7.

                        (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the
      --------
      Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

                  (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal
        --------
reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement, which shall be applicable to the Substitute Option.

                  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

                  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to the Acquiring Corporation.

                  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

            9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

                  (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable, and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or, in either case, the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

                  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer following a request for repurchase pursuant to this Section 9 shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that
                                                         --------  -------
if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of the prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as ap-propriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Common Shares it is then so prohibited from repurchasing.

            10. The periods for exercise of certain rights under Sections 2, 6, 7 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

            11.   Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

                  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

            12.   Grantee hereby represents and warrants to Issuer that:

                  (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents referred to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

                  (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

            13. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as defined below); provided, however, that Grantee
                                                 --------  -------
may not exercise its rights pursuant to this Section 13 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to
Section 7. The "Surrender Price" shall be equal to $3,000,000 (i) plus, if applicable, Grantee's purchase price paid with respect to any Option Shares so surrendered and (ii) minus, if applicable, the sum of (A) the excess of (1) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (2) Grantee's purchase price of such Option Shares and (B) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of a portion of the Option to any unaffiliated party.

                  (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 13 by surrendering to Issuer, at its principal office, this

Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 13 and
(ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

                  (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited, provided, however, that if Issuer at any time after delivery of a
            --------  -------
notice of surrender pursuant to paragraph (b) of this Section 13 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (C) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and
(ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 13(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section
13).

            14. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 90 days following such Subsequent Triggering Event (or such longer period as provided in
Section 10); provided, however, that until the date 15 days following the date
             --------  -------
on which the Federal Reserve Board or the OTS, as applicable, approves an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board or the OTS, as applicable.

            15. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on the Nasdaq National Market upon official notice of issuance and applying to the Federal Reserve Board and/or the OTS, as applicable, for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

            16. (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $3,000,000 and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either (i) reduce the number of shares of Common Stock subject to this Option, (ii) deliver to the Issuer for cancellation Option Shares previously purchased by Grantee, (iii) pay cash to the Issuer, or (iv) any combination thereof, so that Grantee's actually realized Total Profit shall not exceed $3,000,000 after taking into account the foregoing actions.

                  (b) Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of shares as would, as of the date of exercise, result in a Notional Total Profit (as defined below) of more than $3,000,000; provided, that nothing in this sentence shall restrict any exercise
            --------
of the Option permitted hereby on any subsequent date.

                  (c) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Grantee pursuant to Issuer's repurchase of the Option (or any portion thereof) pursuant to Section 7 of this Agreement, (ii)(x) the amount received by Grantee pursuant to Issuer's repurchase of Option Shares pursuant to Section 7, less (y) the Grantee's purchase price for such Option Shares, (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) the Grantee's purchase price of such Option Shares,
(iv) any amounts received by Grantee on the transfer of the Option (or any portion thereof) to any unaffiliated party, (v) any equivalent amount with respect to the Substitute Option, and (vi) the amount of cash received by Grantee pursuant to Section 6.2 of the Merger Agreement and Section 13 of this Agreement.

                  (d) As used herein, the term "Notional Total Profit" with respect to any number of shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of such proposed exercise assuming that this Option were exercised on such date for such number of shares and assuming that such shares, together with all other Option Shares held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

                  (e) This Section 16 shall survive the termination of this Agreement and of the Merger Agreement.

            17. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

            18. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

            19. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by cable, telegram, telecopy or telex, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

            20. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            21. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

            22. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

            23. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

            24. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.


                                       ISSUER




                                       By: /s/ Richard S. Stracyznski
                                           -------------------------------------
                                           Richard S. Stracyznski
                                           President and Chief Executive Officer


                                       GRANTEE




                                       By: /s/ Robert F. Stoico
                                           -------------------------------------
                                           Robert F. Stoico
                                           Chairman, President and Chief
                                           Executive Officer

                                                                   APPENDIX C



October 1, 2001


Board of Directors
FIRSTFED AMERICA BANCORP, INC.
One FirstFed Park
Swansea, MA 02777

Dear Gentlemen:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of FIRSTFED AMERICA BANCORP, INC. ("FAB"), of the consideration to be paid by FAB in the merger (the "Merger") between FAB and People's Bancshares, Inc. ("PBKB"). We have not been requested to opine as to, and our opinion does not in any manner address, FAB's underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated October 1, 2001, by and among FAB and PBKB (the "Agreement"), at the effective time of the Merger, FAB will acquire all of PBKB's issued and outstanding shares of common stock. PBKB shareholders will have the right to elect to receive $22.00 cash or 1.2644 shares of FAB stock for each share of PBKB's common stock outstanding, subject to the requirement that the aggregate consideration to be paid by FAB equals 45% stock and 55% cash. In the event that PBKB shareholders elect to receive more than 45% stock, such elections will be adjusted pro rata such that the aggregate consideration paid by FAB will be 45% stock and 55% cash. In addition, the Merger Agreement limits the value of the consideration to be received by PBKB shareholders in the event the market value of FAB stock increases to or above $20.88 and permits the Board of PBKB to terminate the transaction in the event the market value of the FAB stock falls below $13.92, subject to the right of FAB to pay additional consideration to PBKB shareholders. The complete terms of the proposed transaction are described in the Agreement, and this summary is qualified in its entirety by reference thereto.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by FAB including (i) the Agreement and Plan of Merger by and among FAB and PBKB, including

Board of Directors FIRSTFED
AMERICA BANCORP, INC.
October 1, 2001
Page 2


the Stock Option Agreement, dated October 1, 2001 between PBKB and FAB (ii) Annual Report, Proxy Statement and Form 10-K for the years ended March 31, 2001, and 2000, (iii) Form 10-Q for the quarter ended June 30, 2001 and other information we deemed relevant. We discussed with senior management and the boards of directors of FAB and its wholly owned subsidiary, First Federal Savings Bank of America, the current position and prospective outlook for FAB. We considered historical quotations and the prices of recorded transactions in FAB's common stock since its initial public offering. We reviewed financial and stock market data of other savings institutions, particularly in the Northeastern region of the United States, and the financial and structural terms of several other recent transactions involving mergers and acquisitions of savings institutions or proposed changes of control of comparably situated companies.

For PBKB, we reviewed the audited financial statements, 10-K's, and Proxy Statements for the years ended December 31, 1998, 1999 and 2000, Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 and certain other information deemed relevant. We also discussed with senior management of PBKB, the current position and prospective outlook for PBKB.

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by FAB and PBKB and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from FAB, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of FAB's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of FAB or PBKB. We have further relied on the assurances of management of FAB and PBKB that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to FAB or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to FAB in connection with the Merger and will receive a fee for such services. In addition, FAB has agreed to indemnify us for certain liabilities arising out of our engagement by FAB in connection with the Merger.

Board of Directors
FIRSTFED AMERICA BANCORP, INC.
October 1, 2001
Page 3



Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the consideration to be paid by FAB in the Merger is fair, from a financial point of view, to the stockholders of FAB.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of FAB used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of FAB in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

/s/ Keefe, Bruyette, & Woods, Inc.
----------------------------------
Keefe, Bruyette, & Woods, Inc.

                                                                      APPENDIX D






STRICTLY CONFIDENTIAL
---------------------


September 30, 2001



The Board of Directors
People's Bancshares, Inc.
545 Pleasant Street
New Bedford, Massachusetts 02740



Gentlemen:

Fox-Pitt, Kelton Inc. ("Fox-Pitt, Kelton") understands that People's Bancshares, Inc. ("People's") and Firstfed America Bancorp, Inc. ("Firstfed") propose to enter into an agreement and plan of merger dated as of October 1, 2001 (the "Merger Agreement"), which provides, among other things, for the merger of People's with and into Firstfed (the "Merger"). Pursuant to the Merger Agreement and subject to certain exceptions set forth therein, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.10 per share, of People's ("People's Common Stock") (other than shares owned, directly or indirectly, by People's, Firstfed or any subsidiary thereof) shall be converted into, at the election of the holder and subject to the limitations set forth in the Merger Agreement, either the right to receive (i) $22.00 in cash without interest ("Cash Consideration) or (ii) 1.2644 shares of Firstfed common stock ("Stock Consideration").

Holders of People's Common Stock may elect to receive Cash Consideration, Stock Consideration or a combination of Cash Consideration and Stock Consideration, provided that (i) 45% of the aggregate consideration to be received by holders of People's Common Stock shall consist of Stock Consideration and (ii) 55% shall consist of Cash Consideration (collectively, "Merger Consideration").

The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for Fox-Pitt, Kelton's opinion as to whether the Merger Consideration is fair, from a financial point of view, to the holders of People's Common Stock.

In arriving at the opinion set forth below, Fox-Pitt, Kelton has, among other things:

The Board of Directors
September 30, 2001
Page 2


a) reviewed and analyzed certain publicly available financial statements for People's and Firstfed and financial information made available to us by the management of People's and Firstfed;

b) analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of People's;

c) discussed the past, present and future operations, financial condition and prospects of People's and Firstfed with the management of the respective companies;

d) reviewed the stock price performance and trading activity of People's Common Stock and Firstfed common stock;

e) compared the financial performance and condition of People's and Firstfed with that of certain other comparable publicly traded companies;

f) reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the Merger;

g) reviewed and discussed with the management of People's and Firstfed the strategic objectives of the Merger and certain other benefits of the Merger;

h)  reviewed the Merger Agreement; and

i)  performed such other analyses as we have deemed appropriate.

Fox-Pitt, Kelton has assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information it has reviewed for the purposes of providing this opinion, and we have not assumed any responsibility for independent verification of such information. Fox-Pitt, Kelton has not assumed any responsibility for any independent valuation or appraisal of the assets and liabilities of People's or Firstfed nor have we been furnished with any such valuation or appraisal. Fox-Pitt, Kelton has not assumed any responsibility for reviewing loan files or visiting branch locations. With respect to any financial projections, Fox-Pitt, Kelton has assumed that they have been reasonably prepared by the management of People's on bases reflecting the best currently available estimates and judgments of the future financial performance of People's. We express no view as to the validity of such projections or the assumptions on which they are based. We have assumed that the Merger described in the Merger Agreement will be consummated on the terms set forth therein without material waiver or modification. Fox-Pitt, Kelton's opinion is necessarily based upon economic, market and other conditions as they exist and can be evaluated on September 28, 2001.

In the normal course of its investment banking business, Fox-Pitt, Kelton is regularly engaged in the valuation of banking, thrift and finance company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking,

The Board of Directors
September 30, 2001
Page 3



thrift and finance companies, Fox-Pitt, Kelton has experience in, and knowledge of, the valuation of such enterprises.

In the normal course of its business, Fox-Pitt, Kelton may trade equity securities of People's and Firstfed for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have acted as financial advisor to People's in connection with the Merger, have received a fee in connection with our engagement, will receive a fee upon delivery of this opinion, and will receive an additional fee upon the closing of the Merger.

It is understood that this letter is solely for the information of the Board of Directors of People's and is not intended to confer any rights or remedies upon any other entity or persons, and may not be used for any other purpose without our prior written consent except for inclusion in a prospectus/proxy or information statement related to the Merger that we have had an opportunity to review in advance. This opinion does not constitute a recommendation to any holder of People's Common Stock as to how such shareholder should vote on the Merger.

Based upon and subject to the foregoing, Fox-Pitt, Kelton is of the opinion that, on the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of People's Common Stock.

Very truly yours,

/s/ Fox-Pitt, Kelton Inc.

FOX-PITT, KELTON INC.

                                                                      APPENDIX E

                      MASSACHUSETTS GENERAL LAWS ANNOTATED
                    PART I. ADMINISTRATION OF THE GOVERNMENT
                            TITLE XXII. CORPORATIONS
                   CHAPTER 156B. CERTAIN BUSINESS CORPORATIONS

SECTION 85. DISSENTING STOCKHOLDER; RIGHT TO DEMAND PAYMENT FOR STOCK; EXCEPTION

      A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions to sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

SECTION 86.  SECTIONS APPLICABLE TO APPRAISAL; PREREQUISITES

      If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

SECTION 87. STATEMENT OF RIGHTS OF OBJECTING STOCKHOLDERS IN NOTICE OF MEETING;
            FORM

      The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable; but the following form of notice shall be sufficient to comply with this section:

      "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

SECTION 88.  NOTICE OF EFFECTIVENESS OF ACTION OBJECTED TO

      The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

SECTION 89.  DEMAND FOR PAYMENT; TIME FOR PAYMENT

      If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

SECTION 90.  DEMAND FOR DETERMINATION OF VALUE; BILL IN EQUITY; VENUE

      If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

SECTION 91.  PARTIES TO SUIT TO DETERMINE VALUE; SERVICE

      If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill is filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

SECTION 92.  DECREE DETERMINING VALUE AND ORDERING PAYMENT; VALUATION DATE

      After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

SECTION 93.  REFERENCE TO SPECIAL MASTER

      The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

SECTION 94.  NOTATION ON STOCK CERTIFICATES OF PENDENCY OF BILL

      On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

SECTION 95.  COSTS; INTEREST

      The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

SECTION 96.  DIVIDENDS AND VOTING RIGHTS AFTER DEMAND FOR PAYMENT

      Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

      (1)  A bill shall not be filed within the time provided in section ninety;

      (2)  A bill, if filed, shall be dismissed as to such stockholder;  or

      (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

      Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

SECTION 97.  STATUS OF SHARES PAID FOR

      The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

SECTION 98.  EXCLUSIVE REMEDY; EXCEPTION

      The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Article TENTH of the Certificate of Incorporation of FIRSTFED AMERICA BANCORP, INC. requires indemnification of officers and directors as follows:

     TENTH:
     -----

          A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

          B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

          C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

          D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

          E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

          F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 21.  Exhibits and Financial Statement Schedules.

          (a)  Exhibits.

     2.1 Agreement and Plan of Merger, dated as of October 1, 2001, by and between FIRSTFED AMERICA BANCORP, INC. and People's Bancshares, Inc. is included as Appendix A to the Joint Proxy Statement-Prospectus, which is part of this Registration Statement.

     3.1 Certificate of Incorporation of FIRSTFED AMERICA BANCORP, INC. (incorporated by reference into this document from the Exhibits to FIRSTFED's Registration Statement on Form S-1 (File No. 333-12855) filed on September 27, 1996).

     3.2 Bylaws of FIRSTFED AMERICA BANCORP, INC. (incorporated by reference into this document from the Exhibits to FIRSTFED's Registration Statement on Form S-1 (File No. 333-12855) filed on September 27,
          1997).

     4.1 FIRSTFED AMERICA BANCORP, INC. Specimen Stock Certificate (incorporated by reference into this document from the Exhibits to FIRSTFED's Registration Statement on Form S-1 (File No. 333-12855) filed on September 27, 1996).

     5.1  Opinion of Muldoon Murphy & Faucette LLP regarding legality.

     8.1 Form of Opinion of Muldoon Murphy & Faucette LLP regarding tax matters.

     8.2  Form of Opinion of Goodwin Procter LLP regarding tax matters.*

     10.1 Stock Option Agreement, dated October 1, 2001, between People's Bancshares, Inc. and FIRSTFED AMERICA BANCORP, INC. (included as Appendix B to the Joint Proxy Statement-Prospectus, which is part of this Registration Statement).

     21.1 Subsidiaries of the Registrant (incorporated by reference to "Part I - Subsidiary Activities" in "Item 1. Business - General" of FIRSTFED's Annual Report on Form 10-K for the year ended March 31, 2001).

     23.1 Consent of Muldoon Murphy & Faucette LLP (included in Exhibit 5.1).

     23.2 Consent of Muldoon Murphy & Faucette LLP (included in Exhibit 8.1).

     23.3 Consent of Goodwin Procter LLP (included in Exhibit 8.2).

     23.4 Consent of KPMG, LLP, independent auditors for FIRSTFED AMERICA BANCORP, INC.

     23.5 Consent of Wolf & Company, P.C., former independent auditors for People's Bancshares, Inc.

     23.6 Consent of Keefe, Bruyette & Woods, Inc.

     23.7 Consent of Fox-Pitt, Kelton Inc.

     24.1 Powers of Attorney (see the signature page to this Registration Statement).

     99.1 Opinion of Keefe, Bruyette & Woods, Inc. (included as Appendix C to the Joint Proxy Statement-Prospectus, which is part of this Registration Statement).

     99.2 Opinion of Fox-Pitt, Kelton Inc. (included as Appendix D to the Joint Proxy Statement-Prospectus, which is part of this Registration Statement).

     99.3 Form of FIRSTFED AMERICA BANCORP, INC. Proxy Card.

     99.4 Form of People's Bancshares, Inc. Proxy Card.

     99.5 Consent of B. Benjamin Cavallo

     ______________________
          *To be filed by amendment.


Item 22.  Undertakings.

          (a)  The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                    (iii) To include any material information with respect to
                          the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
               Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Joint Proxy Statement-Prospectus, to each person to whom the Joint Proxy Statement-Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Joint Proxy Statement-Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act.

          (d) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (e) The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (g) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (h) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act, FIRSTFED AMERICA BANCORP, INC., the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Swansea, Commonwealth of Massachusetts, on November 21, 2001.

                                        FIRSTFED AMERICA BANCORP, INC.

                                        By: /s/ Robert F. Stoico
                                            -----------------------------
                                            Robert F. Stoico
                                            President, Chief Executive Officer,
                                            and Chairman of the Board

                                POWER OF ATTORNEY
                                -----------------

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on November 21, 2001.

          On November 21, 2001, we, the undersigned officers and directors of FIRSTFED AMERICA BANCORP, INC., hereby, severally and individually, constitute and appoint Robert F. Stoico and Edward A. Hjerpe, III, the true and lawful attorneys-in-fact and agents (with full power of substitution in each case) of each of us to execute, in the name, place and stead of each of us (individually and in any capacity stated below), any and all amendments to this Registration Statement and all instruments necessary or advisable in connection therewith, and to file the same with the SEC, said attorneys-in-fact and agents to have power to act and to have full power and authority to do and perform, in the name and on behalf of each of the undersigned, every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person and we hereby ratify and confirm our signatures as they may be signed by or said attorneys-in-fact and agents to any and all such amendments and instruments.


     Name                              Title
     ----                              -----

     /s/ Robert F. Stoico              President, Chief Executive Officer, and
     ----------------------------      Chairman of the Board (principal
     Robert F. Stoico                  executive officer)

     /s/ Edward A. Hjerpe, III         Executive Vice President, Chief Operating
     ----------------------------      Officer and Chief Financial Officer
     Edward A. Hjerpe, III             (principal accounting and financial
                                       officer)

     /s/ Gilbert C. Oliveira           Director
     ----------------------------
     Gilbert C. Oliveira

     /s/ Thomas A. Rodgers, Jr.        Director
     ----------------------------
     Thomas A. Rodgers, Jr.

     /s/ Richard W. Cederberg          Director
     ----------------------------
     Richard W. Cederberg

     /s/ John S. Holden, Jr.            Director
     --------------------------
     John S. Holden, Jr.

     /s/ Dr. Paul A. Raymond            Director
     --------------------------
     Dr. Paul A. Raymond

     /s/ Anthony L. Sylvia              Director
     --------------------------
     Anthony L. Sylvia

                                  EXHIBIT INDEX
                                  -------------

          2.1 Agreement and Plan of Merger, dated as of October 1, 2001, by and between FIRSTFED AMERICA BANCORP, INC. and People's Bancshares, Inc. is included as Appendix A to the Joint Proxy
               Statement-Prospectus, which is part of this Registration
               Statement.

          3.1 Certificate of Incorporation of FIRSTFED AMERICA BANCORP, INC. (incorporated by reference into this document from the Exhibits to FIRSTFED's Registration Statement on Form S-1 (File No. 333-12855) filed on September 27, 1996).

          3.2 Bylaws of FIRSTFED AMERICA BANCORP, INC. (incorporated by reference into this document from the Exhibits to FIRSTFED's Registration Statement on Form S-1 (File No. 333-12855) filed on September 27, 1997).

          4.1 FIRSTFED AMERICA BANCORP, INC. Specimen Stock Certificate (incorporated by reference into this document from the Exhibits to FIRSTFED's Registration Statement on Form S-1 (File No. 333-12855) filed on September 27, 1996).

          5.1  Opinion of Muldoon Murphy & Faucette LLP regarding legality.

          8.1 Form of Opinion of Muldoon Murphy & Faucette LLP regarding tax matters.

          8.2  Form of Opinion of Goodwin Procter LLP regarding tax matters.*

          10.1 Stock Option Agreement, dated October 1, 2001, between People's Bancshares, Inc. and FIRSTFED AMERICA BANCORP, INC. (included as Appendix B to the Joint Proxy Statement-Prospectus, which is part of this Registration Statement).

          21.1 Subsidiaries of the Registrant (incorporated by reference to "Part I - Subsidiary Activities" in "Item 1. Business - General" of FIRSTFED's Annual Report on Form 10-K for the year ended March 31, 2001).

          23.1 Consent of Muldoon Murphy & Faucette LLP (included in Exhibit
               5.1).

          23.2 Consent of Muldoon Murphy & Faucette LLP (included in Exhibit
               8.1).

          23.3 Consent of Goodwin Procter LLP (included in Exhibit 8.2).

          23.4 Consent of KPMG, LLP, independent auditors for FIRSTFED AMERICA BANCORP, INC.

          23.5 Consent of Wolf & Company, P.C., former independent auditors for People's Bancshares, Inc.

          23.6 Consent of Keefe, Bruyette & Woods, Inc.

          23.7 Consent of Fox-Pitt, Kelton Inc.

          24.1 Powers of Attorney (see the signature page to this Registration Statement).

          99.1 Opinion of Keefe, Bruyette & Woods, Inc. (included as Appendix C to the Joint Proxy Statement-Prospectus, which is part of this Registration Statement).

          99.2 Opinion of Fox-Pitt, Kelton Inc. (included as Appendix D to the Joint Proxy Statement-Prospectus, which is part of this Registration Statement).

          99.3 Form of FIRSTFED AMERICA BANCORP, INC. Proxy Card.

          99.4 Form of People's Bancshares, Inc. Proxy Card.

          99.5 Consent of B. Benjamin Cavallo
          ___________________
               *To be filed by amendment.